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As filed with the Securities and Exchange Commission on March 9, 2016

Registration No. 333-209479

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAINSOURCE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	6022 (Primary standard industrial classification code number)	35-1562245 (I.R.S. Employer Identification Number)

2105 NORTH STATE ROAD 3 BYPASS, GREENSBURG, INDIANA 47240, (812) 663-6734
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Archie M. Brown, Jr.
President and Chief Executive Officer
2105 North State Road 3 Bypass
Greensburg, Indiana 47240
(812) 663-6734
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Larry C. Tomlin, Esq. SmithAmundsen LLC 201 North Illinois Street, Suite 1400 Indianapolis, Indiana 46204 (317) 464-4122	Ned A. Quint, Esq. Luse Gorman, PC 5335 Wisconsin Avenue NW, Suite 780 Washington, DC 20015 (202) 274-2007

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon the satisfaction or waiver of all other conditions under the merger agreement described herein.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED MARCH 9, 2016, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE SPECIAL MEETING OF
CHEVIOT FINANCIAL CORP. STOCKHOLDERS
and
PROSPECTUS OF
MAINSOURCE FINANCIAL GROUP, INC.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Cheviot Financial Corp. Stockholder:

           The Boards of Directors of Cheviot Financial Corp. ("Cheviot") and MainSource Financial Group, Inc. ("MainSource") have approved an Agreement and Plan of Merger (the "Merger Agreement") under which Cheviot will merge with and into MainSource (the "Merger"). If the Merger is completed, for each share of Cheviot common stock you own, you will have the right to receive, at your election, either (i) $15.00 in cash (the "Cash Consideration"), or (ii) 0.6916 shares of MainSource common stock (the "Stock Consideration"), subject to the proration and allocation procedures set forth in the Merger Agreement and as described in the attached proxy statement/prospectus. Cheviot stockholders may elect to convert their Cheviot shares into the Cash Consideration, the Stock Consideration or a combination of the Cash Consideration and Stock Consideration. The total number of shares of Cheviot common stock that will be converted into the Cash Consideration is fixed at 50% of the total number of shares of Cheviot common stock outstanding immediately prior to the completion of the Merger, and the remaining 50% of shares of Cheviot common stock will be converted into the Stock Consideration. Each Cheviot stockholder will also receive cash in lieu of any fractional shares of MainSource common stock that such stockholder would otherwise receive in the Merger in an amount determined by multiplying such fraction by the average of the daily closing sales price of a share of MainSource common stock as reported on NASDAQ for the 10 consecutive trading days ending on the third business day preceding the Closing Date. Following the completion of the Merger, former Cheviot stockholders will hold approximately 11% of MainSource's common stock.

           MainSource common stock is traded on the NASDAQ Global Select Market under the trading symbol "MSFG." On November 23, 2015, which is the last business day on which shares of MainSource common stock traded preceding the public announcement of the proposed Merger, the closing price of a share of MainSource common stock was $23.52, which, after giving effect to the 0.6916 exchange ratio, has an implied value of approximately $16.26 per share. Based on this price with respect to the Stock Consideration, and the Cash Consideration of $15.00 per share, upon completion of the Merger, a Cheviot stockholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $15.65 per share. As of [    •    ], 2016, the most reasonably practicable date before the mailing of this proxy statement/prospectus, the closing price of a share of MainSource common stock was $[    •    ], which, after giving effect to the 0.6916 exchange ratio, has an implied value of approximately $[    •    ]. Based on this price with respect to the Stock Consideration, and the Cash Consideration of $15.00 per share, upon completion of the Merger, a Cheviot stockholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $[    •    ] per share. Based upon the $[    •    ] per share closing price of a share of MainSource common stock on [    •    ], 2016 the aggregate consideration to be paid by MainSource in connection with the Merger is approximately $[    •    ]. You should obtain current market quotations for MainSource before you vote and before you make an election to receive the stock consideration, the cash consideration, or a combination of the cash and stock consideration.

           Cheviot has the right to terminate the Merger Agreement if MainSource's average common stock closing price during the ten trading days preceding the date on which all regulatory approvals approving the Merger are received is below $18.85 per share, and the percentage decrease in stock price is more than 15% greater than the percentage decrease in the KBW Regional Banking Index during the same time period; provided, however, that MainSource will have the right to prevent Cheviot's termination by agreeing to increase the Exchange Ratio pursuant to a formula set forth in the Merger Agreement. This would have the effect of increasing the number of shares of MainSource common stock that you receive for each share of Cheviot common stock that you own.

           The Merger Agreement and the Merger must be approved and adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of Cheviot common stock as of the close of business on [    •    ], the record date for the special meeting, in order for the proposed Merger to be consummated. The special meeting of Cheviot stockholders will be held on [    •    ], 2016 at [    •    ]. At the meeting, Cheviot's stockholders will be asked (i) to adopt and approve the Merger Agreement and the Merger, (ii) to approve a non-binding, advisory proposal to approve the compensation payable to the named executive officers of Cheviot in connection with the Merger (the "Merger-Related Executive Compensation"), (iii) to adjourn the meeting if necessary to solicit additional proxies, and (iv) to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus, and you are encouraged to read it in its entirety.

           This document is being delivered to Cheviot stockholders as Cheviot's proxy statement to solicit proxies of Cheviot's stockholders in connection with the approval of the Merger Agreement, the Merger and the related matters. This proxy statement/prospectus is also being delivered to Cheviot stockholders as MainSource's prospectus relating to MainSource's issuance of up to 2,540,631 shares of MainSource common stock in connection with the Merger.

           Cheviot's board of directors unanimously recommends that Cheviot's stockholders vote "FOR" the adoption and approval of the Merger Agreement and the Merger and "FOR" the other matters to be considered at the Cheviot special meeting.

           The accompanying proxy statement/prospectus describes the special meeting of Cheviot, the Merger, the Merger Agreement and other related matters. Please carefully read the entire proxy statement/prospectus, including the section captioned "Risk Factors," beginning on page 20, for a discussion of certain risk factors relating to the proposed Merger.

           If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Mark T. Reitzes, President and Chief Executive Officer, by calling (513) 661-0457.

                        Sincerely,

                        Mark T. Reitzes
                         President and Chief Executive Officer
                        [    •    ], 2016

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The securities to be issued in connection with the Merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This proxy statement/prospectus is dated [    •    ], 2016, and it
is first being mailed to Cheviot stockholders on or about [    •    ], 2016.

CHEVIOT FINANCIAL CORP.
3723 Glenmore Avenue
Cincinnati, Ohio 45211
(513) 661-0457

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [    •    ], 2016

Dear Stockholder of Cheviot Financial Corp.:

        We will hold a special meeting of the stockholders of Cheviot Financial Corp. ("Cheviot") on [    •    ], 2016, at [    •    ] _.m., Eastern Time, at Cheviot Financial Corp., 3723 Glenmore Avenue, Cincinnati, Ohio 45211, to consider and vote upon the following proposals:

  1.
  Merger Proposal.    To approve and adopt the Agreement and Plan of Merger dated November 23, 2015 (the "Merger Agreement"), by and between MainSource Financial Group, Inc. ("MainSource") and Cheviot, pursuant to which Cheviot will merge with and into MainSource (the "Merger"), and to approve the Merger.

  2.
  Merger-Related Executive Compensation.    To approve a non-binding, advisory proposal to approve the compensation payable to the named executive officers of Cheviot in connection with the Merger (the "Merger-Related Executive Compensation").

  3.
  Adjournment.    To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve and adopt the Merger Agreement and the Merger.

  4.
  Other Matters.    To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

        The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned "Risk Factors" beginning on page [    •    ] of the enclosed proxy statement/prospectus for a discussion of certain risk factors you should consider in evaluating the Merger and how it will affect you.

        The board of directors of Cheviot unanimously recommends that Cheviot stockholders vote (1) "FOR" approval and adoption of the Merger Agreement and the Merger, (2) "FOR" approval of the advisory proposal to approve the Merger-Related Executive Compensation, and (3) "FOR" adjournment of the special meeting, if necessary.

        The board of directors of Cheviot fixed the close of business on [    •    ], 2016, as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        YOUR VOTE IS VERY IMPORTANT.    The Merger Agreement and the Merger must be approved and adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of Cheviot common stock in order for the proposed Merger to be consummated. If you do not return your proxy card or do not vote in person at the special meeting, the effect will be a vote against the proposed Merger.

        Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope, or submit your proxy by telephone or the Internet. You may revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy card or by attending the special meeting and voting in person.

By Order of the Board of Directors
Mark T. Reitzes President and Chief Executive Officer [•], 2016

AVAILABLE INFORMATION

        As permitted by Securities and Exchange Commission ("SEC") rules, this document incorporates certain important business and financial information about MainSource and Cheviot from other documents that MainSource and Cheviot have filed with the SEC, which are not contained in or delivered with this document. These documents are available to you without charge upon your written or oral request.

        Your requests for documents from MainSource should be directed to the following:

MainSource Financial Group, Inc.
2105 North State Road 3 Bypass
Greensburg, Indiana 47240
Attention: Archie M. Brown, Jr.
President and Chief Executive Officer
(812) 663-6734

        Your requests for documents from Cheviot should be directed to the following:

Cheviot Financial Corp.
3723 Glenmore Avenue
Cincinnati, Ohio 45211
Attention: Mark T. Reitzes
President and Chief Executive Officer
(513) 661-0457

        In addition, if you have questions about the Merger or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Mark T. Reitzes, President and Chief Executive Officer, by calling (513) 661-0457. You will not be charged for any of these documents that you request.

        In order to ensure timely delivery of these documents, you should make your request by [    •    ], 2016, to receive them before the special meeting.

        You can also obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. See "Where You Can Find More Information."

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:
Why am I receiving this proxy statement/prospectus and proxy card?

A:
Cheviot has agreed to be acquired by MainSource under the terms of the Merger Agreement that are described in this proxy statement/prospectus. Immediately following the Merger, Cheviot Savings Bank, Cheviot's wholly-owned savings and loan subsidiary, will merge with and into MainSource's wholly-owned banking subsidiary, MainSource Bank, with MainSource Bank being the surviving entity (the "Bank Merger"). In order for us to complete the transactions contemplated by the Merger Agreement, we need the approval of the Merger Agreement and the Merger by Cheviot stockholders, as well as the approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Indiana Department of Financial Institutions (the "IDFI") and the Federal Deposit Insurance Corporation (the "FDIC"), as described in the section entitled "Proposal 1—The Merger—Regulatory Approvals" beginning on page [    •    ] of this proxy statement/prospectus.

  This proxy statement/prospectus includes important information about the Merger, the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. Cheviot stockholders should read this information carefully and in its entirety. The enclosed voting materials allow stockholders to vote their shares without attending the special meeting in person.

Q:
What am I being asked to vote on at the special meeting?

A:
Cheviot is holding the special meeting to ask its stockholders to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger (the "Merger Proposal"). You are also being asked to vote to approve a non-binding, advisory proposal to approve the compensation payable to the named executive officers of Cheviot in connection with the Merger (the "Merger-Related Executive Compensation"), and a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if enough votes have not been cast to adopt the Merger Proposal at the time of the special meeting.

Q:
How does the Cheviot board recommend that I vote on the special meeting?

A:
The board of directors of Cheviot unanimously recommends that Cheviot stockholders vote "FOR" the Merger Proposal, "FOR" the approval of the Merger-Related Executive Compensation and "FOR" adjournment of the special meeting, if necessary, to solicit additional proxies if enough votes have not been cast to adopt the Merger Proposal at the time of the special meeting. See the section entitled "Proposal 1—The Merger—Cheviot's Reasons for the Merger; Recommendation of the Cheviot Board of Directors" beginning on page [    •    ] of this proxy statement/prospectus.

Q:
What will I receive in the Merger?

A:
If the Merger is completed, subject to certain election and allocation procedures, each share of Cheviot common stock will be converted into the right to receive either (i) 0.6916 (the "Exchange Ratio") shares of MainSource common stock (the "Stock Consideration") or (ii) $15.00 in cash (the "Cash Consideration") (collectively, the "Merger Consideration"). Cheviot stockholders may elect to convert their Cheviot shares into the Cash Consideration, the Stock Consideration or a combination of the Cash Consideration and Stock Consideration. The total number of shares of Cheviot common stock that will be converted into the Cash Consideration is fixed at 50% of the total number of shares of Cheviot common stock outstanding immediately prior to the completion of the Merger, and the remaining 50% of shares of Cheviot common stock will be converted into the Stock Consideration.

  On November 23, 2015, which is the last business day on which shares of MainSource common stock traded preceding the public announcement of the proposed Merger, the closing price of a share of MainSource common stock was $23.52, which, after giving effect to the 0.6916 exchange ratio, has an implied value of approximately $16.26 per share. Based on this price with respect to the Stock Consideration, and the Cash Consideration of $15.00 per share, upon completion of the Merger, a Cheviot stockholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $15.65 per share. As of [    •    ], 2016, the most reasonably practicable date before the mailing of this proxy statement/prospectus, the closing price of a share of MainSource common stock was $[    •    ], which, after giving effect to the 0.6916 exchange ratio, has an implied value of approximately $[    •    ]. Based on this price with respect to the Stock Consideration, and the Cash Consideration of $15.00 per share, upon completion of the Merger, a Cheviot stockholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $[    •    ] per share.

  In lieu of any fractional shares of MainSource common stock, MainSource will distribute an amount in cash equal to such fraction multiplied by the average of the daily closing sales price of MainSource common stock as reported on NASDAQ for the 10 consecutive trading days ending on the third business day preceding the Closing Date. See "The Merger Agreement—Merger Consideration."

Q:
What happens if I do not return a proxy card or otherwise vote?

A:
Because the required vote of Cheviot stockholders on the Merger Proposal is based upon the number of outstanding shares of Cheviot common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and "broker non-votes" will have the same practical effect as a vote "AGAINST" approval and adoption of the Merger Proposal, but they will have no impact on the Merger-Related Executive Compensation proposal or the proposal to approve an adjournment of the special meeting. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" approval and adoption of the Merger Proposal, "FOR" approval of the proposal to approve the Merger-Related Executive Compensation proposal, and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:
Why am I being asked to cast a non-binding, advisory vote to approve the Merger-Related Executive Compensation?

A:
The Securities and Exchange Commission ("SEC"), in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require Cheviot to seek a non-binding, advisory vote with respect to certain payments that will or may be made to Cheviot's named executive officers in connection with the Merger. See "Proposal 1—The Merger—Financial Interests of Certain Cheviot Directors and Certain Executive Officers in the Merger" beginning on page [    •    ] and "Proposal 2—Merger-Related Executive Compensation" beginning on page [    •    ].

Q:
What will happen if Cheviot's stockholders do not approve the Merger-Related Executive Compensation proposal at the special meeting?

A:
Approval of the proposal related to the Merger-Related Executive Compensation is not a condition to completing the Merger. The vote with respect to the Merger-Related Executive Compensation is an advisory vote and will not be binding on Cheviot regardless of whether the Merger Agreement is approved and adopted. Accordingly, such compensation will or may be payable if the Merger is completed regardless of the outcome of the advisory vote.

Q:
Will the Merger-Related Executive Compensation be paid if the Merger is not consummated?

A:
No. Payment of the Merger-Related Executive Compensation is contingent upon the consummation of the Merger.

Q:
What risks should I consider before I vote on the Merger Agreement and the Merger?

A:
You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page [    •    ] of this proxy statement/prospectus. You also should read and carefully consider the risk factors of MainSource and Cheviot contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page [    •    ] of this proxy statement/prospectus.

Q:
Will MainSource shareholders receive any shares or cash as a result of the Merger?

A:
No. MainSource shareholders will continue to own the same number of MainSource shares they owned before the effective time of the Merger.

Q:
When is the Merger expected to be completed?

A:
We are working to complete the Merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approval of the Cheviot stockholders of the Merger Proposal. We currently expect to complete the Merger during the second quarter of 2016.

Q:
What are the material U.S. federal income tax consequences of the Merger to me?

A:
The federal tax consequences of the Merger to stockholders of Cheviot will depend primarily on whether they exchange their Cheviot common stock solely for MainSource common stock, solely for cash or for a combination of MainSource common stock and cash. Cheviot stockholders who exchange their shares solely for MainSource common stock should not recognize gain or loss except with respect to the cash they receive instead of a fractional share. Cheviot stockholders who exchange their shares solely for cash should recognize gain or loss on the exchange. Cheviot stockholders who exchange their shares for a combination of MainSource common stock and cash should recognize gain, but not any loss, on the exchange. The actual federal income tax consequences to Cheviot stockholders of electing to receive cash, MainSource common stock or a combination of cash and stock will not be ascertainable at the time Cheviot stockholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

  This tax treatment may not apply to all Cheviot stockholders. Determining the actual tax consequences of the Merger to Cheviot stockholders can be complicated. Cheviot stockholders should consult their own tax advisor for a full understanding of the Merger's tax consequences that are particular to each stockholder.

  To review the tax consequences of the Merger to Cheviot stockholders in greater detail, please see the section "Material U.S. Federal Income Tax Consequences" beginning on page [    •    ].

Q:
Will I have dissenters' rights?

A:
No. The stockholders of Cheviot do not have dissenters' rights with respect to the Merger.

Q:
Who can vote at the special meeting?

A:
All holders of record of Cheviot common stock as of the close of business on [    •    ], 2016, the record date for the special meeting (the "record date"), including holders of shares in respect of Cheviot restricted stock awards, are entitled to receive notice of, and to vote at, the special meeting, or any postponement or adjournment of the special meeting scheduled in accordance with Maryland law.

Q:
What do I need to do now?

A:
After reading this proxy statement/prospectus, you may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement/prospectus); (2) by telephone; (3) by using the Internet; or (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the special meeting). In the event that you choose not to vote by telephone, internet or in person, you should mail your signed proxy card in the accompanying pre-addressed, postage-paid envelope as soon as possible so that your shares can be voted at the [    •    ], 2016, Cheviot special meeting.

  The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is [    •    ] p.m. Eastern Time on [    •    ], 2016.

Q:
If my shares of Cheviot common stock are held in "street name" by my bank, brokerage firm, or other nominee, will my bank, brokerage firm or other nominee vote my shares for me?

A:
Your bank, brokerage firm or other nominee will only be permitted to vote your shares on the Merger Proposal if you provide instructions on how to vote. You should contact your bank, brokerage firm or other nominee and ask what directions your bank, brokerage firm or other nominee will need from you. If you do not provide instructions to your bank, brokerage firm or other nominee on how to vote on the Merger Proposal, your bank, brokerage firm or other nominee will not be able to vote your shares of Cheviot common stock, which will have the effect of voting against the Merger Proposal.

  Similarly, your bank, brokerage firm or other nominee will vote your shares on the proposal to approve the Merger-Related Executive Compensation and the proposal to adjourn the meeting, if necessary, but only if you provide instructions on how to vote. If you do not submit voting instructions to your bank, brokerage firm or other nominee, your shares will not be counted in determining the outcome of these proposals.

Q:
How do I instruct the trustee of Cheviot's Employee Stock Ownership Plan and Cheviot Savings Bank 401(k) Retirement Savings Plan to vote the shares in my plan account?

A:
Cheviot maintains the Cheviot Financial Corp. Employee Stock Ownership Plan ("ESOP") that owns approximately [    •    ] shares of Cheviot's common stock. Each participant may instruct the ESOP trustee, First Bankers Trust Services, Inc., how to vote the shares of Cheviot common stock allocated to his or her account under the ESOP. The ESOP trustee will vote unallocated shares of common stock and allocated shares for which no voting instructions are received in the same proportion as the allocated shares for which it has received timely voting instructions. A participant in the Cheviot Savings Bank 401(k) Retirement Savings Plan (the "401(k) Plan") is entitled to direct the 401(k) Plan trustee as to the shares in the Cheviot Financial Corp. Stock Fund credited to his or her account. The 401(k) Plan trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the 401(k) Plan trustee received voting instructions. A participant in either the ESOP or the 401(k) Plan will need to vote by mail (by completing and signing the voting instruction card that accompanies this proxy statement/prospectus). A participant must return his or her voting instruction card to the ESOP trustee or 401(k) Plan trustee by [    •    ], 2016 in order to instruct the trustee how to vote such Cheviot shares.

  If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant's shares in accordance with the participant's instructions.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to Cheviot's Secretary at 3723 Glenmore Avenue Cincinnati, Ohio 45211, stating that you wish to revoke your proxy. Second, you can complete and submit a new proxy card, dated at a date later than the first proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you hold your shares in "street name" and have instructed your bank, brokerage firm or other nominee how to vote your shares, you must follow directions received from your bank, brokerage firm or other nominee to change those instructions.

Q:
Can I change my voting instruction under the ESOP or 401(k) Plan after I have mailed my signed voting instruction card?

A:
Yes. You can change your vote at any time before your voting instruction is voted at the special meeting. You can do this by sending a written notice to the Trustee stating that you revoke your voting instruction and then providing a new voting instruction card.

Q:
What constitutes a quorum?

A:
The holders of a majority of the outstanding shares of common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, stockholders who abstain, cast broker non-votes, or are otherwise present at the meeting will be deemed present at the special meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for quorum purposes for the remainder of the meeting.

Q:
How do I elect the form of Merger Consideration that I prefer in the Merger?

A:
An election form/letter of transmittal will be mailed to you not less than 20 business days but not more than 40 business days prior to the anticipated effective time of the Merger (or at such other time as MainSource and Cheviot mutually agree) (the "Mailing Date"). If you wish to elect the form of Merger Consideration that you will receive, you must complete this election form/letter of transmittal and send it in the envelope provided to the exchange agent. For you to make an effective election, your properly executed election form/letter of transmittal must be received by the exchange agent on or before 5:00 p.m., New York City time, on the election deadline, as set forth on the election form. You must include your Cheviot share certificates with your election form/letter of transmittal. If you hold your shares in street name with a bank, brokerage firm or other nominee, you should ask your bank, brokerage firm or other nominee for instructions on tendering your Cheviot shares. Please read the instructions to the election form/letter of transmittal for information on completing the form.

Q:
Which form of Merger Consideration should I choose?

A:
The form of Merger Consideration you should choose will depend upon your personal financial and tax circumstances. We urge you to consult your financial or tax advisor if you have any questions about the form of payment you should elect.

Q:
What if I don't make an election as to some or all of my Cheviot shares?

A:
Your non-election will either be treated as an election for Cash Consideration, Stock Consideration, or a combination of both, depending on the elections that are made by other Cheviot stockholders and the allocation procedures described in this proxy statement/prospectus.

Q:
If I am voting against the Merger Proposal, should I still make an election?

A:
Yes. If the Merger Proposal is approved by the Cheviot stockholders and becomes effective, you will receive Merger Consideration based on the election form/letter of transmittal you submit. If you fail to submit an election form/letter of transmittal, your Cheviot shares will be treated as non-election shares, as described in the preceding answer.

Q:
Can I change my election?

A:
Yes. You can change your election by submitting a new election form/letter of transmittal to the exchange agent so it is received prior to the election deadline set forth on the election form/letter of transmittal. After the election deadline, no changes can be made.

Q:
Can Cheviot or MainSource change my form of Merger Consideration after I have made my election?

A:
Yes. It is possible that you will not receive the exact form of consideration that you elect in the Merger. Whether you will be entitled to receive cash, MainSource shares, or a mix of both in exchange for your Cheviot shares will be initially determined based on your election, and then based on the elections made by other Cheviot stockholders and the allocation procedures described in this proxy statement/prospectus. The Merger Agreement provides that 50% of the outstanding shares of Cheviot stock must be converted into MainSource shares, with the balance of the outstanding Cheviot shares converted into cash. If the elections made by Cheviot stockholders would result in less than 50% of the Cheviot shares being converted into stock, then all of the non-elections will be converted into stock elections, and, if necessary, the cash elections will be converted into stock elections on a pro rata basis. If the elections made by Cheviot stockholders would result in more than 50% of the Cheviot shares being converted into stock, then all of the non-elections will be converted into cash elections, and, if necessary, the stock elections will be converted into cash elections on a pro rata basis. In either case, you may receive a combination of cash and whole shares of MainSource common stock for each of your Cheviot shares that is different from the amount you elected, depending on the elections made by other Cheviot stockholders. The allocation of the mix of consideration payable to each Cheviot stockholder will not be finally determined until the exchange agent tallies the results of the elections made by Cheviot stockholders, which will not occur until near or after the time of the closing of the Merger. See "The Merger Agreement—Election and Allocation Procedures."

Q:
Should I send in my stock certificates now?

A:
No, please do not send your stock certificate(s) with your proxy. You will be provided at a later date an election form/letter of transmittal and instructions regarding the surrender of your stock certificates. You should then, prior to the election deadline set forth in the election form/letter of transmittal, send your Cheviot stock certificates to the exchange agent, together with your completed and signed election form/letter of transmittal.

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed, Cheviot stockholders will not receive any consideration for their shares of Cheviot common stock in connection with the Merger. Instead, Cheviot will remain an independent public company, and its common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, Cheviot may be required to pay MainSource a fee with respect to the termination of the Merger Agreement, as described under the section entitled "The Merger Agreement—Termination Fee" beginning on page [    •    ] of this proxy statement/prospectus.

Q:
Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A:
If you have more questions about the Merger Agreement or the Merger, you should contact:

Cheviot Financial Corp. 3723 Glenmore Avenue Cincinnati, Ohio 45211 (513) 661-0457 Attn: Mark T. Reitzes, President and Chief Executive Officer

SUMMARY

        This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption "Where You Can Find More Information" on page [    •    ].

Information About The Companies (page [    •    ])

  MainSource Financial Group, Inc.
  2105 North State Road 3 Bypass
  Greensburg, Indiana 47240
  (812) 663-6734

        MainSource Financial Group, Inc. is a financial holding company with assets of approximately $3.3 billion. MainSource operates 85 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its community-focused, Indiana-chartered, commercial banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services. MainSource common stock is listed on the NASDAQ Global Select Market (under the symbol: "MSFG"). As of September 30, 2015, MainSource had approximately $3.3 billion in assets, $2.1 billion in loans, $2.6 billion in deposits and $378 million of total equity.

  Cheviot Financial Corp.
  3723 Glenmore Avenue
  Cincinnati, Ohio 45211
  (513) 661-0457

        Cheviot is headquartered in Cincinnati, Ohio and is the holding company for Cheviot Savings Bank, which operates 12 branches, including its main office, in greater Cincinnati, Ohio. Cheviot Savings Bank was established in 1911, with its primary business activity being the origination of one- to four-family real estate loans and to a lesser extent, the origination of construction, multi-family, commercial real estate and consumer loans. Cheviot common stock is listed on the NASDAQ Capital Market (under the symbol: "CHEV"). As of September 30, 2015, Cheviot had approximately $576.6 million in assets, $365.1 million in loans, $459.9 million in deposits and $96.9 million of total equity.

Special Meeting of Cheviot's Stockholders; Required Vote (page [    •    ])

        The special meeting of Cheviot stockholders is scheduled to be held at Cheviot Financial Corp., 3723 Glenmore Avenue, Cincinnati, Ohio 45211 at [    •    ] _.m., Eastern Time, on [    •    ], 2016.

        At the Cheviot special meeting, you will be asked to vote to adopt and approve the Merger Agreement and the Merger. You will also be asked to approve the Merger-Related Executive Compensation proposal and a proposal to adjourn the special meeting to solicit additional proxies, if necessary. Only Cheviot stockholders of record as of the close of business on [    •    ], 2016, are entitled to notice of, and to vote at, the Cheviot special meeting and any adjournments or postponements of the Cheviot special meeting.

        As of the record date, there were [    •    ] shares of Cheviot common stock outstanding. The directors and executive officers of Cheviot (and their affiliates), as a group, owned with power to vote [    •    ] shares of Cheviot common stock, representing approximately [    •    ]% of the outstanding shares of Cheviot common stock as of the record date. This does not include Cheviot shares held by the ESOP or the stock fund in the 401(k) Plan for which First Bankers Trust Services, Inc. serves as trustee.

        Adoption of the Merger Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of Cheviot common stock. The approval of the proposal to approve the Merger-Related Executive Compensation and the approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary, each requires more votes cast in favor than are cast against it.

        No approval by MainSource shareholders is required to complete the Merger.

The Merger and the Merger Agreement (pages [    •    ] and [    •    ])

        MainSource's acquisition of Cheviot is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions contained therein are satisfied or waived, Cheviot will be merged with and into MainSource, with MainSource being the surviving entity. Immediately following the Merger, Cheviot Savings Bank will be merged with and into MainSource Bank, with MainSource Bank being the surviving entity. We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

What Cheviot Stockholders Will Receive in the Merger (page [    •    ])

        If the Merger is completed, each share of Cheviot common stock will be converted into the right to elect to receive (i) 0.6916 shares of MainSource common stock, or (ii) $15.00 in cash, subject to certain election and allocation procedures. Cheviot stockholders may elect to convert their Cheviot shares into the Cash Consideration, the Stock Consideration, or a combination of the Cash Consideration and Stock Consideration. The total number of shares of Cheviot common stock that will be converted into the Cash Consideration is fixed at 50% of the total number of shares of Cheviot common stock outstanding immediately prior to the completion of the Merger, and the remaining 50% of shares of Cheviot common stock will be converted into the Stock Consideration.

        On November 23, 2015, which is the last business day on which shares of MainSource common stock traded preceding the public announcement of the proposed Merger, the closing price of a share of MainSource common stock was $23.52, which, after giving effect to the 0.6916 exchange ratio, has an implied value of approximately $16.26 per share. Based on this price with respect to the Stock Consideration, and the cash consideration of $15.00 per share, upon completion of the Merger, a Cheviot stockholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $15.65 per share. As of [    •    ], 2016, the most reasonably practicable date before the mailing of this proxy statement/prospectus, the closing price of a share of MainSource common stock was $[    •    ], which, after giving effect to the 0.6916 exchange ratio, has an implied value of approximately $[    •    ]. Based on this price with respect to the Stock Consideration, and the Cash Consideration of $15.00 per share, upon completion of the Merger, a Cheviot stockholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $[    •    ] per share.

        In lieu of any fractional shares of MainSource common stock, MainSource will distribute an amount in cash equal to such fraction multiplied by the average of the daily closing sales price of a share of MainSource common stock as reported on NASDAQ for the 10 consecutive trading days ending on the third business day preceding the Closing Date. See "The Merger Agreement—Merger Consideration."

Recommendation of Cheviot's Board of Directors (page [    •    ])

        The Cheviot board of directors has unanimously approved the Merger Agreement and the proposed Merger. The Cheviot board believes that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Cheviot and its stockholders, and therefore recommends that Cheviot stockholders vote "FOR" the Merger Proposal. In reaching its decision, the Cheviot board of directors considered a number of factors, which are described in the section captioned "Proposal 1—The Merger—Cheviot's Reasons for the Merger and Recommendation of the Board of Directors" beginning on page [    •    ]. Because of the wide variety of factors considered, the Cheviot board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

        The Cheviot board also recommends that you vote "FOR" the Merger-Related Executive Compensation proposal, and "FOR" the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger Proposal.

No Dissenters' Rights of Appraisal (page [    •    ])

        The Articles of Incorporation of Cheviot provide that the Cheviot stockholders are not entitled to exercise any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the Maryland General Corporation Law, unless the board of directors shall determine that such rights apply with respect to a transaction. The board of directors of Cheviot has not made such a determination with respect to the Merger. Accordingly, the stockholders of Cheviot do not have appraisal rights with respect to the Merger. See "The Merger Agreement—Dissenters' Rights of Appraisal".

Voting Agreements (page [    •    ])

        As of the record date, the directors and executive officers of Cheviot beneficially owned [    •    ]  shares of Cheviot common stock. In connection with the execution of the Merger Agreement, the directors and executive officers of Cheviot each executed a voting agreement pursuant to which they agreed in their individual capacity as stockholders to vote their shares in favor of the Merger Proposal, and to use reasonable efforts to cause all shares owned by such director or officer jointly with another person or by such director's or officer's spouse or over which he has voting influence or control (other than shares held in a fiduciary capacity) to be voted in favor of the Merger Proposal.

Opinion of Financial Advisor to Cheviot (page [    •    ])

        In connection with the Merger, Cheviot's financial advisor, Keefe, Bruyette and Woods, Inc. ("KBW"), delivered a written fairness opinion to the Cheviot board of directors, dated November 23, 2015, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions described in the opinion, the Merger Consideration described in the Merger Agreement was fair, from a financial point of view, to the holders of Cheviot common stock. The full text of KBW's opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by KBW in rendering its opinion, is attached to this document as Annex B. The opinion was for the information of, and was directed to, the Cheviot board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. It did not address the underlying business decision of Cheviot to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Cheviot board in connection with the Merger, and it does not constitute a recommendation to any holder of Cheviot common stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of Cheviot common stock, what election any such stockholder should make with respect to the Cash Consideration, the Stock Consideration, or any combination thereof).

Cheviot's and MainSource's Reasons for the Merger (page [    •    ])

        The Cheviot board of directors has determined that the Merger Agreement and the Merger are in the best interests of Cheviot and its stockholders and recommends that Cheviot stockholders vote in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

        In its deliberations and in making its determination, the Cheviot board of directors considered many factors which are described in "Proposal 1—The Merger—Cheviot's Reasons for the Merger."

        MainSource's board of directors also concluded that the Merger Agreement is in the best interests of MainSource and its stockholders. In deciding to approve the Merger Agreement, MainSource's board of directors considered a number of factors, including, but not limited to, the following:

  •
  the Merger represents a natural expansion of MainSource Bank into a market area which management believes is desirable and which MainSource Bank recently entered via de novo branching and its acquisition of The Merchants Bank and Trust Company, which had branches in western Hamilton County, Ohio and eastern Indiana;

  •
  the Merger will significantly expand MainSource's presence in greater Cincinnati, moving it from No. 18 to No. 10 in deposit market share in the Cincinnati Metropolitan Statistical Area and from No. 20 to No. 7 in Hamilton County, Ohio;

  •
  MainSource Bank will have an opportunity for growth as a result of its provision of products and services to Cheviot's customers which are currently not offered by Cheviot;

  •
  the Merger, which will result in MainSource having over $3.9 billion in assets and over 90 locations, will create added scale, enhanced profitability and growth potential for MainSource;

  •
  Cheviot's community banking orientation and its perceived compatibility with MainSource and its subsidiaries;

  •
  a review of the demographic, economic, and financial characteristics of the market in which Cheviot operates, including existing and potential competition and the history of the market area with respect to financial institutions; and

  •
  management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Cheviot and Cheviot Savings Bank.

Regulatory Approvals for the Merger (page [    •    ])

        Under the terms of the Merger Agreement, the Merger cannot be completed until MainSource receives necessary regulatory approvals, which include the approval of the IDFI, the FDIC and the Federal Reserve Board. MainSource has filed applications with the IDFI and the FDIC to obtain the approvals necessary to complete the Merger. MainSource cannot be certain when such approvals will be obtained or if they will be obtained. MainSource anticipates filing an application with the Federal Reserve Board on [    •    ], 2016.

New MainSource Shares Will be Eligible for Trading (page [    •    ])

        The shares of MainSource common stock to be issued in the Merger will be eligible for trading on the NASDAQ Global Select Market.

Conditions to the Merger (page [    •    ])

        The obligations of MainSource and Cheviot to consummate the Merger are subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

  •
  approval of the Merger Agreement at the special meeting of Cheviot by the holders of a majority of the issued and outstanding shares of Cheviot common stock;

  •
  approval of the transaction by the appropriate regulatory authorities;

  •
  the continued accuracy of representations and warranties made on the date of the Merger Agreement, subject to the materiality standard provided in the Merger Agreement;

  •
  the agreements and covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective time of the Merger;

  •
  each party must have received the respective closing deliverables of the other party to the Merger Agreement;

  •
  the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the MainSource shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended (the "Securities Act"), and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

  •
  MainSource and Cheviot must have received opinions from their respective counsels, dated as of the effective date, to the effect that the Merger constitutes a reorganization within the meaning of Section 368(a) and related sections of the Code;

  •
  the shares of MainSource common stock to be issued in the Merger must have been approved for listing on the NASDAQ Global Select Market; and

  •
  MainSource must have received a letter of tax advice from Cheviot's outside, independent certified public accountants, to the effect that any amounts paid by Cheviot before the effective time of the Merger, or required under Cheviot's Stock Option Plans or the Merger Agreement to be paid after the effective time of the Merger, to persons who are disqualified individuals in respect of Cheviot, its ERISA Affiliates or their successors, and that otherwise should be allowable deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Code Section 280G.

        We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Terminating the Merger Agreement (page [    •    ])

        The Merger Agreement may be terminated by mutual consent of MainSource and Cheviot at any time before the completion of the Merger. Additionally, subject to conditions and circumstances described in the Merger Agreement, either MainSource or Cheviot may terminate the Merger Agreement if, among other things, any of the following occur:

  •
  there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach cannot be cured within 30 days after the giving of written notice to such party of such breach;

  •
  the Merger has not been consummated by September 23, 2016, unless the failure to complete the Merger by that time was due to such party's material breach of any representation, warranty, covenant or other agreement provided in the Merger Agreement;

  •
  Cheviot stockholders do not approve the Merger Agreement at the Cheviot special meeting; or

  •
  a required regulatory approval is denied and such denial is final and unappealable or a court or governmental authority prohibits the consummation of the Merger.

        MainSource also may terminate the Merger Agreement if Cheviot materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the Merger Agreement to stockholders, or if the board of directors of Cheviot does not recommend approval of the Merger Agreement in this proxy statement/prospectus or withdraws, qualifies or modifies its recommendation in a manner adverse to MainSource. Cheviot also may terminate the Merger Agreement if it receives a superior proposal from a third party that the Cheviot board of directors determines, after consultation with its legal and financial advisors, it must accept in the exercise of its fiduciary duties to the Cheviot stockholders, and Cheviot has otherwise complied with the terms of the Merger Agreement (see "—Agreement Not to Solicit Other Proposals" on page [    •    ] for the definition of Superior Proposal).

        Additionally, Cheviot has the right to terminate the Merger Agreement if MainSource's average common stock closing price during the ten trading days preceding the date on which all regulatory approvals approving the Merger are received is below $18.85 per share, and the percentage decrease in stock price is more than 15% greater than the percentage decrease in the KBW Regional Banking Index during the same time period; provided, however, that MainSource will have the right to prevent Cheviot's termination by agreeing to increase the Exchange Ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page [    •    ])

        Under certain circumstances described in the Merger Agreement, in connection with the termination of the Merger Agreement, Cheviot is required to pay MainSource a $4,000,000 termination fee. See "Proposal 1—Description of the Merger—Termination Fee" on page [    •    ] for a list of the circumstances under which a termination fee is payable.

Interests of Certain Directors and Executive Officers of Cheviot in the Merger (page [    •    ])

        You should be aware that some of Cheviot's directors and executive officers may have interests in the Merger that are different from, or in addition to, their interests as Cheviot stockholders. Cheviot's board of directors was aware of these interests and took them into account in approving the Merger Agreement. These include: severance payments that certain officers may receive under existing employment and change in control agreements; the payment for stock options and accelerated vesting of restricted stock; provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of Cheviot for events occurring before the Merger; the consideration of one Cheviot board member for appointment to the boards of MainSource and MainSource Bank; and the establishment of an advisory board of directors comprised of Cheviot board members. For a more detailed discussion of these interests, see "Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours" beginning on page [    •    ].

Accounting Treatment of the Merger (page [    •    ])

        The Merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Rights of Shareholders After the Merger (page [    •    ])

        When the Merger is completed, Cheviot stockholders who receive MainSource common stock in the Merger, whose rights are governed by Maryland law and Cheviot's articles of incorporation and bylaws, will become MainSource shareholders, and their rights then will be governed by Indiana law and MainSource's articles of incorporation and bylaws. There are certain differences in the rights of stockholders of the two companies. To review the differences in the rights of stockholders under each governing law and each company's governing documents, see "Comparison of the Rights of Shareholders" beginning on page [    •    ].

Material U.S. Federal Income Tax Consequences of the Merger (page [    •    ])

        MainSource and Cheviot expect the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The federal tax consequences of the Merger to stockholders of Cheviot will depend primarily on whether they exchange their Cheviot common stock solely for MainSource common stock, solely for cash or for a combination of MainSource common stock and cash. Cheviot stockholders who exchange their shares solely for MainSource common stock should not recognize gain or loss except with respect to the cash they receive instead of a fractional share. Cheviot stockholders who exchange their shares solely for cash should recognize gain or loss on the exchange. Cheviot stockholders who exchange their shares for a combination of MainSource common stock and cash should recognize gain, but not any loss, on the exchange. The actual federal income tax consequences to Cheviot stockholders of electing to receive cash, MainSource common stock or a combination of cash and stock will not be ascertainable at the time Cheviot stockholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

        This tax treatment may not apply to all Cheviot stockholders. Determining the actual tax consequences of the Merger to Cheviot stockholders can be complicated. Cheviot stockholders should consult their own tax advisor for a full understanding of the Merger's tax consequences that are particular to each stockholder.

        To review the tax consequences of the Merger to Cheviot stockholders in greater detail, see the section "Material U.S. Federal Income Tax Consequences" beginning on page [    •    ].

Litigation Related to the Merger (page [    •    ])

        Two putative stockholder class action lawsuits have been filed against Cheviot, the directors of Cheviot and MainSource. In the first action, Raymond J. Neiheisel v. Cheviot Financial Corp., Case No. A1600359 (the "Neiheisel Action"), the plaintiff alleges that the directors of Cheviot breached their fiduciary duties of due care, independence, good faith and fair dealing to the stockholders of Cheviot, that the consideration to be received by the stockholders is inadequate and undervalues Cheviot, that the Merger Agreement includes improper deal-protection devices that purportedly lock up the Merger and may operate to prevent other bidders from making successful competing offers for Cheviot, that the deal protection devices unreasonably inhibit the ability of the directors of Cheviot to act with respect to investigating and pursuing superior proposals and alternatives and that the Merger Agreement involves conflicts of interest. The complaint further alleges that Cheviot and MainSource aided and abetted the alleged breaches of fiduciary duty by the directors of Cheviot. The complaint was amended on February 29, 2016 to also allege that the Registration Statement of which this proxy statement/prospectus is a part, provides materially misleading and incomplete information rendering the stockholders of Cheviot unable to make an informed decision with respect to the Merger. The amended complaint contains both direct class action claims as well as indirect shareholder derivative claims.

        In the second action, Stephen Bushansky v. Steven Hausfeld., Case No. A1600936 (the "Bushansky Action"), the plaintiff alleges that the directors of Cheviot breached their fiduciary duties of loyalty, good faith and due care to the shareholders of Cheviot, that the consideration to be received by the shareholders is unfair and inadequate, that the Merger Agreement includes improper deal-protection devices that purportedly lock up the Merger and may operate to prevent other bidders from providing Cheviot's shareholders with a premium for their shares. The complaint further alleges that MainSource aided and abetted the alleged breaches of fiduciary duty by the directors of Cheviot. The complaint was amended on February 29, 2016 to also allege that the Registration Statement of which this proxy statement/prospectus is a part, provides materially misleading and incomplete information rendering the stockholders of Chevlot unable to make an informed decision with respect to the Merger. The amended complaint contains both direct class action claims as well as indirect shareholder derivative claims.

        The plaintiff in each action seeks an order that the matter may be maintained as a class action, preliminary and permanent injunctive relief, including enjoining or rescinding the Merger, and an award of unspecified damages, attorneys' fees and other relief. The outcome of these actions and their impact on any party or the Merger cannot be predicted with certainty. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future. Cheviot, Cheviot's directors and MainSource believe that the claims asserted in these actions are without merit and intend to vigorously defend against these lawsuits.

Market Prices and Share Information (page [    •    ])

        MainSource common stock is traded on the NASDAQ Global Select Market under the symbol "MSFG." Cheviot common stock is traded on the NASDAQ Capital Market under the symbol "CHEV." The following table shows the closing price per share of MainSource common stock and the equivalent price per share of Cheviot common stock, giving effect to the Merger, on November 23, 2015, which is the last business day on which shares of MainSource common stock traded preceding the public announcement of the proposed Merger, and on [    •    ], 2016, the most recent practicable date before the mailing of this proxy statement/prospectus. The equivalent price per share of Cheviot common stock was computed by multiplying the price of a share of MainSource common stock by the 0.6916 exchange ratio. See "Proposal 1—Description of the Merger Agreement—Consideration to be Received in the Merger."

	MainSource Common Stock		Equivalent Price Per Share of Cheviot Common Stock
November 23, 2015		$23.52		$16.26
[•], 2016	$	[•]	$	[•]

SELECTED CONSOLIDATED FINANCIAL DATA OF MAINSOURCE

        The selected consolidated financial data presented below for the nine months ended September 30, 2015 and 2014 is unaudited. The information for each of the years in the five-year period ended December 31, 2014, is derived from MainSource's audited historical financial statements. Per-share amounts have been adjusted to reflect all completed stock dividends and splits. This information is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	September 30,		December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollar amounts in thousands except per share data)
Results of Operations
Net Interest Income	$76,486	$69,571	$94,208	$91,300	$94,082	$99,848	$101,252
Provision for Loan Losses	800	1,500	1,500	4,534	9,850	17,800	35,250
Noninterest Income	37,604	31,419	43,287	43,129	43,891	45,308	41,291
Noninterest Expense, excluding goodwill impairment	79,382	71,185	99,220	98,231	94,838	99,805	92,252
Goodwill Impairment	—	—	—	—	—	—	—
Income (Loss) Before Income Taxes	33,908	28,305	36,775	31,664	33,285	27,551	15,041
Income Tax Expense/(Benefit)	7,474	5,869	7,779	5,319	6,027	3,738	239
Net Income (Loss)	26,434	22,436	28,996	26,345	27,258	23,813	14,802
Net Income (Loss) available to common shareholders	26,434	22,436	28,996	25,693	26,505	20,759	11,748
Per Common Share
Earnings Per Share (basic)	$1.22	$1.10	$1.40	$1.26	$1.31	$1.03	$0.58
Earnings Per Share (diluted)	1.21	1.09	1.39	1.26	1.30	1.03	0.58
Cash Dividends Per Share	0.40	0.31	0.42	0.28	0.08	0.04	0.04
Book Value—End of Period	17.51	16.26	16.63	14.96	15.21	13.87	12.24
Market Value—End of Period	20.36	17.25	20.92	18.03	12.67	8.83	10.41
At Period End
Total Assets	$3,336,615	$2,899,952	$3,122,516	$2,859,864	$2,769,288	$2,754,180	$2,769,312
Investment Securities	909,498	840,101	867,760	891,106	902,341	876,090	806,071
Total Loans (Excluding Loans Held for Sale)	2,081,492	1,753,224	1,957,765	1,671,926	1,553,383	1,534,379	1,680,971
Allowance for Loan Losses	22,023	24,549	23,250	27,609	32,227	39,889	42,605
Total Deposits	2,607,598	2,221,699	2,468,321	2,200,628	2,185,054	2,159,900	2,211,564
Other Borrowings	296,655	281,582	255,652	294,252	191,470	201,694	202,182
Shareholders' Equity	378,056	332,790	360,662	305,526	323,751	336,553	302,570
Financial Ratios
Return on Average Assets	1.10%	1.05%	0.99%	0.95%	0.99%	0.85%	0.51%
Return on Average Equity	9.57%	9.33%	8.81%	8.35%	8.15%	7.44%	4.86%
Allowance for Loan Losses to Loans	1.06%	1.470%	1.19%	1.65%	2.07%	2.60%	2.53%
Shareholders' Equity to Total Assets	11.33%	11.48%	11.55%	10.73%	11.69%	12.22%	10.93%
Dividend Payout Ratio	32.79%	28.18%	30.09%	22.22%	6.12%	3.89%	6.85%

 SELECTED CONSOLIDATED FINANCIAL DATA OF CHEVIOT

        The selected consolidated financial data presented below for the nine months ended September 30, 2015 and 2014, is unaudited. The information for each of the years in the five-year period ended December 31, 2014 is derived from Cheviot's audited historical financial statements. Per-share amounts have been adjusted to reflect all completed stock dividends and splits. This information is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	September 30,		December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollar amounts in thousands except per share data)
Results of Operations
Net Interest Income	$10,965	$11,163	$14,914	$14,981	$16,088	$16,145	$10,740
Provision for Loan Losses	1,083	810	1,024	1,443	1,280	700	550
Noninterest Income	2,213	2,901	3,863	2,701	4,326	3,000	1,323
Noninterest Expense	10,795	10,052	13,330	14,386	14,561	13,926	8,540
Income Before Income Taxes	1,300	3,202	4,423	1,853	4,573	4,519	2,973
Income Tax Expense	421	959	1,344	421	1,218	1,153	995
Net Income	879	2,243	3,079	1,432	3,355	3,366	1,978
Per Common Share
Earnings Per Share (basic)	$0.13	$0.34	$0.47	$0.21	$0.45	$0.38	$0.23
Earnings Per Share (diluted)	0.13	0.34	0.47	0.21	0.45	0.38	0.23
Cash Dividends Per Share	0.29	0.27	0.36	0.36	0.32	0.48	0.44
Book Value—End of Period	12.68	12.53	12.72	11.72	12.75	7.35	7.00
Market Value—End of Period	13.81	12.74	14.21	10.30	9.30	7.44	8.90
At Period End
Total Assets	$576,563	$572,833	$571,237	$587,110	$631,982	$616,304	$358,069
Investment Securities	104,493	164,960	136,399	166,419	205,573	132,668	97,440
Total Loans (Excluding Loans Held for Sale)	362,274	334,434	335,763	336,134	337,110	382,759	220,998
Allowance for Loan Losses	2,992	2,218	2,236	1,697	2,160	1,447	1,242
Total Deposits	459,856	455,805	451,784	469,387	490,646	492,321	257,852
Other Borrowings	12,849	15,444	14,851	19,261	24,314	31,327	27,300
Shareholders' Equity	96,890	94,753	96,182	90,927	107,900	72,910	69,419
Financial Ratios
Return on Average Assets	0.20%	0.51%	.53%	.24%	.53%	.61%	.56%
Return on Average Equity	1.21%	3.21%	3.28%	1.43%	3.16%	5.03%	2.82%
Allowance for Loan Losses to Loans	0.84%	0.62%	.66%	.50%	.63%	.38%	.55%
Shareholders' Equity to Total Assets	16.80%	16.54%	16.84%	15.49%	17.07%	11.83%	19.39%
Dividend Payout Ratio	207.69%	79.41%	76.60%	171.43%	71.11%	126.32%	191.30%

COMPARATIVE PRO FORMA PER SHARE DATA

        The following table summarizes selected per share information about MainSource and Cheviot giving effect to the Merger (which is referred to as "pro forma" information). The data in the table should be read together with the financial information and the financial statements of MainSource and Cheviot. See "Where You Can Find More Information." The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the Merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

        The information about book value per share assumes that the Merger took place as of the dates presented. The information about dividends and earnings per share assumes that the Merger took place as of the periods presented. No pro forma adjustments have been included in these statements of operations that reflect potential effects of the Merger related to integration expenses, cost savings or operational synergies that are expected to be obtained by combining the operations of MainSource and Cheviot, or the costs of combining the companies and their operations.

	MainSource Historical	Cheviot Historical	Pro Forma Combined(1)(2)(3)	Equivalent Pro Forma Cheviot(4)
Basic Net Income Per Common Share
Nine Months Ended September 30, 2015	$1.22	$0.13	$1.22	$0.85
Year Ended December 31, 2014	$1.40	$0.47	$1.51	$1.04
Diluted Net Income Per Common Share
Nine Months Ended September 30, 2015	$1.21	$0.13	$1.21	$0.84
Year Ended December 31, 2014	$1.39	$0.47	$1.50	$1.04
Dividends Declared Per Common Share
Nine Months Ended September 30, 2015	$0.40	$0.29	$0.40	$0.28
Year Ended December 31, 2014	$0.42	$0.36	$0.42	$0.29
Book Value Per Common Share
September 30, 2015	$17.51	$14.24	$18.10	$12.52
December 31, 2014	$16.63	$14.31	$17.30	$11.97

(1)
The pro forma combined book value per share of MainSource common stock is based on the pro forma common stockholders' equity divided by total pro forma common shares.

(2)
Pro forma dividends per share represent MainSource's historical dividends per share.

(3)
The pro forma combined diluted net income per share of MainSource common stock is based on the pro forma combined diluted net income for the merged entities divided by total pro forma diluted common shares of the combined entities.

(4)
Represents the pro forma combined information multiplied by the 0.6916 exchange ratio.

 MARKET PRICE AND DIVIDEND INFORMATION

        MainSource common stock is listed on the Nasdaq Global Select Market under the symbol "MSFG." Cheviot common stock is listed on the Nasdaq Capital Market under the symbol "CHEV." The following table lists the high and low prices per share for MainSource common stock and Cheviot common stock and the cash dividends declared by each company for the periods indicated.

	MainSource Common Stock						Cheviot Common Stock
	High		Low		Dividends		High		Low		Dividends
Quarter Ended
March 31, 2016 (through [•])	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]
December 31, 2015		$23.79		$20.15		$0.14		$15.82		$13.90		$0.10
September 30, 2015		22.15		20.21		0.14		14.87		13.81		0.10
June 30, 2015		22.40		19.04		0.13		15.89		14.60		0.10
March 31, 2015		20.62		18.71		0.13		16.35		12.66		0.09
December 31, 2014		20.92		16.76		0.11		14.21		12.33		0.09
September 30, 2014		17.97		16.33		0.11		12.85		12.33		0.09
June 30, 2014		17.89		16.12		0.10		12.46		10.26		0.09
March 31, 2014		18.03		15.78		0.10		10.65		10.17		0.09

        You should obtain current market quotations for MainSource and Cheviot common stock, as the market price of MainSource common stock will fluctuate between the date of this document and the date on which the Merger is completed, and thereafter. You can get these quotations on the internet, from a newspaper or by calling your broker.

        As of [    •    ], there were approximately [    •    ] holders of record of Cheviot common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or "street name" through brokerage firms.

        Following the Merger, the declaration of dividends will be at the discretion of MainSource's board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of MainSource, applicable state law and government regulations and other factors deemed relevant by MainSource's board of directors.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see "Where You Can Find More Information"), including the risk factors included in MainSource's and Cheviot's respective Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled "Caution About Forward-Looking Statements."

Because the price of MainSource common stock will fluctuate, Cheviot stockholders cannot be certain of the market value of the Merger Consideration.

        Upon completion of the Merger, each share of Cheviot common stock will be converted into the right to receive 0.6916 shares of MainSource common stock or $15.00 in cash. Cheviot stockholders may elect to convert their Cheviot shares into the Cash Consideration, the Stock Consideration, or a combination of the Cash Consideration and Stock Consideration. There will be no adjustment to the exchange ratio (except for adjustments to reflect the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar transaction with respect to MainSource common stock), and Cheviot does not have a right to terminate the Merger Agreement based upon changes in the market price of MainSource common stock, subject to the limited exception described below. Accordingly, the dollar value of MainSource common stock to Cheviot stockholders who receive stock upon completion of the Merger will depend upon the market value of MainSource common stock at the time of completion of the Merger, which may be lower or higher than the closing price of MainSource common stock on the last full trading day preceding public announcement that MainSource and Cheviot entered into the Merger Agreement, the last full trading day before the date this proxy statement/prospectus was mailed or the date of the Cheviot special meeting. The market values of MainSource common stock and Cheviot common stock have varied since MainSource and Cheviot entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations or prospects of MainSource and Cheviot, market assessments of the Merger, regulatory considerations, market and economic considerations, and other factors, most of which are beyond MainSource's or Cheviot's control. Accordingly, at the time of the Cheviot special meeting, Cheviot stockholders will not necessarily know or be able to calculate the value of the stock consideration they would be entitled to receive upon completion of the Merger if they receive MainSource common stock. You should obtain current market quotations for shares of MainSource common stock and for shares of Cheviot common stock. See "Market Price and Dividend Information" on page [    •    ] for ranges of historic market prices of Cheviot and MainSource common stock.

        Cheviot has the right to terminate the Merger Agreement if MainSource's average common stock closing price during the ten trading days preceding the date on which all regulatory approvals approving the Merger are received is below $18.85 per share, and the percentage decrease in stock price is more than 15% greater than the percentage decrease in the KBW Regional Banking Index during the same time period; provided, however, that MainSource will have the right to prevent Cheviot's termination by agreeing to increase the Exchange Ratio pursuant to a formula set forth in the Merger Agreement.

You may not receive the form of Merger Consideration that you elect.

        The consideration to be received by Cheviot stockholders in the Merger is subject to the requirement that 50% of the outstanding shares of Cheviot common stock be exchanged for MainSource common stock and the remaining 50% be exchanged for cash. The Merger Agreement contains proration and allocation procedures to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the Merger Consideration in MainSource common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the Merger Consideration in cash. Accordingly, there is a risk that you will receive a portion of the Merger Consideration in the form that you do not elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including with respect to the recognition of taxable gain to the extent cash is received.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on Cheviot.

        The Merger Agreement with MainSource is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: the approval of the Merger Proposal by Cheviot stockholders, the receipt of all required regulatory approvals, the accuracy of certain representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement) and the performance by both parties of certain covenants and agreements in all material respects. The Merger Agreement is also subject to the receipt by each party of an opinion from its counsel to the effect that the Merger will constitute a "reorganization" for U.S. Federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. In addition, certain circumstances exist where Cheviot may choose to terminate the Merger Agreement, including the acceptance of a superior proposal or the decline in MainSource's ten-day average closing share price to below $18.85 per share as of the date all regulatory approvals for the Merger are received, and the percentage decrease in stock price is more than 15% greater than the percentage decrease in the KBW Regional Banking Index during the same time period. Under such circumstances, MainSource may, but is not required to, increase the Exchange Ratio in order to avoid termination of the Merger Agreement. MainSource has not determined whether it would increase the Exchange Ratio in order to avoid termination of the Merger Agreement by Cheviot. See "The Merger Agreement—Merger Consideration" for a more complete discussion of the Merger Consideration to be paid in this proposed transaction and "—Termination" for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

        In addition, if the Merger is not completed by September 23, 2016, either MainSource or Cheviot may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval. MainSource and Cheviot may elect to terminate the Merger Agreement in certain other circumstances. If the Merger Agreement is terminated and Cheviot's board of directors seeks another merger or business combination, under certain circumstances Cheviot may be required to pay MainSource a $4.0 million termination fee. See the section entitled "The Merger Agreement—Termination Fee" beginning on page [    •    ] for a more complete description of these circumstances.

Failure to complete the Merger could negatively impact the stock price and the future business and financial results of Cheviot.

        If the Merger is not completed for any reason, including as a result of Cheviot's stockholders declining to approve the Merger Agreement, the ongoing business of Cheviot may be adversely affected and, without realizing any of the benefits of having completed the Merger, Cheviot would be subject to a number of risks, including the following:

  •
  Cheviot may experience negative reactions from the financial markets, including negative impacts on its stock price;

  •
  Cheviot may experience negative reactions from its customers, venders and employees;

  •
  Cheviot will have incurred substantial expenses and will be required to pay certain costs relating to the Merger, whether or not the Merger is completed;

  •
  the Merger Agreement places certain restrictions on the conduct of Cheviot's business prior to completion of the Merger. Such restrictions, the waiver of which is subject to the consent of MainSource, may prevent Cheviot from considering certain acquisitions or taking certain other specified actions during the pendency of the Merger (see the section entitled "Proposal 1—The Merger Agreement—Additional Covenants of Cheviot and MainSource in the Merger Agreement" beginning on page [    •    ] of this proxy statement/prospectus); and

  •
  matters relating to the Merger (including integration planning) will require substantial commitments of time and resources by Cheviot management, which would otherwise have been devoted to other opportunities that may have been beneficial to Cheviot as an independent company.

        In addition to the above risks, if the Merger Agreement is terminated and Cheviot's board of directors seeks another merger or business combination, Cheviot's stockholders cannot be certain that Cheviot will be able to find a party willing to offer equivalent or more attractive consideration than the consideration MainSource has agreed to provide in the Merger. If the Merger Agreement is terminated under certain circumstances, Cheviot may be required to pay a termination fee of $4.0 million to MainSource. See the section entitled "The Merger Agreement—Termination Fee" beginning on page [    •    ].

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

        Before the Merger may be completed, various approvals and consents must be obtained from regulatory entities. These regulators may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Any such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of MainSource following the Merger.

        Either MainSource or Cheviot may terminate the Merger Agreement if the Merger has not been completed by September 23, 2016, unless the failure of the Merger to be completed has resulted from the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement.

Cheviot stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

        Cheviot's stockholders currently have the right to vote in the election of the Cheviot board of directors and on other matters affecting Cheviot. When the Merger occurs, each Cheviot stockholder who receives MainSource common stock will become a shareholder of MainSource with a percentage ownership of the combined organization that is smaller than the stockholder's percentage ownership of Cheviot. It is expected that the former common stockholders of Cheviot, as a group, will receive shares in the Merger constituting less than 11% of the outstanding shares of MainSource immediately after the Merger. Accordingly, Cheviot common stockholders will have significantly less influence on the management and policies of MainSource than they now have on the management and policies of Cheviot.

MainSource may be unable to successfully integrate Cheviot's operations and retain Cheviot's and Cheviot Savings Bank's employees.

        The Merger involves the integration of two companies that have previously operated independently. Pursuant to the Merger Agreement, Cheviot will be merged with and into MainSource. Additionally, immediately after the Merger, Cheviot Savings Bank will be merged with and into MainSource Bank. The difficulties of merging the operations of Cheviot into MainSource and Cheviot Savings Bank into MainSource Bank could potentially include:

  •
  integrating personnel with diverse business backgrounds;

  •
  integrating core processing systems and converting customers to new systems;

  •
  combining different corporate cultures; and

  •
  retaining key employees.

        The process of integrating operations could cause an interruption of the activities of one or more of MainSource, MainSource Bank and Cheviot Savings Bank, and the loss of key personnel. The integration of Cheviot into MainSource and Cheviot Savings Bank into MainSource Bank will require the experience and expertise of certain key employees of Cheviot and Cheviot Savings Bank who are expected to be retained by MainSource and MainSource Bank. However, there can be no assurances that MainSource and MainSource Bank will be successful in retaining these employees for the time period necessary to successfully integrate Cheviot and Cheviot Savings Bank. The diversion of management's attention and any delays or difficulties encountered in connection with the Merger and integration of Cheviot into MainSource and Cheviot Savings Bank into MainSource Bank could have an adverse effect on the business and results of operations of MainSource or MainSource Bank.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire Cheviot.

        Until the completion of the Merger, with some exceptions, Cheviot is prohibited from initiating, soliciting, inducing or knowingly encouraging, or taking any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, such as a merger or other business combination transaction, with any person or entity other than MainSource. In addition, Cheviot has agreed to pay a termination fee of $4.0 million to MainSource under certain circumstances. These provisions could discourage other companies from trying to acquire Cheviot even though such other companies might be willing to offer greater value to Cheviot's stockholders than MainSource has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on Cheviot's financial condition.

Certain of Cheviot's executive officers and directors have interests that are different from, or in addition to, the interests of Cheviot's stockholders generally.

        Certain of Cheviot's executive officers and directors have interests in the Merger that are in addition to, or different from, the interests of Cheviot's stockholders. Cheviot's board of directors was aware of these interests when it approved the Merger Agreement. These interests include: severance payments that certain officers may receive under existing or amended employment and change in control agreements; the payment for stock options and accelerated vesting of restricted stock; provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of Cheviot for events occurring before the Merger; the consideration of one Cheviot board member for appointment to the boards of MainSource and MainSource Bank; and the establishment of an advisory board of directors comprised of Cheviot board members. For a more detailed discussion of these interests, see "Interests of Certain Directors and Officers of Cheviot in the Merger."

The fairness opinion delivered to Cheviot's board of directors will not reflect changes in the relative values of MainSource and Cheviot between the time the opinion was delivered and the effective time of the Merger.

        The fairness opinion of KBW was delivered as of the date that the Merger Agreement was executed, November 23, 2015. Changes in the operations and prospects of MainSource and Cheviot, general market and economic conditions, and other factors both within and outside of MainSource's and Cheviot's control, may alter the relative value of the companies. Therefore, the KBW opinion does not address the Merger Consideration as of the date hereof or at the time the Merger will be completed.

The Merger may fail to qualify as a reorganization for U.S. federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your Cheviot shares.

        Cheviot intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the U.S. Internal Revenue Service (the "IRS") will not provide a ruling on the matter, MainSource and Cheviot will, as a condition to closing, each receive an opinion from its respective legal counsel that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position (with retroactive effect). If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of Cheviot common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the shares of MainSource common stock and/or cash received in exchange for that share of Cheviot common stock upon completion of the Merger.

The shares of MainSource common stock to be received by Cheviot stockholders as a result of the Merger will have different rights from the shares of Cheviot common stock.

        The rights associated with Cheviot common stock are different from the rights associated with MainSource common stock. See the section of this proxy statement/prospectus entitled "Comparison of the Rights of Shareholders" for a discussion of the different rights associated with MainSource common stock.

Goodwill incurred in the Merger may negatively affect MainSource's financial condition.

        To the extent that the Merger Consideration, consisting of cash plus the number of shares of MainSource common stock issued or to be issued in the Merger, exceeds the fair value of the net assets, including identifiable intangibles, of Cheviot, that amount will be reported as goodwill by MainSource. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the Merger could adversely impact the carrying value of the goodwill recognized in the Merger, and in turn negatively affect MainSource's financial condition and/or results of operations.

The price of MainSource's common stock might decrease after the Merger.

        Upon completion of the Merger, holders of Cheviot common stock who receive the Stock Consideration will become shareholders of MainSource. MainSource common stock could decrease in value after the Merger. For example, during the twelve-month period ending on [    •    ] (the most recent practicable date before the mailing of this proxy statement/prospectus), the closing price of MainSource common stock varied from a low of $[    •    ] to a high of $[    •    ] and ended that period at $[    •    ]. The market value of MainSource common stock fluctuates based upon general market conditions, MainSource's business and prospects and other factors. Further, the market price of MainSource common stock after the Merger may be affected by factors different from those currently affecting the common stock of MainSource or Cheviot. The businesses of Cheviot and MainSource differ and, accordingly, the results of operations of the combined company and the market price of the combined company's shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of MainSource and Cheviot. For a discussion of the businesses of Cheviot and MainSource and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page [    •    ].

If you are a Cheviot stockholder and you tender shares of Cheviot common stock to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

        If you are a registered Cheviot stockholder and want to make a valid election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery), and a properly completed and signed form of election to the exchange agent prior to the election deadline. You will not be able to sell any shares of Cheviot common stock that you have delivered as part of your election unless you revoke your election before the election deadline by providing written notice to the exchange agent. The election deadline will be specified on the election form/letter of transmittal, which will be mailed to you not less than 20 business days but not more than 40 business days prior to the anticipated effective time of the Merger (or at such other time as MainSource and Cheviot mutually agree). If you do not revoke your election, you will not be able to liquidate your investment in Cheviot common stock for any reason until you receive the Merger Consideration. In the time between the election deadline and the closing of the Merger, the trading price of MainSource or Cheviot common stock may decrease, and you might otherwise want to sell your shares of Cheviot common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your Merger Consideration depends on the completion date of the Merger, which is uncertain. The completion date of the Merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Two purported class action lawsuits are pending, seeking, among other things, to enjoin the Merger, and an adverse judgment in these lawsuits may prevent the Merger from becoming effective within the expected time frame (if at all).

        On January 15, 2016, a stockholder of Cheviot filed a class action lawsuit in the Court of Common Pleas, Hamilton County, Ohio, Civil Division, captioned Raymond J. Neiheisel v. Cheviot Financial Corp., Case No. A1600359. The complaint names as defendants Cheviot, the members of Cheviot's board of directors and MainSource. The plaintiff alleges that the directors of Cheviot breached their fiduciary duties of due care, independence, good faith and fair dealing to the stockholders of Cheviot, that the consideration to be received by the stockholders is inadequate and undervalues Cheviot, that the Merger Agreement includes improper deal-protection devices that purportedly lock up the Merger and may operate to prevent other bidders from making successful competing offers for Cheviot, that the deal protection devices unreasonably inhibit the ability of the directors of Cheviot to act with respect to investigating and pursuing superior proposals and alternatives and that the Merger Agreement involves conflicts of interest. The complaint further alleges that Cheviot and MainSource aided and abetted the alleged breaches of fiduciary duty by the directors of Cheviot. The complaint was amended on February 29, 2016 to also allege that the Registration Statement of which this proxy statement/prospectus is a part, provides materially misleading and incomplete information rendering the stockholders of Cheviot unable to make an informed decision with respect to the Merger. The plaintiff seeks an order that the matter may be maintained as a class action, preliminary and permanent injunctive relief, including enjoining or rescinding the Merger, and an award of unspecified damages, attorneys' fees and other relief. The amended complaint contains both direct class action claims as well as indirect shareholder derivative claims.

        On February 16, 2016, a stockholder of Cheviot filed a class action lawsuit in the Court of Common Pleas, Hamilton County, Ohio, Civil Division, captioned Stephen Bushansky v. Steven Hausfeld., Case No. A1600936. The complaint names as defendants Cheviot, the members of Cheviot's board of directors and MainSource. In the Bushansky Action, the plaintiff alleges that the directors of Cheviot breached their fiduciary duties of loyalty, good faith and due care to the shareholders of Cheviot, that the consideration to be received by the shareholders is unfair and inadequate, that the Merger Agreement includes improper deal-protection devices that purportedly lock up the Merger and may operate to prevent other bidders from providing Cheviot's shareholders with a premium for their shares. The complaint further alleges that MainSource aided and abetted the alleged breaches of fiduciary duty by the directors of Cheviot. The plaintiff seeks an order that the matter may be maintained as a class action, preliminary and permanent injunctive relief, including enjoining or rescinding the Merger, and an award of unspecified damages, attorneys' fees and other relief. The complaint was amended on February 29, 2016 to also allege that the Registration Statement of which this proxy statement/prospectus is a part, provides materially misleading and incomplete information rendering the stockholders of Chevlot unable to make an informed decision with respect to the Merger. The amended complaint contains both direct class action claims as well as indirect shareholder derivative claims.

        The outcome of these actions and their impact on any party or the Merger cannot be predicted with certainty. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future. Cheviot, Cheviot's directors and MainSource believe that the claims asserted in these actions are without merit and intend to vigorously defend against these lawsuits.

The executive compensation that may become payable in connection with the completion of the Merger may be paid even if the proposal fails to receive enough votes for approval.

        Cheviot is providing its stockholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to its named executive officers in connection with the completion of the Merger. Approval of the Merger-Related Executive Compensation proposal is not a condition to the completion of the Merger. To the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement/prospectus, Cheviot's board of directors will consider stockholders' concerns and will evaluate whether any actions are necessary to address those concerns. However, because the vote is advisory, it will not be binding on Cheviot, nor will it overrule any prior decision or require Cheviot's board of directors (or any committee thereof) to take any action. Accordingly, such compensation may be paid to Cheviot's named executive officers in connection with the completion of the Merger even if the proposal fails to receive enough votes for approval.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements, including statements about MainSource's and Cheviot's financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

        In addition, certain statements may be contained in the future filings of MainSource or Cheviot with the SEC, in press releases and in oral and written statements made by or with the approval of MainSource or Cheviot that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

  •
  statements about the benefits of the Merger between MainSource and Cheviot, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

  •
  statements of plans, objectives and expectations of MainSource or Cheviot or their managements or boards of directors;

  •
  statements of future economic performance; and

  •
  statements of assumptions underlying such statements.

        Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  •
  the impact that the Ohio Action may have on the ability of MainSource and Cheviot to consummate the Merger;

  •
  the risk that the businesses of MainSource and Cheviot will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

  •
  revenues following the Merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

  •
  the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

  •
  the failure of Cheviot's stockholders to approve the Merger;

  •
  local, regional, national and international economic conditions and the impact they may have on MainSource and Cheviot and their customers and MainSource's and Cheviot's assessment of that impact;

  •
  changes in the level of non-performing assets, delinquent loans, and charge-offs;

  •
  material changes in the market value of MainSource common stock;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  the risk that management's assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

  •
  prepayment speeds, loan originations and credit losses;

  •
  sources of liquidity;

  •
  competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

  •
  changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which MainSource and Cheviot must comply;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

  •
  MainSource's common shares outstanding and common stock price volatility;

  •
  legislation affecting the financial services industry as a whole, and/or MainSource and Cheviot and their subsidiaries, individually or collectively;

  •
  governmental and public policy changes;

  •
  financial resources in the amounts, at the times and on the terms required to support MainSource's and Cheviot's future businesses; and

  •
  the impact on MainSource's or Cheviot's businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

        Additional factors that could cause MainSource's or Cheviot's results to differ materially from those described in the forward-looking statements can be found in MainSource's and Cheviot's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to MainSource or Cheviot or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. MainSource and Cheviot undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

        We caution you not to place undue reliance on the forward-looking statements.

 SPECIAL MEETING OF CHEVIOT'S STOCKHOLDERS

Date, Place, Time and Purpose

        Cheviot's board of directors is sending you this proxy statement/prospectus and proxy to use at the special meeting. At the special meeting, the Cheviot board of directors will ask you to vote on the Merger Proposal, the Merger-Related Executive Compensation proposal, and a proposal to adjourn the special meeting to solicit additional proxies, if necessary. Cheviot does not expect any other items of business to be presented at the special meeting. If other matters do properly come before the special meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

        The special meeting will be held on [    •    ], 2016, at [    •    ]   .m., Eastern Time, at 3723 Glenmore Avenue, Cincinnati, Ohio 45211.

Record Date, Voting Rights, Quorum and Required Vote

        Cheviot has set the close of business on [    •    ], 2016, as the record date for determining the holders of Cheviot common stock entitled to notice of and to vote at the special meeting. Only Cheviot stockholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were [    •    ] shares of Cheviot common stock outstanding and entitled to vote at the special meeting. Each share of Cheviot's common stock is entitled to one vote at the special meeting on all matters properly presented.

        The holders of a majority of the outstanding shares of Cheviot's common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, stockholders who abstain, cast broker non-votes, or withhold authority to vote on one or more of the proposals will be deemed present at the special meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting.

        Approval of the Merger Proposal will require the affirmative vote of more than a majority of Cheviot's issued and outstanding shares. Broker non-votes and abstentions from voting will have the same effect as a vote against the Merger Proposal. The directors and executive officers of Cheviot (and their affiliates), as a group, owned with power to vote [    •    ] shares of Cheviot common stock, representing approximately [    •    ]% of the outstanding shares of Cheviot common stock as of the record date. This does not include Cheviot shares held by the ESOP or the stock fund in the 401(k) Plan for which First Bankers Trust Services, Inc. serves as trustee. In connection with the execution of the Merger Agreement, the directors and executive officers of Cheviot each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director or executive officer jointly with another person or by such director's or executive officer's spouse or over which he has voting influence or control to be voted, in favor of the Merger.

        The Merger-Related Executive Compensation proposal and the proposal to adjourn or postpone the special meeting for the purpose of allowing additional time for the solicitation of proxies from stockholders to approve the Merger Proposal requires more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will have no effect on the Merger-Related Executive Compensation proposal or the proposal to adjourn or postpone the special meeting.

Voting and Revocability of Proxies

        You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement/prospectus); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the special meeting). To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your proxy vote at the special meeting.

        If your shares are held in "street name" by a bank, brokerage firm, or other nominee, you are considered the beneficial owner of shares held in "street name." As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee on how to vote your shares of Cheviot stock. To vote your shares in person at the special meeting, you must obtain a signed proxy from your bank, brokerage firm or other nominee giving you the right to vote your shares. To obtain such a proxy, you should follow the instructions provided by your bank, brokerage firm or other nominee.

        Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Proposal, the approval of the Merger-Related Executive Compensation and the adjournment of the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted "FOR" approval of the Merger Proposal, "FOR" the Merger-Related Executive Compensation proposal, and "FOR" adjournment of the special meeting, if necessary.

        You may revoke your proxy before it is voted by:

  •
  filing with the Secretary of Cheviot a duly executed revocation of proxy;

  •
  submitting a new proxy with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone); or

  •
  voting in person at the special meeting.

        Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Cheviot Financial Corp., 3723 Glenmore Avenue, Cincinnati, Ohio 45211, Attention: Secretary.

        The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is [    •    ] p.m. Eastern Time on [    •    ], 2016.

Voting of Shares Held in Cheviot's ESOP

        Cheviot maintains the ESOP which owns [    •    ]% of Cheviot's common stock. If you participate in the ESOP, you will receive a voting instruction card that reflects all shares allocated to your account under the ESOP that you may instruct the Trustee to vote. Unallocated shares of Cheviot common stock held by the ESOP trust and allocated shares for which no timely or complete voting instructions are received will be voted by the Trustee as directed by the Committee. The deadline for returning your voting instructions to the Trustee will be indicated in the instruction card.

Voting of Shares Held in Cheviot's 401(k) Plan

        Cheviot maintains the 401(k) Plan which owns approximately [    •    ]% of Cheviot's common stock. If you have investments in the Cheviot stock fund under the 401(k) Plan, you will receive a voting instruction card that reflects all shares you may instruct the Trustee to vote under the 401(k) Plan. Shares held in the 401(k) Plan for which no timely or complete voting instructions are received will be voted by the trustee as directed by Cheviot. The deadline for returning your voting instructions to the Trustee will be indicated in the instruction card.

Solicitation of Proxies

        Cheviot will pay the costs of the distribution of this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers and employees of Cheviot may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Cheviot will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Recommendation of Cheviot's Board of Directors

        The board of directors of Cheviot has unanimously approved the Merger Agreement and the transactions contemplated by it. The Cheviot board of directors believes that the Merger Agreement, the Merger, and the transactions contemplated thereby are in the best interests of Cheviot and its stockholders, and recommends that Cheviot stockholders vote "FOR" the Merger Proposal, "FOR" approval of the Merger-Related Executive Compensation proposal, and "FOR" adjournment of the special meeting, if necessary.

        See "Proposal 1—The Merger—Background of the Merger" and "—Cheviot's Reasons for the Merger and Recommendation of the Board of Directors" beginning on page [    •    ] for a more detailed discussion of the Cheviot board of directors' recommendation with regard to the Merger Proposal.

Other Matters

        Cheviot is unaware of any matter to be presented at the special meeting other than the Merger Proposal, the proposal to approve, on an advisory basis, the Merger-Related Executive Compensation, and the proposal to approve one or more adjournments of the special meeting, if necessary. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed and dated proxies in accordance with their judgment on any such matter. Proxies that have been designated to vote against the Merger Proposal will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Merger Proposal.

INFORMATION ABOUT THE COMPANIES

MainSource Financial Group, Inc.

  MainSource Financial Group, Inc.
  2105 North State Road 3 Bypass
  Greensburg, Indiana 47240
  (812) 663-6734

        MainSource is a financial holding company with assets of approximately $3.3 billion. MainSource operates 85 full service offices throughout Indiana, Illinois, Kentucky and Ohio through its community focused Indiana chartered commercial banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, MainSource provides various related financial services. MainSource common stock is listed on the NASDAQ Global Select Market (under the symbol: "MSFG"). As of September 30, 2015, MainSource had approximately $3.3 billion in assets, $2.1 billion in loans, $2.6 billion in deposits and $378 million of total equity.

        Additional information about MainSource and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled "Where You Can Find More Information" beginning on page [    •    ].

Cheviot Financial Corp.

  Cheviot Financial Corp.
  3723 Glenmore Avenue
  Cincinnati, Ohio 45211
  (513) 661-0457

        Cheviot is a Maryland corporation and a registered savings and loan holding company under the Home Owners' Loan Act, as amended. Cheviot was incorporated in September 2011 and completed its second-step conversion and related public stock offering in January 2012. Cheviot common stock is listed on the NASDAQ Capital Marked (under the symbol "CHEV"). As of September 30, 2015, Cheviot had approximately $576.6 million in assets, $365.1 million in loans, $459.9 million in deposits and $96.9 million of total equity.

        Cheviot is the holding company of Cheviot Savings Bank. Cheviot Savings Bank was founded in 1911 as an Ohio-chartered savings and loan association. Cheviot Savings Bank operates 12 full service offices, including its main office, in greater Cincinnati, Ohio. Cheviot Savings Bank offers traditional personal and business banking products and services, including checking, savings, business, and health savings accounts, as well as debit and credit cards, online banking, remote deposit capture and certificates of deposit. Cheviot Savings Bank's primary business activity is the origination of one- to four-family real estate loans and to a lesser extent, the origination of construction, multi-family, commercial real estate and consumer loans.

        Additional information about Cheviot and its subsidiary is included in documents incorporated by reference into this document. For more information, see the section entitled "Where You Can Find More Information" beginning on page [    •    ].

Securities Ownership of Certain Beneficial Owners and Management of Cheviot

        The following table shows, as of February 2, 2016, the beneficial ownership of Cheviot common stock of each person who beneficially owns more than 5% of Cheviot's outstanding common stock, each Cheviot director, each of the executive officers of Cheviot and all of Cheviot's directors and executive officers as a group. Except as otherwise noted, each individual has sole investment and voting power with respect to the shares of common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
Cheviot Financial Corp. Employee Stock Ownership Plan	493,013	(3)	7.2%
Steven R. Hausfeld	54,044	(4)	*
Mark T. Reitzes	10,854	(5)	*
J. David Rosenberg	48,977		*
John T. Smith	36,813	(6)	*
James E. Williamson	24,581	(7)	*
Timothy J. Beck	16,613	(8)	*
Daniel C. James	2,500	(9)	*
Kevin M. Kappa	74,310	(10)	1.0%
Jeffrey J. Lenzer	70,024	(11)	1.0%
Scott T. Smith	119,250	(12)	1.8%
Patricia L. Walter	49,678	(13)	*
All Directors and Executive Officers as a Group (11 persons)	507,644	(14)	7.5%
Wellington Management Co. 280 Congress Street Boston, Massachusetts 02210	654,011	(15)	9.6%
Seidman and Associates, L.L.C. Seidman Investment Partnership, L.P. Seidman Investment Partnership II, L.P. LSBK06-08, L.L.C. Broad Park Investors, L.L.C. CBPS, L.L.C. 2514 Multi-Strategy Fund, L.P. Veteri Place Corporation Sonia Seidman Lawrence B. Seidman 100 Misty Lane, 1st Floor Parsippany, New Jersey 07054	535,383	(16)	7.9%

*
Indicates beneficial ownership of less than 1%.

(1)
The address of all persons and the Employee Stock Ownership Plan listed is: c/o Cheviot Financial Corp., 3723 Glenmore Avenue, Cincinnati, Ohio 45211.

(2)
Based on 6,802,944 shares of common stock outstanding as of the voting record date.

(3)
These shares are held in a suspense account and are allocated among participants annually on the basis of compensation as the ESOP debt is repaid. As of the record date, 343,413 shares have been allocated to ESOP participants. The Employee Stock Ownership Plan Committee directs the vote of all unallocated shares and shares allocated to participants if timely voting directions are not received for such shares, and votes such shares in the same proportion as the allocated shares are voted. Messrs. Reitzes and Smith disclaim beneficial ownership for share voted by the ESOP.

(4)
These shares include 350 shares owned by Mr. Hausfeld's spouse for which he does not have voting or investment power and disclaims beneficial ownership. These shares include 171 shares as to which Mr. Hausfeld has shared voting and investment power. Includes 306 shares of unvested restricted stock and options to acquire 13,438 shares which were exercisable within 60 days of the record date.

(5)
These shares include 3,243 unvested shares of restricted stock.

(6)
These shares include 2,142 shares of common stock owned by Mr. Smith's spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership and options to acquire 5,000 shares which were exercisable within 60 days of the record date.

(7)
These shares include 751 shares of common stock owned by Mr. Williamson's spouse for which he does not have voting or investment power and options to acquire 5,000 shares which were exercisable within 60 days of the record date.

(8)
These shares include 4,413 shares of common stock allocated to Mr. Beck's account under the 401(k) Plan, 4,270 as a participant in the ESOP and 140 unvested shares of restricted stock. Includes options to acquire 4,080 shares which are exercisable within 60 days of the record date.

(9)
These shares include 2,500 unvested shares of restricted stock.

(10)
These shares include 7,185 shares of common stock owned by Mr. Kappa's spouse for which he does not have voting or investment power, 500 shares owned by Mr. Kappa's children and 9,131 shares of common stock allocated to Mr. Kappa's account under the 401(k) Plan and 16,114 as a participant in the ESOP. Includes options to acquire 7,200 shares which are exercisable within 60 days of the record date.

(11)
These shares include 3,772 shares of common stock owned by Mr. Lenzer's spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership, 17,529 shares of common stock allocated to Mr. Lenzer's account under the 401(k) Plan and 17,580 as a participant in the ESOP. Includes options to acquire 7,200 shares which are exercisable within 60 days of the record date.

(12)
These shares include 23,269 shares of common stock owned by Mr. Smith's spouse for which he does not have voting or investment power, 2,534 shares owned by Mr. Smith's children, 11,585 shares of common stock allocated to Mr. Smith's account under the 401(k) Plan and 14,465 as a participant in the ESOP. Includes options to acquire 7,200 shares which are exercisable within 60 days of the record date. Includes 66,931 shares pledged a collateral.

(13)
These shares include 2,750 shares of common stock owned by Ms. Walter's spouse for which she does not have voting or investment power, 375 shares owned by Ms. Walter's children, 19,102 shares of common stock allocated to Ms. Walter's account under the 401(k) Plan and 6,449 as a participant in the ESOP and 2,699 unvested shares of restricted stock. Includes options to acquire 11,653 shares which are exercisable within 60 days of the record date.

(14)
These shares include shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership. In the aggregate, our directors and executive officers disclaim beneficial ownership of and do not have voting or investment power for 43,799 of the shares.

(15)
Based upon a Schedule 13G filed on February 12, 2015. Wellington Management Co. claims shared voting and dispositive power over all shares beneficially owned

(16)
Based on a Schedule 13D/A filed on October 23, 2014.

PROPOSAL 1—THE MERGER

        The detailed terms of the Merger are contained in the Merger Agreement attached as Annex A to this document. The following discussion and the discussion under the caption "The Merger Agreement" describe the more important aspects of the Merger and the material terms of the Merger Agreement. These descriptions are only a summary and are qualified in their entirety by reference to the Merger Agreement, which is attached as Annex A. You are urged to read the Merger Agreement carefully because it is the legal document that actually governs your rights in the Merger.

Structure of the Merger

        Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, Cheviot will merge with and into MainSource, with MainSource as the surviving corporation. The separate existence of Cheviot will terminate as a consequence of the Merger. The articles of incorporation and bylaws of MainSource as of the effective time will continue to be the articles of incorporation and bylaws of MainSource after the Merger, until such articles of incorporation and bylaws are further amended as provided by applicable law. The MainSource common shares will continue to be listed on the NASDAQ Global Select Market under the symbol "MSFG."

Management

        The directors and officers of MainSource immediately prior to the Merger will be the directors and officers of MainSource after the Merger until they resign or until their successors are duly elected and qualified. In addition, subject to the director nomination process of the MainSource Nominating/Corporate Governance Committee, one individual who is a director of Cheviot as of November 23, 2015 and as of the effective time of the Merger and is designated by MainSource and MainSource Bank, in consultation with Cheviot, will be become a director of MainSource and MainSource Bank effective as of the first board meeting following the effective date of the Merger.

Bank Merger

        Immediately following the Merger of MainSource and Cheviot, Cheviot Savings Bank will merge with and into MainSource Bank, with MainSource Bank as the surviving entity. As a result of the Bank Merger, branches of Cheviot Savings Bank will become branches of MainSource Bank.

Effective Date of Merger

        The parties expect that the Merger will be effective during the second quarter of 2016, or as soon as possible after the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods. The Merger will be completed legally by the filing of the articles of merger with the Indiana Secretary of State and with the Maryland State Department of Assessments and Taxation. If the Merger is not consummated by September 23, 2016, the Merger Agreement may be terminated by either Cheviot or MainSource, unless the failure to consummate the Merger by this date is due to the material breach by the party seeking to terminate the Merger Agreement of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement. See "—Conditions to the Merger."

Background of the Merger

        As part of its ongoing consideration and evaluation of Cheviot's long-term prospects and strategy, Cheviot's Board of Directors and senior management have periodically reviewed and assessed strategic opportunities and challenges. The Board of Directors has considered the difficulty in profitably growing and operating a financial institution under current economic and competitive conditions. At the same time, like other small financial institutions, Cheviot has experienced increasing costs for technology and regulatory compliance. The Board of Directors and management have considered both internal growth strategies and strategic business combinations as means of achieving economies of scale.

        On February 9, 2015, Interim President and Chief Executive Officer Mark T. Reitzes and Director J. David Rosenberg met with the President and Chief Executive Officer of a smaller financial institution located in Cincinnati, Ohio, at the request of the financial institution. The parties discussed various items, including loan participations, and the smaller financial institution alluded to the possibility of it raising significant capital to purchase Cheviot. Terms were not discussed. Messrs. Reitzes and Rosenberg reported the results of this discussion to the full Board of Directors.

        On March 24, 2015, Messrs. Reitzes and Rosenberg met with the President and Chief Executive Officer of another smaller financial institution headquartered in the greater Cincinnati, Ohio area, at the request of the financial institution. The parties discussed various items, including mergers and acquisitions in general. Messrs. Reitzes and Rosenberg reported the results of this discussion to the full Board of Directors.

        On March 27, 2015, Messrs. Reitzes and Rosenberg had a meeting with representatives of a Cincinnati-based financial institution, at the request of the financial institution. At this meeting, the parties discussed various items, including loan participations and premium deposit pricing offered by the other financial institution, and the other financial institution indicated its possible interest in purchasing two branch offices from Cheviot Savings Bank. The parties executed a confidentiality agreement on April 14, 2015.

        On April 13, 2015, Mr. Reitzes was contacted by another Cincinnati-based financial institution that expressed an interest in purchasing three of Cheviot Savings Bank's branch offices. The parties executed a confidentiality agreement on April 20, 2015, and the financial institution conducted due diligence on Cheviot Savings Bank's branch offices.

        On April 16, 2015, Mr. Reitzes and Director Steven Hausfeld met with the Chairman of a financial institution headquartered in the greater Cincinnati, Ohio area and similar in asset size to Cheviot, at the request of the financial institution. The parties generally discussed the possibility of a merger between the two institutions but terms were not discussed. Messrs. Reitzes and Hausfeld reported the results of this discussion to the full Board of Directors. Cheviot Savings Bank and this financial institution engaged in loan participations following this meeting, but the other financial institution did not initiate further merger discussions.

        On April 21, 2015, at its regular board meeting, the Board of Directors reviewed data provided by a nationwide accounting firm that summarized operating information for the year ended December 31, 2015 for all financial institutions located in Ohio. The data indicated that Cheviot's return on average assets, yield on earning assets and net interest margin were below the median ratios for peer institutions (assets between $500 million and $1 billion). The board also discussed Mr. Reitzes' recent discussions regarding the sale of branch offices.

        On April 28, 2015, at its regular board meeting following the 2015 Annual Meeting of Stockholders, the Board of Directors met with representatives of Keefe, Bruyette and Woods, Inc. ("KBW") as part of the board's ongoing assessment of Cheviot's strategic opportunities and challenges. KBW is a nationally recognized investment banking firm with substantial experience advising financial institutions, including with respect to mergers and acquisitions. In addition, KBW was acquired in 2013 by Stifel Financial Corp., which had previously served as financial advisor to Cheviot in its "second-step" conversion and related stock offering that was completed in 2011. At this meeting, KBW reviewed the banking industry in general as well as compared Cheviot's operating results to those of certain other publicly traded national and regional financial institutions, and the board and KBW discussed various potential business strategies, including special dividends, stock repurchases, branch restructuring. The board also discussed the mergers and acquisitions market for Cheviot both as an acquiror and a target institution.

        On May 19, 2015, Messrs. Reitzes and Hausfeld met with the Chief Executive Officer and a director of a financial institution located in the greater Cincinnati, Ohio market area that was smaller in asset size than Cheviot Financial. The meeting was held at the request of the financial institution. The parties discussed general matters, including operating as public companies, but did not discuss mergers or acquisitions. Messrs. Reitzes and Hausfeld updated the board as to this discussion at the upcoming board meeting.

        On May 21, 2015, the financial institution that was interested in purchasing two of Cheviot Savings Bank's branch offices sent Cheviot Savings Bank a proposal to pay a 2% deposit premium on all deposits held at the branch offices and to purchase $8.2 million of accruing loans, subject to conducting due diligence. On June 5, 2015, the financial institution that was interested in purchasing three of Cheviot Savings Bank's branch offices sent Cheviot Savings Bank a letter of intent outlining its proposal, which consisted of acquiring deposits at a premium of 3% to 5% for "Core Deposits" (defined as demand deposits, NOW accounts, money market accounts and savings accounts, with no premium paid on certificates of deposit. The financial institution would also acquire up to $53 million of loans at par.

        On May 29, 2015, the Board of Directors of Cheviot Financial held a special meeting to discuss capital and strategic alternatives. The meeting was attended by representatives of KBW. This discussion included consideration of whether conducting stock repurchases at then-current trading prices would provide value to the remaining stockholders, and whether using capital to conduct repurchases was consistent with the need for capital to support potential growth. The Board of Directors also discussed the risks involved in growing its commercial loan portfolio.

        On June 16, 2015, Mr. Reitzes and Director Rosenberg met with the President of a financial institution headquartered in the greater Cincinnati, Ohio area ("Company A"), along with an investment banker who invited Cheviot and arranged the meeting between the parties. The parties discussed Cheviot's operations and other general matters but did not discuss a merger transaction. Messrs. Reitzes and Rosenberg reported the results of this discussion to the full Board of Directors.

        At the June 16, 2015 regular board meeting, Mr. Reitzes updated the board as to the discussions he held regarding the sale of branch offices. Mr. Reitzes had contacted KBW regarding these discussions. The board also discussed Cheviot's strategic plan and operations. The board determined that Mr. Reitzes should contact KBW so that the board and KBW could discuss the mergers and acquisitions market and Cheviot continuing to operate on a standalone basis. The board determined not to act on the potential branch sales at that time pending further discussion and input from KBW. Based on this decision, Mr. Reitzes contacted KBW on June 17, 2015.

        On June 22, 2015, a financial advisor contacted Mr. Reitzes to initiate discussions between Cheviot and a larger financial institution headquartered in Kentucky ("Company B"). Although Company B was not available for discussions at that time, the parties remained in contact, and were able to meet at the KBW Community Bank Investor Conference, discussed below.

        At a special meeting held June 25, 2015, the board reviewed the outline of a process for determining what interest other financial institutions might have in a transaction with Cheviot. The meeting was attended by representatives of KBW. KBW discussed with the board 17 financial institutions with assets greater than $1.0 billion that Cheviot might consider contacting as potential purchasers of Cheviot. These institutions had either a presence in the Cincinnati, Ohio market area or a perceived interest in establishing a presence in the Cincinnati, Ohio market area, and appeared to have the resources to pursue a potential merger with Cheviot and the ability to execute and complete such a transaction. The board also discussed four other institutions and the reasons why they were not likely purchasers. The list of 17 potential bidders included MainSource, Company A and Company B.

        On July 13, 2015, the financial advisor who had arranged the meeting between Cheviot and Company A contacted Mr. Reitzes to inquire as to whether Cheviot would be willing to enter into an exclusivity agreement with Company A for merger negotiations. The financial advisor set up a meeting on July 16, 2015 between Mr. Reitzes, Director Rosenberg and the Chairman and Chief Executive Officer and the President of Company A, along with the financial advisor. The parties discussed general matters, and Company A expressed its interest in acquiring Cheviot were Cheviot to pursue a merger, but no financial terms were discussed. Messrs. Reitzes and Rosenberg reported the results of this discussion to the full Board of Directors.

        On July 21, 2015, the Board of Directors of Cheviot held a special meeting that was attended by representatives of KBW. The board again reviewed the 17 potential merger partners (including Company A and Company B) previously discussed with the board by KBW that Cheviot might consider contacting. There was a discussion regarding the upcoming KBW Community Bank Investor Conference, at which meetings would be held with some of the financial institution holding companies that KBW had previously discussed with the board. These meetings were scheduled by KBW as an opportunity for representatives of management and the board of directors to introduce Cheviot to potentially interested parties. It was noted that only public information about Cheviot would be provided and discussed. Counsel discussed the fiduciary obligations of the Board of Directors with respect to merger transactions, and the board voted to engage KBW as Cheviot's financial advisor with respect to a possible merger transaction.

        On July 28, 2015 and July 29, 2015, President and Chief Executive Officer Reitzes, Directors J. David Rosenberg and John T. Smith and Chief Financial Officer Scott Smith attended the KBW Community Bank Investor Conference. These individuals met with representatives of seven financial institution holding companies, including MainSource and Company B, providing public information about Cheviot. Shortly thereafter, Company B contacted KBW to request that Company B be contacted if Cheviot conducted a merger process.

        Following discussion with KBW on July 30, 2015, the Board of Directors of Cheviot held a special meeting on August 4, 2015. The board discussed the results of the meetings at the KBW Community Bank Investor Conference and authorized Mr. Reitzes to execute non-disclosure agreements with interested merger partners. On August 5, 2015, Mr. Reitzes informed KBW of this decision so that KBW could initiate contacting potential merger partners.

        At Cheviot's direction, between August 7, 2015 and August 12, 2015, KBW contacted 18 financial institution holding companies to determine their level of interest in a possible strategic partnership with Cheviot. The financial institution holding companies contacted included all 17 entities initially identified as potential purchasers and, with Cheviot's approval, one other financial institution holding company with operations in Ohio but not in the Cincinnati market area. The financial institution holding companies contacted also included all seven entities with whom meetings were held at the KBW Community Bank Investor Conference. Eleven of the 18 parties, including MainSource, indicated an interest and were sent customary non-disclosure agreements that identified Cheviot as the target financial institution. Cheviot, with the assistance of counsel, negotiated and executed non-disclosure agreements with ten of these potential merger parties. On August 13, 2015, each of these ten parties were sent a confidential information memorandum containing information about Cheviot and on August 17, 2015 a virtual data room containing additional information about Cheviot was opened and access was granted to each of these ten parties. Parties were given until August 28, 2015 to submit non-binding indications of interest.

        At a special board meeting held August 18, 2015, the Board of Directors discussed with KBW the process to date, and reviewed the publicly available financial information and market performance of the nine parties who had accessed the virtual data room.

        On August 25, 2015, members of Cheviot's management and representatives of the board of directors held a conference call with representatives of one of the financial institutions who had executed a non-disclosure agreement and accessed the virtual data room. The conference call was held to answer additional due diligence questions from the financial institution.

        On August 28, 2015, MainSource submitted an indication of interest with pricing range of between $16.50 to $18.00 per share of Cheviot common stock. MainSource indicated its preference that 75% of the shares of Cheviot common would be exchanged for stock consideration and 25% of the shares of Cheviot common stock be exchanged for cash consideration. MainSource would consider adding a member of Cheviot's board of directors to MainSource's board of directors, would establish a greater Cincinnati advisory board and would consider adding members of Cheviot's board of directors to the advisory board. On that same day, Company B submitted an indication of interest with a pricing range of between $16.00 to $17.00 per share of Cheviot common stock. Fifty percent of the shares of Cheviot common would be exchanged for the stock consideration and 50% of the shares of Cheviot common stock would be exchanged for the cash consideration. The board could determine whether stockholders would be provided with an election to choose the stock consideration or the cash consideration. Company B would not offer board representation to any member of Cheviot's board of directors.

        At a special meeting held August 31, 2015, the Board of Directors discussed with KBW the process to date, and KBW reported on the two indications of interest that had been received. KBW also informed the board that a third interested party ("Company C") had indicated that it intended to submit an indication of interest. This indication of interest was submitted September 2, 2015 and contained a fixed price of $16.00 per share of Cheviot common stock, which would be paid in a combination of stock and cash in amounts to be determined. Company C would establish an advisory board for all members of Cheviot's board of directors. Advisory board members would serve for 12 months and would be paid fees consistent with the fees currently received by the Cheviot board of Directors. KBW informed the board of the receipt of this third indication of interest at a board meeting held September 2, 2015.

        On September 8, 2015, Messrs. Reitzes and Hausfeld again met with the Chief Executive Officer and a director of a financial institution located in the greater Cincinnati, Ohio market area with whom Messrs. Reitzes and Hausfeld had previously met on May 19, 2015. The meeting was held at the request of the financial institution. The parties discussed general matters, including operating as public companies, but did not discuss mergers or acquisitions. Messrs. Reitzes and Hausfeld updated the board as to this discussion at the upcoming board meeting.

        A special board meeting was held September 9, 2015 to review the indications of interest from MainSource, Company B and Company C. The board discussed the feedback that had been received by KBW during the process, including Cheviot's strengths and weaknesses as perceived by potential interested parties. Strengths included an attractive market area with Cheviot being one of the few remaining entry vehicles into that market, potential minimum franchise disruption due to a lack of geographical overlap, and Cheviot's beginning to develop a commercial lending business. Weaknesses included buyers' skepticism as to projected earnings and commercial loan growth, the investment that would be required to upgrade Cheviot Savings Bank's branch network, a higher cost deposit mix that was too reliant on certificates of deposit for funding, and potential asset quality and regulatory issues associated with projected commercial lending growth. The board compared the pricing metrics of the offers against those of selected nationwide merger transactions (transactions announced since January 1, 2012 with disclosed deal values between $50 million and $500 million and target tangible common equity to tangible assets greater than 12.0%) and selected regional transactions (transactions announced since January 1, 2013 in Kentucky, Ohio and Indiana with deal values greater than $10 million).

        The board reviewed a financial and business overview of the three bidding parties and selected pro forma financial information of the three parties following the completion of a merger with Cheviot. The board also discussed the regulatory and business risk associated with remaining independent and executing a business plan to deliver increased value to stockholders, and considered comments that members of the board of directors had received from stockholders with respect to Cheviot's ability to provide value to stockholders as an independent company. Specifically, the board considered strategies to address Cheviot Savings Bank's overhead efficiency, such as potentially closing and consolidating branch offices, while also increasing profitability by growing deposits and loans at the same time. The board noted that increased short-term profitability could be affected by unanticipated loan charge-offs, and Cheviot Savings Bank could take on significant interest rate risk if it were required to fund short-term loan growth with short-term Federal Home Loan Bank advances. The board also discussed Cheviot Savings Bank's limited experience with commercial lending.

        Counsel again discussed with the board its fiduciary duties, and the board voted to continue the merger process by inviting all three bidding parties for in-person due diligence.

        Over the next few weeks, legal counsel for Cheviot, with input from senior management of Cheviot and KBW, began preparing a draft merger agreement that would be provided to the three bidding parties with a request that the parties submit a marked copy of the agreement when submitting revised indications of interest. At a special meeting of the Board of Directors held October 13, 2015, legal counsel reviewed the draft merger agreement in detail with the Board of Directors. Legal counsel again discussed the fiduciary obligations of the Board of Directors with respect to merger transactions. Following this meeting, legal counsel revised the draft merger agreement with input from senior management of Cheviot and KBW and provided an updated draft to the Board of Directors.

        Beginning October 1, 2015 and continuing over the next few weeks, MainSource, Company B and Company C conducted further due diligence on Cheviot.

        At Cheviot's direction, KBW provided the draft merger agreement to the three bidding parties, and the three bidding parties were instructed to return updated indications of interest, as well as draft merger agreements. On October 19, 2015, MainSource submitted an updated indication of interest that offered 0.6916 shares of MainSource common stock or $15.00 in cash for each share of Cheviot common stock, with a cash/stock election for Cheviot stockholders subject to the requirement that 50% of the shares of Cheviot common stock be exchanged for MainSource common stock and 50% of the shares of Cheviot common stock be exchanged for the cash consideration. On October 20, 2015, Company C submitted a letter withdrawing its initial indication of interest pending its ability to conduct further due diligence on Cheviot Savings Bank's loan portfolio. Company C was advised that it could continue to conduct such due diligence, but that Cheviot was continuing its process with other bidders. On October 21, 2015, Company B verbally advised KBW that it was withdrawing its indication of interest as a result of its due diligence on Cheviot. Company B noted that Cheviot's recent commercial loan originations were not consistent with Company B's commercial lending strategies and would be allowed to run off following a merger.

        The Board of Directors held a special meeting on October 21, 2015 to review the merger process to date, and discussed that Company B and Company C had withdrawn their indications of interest, but that Company C would continue due diligence with a view to submitting a revised proposal.

        The board then discussed in detail MainSource's updated offer, which represented an implied price of $15.03 per share of Cheviot common stock based upon MainSource's closing stock price as of October 20, 2015. The board reviewed an updated overview of MainSource and selected pro forma financial information of MainSource following the completion of a merger with Cheviot.

        The board discussed the risks of remaining independent, including the risks associated with achieving budgeted results, as well as the risk that execution of its business plan over the next few years would not necessarily result in a higher stock price for Cheviot stockholders or a higher current value compared to the offer from MainSource. Additionally, the board noted that the cash and stock election offered by MainSource would provide stockholders with the opportunity for a liquidity event or the opportunity to remain an investor in a larger company, and the price offered represented a significant return to stockholders who had invested in Cheviot's stock offering as part of its "second-step" mutual-to-stock conversion. Following this discussion, the board voted to negotiate a definitive merger agreement with MainSource.

        Counsel for MainSource provided a revised draft of the merger agreement on October 29, 2015, and, at a special meeting held November 2, 2015 and attended by legal counsel and KBW, the Board of Directors reviewed the merger agreement in detail with legal counsel. Under the revised agreement, MainSource would add one member of Cheviot's board of directors to MainSource's board of directors, subject to the director nomination process of MainSource's Nominating/Corporate Governance Committee.

        The parties continued negotiations regarding the terms of the merger agreement and exchanged drafts of and comments on the merger agreement. Members of senior management, along with legal counsel, conducted reverse due diligence at MainSource's offices on November 12, 2015. Representatives of KBW also attended. At a special meeting that was held November 13, 2015, the board discussed the results of reverse due diligence. The board was also informed by KBW that it had been contacted by a representative of Company C about submitting a revised indication of interest, but no such indication had yet been received. The board also discussed the latest draft of the merger agreement.

        At a special meeting that was held November 17, 2015, the board discussed MainSource's proposals for the continued service of certain officers for a period of up to one year following completion of the merger. Also, on November 17, 2015, KBW received a revised indication of interest from Company C, which the board discussed at a special meeting that was held November 18, 2015. Company C offered stock and cash valued at $15.50 per share of Cheviot stock, but had not established an exchange ratio for the stock component of the offer. The remaining terms of Company C's indication of interest remained unchanged from its initial indication of interest. At that time, MainSource's offer had an implied value of $15.66 per share of Cheviot stock based on recent increases in MainSource's stock price. In an effort to maintain the interest of multiple parties, the board determined that KBW should instruct Company C to submit a draft merger agreement by November 20, 2015 if it were still interested in a transaction with Cheviot.

        Company C provided KBW with a draft merger agreement on November 20, 2015. The agreement submitted by Company C did not include pricing information. The board discussed how Company C had used its own form of merger agreement, which would require Cheviot and its advisors to start a new review and negotiation process, and how Cheviot would need to conduct reverse due diligence. The agreement included a requirement that Cheviot Savings Bank sell $75 million of its loan portfolio as a condition to closing a transaction. The board also discussed the remaining open items in negotiating with MainSource, the risk of losing a transaction with MainSource should the board determine to begin negotiations with Company C, and the possibility that failed negotiations with Company C could result in no transaction for Cheviot after having conducted an extensive search for potential acquirers for Cheviot. The board determined that KBW should contact Company C and inform Company C that it was not precluded from continuing discussions with Cheviot but that Cheviot would not begin negotiations with Company C at that time.

        On November 22, 2015, a representative of Company C's financial advisor contacted KBW to inform KBW that Company C was considering increasing its offer by between $0.10 and $0.25 per share if Cheviot would negotiate exclusively with Company C. Company C had not actually increased its offer at this time, nor was it fixing an exchange ratio at this time. A senior executive officer of Company C also contacted President and Chief Executive Officer Reitzes to relay the same message. Company C's financial advisor also provided limited clarification as to the proposed $75 million loan sale (it would consist of 30 year fixed-rate mortgage loans) but no pricing or loan selection information was provided. As a result of these calls, the board called a special meeting on November 22, 2015. The board discussed these developments, and how Company C's current offer ($15.61 per share) was still not higher than MainSource's offer. The board agreed that MainSource's offer was still the best offer at that time, but the board would wait to see if Company C increased its price and consider any changes. The board discussed potential outcomes if it stopped negotiations with MainSource to pursue negotiations with Company C, but agreed that any such outcomes were hypothetical unless Company C actually increased its offer.

        On November 23, 2015, the Board of Directors held a special meeting. KBW indicated that it had had discussions with Company C's financial advisor, who indicated that Company C would be sending a revised indication of interest, increasing its offer by $0.15 per share. Legal counsel updated the Board of Directors as to the status of negotiations with Mainsource, and again discussed the board's fiduciary duties in the context of a merger transaction. At this meeting, KBW reviewed the financial aspects of the proposed merger and, at the request of the board, rendered to the board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Cheviot common stock.

        During this meeting, KBW received an updated offer letter from Company C. The Board of Directors reviewed the updated offer letter, which proposed a purchase price of $15.65 per Cheviot share anticipated by Company C to be paid in the form of a mixture of cash and shares of Company C common stock. The updated offer letter provided for a fixed exchange ratio for the stock portion of the consideration. In addition, KBW had been previously informed by representatives of Company C that the consideration would be paid 40% in cash, so it was assumed that the cash portion of the consideration on a per share basis would be $6.26 based on the stated purchase price of $15.65 per Cheviot share in Company C's updated offer letter. The board discussed how the bid letter did not provide any further clarification on Company C's requirement for Cheviot Savings Bank to sell up to $75 million of loans, and that the bid letter provided for a breakup fee of 4.0% of the value of the transaction compared to MainSource's current breakup fee, which equaled 3.7% of the value of the transaction. The board also discussed that Company C had provided their own form of merger agreement, which would require extensive negotiations, including management's, legal counsel's and the board's thorough review of the representations and warranties to ensure their accuracy and the proper preparation of disclosure schedules, as well as any negotiations as to any other matters that would be similar to negotiations with MainSource. Further, the board believed that such negotiations would take time, and that a delay could put MainSource's offer at risk and could result in a change in MainSource's pricing that may not be at the same pricing that had resulted from recent favorable changes in stock prices. Based on intraday trading prices that were current during this part of the meeting, MainSource's offer was $15.70, while Company C's offer (assuming the cash portion of the consideration on a per share basis would be $6.26) was $15.78, which was less than a 1% difference between the two offers. The board determined to review the merger agreement and again discussed its fiduciary duties in reviewing both offers.

        Legal counsel reviewed the draft merger agreement with MainSource in detail. Following this review, the board again reviewed the comparative values of the MainSource and Company C offers, with Company C's offer being $0.10 per share higher ($15.83 compared to $15.73 based on intraday trading prices that were current during this part of the meeting), and whether such a price difference justified changing course to negotiate with Company C when the board was very close to reaching an agreement with MainSource. After further discussion, and taking into consideration the factors described under "—Cheviot's Reasons for the Merger," the Board of Directors voted unanimously to approve the merger agreement with MainSource in substantially the form presented, to recommend that Cheviot stockholders vote to approve the merger agreement and the Merger, and to authorize management, with the assistance of counsel, to finalize and execute the merger agreement and all related documents.

        Following approval of the Board of Directors, on November 23, 2015 the parties executed the merger agreement. Cheviot and MainSource issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on November 24, 2015.

Cheviot's Reasons for the Merger

        In determining that the Merger and the Merger Agreement were fair to and in the best interest of Cheviot and its stockholders, in authorizing and approving the Merger, in approving and adopting the Merger Agreement and in recommending that Cheviot stockholders vote for approval of the Merger Agreement, Cheviot's board of directors evaluated the Merger and the Merger Agreement in consultation with members of Cheviot's management, and with KBW and legal counsel, and also considered a number of factors that the Cheviot board of directors viewed as relevant to its decisions, including, without limitation, the following:

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  The business strategy and strategic plan of Cheviot, its prospects for the future, and its projected financial results.

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  A review of the risks and prospects of Cheviot remaining independent, including the challenges of the current financial, operating and regulatory climate.

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  Management's standalone financial projections, which estimated that, even if fully executed, Cheviot would not achieve through organic growth a comparable level of stockholder value that the Merger is expected to deliver.

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  Management's assessment of the considerable execution risks involved in attaining the performance levels assumed by the forecasts.

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  Conditions and activity in the mergers and acquisition market providing a unique window of opportunity with respect to a merger of Cheviot and delivering accelerated and enhanced stockholder value, as compared to organic growth.

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  The increasing costs associated with banking regulation, including the Dodd-Frank Act.

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  The anticipated costs associated with continuing to develop and enhance Cheviot's business capabilities.

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  The form and amount of the merger consideration, including the tax treatment of stock consideration and reduced volatility provided by cash consideration.

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  The purchase price per share to be paid by MainSource and the resulting valuation multiples.

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  Expected pro forma earnings per share accretion to the combined company.

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  Expected operating efficiencies.

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  The employment prospects for Cheviot's employees within the combined company.

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  MainSource's agreement to add one member of Cheviot's board of directors to MainSource's board of directors, subject to the director nomination process of MainSource's Nominating/Corporate Governance Committee.

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  Cheviot's and MainSource's shared values, common cultures and commitment to serve their clients and communities.

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  MainSource's historically strong financial condition and results of operations.

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  A review of the historical financial statements and condition of Cheviot and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheet of Cheviot.

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  The fact that the Merger would combine two established banking franchises to create a well-positioned community bank with nearly $4.0 billion in assets.

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  The anticipated future earnings growth of Cheviot compared to the potential future earnings growth of MainSource and the combined company.

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  The anticipated future trading value of the Cheviot shares of common stock compared to the value of the common stock merger consideration offered by MainSource, coupled with the mitigation of volatility and downside risk provided by the cash component of the merger consideration as well as the ability of Cheviot stockholders who desire liquidity to receive cash.

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  The prospects for increased loan growth opportunities and improved market demographics resulting from MainSource's market presence in the Cincinnati, Ohio metropolitan area.

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  The greater market capitalization of the combined organization and trading volume and liquidity of MainSource common stock in the event Cheviot stockholders desire to sell the shares of MainSource common stock to be received by them upon completion of the Merger.

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  The anticipated reduction in dividends to be received by Cheviot stockholders who receive stock consideration after completion of the Merger ($0.39 of annual dividends to be received following the merger based on the receipt of 0.6916 shares of MainSource common stock at MainSource's annual dividend rate of $0.56 per share compared to $0.40 of annual dividends per share paid by Cheviot), based on MainSource's current annual dividends per share, offset by MainSource's history of increasing its annual dividend rate.

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  The ability of MainSource to complete the Merger from a business, financial and regulatory perspective.

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  The geographic fit of the branch networks of the combined company.

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  The effects of the Merger on Cheviot Savings Bank's employees and customers.

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  The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company.

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  The ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company.

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  The likelihood of successful integration and operation of the combined company.

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  The likelihood of obtaining the stockholder and regulatory approvals needed to complete the transaction.

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  The analyses presented by Luse Gorman, PC as to the structure of the Merger, the Merger Agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that Cheviot (including its board of directors) employed in considering potential strategic alternatives, including the Merger with MainSource.

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  The results of the solicitation process conducted by Cheviot, with the advice and assistance of its advisors.

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  The offer from another financial institution that, at the time of the Board of Directors determining to enter into the Merger Agreement, reflected an implied price that was potentially higher than the price offered by MainSource (depending on then-current trading prices), the status of negotiations with MainSource at the time the offer was received and the possibility that MainSource's offer would not remain if Cheviot began negotiations with the other financial institution.

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  Certain structural protections included in the Merger Agreement, including:

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  the fact that the Merger Agreement does not preclude a third party from making an unsolicited proposal for an alternative takeover proposal with Cheviot and that, under certain circumstances more fully described under "—Additional Covenants of Cheviot and MainSource in the Merger Agreement—Agreement Not to Solicit Other Proposals," Cheviot may furnish non-public information to and enter into discussions with such third party regarding the alternative takeover proposal and the ability of the Cheviot board of directors to withdraw, amend or qualify its board recommendation of the merger or recommend a superior proposal or terminate the Merger Agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by Cheviot of $4.0 million, the amount of which was negotiated at arm's-length and was determined by the Cheviot board of directors to be reasonable; and

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  the covenant of MainSource to use its best efforts to obtain regulatory approval.

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  The financial presentation, dated November 23, 2015, of KBW to the Cheviot board of directors and the opinion, dated November 23, 2015, of KBW to the Cheviot board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Cheviot common stock of the merger consideration in the proposed merger, as more fully described below under "Opinion of Cheviot's Financial Advisor."

        The Cheviot board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed Merger, including, without limitation, the following:

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  The challenges of integrating Cheviot's business, operations and employees with those of MainSource.

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  The need to and likelihood of obtaining approval by stockholders of Cheviot and regulators in order to complete the transaction.

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  The risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings and revenue enhancements contemplated by the respective management teams.

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  The risks and costs associated with entering into the Merger Agreement and restrictions on the conduct of Cheviot's business before the merger is completed.

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  The possibility of a reduction in the trading price of MainSource common stock following the announcement of the Merger Agreement and prior to completion of the Merger.

  •
  The fact that a termination fee in the amount of $4.0 million would have to be paid to MainSource if Cheviot determined to terminate the Merger Agreement to accept a superior proposal or if MainSource determined to terminate the Merger Agreement due to Cheviot's material breach of its non-solicitation or cooperation obligations, willful breach of representations or warranties, failure to recommend or withdrawal or modification of its recommendation of the Merger Agreement, or entry into an acquisition agreement following its failure to obtain stockholder approval of the Merger Agreement.

  •
  The impact that provisions of the Merger Agreement relating to payment of a termination fee by Cheviot may have on Cheviot receiving an alternative takeover proposal.

  •
  The potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees.

  •
  The possibility of litigation in connection with the Merger.

        This discussion of the information and factors considered by Cheviot's board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the Cheviot board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger agreement, and the complexity of these matters, the Cheviot board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to Cheviot stockholders. Rather, the Cheviot board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Cheviot's management and outside legal and financial advisors. In addition, individual members of the Cheviot board of directors may have assigned different weights to different factors.

        Certain of Cheviot's directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of Cheviot's stockholders generally. The Cheviot board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to Cheviot stockholders. For a discussion of these interests, see "—Interests of Certain Directors and Officers of Cheviot in the Merger."

        For the reasons set forth above, Cheviot's board of directors has unanimously approved the Merger Agreement, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and Merger Consideration, are advisable and in the best interests of Cheviot, and unanimously recommends that Cheviot stockholders vote "FOR" the proposal to approve and adopt the Merger Agreement, "FOR" approval of the Merger-Related Executive Compensation proposal, and "FOR" the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

MainSource's Reasons for the Merger

        MainSource's board of directors unanimously concluded that the Merger Agreement is in the best interests of MainSource and its shareholders. In deciding to approve the Merger Agreement, MainSource's board of directors considered a number of factors, including, without limitation, the following:

  •
  the Merger represents a natural expansion of MainSource Bank into a market area which management believes is desirable and which MainSource Bank recently entered via de novo branching and its acquisition of The Merchants Bank and Trust Company, which had branches in Hamilton County, Ohio and eastern Indiana;

  •
  the Merger will significantly expand MainSource's presence in greater Cincinnati, moving it from No. 18 to No. 10 in deposit market share in the Cincinnati Metropolitan Statistical Area and from No. 20 to No. 7 in Hamilton County, Ohio;

  •
  MainSource Bank will have an opportunity for growth as a result of its provision of products and services to Cheviot's customers which are currently not offered by Cheviot;

  •
  the Merger, which will result in MainSource having over $3.9 billion in assets and over 90 locations, will create added scale, enhanced profitability and growth potential for MainSource;

  •
  Cheviot's community banking orientation and its perceived compatibility with MainSource and its subsidiaries;

  •
  a review of the demographic, economic, and financial characteristics of the market in which Cheviot operates, including existing and potential competition and the history of the market area with respect to financial institutions; and

  •
  management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Cheviot and Cheviot Savings Bank.

Effects of the Merger

        MainSource believes that, over the long term, the Merger will be beneficial to MainSource shareholders, including the current stockholders of Cheviot who will become MainSource shareholders if the Merger is completed. MainSource believes that one of the potential benefits of the Merger is the cost savings that may be realized by combining the two companies and integrating the Cheviot Savings Bank branches within the MainSource branch network, which savings are expected to enhance MainSource's earnings.

        MainSource expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the Merger, which will enable MainSource to achieve economies of scale in these areas. Promptly following the completion of the Merger, which is expected to occur during the second quarter of 2016, MainSource plans to begin the process of eliminating redundant functions and eliminating duplicative expenses.

        The amount of any cost savings MainSource may realize in 2016 and 2017 will depend upon how quickly and efficiently MainSource is able to implement the processes outlined above during the year.

        MainSource believes that it will achieve cost savings based on the assumptions that it will be able to:

  •
  consolidate two Cheviot Savings Bank branches with existing MainSource Bank branches;

  •
  reduce data processing costs;

  •
  reduce staff;

  •
  achieve economies of scale in advertising and marketing budgets;

  •
  reduce legal and accounting fees; and

  •
  achieve other savings through reduction or elimination of miscellaneous items such as Cheviot director fees, insurance premiums, travel and automobile expense, and investor relations expenses.

        MainSource has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

        MainSource also believes that the Merger will be beneficial to the customers of Cheviot as a result of the additional products and services offered by MainSource and its subsidiaries as a result of MainSource's increased lending capability and MainSource offering products and services not offered by savings and loan associations such as Cheviot.

Opinion of Cheviot's Financial Advisor

        Cheviot engaged Keefe, Bruyette & Woods, Inc. ("KBW") to render financial advisory and investment banking services to Cheviot, including an opinion to the Cheviot board of directors as to the fairness, from a financial point of view, to the holders of Cheviot common stock of the merger consideration to be received by such stockholders in the proposed merger of Cheviot with and into MainSource. Cheviot selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

        As part of its engagement, representatives of KBW attended the meeting of the Cheviot board held on November 23, 2015, at which the Cheviot board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Cheviot board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Cheviot common stock. The Cheviot board approved the Merger Agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Cheviot board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Cheviot common stock. It did not address the underlying business decision of Cheviot to engage in the merger or enter into the merger agreement or constitute a recommendation to the Cheviot board in connection with the merger, and it does not constitute a recommendation to any holder of Cheviot common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of Cheviot common stock, what election any such stockholder should make with respect to the cash consideration, the stock consideration, or any combination thereof), nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, stockholders' or affiliates' agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such stockholder.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and bearing upon the financial and operating condition of Cheviot and MainSource, including, among other things:

  •
  a draft of the Merger Agreement dated November 20, 2015 (the most recent draft then made available to KBW);

  •
  the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of Cheviot;

  •
  the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of Cheviot;

  •
  the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of MainSource;

  •
  the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of MainSource;

  •
  certain regulatory filings of Cheviot, Cheviot Savings Bank, MainSource and MainSource Bank, including the quarterly Call Reports on Forms FRY-9C and FFIEC 041, as applicable filed with respect to each quarter during the period beginning on March 31, 2012 and ended September 30, 2015;

  •
  certain other interim reports and other communications of Cheviot and MainSource to their respective stockholders and investors; and

  •
  other financial information concerning the businesses and operations of Cheviot and MainSource that was furnished to KBW by Cheviot and MainSource or which KBW was otherwise directed to use for purposes of KBW's analyses.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

  •
  the historical and current financial position and results of operations of Cheviot and MainSource;

  •
  the assets and liabilities of Cheviot and MainSource;

  •
  the nature and terms of certain other merger transactions and business combinations in the banking industry;

  •
  a comparison of certain financial and stock market information for Cheviot and MainSource with similar information for certain other companies the securities of which were publicly traded;

  •
  financial and operating forecasts and projections of Cheviot that were prepared by, and provided to KBW and discussed with KBW by, Cheviot management and that were used and relied upon by KBW at the direction of such management with the consent of the Cheviot board;

  •
  publicly available consensus "street estimates" of MainSource for 2015 through 2017, as well as the long term growth rates based thereon which were prepared by and provided to KBW by MainSource management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions and at the direction of Cheviot management with the consent of the Cheviot board; and

  •
  estimates regarding certain pro forma financial effects of the merger on MainSource (including, without limitation, the cost savings and related expenses expected to result from the merger) that were prepared by, and provided to and discussed with KBW by, MainSource management and used and relied upon by KBW based on such discussions and at the direction of Cheviot management with the consent of the Cheviot board.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Cheviot and MainSource regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by or on behalf of Cheviot, with KBW's assistance, to solicit indications of interest from third parties regarding a potential transaction with Cheviot.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon management of Cheviot as to the reasonableness and achievability of the financial and operating forecasts and projections of Cheviot (and the assumptions and bases therefor) that were prepared by, and provided to KBW and discussed with KBW by, such management and KBW assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Cheviot, upon MainSource management as to the reasonableness and achievability of the publicly available consensus "street estimates" of MainSource referred to above and the long term growth rates based thereon that were prepared by MainSource management and provided to and discussed with KBW by such management, as well as the estimates regarding certain pro forma financial effects of the merger on MainSource (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result from the merger) referred to above. KBW assumed that all such information was reasonably prepared on a basis reflecting, or in the case of the publicly available consensus "street estimates" of MainSource referred to above were consistent with, the best currently available estimates and judgments of MainSource management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

        It is understood that the estimated and projected information of Cheviot and MainSource prepared and provided to KBW by the respective managements of Cheviot and MainSource were not prepared with the expectation of public disclosure, that all such information, together with the publicly available consensus "street estimates" of MainSource referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information and "street estimates". KBW assumed, based on discussions with the respective managements of Cheviot and MainSource, that all of the foregoing information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information (or the assumptions or bases therefor). KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Cheviot or MainSource since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Cheviot's consent, that the aggregate allowances for loan and lease losses for Cheviot and MainSource were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Cheviot or MainSource, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Cheviot or MainSource under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

        KBW assumed, in all respects material to its analyses:

  •
  that the merger and any related transaction (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW's analyses from the draft reviewed and referred to above) with no adjustments to the merger consideration and with no other payments in respect of the Cheviot common stock;

  •
  that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

  •
  that each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the Merger Agreement; and

  •
  that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Cheviot, MainSource or the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

        KBW assumed, in all respects material to our analyses, that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Cheviot that Cheviot relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Cheviot, MainSource, the merger, any related transaction (including the subsidiary bank merger), and the Merger Agreement. KBW did not provide advice with respect to any such matters.

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of Cheviot common stock, of the merger consideration to be received by such holders in the merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of merger consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the merger or any related transaction to Cheviot, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of Cheviot to engage in the merger or enter into the Merger Agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Cheviot or the Cheviot board;

  •
  the fairness of the amount or nature of any compensation to any of Cheviot's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Cheviot common stock;

  •
  the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Cheviot (other than the holders of Cheviot common stock (solely with respect to the merger consideration, as described in KBW's opinion and not relative to the consideration to be received by holders of any other class of securities)) or holders of any class of securities of MainSource or any other party to any transaction contemplated by the Merger Agreement;

  •
  whether MainSource has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the cash consideration to the holders of Cheviot common stock at the closing of the merger;

  •
  the election by holders of Cheviot common stock to receive the cash consideration or the stock consideration, or any combination thereof, or the actual allocation between the cash consideration and the stock consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Merger Agreement), or the relative fairness of the stock consideration and the cash consideration;

  •
  any adjustment (as provided in the Merger Agreement) to the amount of merger consideration (including the allocation thereof among cash and stock) assumed to be paid in the merger for purposes of KBW's opinion;

  •
  the actual value of the MainSource common stock to be issued in the merger;

  •
  the prices, trading range or volume at which Cheviot common stock or MainSource common stock would trade following the public announcement of the merger or the prices, trading range or volume at which MainSource common stock would trade following the consummation of the merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the Merger Agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to Cheviot, MainSource, their respective stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Cheviot and MainSource. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Cheviot board in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Cheviot board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Cheviot and MainSource and the decision to enter into the Merger Agreement was solely that of the Cheviot board.

        The following is a summary of the material financial analyses presented by KBW to the Cheviot board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Cheviot board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. For purposes of the financial analyses described below, KBW utilized an implied value of the merger consideration of $15.65 per share of Cheviot common stock, consisting of the sum of (i) the implied value of the stock consideration of 0.6916 of a share of MainSource common stock, based on the closing price of MainSource common stock on November 20, 2015 of $23.56, multiplied by 50%, and (ii) the cash consideration of $15.00 multiplied by 50%.

        Cheviot Selected Companies Analyses.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of Cheviot to 13 selected banks and thrifts, referred to collectively as "Selected Companies Group A", which are traded on NASDAQ or the New York Stock Exchange and headquartered in the Midwest region (defined as North Dakota, South Dakota, Nebraska, Kansas, Minnesota, Iowa, Missouri, Wisconsin, Illinois, Michigan, Indiana, Ohio and Kentucky) and which have total assets between $250 million and $1.0 billion and latest twelve months ("LTM") core return on average assets between 0.0% and 0.8%. Mutual holding companies and merger targets were excluded from the selected companies.

        The selected companies included in "Selected Companies Group A" were as follows:

Centrue Financial Corporation	IF Bancorp, Inc.
HopFed Bancorp, Inc.	United Community Bancorp
Mackinac Financial Corporation	Poage Bankshares, Inc.
Westbury Bancorp, Inc.	Wayne Savings Bancshares, Inc.
HMN Financial, Inc.	United Bancorp, Inc.
First Clover Leaf Financial Corp.	Central Federal Corporation
Citizens Community Bancorp, Inc.

        To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of LTM information, through, the most recent completed quarter available (which in the case of Cheviot was the fiscal quarter ended September 30, 2015) and market price information as of November 20, 2015. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Cheviot's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of Cheviot and the selected companies in "Selected Companies Group A":

		Selected Companies Group A
	Cheviot	Bottom Quartile	Average	Median	Top Quartile
LTM Core Return on Average Assets(1)	0.28%	0.41%	0.52%	0.57%	0.62%
LTM Core Return on Average Equity(1)	1.69%	3.79%	4.41%	4.36%	5.10%
LTM Net Interest Margin	2.96%	3.11%	3.39%	3.36%	3.42%
LTM Fee Income / Revenue Ratio(2)	16.6%	14.0%	19.7%	17.6%	22.6%
LTM Efficiency Ratio	78.4%	84.1%	78.0%	76.3%	72.0%

(1)
Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles.

(2)
Excludes gains/losses on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of Cheviot and the selected companies in "Selected Companies Group A":

			Selected Companies Group A
	Cheviot		Bottom Quartile	Average	Median	Top Quartile
Tangible Common Equity / Tangible Assets	15.24%		9.49%	11.03%	10.42%	12.34%
Total Risk-Based Capital / Risk-Weighted Assets(1)	23.26	%(2)	14.60%	16.82%	15.71%	17.20%
Loans / Deposits	79.4%		83.0%	90.0%	93.2%	98.7%
Loan Loss Reserve / Gross Loans	0.81%		0.93%	1.29%	1.18%	1.43%
Nonperforming Assets / Loans + OREO	2.98	%(2)	2.54%	2.10%	1.95%	1.30%
LTM Net Charge-Offs / Average Loans	0.15%		0.29%	0.18%	0.15%	0.04%

(1)
Total Risk-Based Capital ratios for Westbury Bancorp, Inc., HMN Financial, Inc., United Community Bancorp, Poage Bankshares, Inc., and Central Federal Corporation per regulatory filings for respective bank subsidiaries.

(2)
Per regulatory filings for bank subsidiary.

        In addition, KBW's analysis showed the following concerning the market performance of Cheviot and the selected companies in "Selected Companies Group A" (excluding the impact of the LTM earnings per share ("EPS") multiples for two of the selected companies considered to be not meaningful ("NM") because they were greater than 30.0x):

		Selected Companies Group A
	Cheviot	Bottom Quartile	Average	Median	Top Quartile
One-Year Stock Price Change	15.0%	0.6%	4.2%	3.4%	6.7%
YTD Stock Price Change	1.9%	(3.0)%	6.3%	7.1%	11.0%
Stock Price / Book Value per Share	1.02x	0.87x	0.94x	0.91x	0.94x
Stock Price / Tangible Book Value per Share	1.14x	0.91x	0.97x	0.95x	0.99x
Stock Price / LTM EPS(1)	NM (3)	16.5x	18.9x	19.4x	21.1x
Dividend Yield(2)	2.8%	0.0%	1.5%	1.4%	2.5%
LTM Dividend Payout(2)	153.8%	0.0%	35.4%	23.5%	58.1%

(1)
Excludes Centrue Financial Corporation, which completed a recapitalization on March 31, 2015.

(2)
Dividend payout and yield calculated using current dividend annualized excluding special dividends.

(3)
Stock Price / LTM EPS multiple considered not meaningful because it was greater than 30.0x.

        Using publicly available information, KBW also compared the financial performance, financial condition and market performance of Cheviot to 13 selected banks and thrifts, referred to collectively as "Selected Companies Group B", which are traded on NASDAQ or the New York Stock Exchange and headquartered in the U.S. and which have total assets between $250 million and $1.0 billion, tangible common equity to tangible assets ratios greater than 12.0% and LTM core return on average assets between 0.0% and 0.8%. Mutual holding companies and merger targets were excluded from the selected companies.

        The selected companies included in "Selected Companies Group B" were as follows:

First Northwest Bancorp ASB Bancorp, Inc. Chicopee Bancorp, Inc. Malvern Bancorp, Inc. Westbury Bancorp, Inc. IF Bancorp, Inc. United Security Bancshares, Inc.	Coastway Bancorp, Inc. United Community Bancorp Prudential Bancorp, Inc. Bay Bancorp, Inc. Poage Bankshares, Inc. MSB Financial Corp.

        To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of LTM information, through, the most recent completed quarter available (which in the case of Cheviot was the fiscal quarter ended September 30, 2015) and market price information as of November 20, 2015. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Cheviot's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of Cheviot and the selected companies in "Selected Companies Group B":

		Selected Companies Group B
	Cheviot	Bottom Quartile	Average	Median	Top Quartile
LTM Core Return on Average Assets(1)(2)	0.28%	0.26%	0.41%	0.39%	0.57%
LTM Core Return on Average Equity(1)(2)	1.69%	1.75%	2.88%	3.12%	4.23%
LTM Net Interest Margin	2.96%	2.75%	3.40%	2.95%	3.44%
LTM Fee Income / Revenue Ratio(3)	16.6%	12.4%	16.8%	16.9%	22.6%
LTM Efficiency Ratio	78.4%	85.0%	82.5%	82.0%	80.1%

(1)
Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles.

(2)
Gains/losses on sale of securities for Bay Bancorp, Inc. based on regulatory filings for bank subsidiary.

(3)
Excludes gains/losses on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of Cheviot and the selected companies in "Selected Companies Group B":

		Selected Companies Group B
	Cheviot	Bottom Quartile	Average	Median	Top Quartile
Tangible Common Equity / Tangible Assets(1)	15.24%	12.73%	15.33%	13.59%	16.12%
Total Risk-Based Capital / Risk-Weighted Assets(2)	23.26% (3)	16.50%	22.42%	21.90%	24.09%
Loans / Deposits	79.4%	85.1%	90.2%	93.2%	99.1%
Loan Loss Reserve / Gross Loans	0.81%	0.92%	1.10%	1.10%	1.40%
Nonperforming Assets / Loans + OREO	2.98% (3)	4.16%	2.91%	2.36%	1.41%
LTM Net Charge-Offs / Average Loans	0.15%	0.15%	0.16%	0.06%	0.04%

(1)
Intangible assets for First Northwest Bancorp per regulatory filing for bank subsidiary.

(2)
Total Risk-Based Capital ratios for First Northwest Bancorp, Malvern Bancorp, Inc., Westbury Bancorp, Inc., United Security Bancshares, Inc., Coastway Bancorp, Inc., United Community Bancorp., Poage Bankshares, Inc., and MSB Financial Corp. per regulatory filings for respective bank subsidiaries.

(3)
Per regulatory filings for bank subsidiary.

        In addition, KBW's analysis showed the following concerning the market performance of Cheviot and, to the extent publicly available, the selected companies in "Selected Companies Group B" (excluding the impact of the LTM EPS multiples for five of the selected companies considered to be not meaningful because they were greater than 30.0x):

		Selected Companies Group B
	Cheviot	Bottom Quartile	Average	Median	Top Quartile
One-Year Stock Price Change(1)	15.0%	6.8%	16.7%	16.5%	24.5%
YTD Stock Price Change(1)	1.9%	2.9%	13.9%	14.3%	22.3%
Stock Price / Book Value per Share	1.02x	0.87x	0.95x	0.93x	1.01x
Stock Price / Tangible Book Value per Share(2)	1.14x	0.89x	0.96x	0.95x	1.01x
Stock Price / LTM EPS(1)	NM (4)	19.6x	21.1x	20.6x	22.2x
Dividend Yield(3)	2.8%	0.0%	0.6%	0.0%	0.9%
LTM Dividend Payout(3)	153.8%	0.0%	15.8%	0.0%	23.5%

(1)
Excludes First Northwest Bancorp, which converted to stock ownership on January 30, 2015.

(2)
Intangible assets for First Northwest Bancorp per bank level regulatory filings.

(3)
Dividend payout and yield calculated using current dividend annualized excluding special dividends.

(4)
Stock Price / LTM EPS multiple considered not meaningful because it was greater than 30.0x.

        No company used as a comparison in the above selected companies analyses is identical to Cheviot. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        MainSource Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of MainSource to 16 selected banks and thrifts which are traded on NASDAQ or the New York Stock Exchange and headquartered in the Midwest region and which have total assets between $2.5 billion and $6.5 billion. Mutual holding companies and merger targets were excluded from the selected companies.

        The selected companies were as follows:

First Merchants Corporation
1st Source Corporation
Great Southern Bancorp, Inc.
Republic Bancorp, Inc.
First Busey Corporation
Community Trust Bancorp, Inc.
Lakeland Financial Corporation
Enterprise Financial Services Corp	Peoples Bancorp Inc. MidWestOne Financial Group, Inc. First Financial Corporation Mercantile Bank Corporation Stock Yards Bancorp, Inc. Horizon Bancorp QCR Holdings, Inc. Meta Financial Group, Inc.

        To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of LTM information for the latest 12 month period, through, the most recent completed quarter available (which in the case of MainSource was the fiscal quarter ended September 30, 2015) and market price information as of November 20, 2015. KBW also used 2015 and 2016 EPS estimates taken from consensus "street estimates" for MainSource and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in MainSource's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of MainSource and the selected companies:

		Selected Companies
	MainSource	Bottom Quartile	Average	Median	Top Quartile
LTM Core Return on Average Assets(1)	1.13%	0.98%	1.05%	1.07%	1.18%
LTM Core Return on Average Equity(1)	9.88%	8.84%	9.69%	9.99%	10.80%
LTM Net Interest Margin	3.75%	3.31%	3.65%	3.65%	3.86%
LTM Fee Income / Revenue Ratio(2)	32.5%	21.4%	25.9%	26.9%	31.6%
LTM Efficiency Ratio	64.9%	65.1%	62.6%	63.3%	58.5%

(1)
Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles.

(2)
Excludes gains/losses on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of MainSource and the selected companies:

		Selected Companies
	MainSource	Bottom Quartile	Average	Median	Top Quartile
Tangible Common Equity / Tangible Assets	9.12%	8.72%	9.73%	9.30%	10.67%
Total Risk-Based Capital / Risk-Weighted Assets	15.60%	13.66%	15.43%	14.68%	17.27%
Loans / Deposits	79.8%	85.6%	90.9%	92.8%	96.2%
Loan Loss Reserve / Gross Loans	1.06%	0.92%	1.26%	1.17%	1.47%
Nonperforming Assets / Loans + OREO	0.92%	1.33%	1.30%	1.15%	0.85%
LTM Net Charge-Offs / Average Loans	0.17%	0.20%	0.14%	0.10%	0.06%

        In addition, KBW's analysis showed the following concerning the market performance of MainSource and the selected companies:

		Selected Companies
	MainSource	Bottom Quartile	Average	Median	Top Quartile
One-Year Stock Price Change	33.4%	11.2%	19.5%	20.9%	28.1%
YTD Stock Price Change	12.6%	6.4%	14.1%	10.9%	22.5%
Stock Price / Book Value per Share	1.35x	1.24x	1.42x	1.34x	1.69x
Stock Price / Tangible Book Value per Share(1)	1.71x	1.49x	1.65x	1.69x	1.86x
Stock Price / LTM EPS	15.6x	15.1x	16.8x	16.1x	17.2x
Stock Price / 2015 Est. EPS(2)	14.4x	14.9x	15.4x	15.5x	16.4x
Stock Price / 2016 Est. EPS(2)	13.3x	12.0x	13.9x	14.5x	15.3x
Dividend Yield(3)	2.4%	1.7%	2.1%	2.2%	2.7%
LTM Dividend Payout(3)	37.1%	26.1%	36.3%	34.6%	43.0%

(1)
Tangible book value per share for Meta Financial Group, Inc. was as reported in earnings release.

(2)
2015 and 2016 EPS per FactSet consensus estimates.

(3)
Dividend payout and yield calculated using current dividend annualized excluding special dividends.

        No company used as a comparison in the above selected companies analysis is identical to MainSource. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Select Transactions Analyses.    KBW reviewed publicly available information related to 25 selected bank and thrift transactions, referred to collectively as "Selected Transactions Group A", which were announced since January 1, 2013, with acquired companies headquartered in the Midwest region and announced transaction values between $20 million and $250 million, and in which the acquired company reported LTM return on average assets between 0.0% and 0.8%. Terminated transactions and mergers of equals were excluded from the selected transactions. The selected transactions included in "Selected Transactions Group A" were as follows:

Acquiror:	Acquired Company:
County Bancorp, Inc.	Fox River Valley Bancorp, Inc.
First Midwest Bancorp, Inc.	NI Bancshares Corporation
First Merchants Corporation	Ameriana Bancorp
Bear State Financial, Inc.	Metropolitan National Bank
First Capital, Inc.	Peoples Bancorp Inc. of Bullitt County
Horizon Bancorp	Peoples Bancorp, Inc.
Stupp Bros., Inc.	Southern Bancshares Corp.
Northwest Bancshares, Inc.	LNB Bancorp, Inc.
UMB Financial Corporation	Marquette Financial Companies
Wintrust Financial Corporation	Delavan Bancshares, Inc.
First Busey Corporation	Herget Financial Corp.
Peoples Bancorp Inc.	NB&T Financial Group, Inc.
First Midwest Bancorp, Inc.	Great Lakes Financial Resources, Inc.
Old National Bancorp	LSB Financial Corp.
Peoples Bancorp Inc.	North Akron Savings Bank
Peoples Bancorp Inc.	Ohio Heritage Bancorp, Inc.
Southern Missouri Bancorp, Inc.	Peoples Service Company
LCNB Corp.	Eaton National Bank and Trust Co.
Croghan Bancshares, Inc.	Indebancorp
Heartland Financial USA, Inc.	Morrill Bancshares, Inc.
First Merchants Corporation	CFS Bancorp, Inc.
Triumph Consolidated Cos., LLC	National Bancshares, Inc.
F.N.B. Corporation	PVF Capital Corp.
QCR Holdings, Inc.	Community National Bancorporation
Wintrust Financial Corporation	First Lansing Bancorp, Inc.

        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements prior to the announcement of the acquisition:

  •
  Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, and in the case of the acquisition of National Bancshares, Inc., this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

  •
  Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

  •
  Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, and in the case of the acquisition of National Bancshares, Inc., this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

        KBW also reviewed the price per common share paid for the acquired company for each selected transaction involving a publicly traded acquired company as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value of the merger consideration of $15.65 per share of Cheviot common stock and using historical financial information for Cheviot as of or through September 30, 2015 and the closing price of Cheviot common stock on November 20, 2015.

        The results of the analysis are set forth in the following table:

		Selected Transactions Group A
	MainSource / Cheviot	Bottom Quartile	Average	Median	Top Quartile
Transaction Price/ Tangible Book Value	1.23x	1.17x	1.33x	1.34x	1.47x
Core Deposit Premium	5.4%	1.7%	4.7%	4.7%	6.9%
Transaction Price/ LTM EPS	60.2x	19.6x	27.1x	22.7x	31.6x
One-Day Market Premium	8.1%	19.9%	41.1%	44.0%	51.4%

        KBW then reviewed publicly available information related to nine selected bank and thrift transactions, referred to collectively as "Selected Transactions Group B", which were announced since January 1, 2013 and within five years of the acquired company completing a conversion to full stock ownership from mutual or MHC ownership, with acquired companies headquartered in the U.S. and announced transaction values between $20 million and $250 million, and in which the acquired company reported tangible common equity to tangible assets greater than 12.0%. Terminated transactions and mergers of equals were excluded from the selected transactions. The selected transactions included in "Selected Transactions Group B" were as follows:

Acquiror:	Acquired Company:
Hamilton Bancorp, Inc.	Fraternity Community Bancorp, Inc.
NexTier Incorporated	Eureka Financial Corporation
Liberty Bank	Naugatuck Valley Financial Corporation
WSFS Financial Corporation	Alliance Bancorp, Inc. of Pennsylvania
First NBC Bank Holding Company	State Investors Bancorp, Inc.
HomeStreet, Inc.	Simplicity Bancorp, Inc.
Independent Bank Corp.	Peoples Federal Bancshares, Inc.
CB Financial Services, Inc.	FedFirst Financial Corporation
F.N.B. Corporation	OBA Financial Services, Inc.

        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements prior to the announcement of the acquisition:

  •
  Price per common share to tangible book value per share of the acquired company;

  •
  Core deposit premium of the acquired company; and

  •
  Price per common share to LTM EPS of the acquired company.

        KBW also reviewed the one day market premium for each selected transaction involving a publicly traded acquired company. The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value of the merger consideration of $15.65 per share of Cheviot common stock and using historical financial information for Cheviot as of or through September 30, 2015 and the closing price of Cheviot common stock on November 20, 2015.

        The results of the analysis are set forth in the following table:

		Selected Transactions Group B
	MainSource / Cheviot	Bottom Quartile	Average	Median	Top Quartile
Transaction Price/ Tangible Book Value	1.23x	1.07x	1.21x	1.23x	1.33x
Core Deposit Premium	5.4%	2.4%	6.2%	7.3%	9.3%
Transaction Price/ LTM EPS	60.2x	24.9x	36.3x	35.5x	43.7x
One-Day Market Premium	8.1%	14.3%	21.3%	18.8%	29.5%

        No company or transaction used as a comparison in the above selected transaction analyses is identical to Cheviot or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of MainSource and Cheviot to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for MainSource and Cheviot as of September 30, 2015, (ii) 2015 and 2016 EPS consensus "street estimates" for MainSource, and (iii) financial forecasts and projections relating to the 2015 and 2016 earnings of Cheviot provided by Cheviot management. The results of KBW's analysis are set forth in the following table, which also compares the results of KBW's analysis with the implied pro forma ownership percentages of MainSource and Cheviot shareholders in the combined company based on the stock consideration of 0.6916 of a share of MainSource common stock both at the 50% stock / 50% cash aggregate merger consideration mix provided for in the Merger Agreement and also hypothetically assuming 100% stock consideration in the proposed merger for illustrative purposes:

	MainSource as a % of Total	Cheviot as a % of Total
Ownership
50% stock / 50% cash	90%	10%
100% stock / 0% cash	82%	18%
Balance Sheet
Assets	85%	15%
Gross Loans Held for Investment	85%	15%
Deposits	85%	15%
Tangible Common Equity	77%	23%
Net Income to Common
2015 Estimated GAAP Net Income	97%	3%
2016 Estimated GAAP Net Income	90%	10%

        Forecasted Pro Forma Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of MainSource and Cheviot. Using closing balance sheet estimates as of June 30, 2016 for MainSource and Cheviot extrapolated from growth rates provided by the management of MainSource, 2015, 2016, and 2017 EPS consensus "street estimates" for MainSource and pro forma assumptions (including 2015, 2016, and 2017 EPS estimates for Cheviot, purchase accounting adjustments, cost savings and related expenses) provided by MainSource management, KBW analyzed the potential financial impact of the merger on certain projected financial results of MainSource. This analysis indicated the merger could be accretive to MainSource's estimated 2016 EPS (assuming full year impact) and estimated 2017 EPS and dilutive to MainSource's estimated tangible book value per share as of June 30, 2016. Furthermore, the analysis indicated that each of MainSource's tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of June 30, 2016 could be lower. For all of the above analysis, the actual results achieved by MainSource following the merger may vary from the projected results, and the variations may be material.

        Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis of Cheviot to estimate a range for the implied equity value of Cheviot. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Cheviot prepared by and provided to KBW by Cheviot management, and assumed discount rates ranging from 12.0% to 16.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Cheviot could generate over the five-year period from 2016 to 2020 as a standalone company, and (ii) the present value of Cheviot's implied terminal value at the end of such period. KBW assumed that Cheviot would maintain a tangible common equity to tangible asset ratio of 9.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Cheviot, KBW applied a range of 13.0x to 17.0x estimated 2021 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Cheviot common stock of $11.36 per share to $14.11 per share.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Cheviot or the pro forma combined company.

        Miscellaneous.    KBW acted as financial advisor to Cheviot in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW's business as a broker-dealer, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Cheviot and MainSource and, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Cheviot or MainSource for their own accounts and for the accounts of their customers.

        Pursuant to the KBW engagement agreement, Cheviot agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. Cheviot also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW's engagement or KBW's role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Cheviot. During the two years preceding the date of its opinion, KBW has provided investment banking and financial advisory services to MainSource and received compensation for such services. KBW served as financial advisor to MainSource in connection with its acquisition of MBT Bancorp in October 2014 and its acquisition of certain branches of Old National Bancorp in August 2015. KBW may in the future provide investment banking and financial advisory services to Cheviot or MainSource and receive compensation for such services.

Certain Prospective Financial Information Provided by Cheviot

        Cheviot does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other things, the inherent uncertainty of certain underlying assumptions and estimates. However, during the third quarter of 2015, Cheviot provided to MainSource a summary of certain internal financial forecasts prepared in the third fiscal quarter of 2015, and updated these projections in the fourth fiscal quarter of 2015. These internal financial forecasts were prepared by Cheviot's management as part of the annual budget process. A summary of those financial forecasts is included in this proxy statement/prospectus because such forecasts were made available to MainSource. They were also provided to KBW, along with other prospective financial information also described below.

        The selected financial forecasts described below were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information, or U.S. generally accepted accounting principles, and are included in this proxy statement/prospectus only because they were made available in part to MainSource in connection with the proposed Merger. The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Cheviot's management. Neither Cheviot's independent auditor, Clark, Schaefer, Hackett & Co., nor MainSource's independent auditor, Crowe Horwath LLP, examined, compiled nor performed any procedures with respect to the prospective financial information described below and, accordingly, neither firm expresses an opinion or any other form of assurance with respect thereto. The reports of Clark, Schaefer, Hackett & Co. and Crowe Horwath LLP incorporated by reference in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

        The financial forecasts described below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from such estimates and should be read with caution. Although presented with numerical specificity, these estimates are based upon a variety of assumptions made by Cheviot's management with respect to, among other things, industry performance, general economic, market, interest rate, and financial conditions, operating and other revenues and expenses, effective tax rates, capital expenditures, working capital and other matters. Some or all of the assumptions may not be realized, and as historical performance suggests, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Cheviot. In addition, some of these assumptions, by their nature, are subjective in many respects.

        Accordingly, the assumptions made in preparing these estimates may prove to be inaccurate and actual results may differ materially from these estimates. In addition, the forecasts do not take into account any of the expense savings or charges expected to result from the Merger or any other matters contemplated by the Merger Agreement, including limitations imposed in the Merger Agreement on Cheviot's ability to engage in certain activities pending completion of the Merger without MainSource's consent.

        For these reasons, the description of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that they are necessarily predictive of actual future performance and they should not be relied on as such. No one has made, or makes, any representation regarding these estimates by their inclusion in this proxy statement/prospectus and, except as may be required by applicable securities laws, Cheviot does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions underlying the projections are shown to be in error. For additional information on factors that may cause future financial results to materially vary from those reflected in the projections prepared by Cheviot's management, see the section entitled "Caution About Forward-Looking Statements" beginning on page [    •    ] of this proxy statement/prospectus.

        Below are certain financial projections that were prepared by Cheviot's management and were reviewed by MainSource in connection with the proposed Merger (in thousands, except per share data):

Initial projections (Cheviot Savings Bank only)

	At December 31,
	2015	2016
	(In thousands)
Balance Sheet Data:
Cash	$47,240	$18,238
Investment securities	116,191	116,191
Adjustable-rate mortgage securities	8,262	6,257
Mortgage loans	95,828	81,900
Adjustable-rate mortgage loans	152,943	154,263
Commercial loans	148,789	261,329
Loans on savings	166	166
Total net loans	397,726	497,658
Real estate owned	1,413	813
Total assets	623,962	691,437
Deposits	481,903	547,403
FHLB advances	47,004	48,574
Total liabilities	537,722	604,732
Total equity	86,240	86,705

	For the Years Ended December 31,
	2015	2016
	(In thousands)
Selected Operating Data:
Interest income	$18,157	$23,640
Interest expense	3,286	3,505

Net interest income	14,871	20,144
Provision for loan losses	1,100	1,000
Other income	3,381	3,140
Noninterest expense	13,002	13,382
Income taxes	1,369	2,938
Net income	2,780	5,965

	At or For the Years Ended December 31,
	2015		2016
	(Dollars in thousands)
Selected Ratios:
Return on average assets	0.47%		0.91%
Return on average equity	3.17%		6.75%
Net interest margin	2.82%		3.33%
Yield on loans	4.20%		4.61%
Cost of deposits	0.59%		0.54%
Efficiency ratio	71.2	%(1)	57.5%
Fee income/revenue	18.5%		13.5%
Provisions/average loans	0.31%		0.22%
Commercial loan originations	$110,500		$146,000
Total loan originations	$140,300		$180,000

(1)
Excludes effects of severance payments for former President and Chief Executive Officer.

Updated Projections

        2015 Core Earnings—$3.1 million. Excludes effects of: expenses related to payout to former President and Chief Executive Officer ($835,000); increased provision for loan losses expense ($516,000); non-recurring mortgage department expenses ($300,000); lost interest income from holding cash to fund loans ($450,000); and other adjustments relating to real estate owned, expense, employee matters and other miscellaneous expenses ($214,000).

        2016 Net Income Range—$4.2 million to $6.0 million.

        The prospective financial information for Cheviot that was provided to KBW (but not MainSource) by Cheviot's management and utilized and relied upon by KBW, as described in "—Opinion of Cheviot's Financial Advisor," differed from the financial projections disclosed above. Specifically, KBW was provided with and used the following: projected net income for the year ending December 31, 2015 and the year ending December 31, 2016 of $1.1 million and $4.1 million, respectively, and projected total assets at December 31, 2015 and December 31, 2016 of $576.4 million and $573.7 million, respectively. In addition, KBW was provided with and used an assumed long-term asset growth rate for Cheviot of 5% per year and earnings guidance that reflected approximately 8% earnings growth from 2016 through 2019 and an assumed annual long-term earnings growth rate of 5% thereafter. The prospective financial information for Cheviot that was provided to KBW (but not MainSource) by Cheviot's management and utilized and relied upon by KBW was based on more current financial information than that set forth in the financial forecasts provided by Cheviot's management to MainSource.

        The inclusion of the foregoing financial projections in this proxy statement/prospectus should not be regarded as an admission or representation by Cheviot or MainSource that they are considered to constitute material information of Cheviot.

Voting Agreements with Directors of Cheviot and Certain Executive Officers of Cheviot and its Subsidiaries.

        As of the record date, the executive officers and directors of Cheviot beneficially owned [    •    ] shares or approximately [    •    ]% of the outstanding shares of Cheviot common stock. In connection with the execution of the Merger Agreement, the directors and executive officers of Cheviot each executed a voting agreement pursuant to which each such individual agreed to vote, in their individual capacity as a stockholder, the shares that are registered in his or her name, and not in a fiduciary capacity, and to use reasonable efforts to cause all shares owned by such individual jointly with another person or by such individual's spouse, or over which such individual has voting influence or control, to be voted in favor of the Merger.

Accounting Treatment of the Merger

        MainSource will account for the Merger under the "acquisition" method of accounting in accordance with United States generally accepted accounting principles. Using the acquisition method of accounting, the assets (including identified intangible assets) and liabilities of Cheviot will be recorded by MainSource at their respective fair values at the time of the completion of the Merger. The excess of MainSource's purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

Restrictions on Sales of MainSource Common Stock by Certain Affiliates

        The shares of MainSource common stock to be issued in the Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who is an "affiliate" of MainSource as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by, or are under common control with MainSource and include the executive officers and directors of MainSource and may include significant shareholders of MainSource.

NASDAQ Global Select Market Listing

        MainSource common stock currently is listed on the NASDAQ Global Select Market under the symbol "MSFG." MainSource has agreed to make an application to list the shares of its common stock to be issued in the Merger on the NASDAQ Global Select Market. The stock must be authorized for listing on the NASDAQ, subject to an official notice of issuance, for the Merger to be completed.

Regulatory Approvals and Notices for the Merger

        Pursuant to the Merger Agreement, MainSource will submit applications for all necessary regulatory approvals and will give all requisite notices to governmental agencies regarding both the Merger and the Bank Merger. Certain approvals must be obtained from various bank regulatory and other authorities, including the Department of Financial Institutions of the State of Indiana, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System.

        The closing of the Merger is conditioned upon the receipt of all approvals of regulatory authorities required for the Merger and the Bank Merger, the expiration of all notice periods and waiting periods after the grant of regulatory approvals, and the satisfaction of all conditions contained in any regulatory approvals or consents.

        The Federal Deposit Insurance Corporation.    The Bank Merger is subject to approval by the FDIC. MainSource Bank filed an application with the FDIC on December 24, 2015.

        The Bank Merger may not be completed until the 15th day following the date of the approval by the FDIC. During this 15-day period, the United States Department of Justice may comment adversely on the Bank Merger or challenge the Bank Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC approval unless a court specifically orders otherwise.

        You should be aware that any approval by the FDIC:

  •
  reflects only its views that the Bank Merger does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness;

  •
  is not an opinion of the FDIC that the Bank Merger is financially favorable to the stockholders of Cheviot or that the FDIC has considered the adequacy of the terms of the Bank Merger; and

  •
  is not an endorsement of or recommendation for the Bank Merger.

        Federal Reserve Board.    The Federal Reserve Board is MainSource's primary regulator. MainSource will require prior approval of the transactions contemplated by the Merger Agreement from the Federal Reserve Board. MainSource anticipates filing an application with the Federal Reserve Board on [    •    ], 2016.

        The Department of Financial Institutions of the State of Indiana.    The IDFI is MainSource Bank's primary regulator. The Merger is subject to approval of the IDFI. MainSource Bank filed an application with the IDFI on December 23, 2015.

No Appraisal or Dissenters' Rights

        Appraisal or dissenters' rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in that extraordinary transaction. Under the Maryland General Corporation Law, and pursuant to Cheviot's articles of incorporation, holders of Cheviot common stock will not be entitled to appraisal rights in the Merger with respect to their shares of Cheviot common stock.

Litigation Relating to the Merger

        The Neiheisel Action, a putative stockholder class action lawsuit filed against Cheviot, the directors of Cheviot, and MainSource in the Court of Common Pleas, Hamilton County, Ohio, Civil Division, captioned Raymond J. Neiheisel v. Cheviot Financial Corp., Case No. A1600359, filed January 15, 2016, is currently pending. In the Neiheisel Action, the plaintiff alleges that the directors of Cheviot breached their fiduciary duties of due care, independence, good faith and fair dealing to the stockholders of Cheviot, that the consideration to be received by the stockholders is inadequate and undervalues Cheviot, that the Merger Agreement includes improper deal-protection devices that purportedly lock up the Merger and may operate to prevent other bidders from making successful competing offers for Cheviot, that the deal protection devices unreasonably inhibit the ability of the directors of Cheviot to act with respect to investigating and pursuing superior proposals and alternatives and that the Merger Agreement involves conflicts of interest. The complaint further alleges that Cheviot and MainSource aided and abetted the alleged breaches of fiduciary duty by the directors of Cheviot. The complaint was amended on February 29, 2016 to also allege that the Registration Statement of which this proxy statement/prospectus is a part, provides materially misleading and incomplete information rendering the stockholders of Cheviot unable to make an informed decision with respect to the Merger. The plaintiff seeks an order that the matter may be maintained as a class action, preliminary and permanent injunctive relief, including enjoining or rescinding the Merger, and an award of unspecified damages, attorneys' fees and other relief. The amended complaint contains both direct class action claims as well as indirect shareholder derivative claims.

        On February 16, 2016, a stockholder of Cheviot filed a class action lawsuit in the Court of Common Pleas, Hamilton County, Ohio, Civil Division, captioned Stephen Bushansky v. Steven Hausfeld., Case No. A1600936. The complaint names as defendants Cheviot, the members of Cheviot's board of directors and MainSource. In the Bushansky Action, the plaintiff alleges that the directors of Cheviot breached their fiduciary duties of loyalty, good faith and due care to the shareholders of Cheviot, that the consideration to be received by the shareholders is unfair and inadequate, that the Merger Agreement includes improper deal-protection devices that purportedly lock up the Merger and may operate to prevent other bidders from providing Cheviot's shareholders with a premium for their shares. The complaint further alleges that MainSource aided and abetted the alleged breaches of fiduciary duty by the directors of Cheviot. The plaintiff seeks an order that the matter may be maintained as a class action, preliminary and permanent injunctive relief, including enjoining or rescinding the Merger, and an award of unspecified damages, attorneys' fees and other relief. The complaint was amended on February 29, 2016 to also allege that the Registration Statement of which this proxy statement/prospectus is a part, provides materially misleading and incomplete information rendering the stockholders of Chevlot unable to make an informed decision with respect to the Merger. The amended complaint contains both direct class action claims as well as indirect shareholder derivative claims.

        The outcome of these actions and their impact on any party or the Merger cannot be predicted with certainty. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future. Cheviot, Cheviot's directors and MainSource believe that the claims asserted in these actions are without merit and intend to vigorously defend against these lawsuits.

THE MERGER AGREEMENT

        The Merger Agreement is attached as Annex A to this document. The following discussion describes the material terms of the Merger Agreement. This description is only a summary and is qualified in its entirety by reference to the Merger Agreement. You are urged to read the Merger Agreement carefully because it is the legal document that actually governs your rights in the Merger.

Consideration for Cheviot Common Stock

        At the effective time of the Merger, each outstanding share of Cheviot common stock will be converted into, at the election of each Cheviot stockholder, but subject to the allocation procedures described below and under the section below entitled "—Allocation Procedures," either:

  •
  a number of shares of MainSource common stock equal to the exchange ratio of 0.6916 for each share of Cheviot common stock owned, plus cash in lieu of any fractional share; or

  •
  cash at the rate of $15.00, without interest, for each share of Cheviot common stock owned.

        As described in more detail below, the above consideration is subject to an allocation process to ensure that, in the aggregate, 50% of Cheviot's common stock is exchanged for cash and 50% of Cheviot's common stock is converted into MainSource common stock.

        The market price of the MainSource common stock will fluctuate between the date of this document and the date of the Merger and after the Merger. Therefore, the value of the shares of MainSource common stock that Cheviot stockholders may receive in the Merger may increase or decrease prior to and after the Merger, and may be worth more or less than the amount of cash consideration being offered in the Merger. On November 23, 2015, MainSource common stock closed at $23.52 per share. On [    •    ], 2016, MainSource common stock closed at $[    •    ] per share. You should obtain current market prices for the MainSource common stock.

        The exchange ratio for the Merger may be adjusted appropriately if MainSource changes (or established a record date for changing) the number of outstanding shares of its common stock as a result of any stock split, stock dividend, recapitalization, reclassification or other similar change prior to the completion of the Merger.

        MainSource will not issue any fractional shares in the Merger. Instead, you will receive cash, rounded to the nearest cent, in an amount equal to the fraction of a share of MainSource common stock that you would have otherwise been entitled to receive in the Merger, multiplied by the average of the daily closing sales price of a share of MainSource common stock as reported on NASDAQ for the 10 consecutive trading days ending on the third business day preceding the effective date of the Merger. MainSource will pay no interest on any cash in lieu of fractional shares.

        At the effective time of the Merger, you will no longer have any rights as a holder of Cheviot common stock, but you will, upon proper surrender of your Cheviot shares, have the right to receive cash, shares of MainSource common stock, or a combination of both, as described below under the section entitled "—Election Procedures." For a comparison of the rights you have as a holder of Cheviot common stock to the rights you will have as a holder of MainSource common stock, please read "Comparison of Rights of Shareholders" beginning on page [    •    ].

        Neither MainSource nor Cheviot makes any recommendation as to whether Cheviot stockholders should elect to receive cash, MainSource common stock, or a mixture of cash and MainSource common stock in the Merger. Each holder of Cheviot common stock must make his or her own decision with respect to such election.

Conversion of Options and Stock Awards

        At the effective time of the Merger, each option to purchase Cheviot common stock issued pursuant to the Cheviot Financial Corp. 2013 Equity Incentive Plan (the "2013 Equity Incentive Plan") or the 2005 Cheviot Financial Corp. Stock-Based Incentive Plan (the "2005 Stock-Based Incentive Plan") which is outstanding and unexercised, whether or not previously vested and exercisable, will be canceled and the holder thereof will receive a cash payment equal to the number of shares of Cheviot common stock that were issuable upon the exercise of such option multiplied by the amount by which $15.00 exceeds the exercise price of such option.

        Also at the effective time of the Merger, each restricted stock award issued pursuant to the 2013 Equity Incentive Plan or 2005 Stock-Based Incentive Plan that is outstanding shall vest in full, any restrictions thereon shall lapse, and such shares shall be converted into in the right to receive the Merger Consideration, which is described above.

Adjustment and Allocation Procedures

        The aggregate amount of cash and MainSource common stock that will be paid is subject to the allocation procedures described in detail below. Pursuant to such allocation procedures, if the number of cash election shares is higher than 50% of the outstanding shares of Cheviot common stock, a pro rata portion of those shares will be converted into the right to receive MainSource common stock in order to provide for an aggregate 50% stock and 50% cash allocation among all outstanding Cheviot shares. Similarly, if the number of stock election shares is higher than 50% of the outstanding shares of Cheviot common stock, a pro rata portion of those shares will be converted into the right to receive the cash consideration in order to provide for an aggregate 50% stock and 50% cash allocation among all outstanding Cheviot shares. It is unlikely that elections will be made for exactly 50% cash and 50% stock.

        Stock Consideration Allocation.    If the aggregate number of stock election shares exceeds the stock conversion number (the number of Cheviot shares that must be converted to stock; [    •    ] shares as of [    •    ], 2016), then all cash election shares and all non-election shares of each holder thereof will be converted into the right to receive the cash consideration, and the stock election shares of each holder thereof will be converted into the right to receive the stock consideration with respect to that number of stock election shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) a fraction, the numerator of which is the stock conversion number and the denominator of which is the number of stock election shares, with the remaining number of such holder's stock election shares being converted into the right to receive the cash consideration.

        Cash Consideration Allocation.    If the number of stock election shares is less than the stock conversion number (the amount by which the stock conversion number exceeds the number of stock election shares being the "shortfall number"), then all stock election shares will be converted into the right to receive the stock consideration, and the non-election shares and cash election shares will be treated in the following manner:

  •
  If the shortfall number is less than or equal to the number of non-election shares, then all cash election shares will be converted into the right to receive the cash consideration, and the non-election shares of each holder thereof will convert into the right to receive the stock consideration with respect to that number of non-election shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (A) the number of non-election shares held by such holder, by (B) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, with the remaining number of such holder's non-election shares being converted into the right to receive the cash consideration; or

  •
  If the shortfall number exceeds the number of non-election shares, then all non-election shares will be converted into the right to receive the stock consideration, and the cash election shares of each holder thereof will convert into the right to receive the stock consideration with respect to that number of cash election shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (A) the number of cash election shares held by such holder by (B) a fraction, the numerator of which is the amount by which the shortfall number exceeds the total number of non-election shares, and the denominator of which is the total number of cash election shares, with the remaining number of such holder's cash election shares being converted into the right to receive the cash consideration.

        Illustrative Examples of Allocation Procedures.    For illustration only, the following examples describe the application of the allocation provisions of the Merger Agreement in the case of an oversubscription of stock election shares and in the case of an oversubscription of cash election shares. Solely for the purposes of these examples, it is assumed that (i) there are 6,802,944 shares of Cheviot common stock outstanding, (ii) the exchange ratio is 0.6916, and (iii) the stock conversion number is 3,401,472 (representing 50% of the outstanding Cheviot common stock).

  Example 1 (Oversubscription of Stock Election Shares)

        Assume that valid stock elections are received with respect to 5,782,502 shares (approximately 85% of the outstanding shares) of Cheviot common stock; valid cash elections are received with respect to 680,294 shares (approximately 10% of the outstanding shares) of Cheviot common stock; and no elections are received with respect to 340,148 shares (approximately 5% of the outstanding shares). The allocation provisions would generally apply as follows:

  •
  Cash election shares.  All 680,294 cash election shares are converted into the right to receive the cash consideration.

  •
  Non-election shares.  All 340,148 non-election shares are converted into the right to receive the cash consideration.

  •
  Stock election shares.  Of the 5,782,502 stock election shares, 3,401,472 stock election shares are converted into the right to receive the stock consideration. The remaining 2,381,030 stock election shares are converted into the right to receive the cash consideration. Since the stock election shares are oversubscribed, this means that the Cheviot stockholders who make a stock election receive a mix of cash and stock Merger consideration.

        This can be further illustrated as follows:

  •
  Shareholder A holds 100 shares of Cheviot common stock and makes a valid stock election with respect to all 100 shares. Assuming the total allocations noted above, 58 of such shares (100 × (3,401,472 / 5,782,502)) will be converted into the right to receive the stock consideration, and the remaining 42 of such shares will be converted into the right to receive the cash consideration. Shareholder A would receive:

  •
  40 shares of MainSource common stock (58 shares × 0.6916) plus cash instead of a fractional 0.11 share of MainSource common stock; and

  •
  $630 in cash (42 shares × $15.00).

  •
  Shareholder B holds 100 shares of Cheviot common stock and makes a valid cash election with respect to all 100 shares. Assuming the total allocations noted above, Shareholder B would receive $1,500 in cash (100 shares × $15.00).

  •
  Shareholder C holds 100 shares of Cheviot common stock and makes a valid cash election with respect to 50 shares and a valid stock election with respect to 50 shares. Assuming the total allocations noted above, all 50 cash election shares will be converted into the right to receive the cash consideration. Of the 50 stock election shares, 29 shares (50 × (3,401,472/5,782,502)) will be converted into the right to receive the stock consideration, and the remaining 21 stock election shares will be converted to into the right to receive the cash consideration. Shareholder C would receive:

    •
    20 shares of MainSource common stock (29 × 0.6916) plus cash instead of a fractional 0.06 share of MainSource common stock; and

    •
    $1,065 in cash ((50 + 21 shares) × $15.00).

  Example 2 (Oversubscription of Cash Election Shares)

        Assume that valid cash elections are received with respect to 5,782,502 shares (approximately 85% of the outstanding shares) of Cheviot common stock; valid stock elections are received with respect to 680,294 shares (approximately 10% of the outstanding shares); and no elections are received with respect to 340,148 shares (approximately 5% of the outstanding shares). This means that the shortfall number is 2,721,178 (3,401,472 - 680,294), and the allocation provisions would generally apply as follows:

  •
  Stock election shares.  All 680,294 stock election shares will be converted into the right to receive the stock consideration.

  •
  Non-election shares.  Because the shortfall number (2,721,178) exceeds the number of non-election shares (340,148), all non-election shares will be converted into the right to receive the stock consideration.

  •
  Cash election shares.  Of the 5,782,502 cash election shares, 2,381,030 cash election shares will be converted into the right to receive the stock consideration. The remaining 3,401,472 cash election shares will be converted into the right to receive the cash consideration. Since the cash election shares are oversubscribed, the Cheviot stockholders who make cash elections will receive a mix of cash and stock Merger consideration.

        This can be further illustrated as follows:

  •
  Shareholder A holds 100 shares of Cheviot common stock and makes a valid stock election with respect to all 100 shares. Shareholder A would receive 69 (100 shares × 0.6916) shares of MainSource common stock.

  •
  Shareholder B holds 100 shares of Cheviot common stock and makes a valid cash election with respect to all 100 shares. Assuming the total allocations noted above, 41 of such shares (100 shares × ((2,721,178 - 340,148) / 5,782,502)) will be converted into the right to receive the stock consideration, and the remaining 59 of such shares will be converted into the right to receive the cash consideration. Shareholder B would receive:

  •
  28 shares of MainSource common stock (41 shares × 0.6916) plus cash instead of a fractional 0.36 share of MainSource common stock; and

  •
  $885 in cash (59 shares × $15.00).

  •
  Shareholder C holds 100 shares of Cheviot common stock and makes a valid cash election with respect to 50 shares and a valid stock election with respect to 50 shares. Assuming the total allocations noted above, all 50 stock election shares will be converted into the right to receive the stock consideration. Of the 50 cash election shares, 20 shares (50 × ((2,721,178 - 340,148) / 5,782,502)) will be converted into the right to receive the stock consideration, and the remaining

    30 of such cash election shares will be converted into the right to receive the cash consideration. Shareholder C would receive:

    •
    48 shares of MainSource common stock ((50 + 20 shares) × 0.6916) plus cash instead of a fractional 0.41 share of MainSource common stock; and

    •
    $450 in cash (30 shares × $15.00).

        Because the Federal income tax consequences of receiving cash, MainSource common stock, or both cash and MainSource common stock will be different, you are strongly urged to read carefully the information set forth under the caption "Proposal 1—The Merger—Material U.S. Federal Income Tax Consequences of the Merger" and to consult your own tax advisors for a full understanding of the Merger's tax consequences to you.

Election Procedures

        Election Form/Letter of Transmittal.    You will receive an election form/letter of transmittal and other appropriate and customary transmittal materials in a separate mailing. The election form/letter of transmittal will allow you to: (i) select the all-cash election, (ii) select the all-stock election, (iii) select the mixed election, or (iv) indicate that you have no preference as to the receipt of the cash or shares of MainSource common stock. Computershare, Inc., the exchange agent, will send each Cheviot stockholder who was a holder of record as of the close of business on [    •    ], 2016 the election form/letter of transmittal and will use reasonable efforts to make available as promptly as possible a duplicate election form/letter of transmittal to any holder of Cheviot common stock who makes a request for such election form/letter of transmittal after the initial mailing and prior to the election deadline set forth on the election form/letter of transmittal (the "election deadline").

        Representative Shares.    Record holders of shares of Cheviot common stock who hold those shares as nominees, trustees or in other representative capacities may submit multiple election forms/letters of transmittal, provided that those record holders certify that each of the election forms/letters of transmittal covers all of the shares of Cheviot common stock held for the benefit of a particular beneficial owner.

        If you wish to elect the type of merger consideration you will receive in the Merger, you must make a valid election prior to the election deadline with respect to your shares of Cheviot common stock. Accordingly, you should carefully review and follow the instructions to the election form/letter of transmittal.

        To make a valid election, you must submit a properly completed election form/letter of transmittal so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions to the election form/letter of transmittal. An election form/letter of transmittal will be deemed properly completed only if accompanied by stock certificates (or an appropriate guarantee of delivery of stock certificates as set forth in the notice of guaranteed delivery included with the election form/letter of transmittal from a firm that is a member of a registered national securities exchange or a commercial bank or trust company in the United States, provided that the stock certificates are in fact delivered to the exchange agent by the time required in such guarantee of delivery) representing all shares of Cheviot common stock covered by the election form/letter of transmittal (or, if such certificates have been lost, stolen, destroyed or mutilated, an affidavit as to the ownership of that certificate by the claimant and to its loss, theft, destruction or mutilation, along with customary identification and, if required by MainSource, an indemnity agreement or the posting of a bond).

Procedure Should You Wish to Revoke or Change Your Election.

        You may revoke an election at any time prior to the election deadline, and you may either resubmit a new election or simply withdraw your prior election. If you wish to change an election, you may resubmit the election form/letter of transmittal in accordance with the election procedures, so long as the resubmitted election form/letter of transmittal is received by the election deadline. If you wish to withdraw an election, you must provide written notice of withdrawal to the exchange agent by 5:00 p.m. New York City time, on the election deadline. In the event of a withdrawal of an election, the exchange agent will, upon receiving a written request from you, return the certificates of Cheviot common stock (or guarantee of delivery, if applicable) submitted by you, and you will be deemed not to have made an election and your shares of Cheviot common stock will be treated as non-election shares unless you resubmit another election form/letter of transmittal in accordance with the election procedures. The exchange agent will have reasonable discretion to determine whether any election, change, or withdrawal request has been properly or timely made and to disregard immaterial defects in any election form/letter of transmittal, and any good faith decisions of the exchange agent and MainSource regarding these matters will be binding and conclusive. Neither MainSource nor the exchange agent will be under any obligation to notify any person of any defects in an election form/letter of transmittal.

Do Not Send Your Stock Certificates Now.

        Do not send your stock certificates with your proxy. At a later date, you will be provided with an election form/letter of transmittal. You should return your stock certificates with the completed election form/letter of transmittal no later than the election deadline stated on the election form/letter of transmittal.

Deposit of Merger Consideration

        No later than the business day prior to the closing date of the Merger, MainSource will deposit with Computershare, Inc., the transfer agent for its common stock and the exchange agent for the Merger, the shares of MainSource common stock to be issued in the Merger and cash payable in the Merger, by wire transfer of immediately available funds.

Letter of Transmittal

        Within five business days after the completion of the Merger, the exchange agent will send a letter of transmittal to each person who was a Cheviot stockholder at the effective time of the Merger but did not previously and properly surrender his or her shares of Cheviot common stock to the exchange agent prior to the election deadline. This mailing will explain how to surrender shares of Cheviot common stock in exchange for the Merger Consideration the holder is entitled to receive under the Merger Agreement.

Dividends; Closing of Transfer Books

        Any dividends declared by MainSource on its common stock after the effective time of the Merger will include the shares of MainSource common stock issuable in the Merger. However, no dividend or other distribution payable to the holders of record of MainSource common stock at or as of any time after the completion of the Merger will be paid to the former Cheviot stockholders until they surrender their shares as described above, and no interest will be paid on any dividend or distribution. After the completion of the Merger, the stock transfer books of Cheviot will close and there will be no more transfers on the transfer books of Cheviot. Any shares of Cheviot common stock that are presented for transfer after the effective time of the Merger will be cancelled and exchanged for MainSource common stock and/or checks for cash, as provided in the Merger Agreement.

Lost, Stolen, Destroyed or Mutilated Certificates

        If any certificate evidencing shares of Cheviot common stock is lost, stolen, destroyed or mutilated, the exchange agent may require the holder to provide an affidavit to that effect and to deliver an indemnity agreement and/or post a bond in an amount that it may direct as indemnity against any claim that may be made by another party with respect to the certificate. Once these requirements have been satisfied, the exchange agent will issue, in exchange for such lost, stolen, destroyed or mutilated certificate, MainSource common stock and/or checks for cash, as provided in the Merger Agreement.

Representations and Warranties

        In the Merger Agreement, each party makes customary representations and warranties about themselves concerning various business, legal, financial, regulatory and other pertinent matters. These representations and warranties will not survive after the Merger. Under certain circumstances, a party may decline to complete the Merger if the other party's representations and warranties prove to be inaccurate.

        Each of MainSource and Cheviot has made representations and warranties regarding, among other things

  •
  corporate matters, including due organization, good standing, and qualification;

  •
  capitalization;

  •
  authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the Merger;

  •
  governmental filings and consents necessary to complete the Merger;

  •
  the timely filing of regulatory reports;

  •
  financial statements and internal controls;

  •
  tax matters;

  •
  the absence of any event or action that would, or reasonably be expected to, constitute a material adverse effect since December 31, 2014;

  •
  real and personal property;

  •
  insurance matters;

  •
  legal proceedings;

  •
  compliance with applicable laws;

  •
  employee matters and benefit plans;

  •
  brokers or financial advisor fees;

  •
  environmental liabilities;

  •
  loan portfolio matters;

  •
  the inapplicability of antitakeover provisions in organizational documents;

  •
  risk management instruments and arrangements; and

  •
  trust accounts.

        Cheviot has made other representations and warranties about itself to MainSource, including as to:

  •
  matters relating to certain contracts;

  •
  investment securities;

  •
  related party transactions;

  •
  deposits;

  •
  required stockholders' vote to approve the Merger Agreement;

  •
  securities registration obligations;

  •
  the receipt of a fairness opinion from its financial advisor; and

  •
  intellectual property.

        In addition, MainSource has represented to Cheviot that it currently has and will have at the time of the Merger sufficient unissued shares of MainSource common stock and access to sufficient cash to pay the Merger Consideration.

        The representations and warranties in the Merger Agreement are complicated and not easily summarized. For more information on the representations and warranties of MainSource and Cheviot, please refer to the Merger Agreement attached as Annex A to this proxy statement/prospectus.

Conditions to Completing the Merger

        Mutual Conditions.    Before either Cheviot or MainSource will be obligated to complete the Merger, the following conditions must have been satisfied:

  •
  Cheviot stockholders approve the Merger Agreement;

  •
  receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

  •
  the registration statement, of which this document forms a part, is declared effective by the SEC, there is not a pending or threatened proceeding by the SEC to suspend the effectiveness of the registration statement and the receipt of all required state securities laws approvals;

  •
  no party to the Merger Agreement is subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental entity or bank regulator, that enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement; and

  •
  the NASDAQ Stock Market approves for listing the MainSource common stock to be issued to the Cheviot stockholders in the Merger, subject to official notice of issuance.

        Conditions to Obligations of Cheviot.    Before Cheviot will be obligated to complete the Merger, the following additional conditions must have been satisfied:

  •
  the representations and warranties of MainSource contained in the Merger Agreement shall be true and correct as of the closing date of the Merger (except to the extent such representations and warranties speak as of an earlier date), subject to the materiality standard provided in the Merger Agreement, and Cheviot shall have received a written certificate from MainSource's Chief Executive Officer and its Chief Financial Officer to that effect;

  •
  MainSource shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with at or before the effective time of the Merger, and Cheviot shall have received a written certificate from MainSource's Chief Executive Officer and its Chief Financial Officer to that effect;

  •
  Cheviot receives an opinion from Luse Gorman, PC, it's legal counsel, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

  •
  MainSource receives all material approvals, permits, authorizations, consents waivers, or clearances required to lawfully consummate the Merger, the failure of which would have a material adverse effect on MainSource;

  •
  MainSource delivers to the exchange agent the merger consideration on or before the closing date and Cheviot receives a certificate from the exchange agent evidencing such delivery; and

  •
  MainSource receives a letter of tax advice from Cheviot's outside, independent certified public accountant regarding the treatment of certain payments under Section 280G of the Internal Revenue Code.

        Conditions to Obligations of MainSource.    Before MainSource will be obligated to complete the Merger, the following additional conditions must have been satisfied:

  •
  the representations and warranties of Cheviot contained in the Merger Agreement shall be true and correct as of the closing date of the Merger (except to the extent such representations and warranties speak as of an earlier date), subject to the materiality standards in the Merger Agreement, and MainSource shall have received a written certificate from Cheviot's Chief Executive Officer and its Chief Financial Officer to that effect;

  •
  Cheviot shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with at or before the effective time of the Merger, and MainSource shall have received a written certificate from Cheviot's Chief Executive Officer and its Chief Financial Officer to that effect;

  •
  MainSource receives an opinion from SmithAmundsen LLC, its legal counsel, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

  •
  the required regulatory approvals approving the Merger contain no condition or requirement which include a Burdensome Condition (as defined below) on MainSource; and

  •
  Cheviot and its subsidiaries receives all material approvals, permits, authorizations, consents waivers, or clearances required to lawfully consummate the Merger, the failure of which would have a material adverse effect on either MainSource or Cheviot.

        For purposes of the Merger Agreement, a "Burdensome Condition" is defined as any prohibition, limitation, or other requirement that would: (a) prohibit or materially limit the ownership or operation MainSource or any of its subsidiaries of all or any material portion of the business or assets of Cheviot or any of its subsidiaries; (b) compel MainSource or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Cheviot or any of its subsidiaries; (c) impose a material compliance burden, penalty or obligation on MainSource or any of its subsidiaries resulting from noncompliance by Cheviot with its regulatory obligations; or (d) otherwise materially impair the value of Cheviot and its subsidiaries to MainSource and its subsidiaries.

        Unless prohibited by law, any of the conditions to the Merger may be waived by the applicable party. As described below, if these conditions are not satisfied or waived, each party may have a right to terminate the Merger Agreement under certain circumstances. MainSource and Cheviot cannot guarantee that all of the conditions to the Merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Prior to Completion of the Merger; Covenants

        Cheviot has agreed that, until completion of the Merger and unless permitted by MainSource, neither Cheviot nor its subsidiaries will:

  General Business

  •
  operate its business other than in the usual, regular and ordinary course of business;

  •
  fail to use reasonable efforts to preserve intact its business organization and assets, and maintain its rights and franchises;

  •
  take any action that would adversely affect its ability to perform its obligations under the Merger Agreement;

  •
  take any action that would adversely affect the ability of MainSource or Cheviot to obtain regulatory approvals contemplated by the Merger Agreement or materially increase the time necessary to obtain such approvals;

  •
  waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Cheviot or any of its subsidiaries is a party, other than in the ordinary course of business, consistent with past practice;

  Capital Stock

  •
  change the number of authorized or issued shares of its capital stock, except pursuant to the exercise of outstanding stock options;

  •
  issue any additional shares of capital stock that are held as treasury shares or any securities or obligations convertible or exercisable for any shares of its capital stock;

  •
  make or grant any award under Cheviot's stock benefit plans;

  •
  split, combine or reclassify its capital stock;

  •
  pay any dividend or make any other distribution on its capital stock, other than the declaration and payment by Cheviot of a regular quarterly cash dividend of no more than $0.10 per share;

  •
  redeem or otherwise acquire any shares of common stock;

  Governing Documents/Directors

  •
  change or waive any provision of its articles of incorporation, charter or bylaws except as required by law;

  Contracts

  •
  enter into, amend in any material respect or terminate any material contract or agreement, except in the ordinary course of business consistent with past practice or those specifically permitted by the Merger Agreement;

  •
  enter into, renew, extend or modify any transaction with an affiliate (other than a loan or deposit transaction), provided that MainSource will have been deemed to have consented to any renewal, extension or modification of any transaction with an affiliate if MainSource does not object to any such proposed renewal, extension or modification within five business days of receipt by MainSource of a request by Cheviot;

  •
  enter into any hedging transaction, except for residential lending secondary market activities in the ordinary course of business consistent with past practice;

  •
  undertake or enter into any lease or other contract or commitment in excess of $50,000 annually, or containing a financial commitment extending 12 months from the date of the Merger Agreement, other than in the normal course of providing credit to customers as part of its banking business;

  Branches/Merger/Dispositions

  •
  open or close any branch or automated banking facility or file an application to do the same;

  •
  merge or consolidate Cheviot or any of its subsidiaries with any other corporation;

  •
  sell or lease all or any substantial portion of the assets or business of Cheviot or any of its subsidiaries;

  •
  make any acquisition of all or any substantial portion of the business or assets of any other entity other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement, in each case in the ordinary course of business consistent with past practice;

  •
  enter into a purchase and assumption transaction with respect to deposits and liabilities;

  •
  sell or otherwise dispose of the capital stock of Cheviot;

  •
  sell or otherwise dispose of any asset of Cheviot or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

  •
  except for transactions with the Federal Home Loan Bank of Cincinnati, subject any asset of Cheviot or any of its subsidiaries to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

  Indebtedness

  •
  incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money, except in the ordinary course of business consistent with past practice;

  Loans

  •
  (1) renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit to any person if the Loan is an existing credit on the books of Cheviot Financial or its subsidiary and (y) is, or in accordance with bank regulatory definitions should be, classified as "Substandard," "Doubtful" or "Loss," or (z) such Loan is in an amount in excess of $100,000 and is, or in accordance with bank regulatory definitions should be, classified as "special mention"; (2) make, renew or otherwise modify any loan if immediately after making a loan such person would be directly indebted to Cheviot or its subsidiary in an aggregate amount in excess of $750,000; (3) make, renew or otherwise modify any loan secured by an owner-occupied one- to four-family residence with a principal balance in excess of $417,000; (4) make, renew or otherwise modify any loan secured by an owner-occupied 1- to 4-family residence with loan-to-value ratios of greater than 80% without private mortgage insurance; (5) make, renew or otherwise modify any Loan which does not conform with Cheviot's credit policy and procedures, is in excess of $250,000 and exceeds 120 days to maturity; or (6) make any loan that constitutes an exception to the loan-to-value standards for real estate lending established pursuant to 12 C.F.R. Part 365; provided that MainSource shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by the Merger Agreement if MainSource does not object to any such proposed loan within five business days of receipt by MainSource of a request by Cheviot Financial to exceed such limit along with all financial or other data that MainSource may reasonably request in order to evaluate such loan;

  •
  sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate, indirect automobile loans, or SBA guaranteed loans the sales of which are consistent with past practice) unless, with regard to such sales, MainSource Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

  Employees

  •
  grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except: (1) as may be required by law; (2) as may be required pursuant to existing commitments disclosed to MainSource; (3) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice; (4) the payment of bonuses for the year ended December 31, 2015, to the extent that such bonuses have been accrued in accordance with generally accepted accounting principles and provided that such bonuses are consistent with past practice; and (5) to amend the Cheviot 401(k) Plan to permit deferral of severance and/or termination-related compensation;

  •
  hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000; provided, however, that Cheviot may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

  •
  enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees;

  •
  make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

  •
  except for the execution of the Merger Agreement and actions taken or which will be taken in accordance with the Merger Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

  •
  except for the execution of the Merger Agreement and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Cheviot compensation and benefit plan;

  •
  issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with MainSource and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of MainSource (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of MainSource (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated by the Merger Agreement;

  Settling Claims

  •
  pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages not in excess of $50,000;

  Foreclosures

  •
  foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment of the property indicates the presence of materials of environmental concern in violation of environmental laws and regulations;

  Investments

  •
  purchase any equity securities or purchase any security for its investment portfolio inconsistent with Cheviot's current investment policy other than investments in FHLB stock required under applicable law or regulations;

  •
  purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice (other than liabilities that relate solely to accruals with respect to loss contingencies);

  Capital Expenditures

  •
  other than pursuant to binding commitments existing as of the date of the Merger Agreement or expenditures necessary to maintain existing assets in good repair, make any capital expenditures in excess of $25,000 individually, or $100,000 in the aggregate;

  Accounting

  •
  change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles or by any bank regulator responsible for regulating Cheviot;

  Merger Agreement

  •
  take any action that would result in any of its representations and warranties under the Merger Agreement becoming untrue or in the conditions to the Merger not being satisfied, in each case except as may be required by applicable law;

  •
  take any action or knowingly fail to take any reasonable action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

  Other Agreements

  •
  agree or commit to do any of the foregoing actions.

        MainSource has agreed that, until the completion of the Merger and unless permitted by Cheviot, it will not voluntarily take any action that would:

  •
  adversely affect the ability of MainSource and Cheviot to obtain regulatory approvals contemplated by the Merger Agreement or materially increase the time necessary to obtain such approvals;

  •
  adversely affect its ability to perform its covenants and agreements under the Agreement; or

  •
  result in any of its representations and warranties under the Merger Agreement becoming untrue or in the conditions to the Merger not being satisfied.

Additional Covenants of Cheviot and MainSource in the Merger Agreement

        Agreement Not to Solicit Other Proposals.    Cheviot and its subsidiaries, and their officers, directors, employees, representatives, affiliates and other agents have agreed not to: (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes or could reasonably be expected to lead to, an acquisition proposal by a third party; (2) participate in discussions or negotiations regarding an acquisition proposal or furnish any Cheviot data or information or otherwise afford access to any third party; (3) release any person from provisions of, waive, or fail to enforce any confidentiality agreement or standstill agreement to which Cheviot is a party; or (4) enter into any agreement that constitutes an acquisition proposal. Cheviot and its subsidiaries and representatives are required to cease all discussions and negotiations with third parties that were occurring at or prior to the date of the Merger Agreement regarding an acquisition proposal.

        An acquisition proposal is a proposal that could reasonably be expected to lead to any of the following or similar transactions:

  •
  any merger, consolidation, recapitalization, share exchange, liquidation, dissolution, or other similar transaction involving Cheviot or its subsidiaries;

  •
  any sale, lease or other disposition of assets of Cheviot or its subsidiaries and representing, in the aggregate, 25% or more of Cheviot's consolidated assets;

  •
  any issuance, sale, or disposition of securities representing 25% or more of the voting power of Cheviot capital stock; or

  •
  any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of the outstanding shares of capital stock of Cheviot.

        Despite the agreement of Cheviot not to solicit other acquisition proposals, Cheviot may generally negotiate or have discussions with, or provide information to, any third party who makes a bona fide unsolicited written acquisition proposal before the Cheviot stockholders meeting to vote on the Merger Agreement, provided that the Cheviot board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the acquisition proposal constitutes or is reasonably likely to lead to a "superior proposal," meaning that it is reasonably likely to result in a transaction more favorable to the Cheviot stockholders than the Merger and is reasonably likely to be completed on the terms proposed. Further, before entering into negotiations or discussions with a third party, Cheviot must provide MainSource with at least one business day prior notice of its determination and have received from the third party a confidentiality agreement with terms no less favorable to Cheviot than those contained in the confidentiality agreement between MainSource and Cheviot.

        If Cheviot receives an acquisition proposal or information request from a third party, before entering into negotiations or discussions with a third party regarding a superior proposal, Cheviot must promptly notify MainSource (and in any event within 24 hours) of the receipt of the acquisition proposal or information request and provide MainSource with information about the third party and its proposal or information request.

        Certain Other Covenants.    The Merger Agreement also contains other agreements relating to the conduct of MainSource and Cheviot before consummation of the Merger, including the following:

  •
  Cheviot will cause one or more of its representatives to confer with representatives of MainSource to inform MainSource regarding Cheviot's operations at such times as MainSource may reasonably request;

  •
  each party will meet with the other party on a regular basis to discuss and plan for the conversion of Cheviot's data processing and related electronic information systems;

  •
  Cheviot will provide MainSource information regarding non-performing assets and other information related to loans;

  •
  Cheviot will permit MainSource reasonable access to Cheviot's personnel, property, books and records in which MainSource may have a reasonable interest;

  •
  Cheviot will promptly provide MainSource with a copy of all documents Cheviot files with its banking regulators;

  •
  MainSource and Cheviot will use their commercially reasonable efforts to obtain all necessary consents and approvals of third parties necessary to complete the Merger and related transactions;

  •
  Cheviot will permit MainSource, at its own expense, to conduct a Phase I Environmental Site Assessment at each branch office and other property owned by Cheviot (and, to the extent permitted at any branch leased by Cheviot) and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment, to conduct a Phase II Environmental Site Assessment;

  •
  Cheviot will permit representatives of MainSource or MainSource Bank to attend any meeting of its board of directors or the Executive and Loan Committees as an observer.

  •
  Cheviot will engage a proxy solicitor to assist in obtaining its stockholder vote;

  •
  MainSource and Cheviot will use all commercially reasonable efforts to take all actions necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

  •
  MainSource and Cheviot will cooperate with each other and use best efforts to effect all necessary filings to obtain all necessary permits, consents, waivers and approvals from the banking regulators;

  •
  MainSource will file a registration statement, of which this Proxy Statement/Prospectus forms a part, with the Securities and Exchange Commission registering the shares of MainSource common stock to be issued in the Merger to Cheviot stockholders;

  •
  Cheviot will take all steps necessary to convene a meeting of its stockholders to vote on the Merger Agreement and the Merger. Cheviot's board of directors will recommend at its stockholders meeting that the stockholders vote to approve the Merger Agreement and the Merger and will use commercially reasonable efforts to solicit stockholders' approval. However, the Cheviot board of directors may fail to make such recommendation or change or withdraw its recommendation if Cheviot's board of directors, after consultation with and consideration of the advice of its financial and legal advisors, determines, in good faith, that making such a recommendation would result in a violation of its fiduciary duties under applicable law after taking into account any adjustments, modifications or amendments to the terms and conditions of the Merger Agreement that MainSource may have committed to in writing;

  •
  before completion of the Merger, MainSource will notify Nasdaq of the additional shares of MainSource common stock that MainSource will issue in exchange for shares of Cheviot common stock; and

  •
  Cheviot will terminate its 401(k) plan and ESOP immediately before the effective date.

Terminating the Merger Agreement

        The Merger Agreement may be terminated at any time before the completion of the Merger, either before or after approval of the Merger Agreement by Cheviot stockholders, as follows:

  •
  by the mutual written consent of MainSource and Cheviot;

  •
  by either party, if there has been a material breach of any of the representations and warranties set forth in the Merger Agreement by the other party, subject to the standard set forth in the Merger Agreement, which breach cannot be cured before the closing date, or has not been cured within 30 days after the giving of written notice to such party of such breach;

  •
  by either party, if there has been a material failure to perform or comply with any of the covenants or agreements set forth in the Merger Agreement by the other party, which failure cannot be cured before the closing date or has not been cured upon 30 days written notice of such failure by the terminating party to the other party;

  •
  by either party, if the Merger has not been consummated by September 23, 2016, unless the failure to complete the Merger by that time was due to such party's material breach of any representation, warranty, covenant or other agreement provided in the Merger Agreement;

  •
  by either party, if the stockholders of Cheviot have voted at the Cheviot stockholders meeting and the vote was not sufficient to approve the Merger Agreement or the Merger;

  •
  by either party, if a required regulatory approval or non-objection is denied and such denial is final and unappealable or any court or governmental entity prohibits the consummation of the Merger or the transactions contemplated by the Merger Agreement;

  •
  by MainSource if (1) Cheviot has materially breached its obligations relating to an acquisition proposal by a third party or its obligations relating to the Cheviot stockholders' meeting, (2) the Cheviot board of directors submits the Merger Agreement to its stockholders without a recommendation for approval, or (3) before the Cheviot stockholders meeting, the Cheviot board of directors approves or recommends the approval of a superior proposal and withdraws, qualifies or modifies its recommendation to the Cheviot stockholders to vote in favor of the Merger Agreement and the Merger;

  •
  by Cheviot if Cheviot has received a superior proposal and the board of directors of Cheviot has determined to accept such superior proposal; or

  •
  during the 5 day period starting on the Determination Date (as defined below) if, on the Determination Date, the average of the daily closing sales prices of a share of MainSource common stock as reported on the NASDAQ Global Select Market for the 10 consecutive trading days immediately preceding the Determination Date has decreased beyond certain minimum thresholds specified in the Merger Agreement relative to both (i) the $23.56 per share starting price and (ii) the performance of the KBW Regional Banking Index between November 20, 2015 and the Determination Date. For purposes of the foregoing termination right, "Determination Date" means the first day after the date all regulatory approvals (or waivers thereof) required to consummate the Merger have been obtained. In the event Cheviot elects to exercise its option to terminate the Merger Agreement as a result of such diminution in the trading price of MainSource common stock, MainSource may elect to adjust the ratio of MainSource common stock to be exchanged in the Merger for Cheviot common stock in order to achieve the required minimum thresholds, and if MainSource so elects, the Merger Agreement will not be terminated.

        If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and have no effect, except with respect to the parties' respective obligations regarding confidential information and termination fee and expenses as set forth in the Merger Agreement. See "—Termination Fee and Expenses" on page [    •    ] for further information. A termination of the Merger Agreement will not relieve the breaching party from liability for its willful breach giving rise to such termination.

Termination Fee and Expenses

        Generally.    Except as provided below, Cheviot and MainSource will each pay its own expenses in connection with the Merger. If the Merger Agreement is terminated because of a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, the breaching party will be liable for any damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result the breach or with respect to the enforcement of its rights under the Merger Agreement.

        Termination Fee.    In the event that the Merger Agreement is terminated for certain reasons, Cheviot must pay MainSource in immediately available funds within three business days after written demand for payment is made by MainSource, a termination fee of $4.0 million.

        Cheviot must pay the termination fee if: (1) MainSource terminates the Merger Agreement as a result of a breach by Cheviot of its covenant regarding the solicitation of competing offers or its obligation to call a stockholders' meeting or if Cheviot's board of directors fails to recommend approval of the Merger or withdraws, qualifies, or revises its recommendation to approve the Merger; or (2) Cheviot terminates the Merger Agreement after it has received and accepted a superior proposal.

        Cheviot also must pay the termination fee if Cheviot enters into a definitive merger agreement within one year of MainSource terminating the Merger Agreement following Cheviot's willful breach of a representation, warranty or covenant, or failure of Cheviot's stockholders to approve the Merger Agreement, after Cheviot's receipt of an acquisition proposal.

Directors, Employees and Employee Benefits

  Directors and Advisory Board.

        Subject to the nomination process of the Nominating/Corporate Governance Committee of MainSource, MainSource has agreed to appoint one individual who is a director of Cheviot (as of November 23, 2015 and as of the effective time of the Merger) and who is designated by MainSource and MainSource Bank, in consultation with Cheviot, as a member of the MainSource and MainSource Bank Boards of Directors. This individual will be become a director of MainSource and MainSource Bank effective as of the first board meeting following the Closing Date.

        Not later than 60 days following the closing date, MainSource has agreed to establish a Cincinnati Advisory Board. MainSource will offer all directors of Cheviot at the effective time (other than any Cheviot board member who serves on the MainSource board of directors) a position as a director on the Cincinnati Advisory Board. Each member of the Cincinnati Advisory Board will receive fees equal to the fees paid by MainSource to members of its other advisory boards of directors.

  Cheviot Employee Benefit Plans.

        Immediately prior to the effective time, Cheviot will terminate the 401(k) Plan and cease making any contributions to the 401(k) Plan, except for contributions that are required to be made under applicable law and participant deferrals of termination-related compensation. MainSource will allow employees of Cheviot who continue as MainSource employees to rollover their 401(k) Plan account balances (including any plan loans) to the MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan (the "MainSource KSOP").

        Immediately prior to the effective time, Cheviot will direct the Trustee (i) to deliver to Cheviot a sufficient number of unallocated shares of Cheviot common stock held in the suspense account of the Cheviot ESOP to repay any outstanding ESOP loan at the effective time, and (ii) to provide for the exchange of all remaining shares of Cheviot common stock held in the Cheviot ESOP trust for the Merger Consideration pursuant to the provisions of the Merger Agreement. The accounts of all participants and beneficiaries in the ESOP will become fully vested as of the effective time. Any unallocated shares of Cheviot common stock held in the Cheviot ESOP's suspense account after repayment of any ESOP loan will be converted into Merger Consideration and allocated as earnings to the accounts of Cheviot ESOP participants who are employed as of the effective date. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Cheviot ESOP upon its termination, the account balances in the Cheviot ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. MainSource agrees to permit Cheviot ESOP participants who become employees of MainSource or one of its subsidiaries to roll over their account balances in the Cheviot ESOP to the MainSource KSOP. As of the effective time, MainSource will amend the MainSource KSOP so that, (i) Continuing Employees will accrue benefits pursuant to the MainSource KSOP, and (ii) Continuing Employees participating in the MainSource KSOP shall receive credit for eligibility and vesting purposes, for the service of such employees with Cheviot and its subsidiaries prior to the effective time, as if such service were with MainSource or its Subsidiaries.

        All welfare benefit and Code Section 125, or "cafeteria," plans currently sponsored by Cheviot will continue as separate plans after the Effective Time, until such time as MainSource determines that it will terminate any or all of such plans. As of the date of any future termination of the Cheviot cafeteria plan, the balances in any health and dependent care flexible spending accounts thereunder shall be transferred to the MainSource cafeteria plan, and the benefit and compensation deferral elections in effect at that time shall be continued under the MainSource cafeteria plan, subject to subsequent changes as provided in the MainSource plan. All benefit payments related to the transferred balances shall be made in accordance with the MainSource cafeteria plan. MainSource shall make available to the former employees of Cheviot who become employees of MainSource or one of its subsidiaries and their eligible dependents employer-provided health coverage on the same basis as it provides such coverage to MainSource employees.

        Cheviot will cause each its nonqualified deferred compensation arrangements to be terminated on the day immediately prior to the effective time. Any benefits under the arrangements will be distributed at the effective time.

        Effective on the day immediately prior to the effective time, employees of Cheviot or any subsidiary who are covered by an incentive and/or bonus plan will continue to be covered by either a Cheviot or subsidiary incentive or bonus plan, or a MainSource or MainSource subsidiary incentive or bonus plan, as determined by MainSource.

        Except for the individuals covered by employment or change in control agreements, employees of Cheviot or its subsidiaries as of the effective time whom MainSource or its subsidiaries elect not to employ or employ but then terminate within 6 months after the effective time or who voluntarily resigns employment due to an involuntary relocation of an individual's principal place of employment to a location which is more than twenty-five (25) miles from the employee's principal place of employment immediately prior to the Effective Time will be entitled to severance benefits equal to two weeks of pay for each year of service, subject to a minimum package equal to four weeks of pay and a maximum package equal to 26 weeks of pay. After six months after the effective time, all such employees will be entitled to severance benefits equal to those provided by MainSource from time to time to its employees.

  MainSource Employee Benefits.

        In the event of a consolidation or termination of any or all compensation or benefit plan of Cheviot after the effective time, employees of Cheviot or Cheviot Savings Bank who continue as employees of MainSource or MainSource Bank after the effective time ("Continuing Employees") will be eligible to participate in any MainSource Bank employee plan of similar character immediately upon such consolidation or as of the first entry date coincident with or immediately following such termination. Continuing Employees shall receive credit for service with Cheviot or Cheviot Savings Bank for purposes of determining eligibility and vesting but not for purposes of accruing or computing benefits under any similar existing MainSource benefit plan. MainSource shall provide Continuing Employees with compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by MainSource to similarly situated employees of MainSource.

        MainSource will honor the contractual terms of all employment, consulting, change in control, and severance agreements of Cheviot, as amended, revised, superseded, renewed or terminated as of, or following, the effective time. Prior to the effective time, Cheviot is required to use its reasonable efforts to obtain from each of the parties who is entitled to payment or benefits under such agreements a settlement agreement specifying the method in which his or her rights will be settled. MainSource will be obligated to make the payments required under these agreements.

        If MainSource elects to terminate or consolidate any Cheviot health plan with any MainSource or MainSource Bank health plan, it will make available to Continuing Employees and their eligible dependents employer-provided health coverage on the same basis as it provides such coverage to MainSource employees.

        As of the effective time, MainSource will amend the MainSource KSOP so that, (i) Continuing Employees will accrue benefits pursuant to the MainSource KSOP, and (ii) Continuing Employees participating in the MainSource KSOP shall receive credit for eligibility and vesting purposes, for the service of such employees with Cheviot and its subsidiaries prior to the effective time, as if such service were with MainSource or its Subsidiaries.

        MainSource will waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their family members under the health and welfare plans of MainSource to the extent waived or otherwise satisfied under the applicable corresponding Cheviot plan immediately prior to the closing date.

Amendment and Waiver

        Cheviot and MainSource may agree to amend the Merger Agreement at any time before completion of the Merger, if approved by their respective boards of directors. However, after the approval of the Merger Agreement by Cheviot stockholders, no amendment which reduces the amount or value or change the form of the Merger Consideration may be effected without first obtaining the further stockholder approval. Before completion of the Merger, except as prohibited by law, any provision of the Merger Agreement may be waived by the party for whose benefit the provision was intended. The Merger Agreement provides that any amendment or supplement must be in writing, and that any waiver must be signed by an executive officer of the party giving the waiver.

Modification of Structure

        The Merger Agreement provides that MainSource has the right to modify the structure of the Merger and related transactions to the extent that such revised structure does not: (i) change in kind, value or reduce the Merger Consideration to be received by the Cheviot stockholders; (2) prevent the rendering of the required legal opinions with respect to the tax consequences of the Merger; or (3) materially delay or jeopardize the receipt of any required regulatory approvals or other consents and approvals required to consummate the Merger. The Merger Agreement and any related documents would then be appropriately amended in order to reflect any such revised structure.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS
OF CHEVIOT IN THE MERGER

        When considering the recommendation of the Cheviot board of directors, you should be aware that some of the employees and directors of Cheviot and Cheviot Savings Bank have interests that are different from, or in conflict with, your interests. The board of directors was aware of these interests when it approved the Merger Agreement. Except as described below, to the knowledge of Cheviot, the executive officers and directors of Cheviot do not have any material interest in the Merger apart from their interests as stockholders of Cheviot.

Share Ownership

        On the record date for the special meeting, Cheviot's directors and certain officers of Cheviot and its subsidiaries beneficially owned, in the aggregate, [    •    ] shares of Cheviot's common stock (excluding shares that may be acquired upon the exercise of stock options), representing approximately [    •    ]% of the outstanding shares of Cheviot common stock.

Cheviot Financial Stock-Based Awards

        Cash Payment for Outstanding Options.    Under the terms of the Merger Agreement, all outstanding stock options issued under the Cheviot 2013 Equity Incentive Plan or 2005 Stock-Based Incentive Plan, whether or not vested, that are outstanding and unexercised immediately before the effective time of the Merger, will be cancelled and the holder of the option will receive a cash payment equal to the product of (1) the number of shares of Cheviot common stock subject to the stock option, multiplied by (2) $15.00, less the exercise price of the stock option, without interest, less any required tax withholding. The number of vested and nonvested Cheviot stock options held by executive officers and non-employee directors of Cheviot Financial are as follows:

Executive Officer/Director of Cheviot	Cheviot Stock Options (#)	Cash Payment for Cancelled Options ($)
Steven R. Hausfeld	33,438	70,717
Mark R. Reitzes	45,000	8,400
J. David Rosenberg	17,500	2,625
John T. Smith	25,000	63,000
James E. Williamson	25,000	63,000
Kevin M. Kappa	39,390	90,720
Jeffrey J. Lenzer	39,390	90,720
Scott T. Smith	47,400	92,400
Patricia L. Walter	53,410	111,670
All executive officers and directors as a group (9 persons)	324,843	593,252

        Acceleration of Vesting of Restricted Stock Awards.    Under the terms of the Merger Agreement, Cheviot restricted stock awards that have not yet vested will become fully vested following the effective time of the Merger and each share of restricted stock will be exchanged for the Merger consideration.

The unvested restricted stock awards held by Cheviot's executive officers and non-employee directors are as follows:

Executive Officer/Director of Cheviot Financial	Cheviot Financial Unvested Restricted Stock Awards (#)
Steven R. Hausfeld	306
Mark R. Reitzes	3,243
Patricia L. Walter	2,699
All executive officers and directors as a group (9 persons)	6,248

Employment Agreements with Executive Officers

        For an estimate of the amounts payable in connection with a qualifying termination of employment following the Merger to Cheviot Financial' s named executive officers under their employment agreements, see "Merger-Related Executive Compensation for Cheviot's Named Executive Officers" below.

Indemnification; Directors' and Officers' Insurance

        MainSource has agreed to indemnify, defend and hold harmless each present and former officer and director of Cheviot and Cheviot Savings Bank against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was a director or officer of Cheviot or Cheviot Savings Bank if such claim pertains to any matter of fact arising, existing or occurring at or before the effective time (including, without limitation, the Merger and other transactions contemplated thereby), regardless of whether such claim is asserted or claimed before or after the effective time.

        MainSource has further agreed, for a period of six years after the effective time of the Merger, to maintain the current directors' and officers' liability insurance policies maintained by Cheviot (provided, that MainSource may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the effective time of the Merger. MainSource is not required to expend, in the aggregate, more than $110,000 for such insurance.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Cheviot pursuant to the foregoing provisions, Cheviot has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Director Appointment and Establishment of Advisory Board

        Subject to the nomination process of the Nominating/Corporate Governance Committee of MainSource, MainSource has agreed to appoint one individual who is a director of Cheviot (as of November 23, 2015 and as of the effective time of the Merger) and who is designated by MainSource and MainSource Bank, in consultation with Cheviot Financial, as a member of the MainSource and MainSource Bank Boards of Directors. This individual will be become a director of MainSource and MainSource Bank effective as of the first board meeting following the Closing Date. In addition, not later than 60 days following the closing date, MainSource has agreed to establish a Cincinnati Advisory Board. MainSource will offer all directors of Cheviot at the effective time (other than any Cheviot Financial board member who serves on the MainSource board of directors) a position as a director on the Cincinnati Advisory Board. Each member of the Cincinnati Advisory Board will receive fees equal to the fees paid by MainSource to members of its other advisory boards of directors.

Merger-Related Executive Compensation for Cheviot's Named Executive Officers

        As described below, certain of Cheviot's officers and directors have interests in the Merger that are in addition to, or different from, the interests of Cheviot's stockholders generally. Cheviot's board of directors was aware of these conflicts of interest and took them into account in approving the Merger. These interests include payments being made pursuant to binding contractual arrangements in existence before the date of the Merger Agreement and that have been described to Cheviot stockholders in previous proxy statements. These interests are described in more detail below, and certain of them are quantified in the narrative and tables below.

        Employment Agreements with MainSource.    MainSource intends to enter in an employment agreement with each of Mark T, Reitzes, President and Chief Executive Officer of Cheviot, Patricia L. Walter, Senior Vice President of Finance, and one other officer of Cheviot. The form of the employment agreement has been provided to the executives. It is anticipated that MainSource and each individual will enter into the employment agreements prior to the closing date of the Merger, with such agreements effective on the closing date of the Merger, and the agreements are described below. As of the date hereof, none of these employees have entered into employment agreements with MainSource.

        It is anticipated that Mark T. Reitzes, President and Chief Executive Officer of Cheviot, will enter into a one-year employment agreement that provides for (i) Mr. Reitzes serving as Senior Vice President and Senior Loan Officer of MainSource with an annual base salary of $150,000, (ii) participation in MainSource's bonus plan on the same terms as other similarly situated employees, which will provide for a bonus opportunity of 20% to 30% of base salary, (iii) a retention bonus of $168,000, payable in equal monthly installments during the first six months of the term of the employment agreement provided that Mr. Reitzes remains employed on each payment date, and (iv) a one-year non-solicitation agreement commencing on the date Mr. Reitzes' employment with MainSource ends.

        It is anticipated that Patricia L. Walter, Senior Vice President of Finance of Cheviot, will enter into a one-year employment agreement that provides for (i) Ms. Walter serving in MainSource's financial department with an annual base salary equal to her annual base salary on the closing date of the Merger, (ii) participation in MainSource's bonus plan on the same terms as other similarly situated employees, which will provide for a bonus opportunity of 10% to 25% of base salary, (iii) a retention bonus of $69,000, payable in equal monthly installments during the twelve month term of the employment agreement provided that Ms. Walter remains employed on each payment date, and (iv) a one-year non-solicitation agreement.

        Settlement Agreements with MainSource and Cheviot.    Prior to the effective time of the Merger, it is anticipated that MainSource and Cheviot will enter into settlement agreements ("Settlement Agreements") with Mark T. Reitzes, Patricia L. Walter and two other officers in order to quantify and settle the benefits that may be owed to the executives under the following employment and change in control agreements maintained by Cheviot: (i) an Employment Agreement between Cheviot Savings Bank and Mark T. Reitzes, effective as of April 23, 2015; and (ii) a Change in Control Agreement between Cheviot Savings Bank and Patricia L. Walter, effective as of February 18, 2014. In accordance with their respective Settlement Agreements, which will be entered into prior to the closing date of the Merger, the employment agreement for Mr. Reitzes and the change in control agreement for Ms. Walter will be terminated, effective as of the closing date of the Merger, and in lieu of any payments or benefits under such agreements, the executives will be entitled to the maximum lump sum payment that each individual could otherwise receive under such applicable employment and change in control agreement that would not result in an excess parachute payment under Section 280G of the

Internal Revenue Code, with such payment to be made at the closing date of the Merger. Pursuant to the Settlement Agreements, and assuming each executive will not receive continued insurance benefits under their employment and change in control agreement, as applicable, since each will receive continued health insurance as an officer of MainSource, it is anticipated that Cheviot or MainSource will pay lump sum cash severance payments to Mr. Reitzes and Ms. Walter in the amount of approximately $412,882 and $230,665, respectively, less tax withholding. As of the date hereof, none of these employees have entered into settlement agreements with MainSource.

        Employment Agreement with Cheviot Savings Bank.    Cheviot Savings Bank has entered into an employment agreement with Mr. Reitzes, President and Chief Executive Officer, dated April 23, 2015. The employment agreement provides, among other things, that if, within 24 months following a change in control, Cheviot Savings Bank terminates Mr. Reitzes' employment without cause or Mr. Reitzes terminates his employment for "good reason," as defined in the agreement, he will be entitled to receive a cash severance amount equal to two times his base salary, as well as two years of group health, dental and vision insurance. In addition, stock options to which Mr. Reitzes is entitled as of the date of termination will be accelerated according to the terms of the applicable stock benefit plan. The agreement requires Mr. Reitzes to adhere to non-solicitation restrictions during the term of the agreement and for one-year following his termination of employment. If payable, the cash severance payment to be made to Mr. Reitzes is estimated to be $550,000.

        Change in Control Agreements with Cheviot Bank.    Cheviot Savings Bank has entered into amended and restated change in control agreements with Ms. Walter, Messrs. Smith, Kappa and Lenzer and six other officers to provide benefits to each of them upon a change in control of Cheviot Savings Bank or Cheviot. Each agreement is substantially identical and the agreements expire February 17, 2017. If the individual's employment is terminated in connection with a change in control, and during the term of the agreement, by Cheviot Savings Bank for other than cause or by the individual for "good reason," the individual will be entitled to two times the individual's base salary and two times the highest level of cash incentive compensation earned by the individual in any one of the three years preceding the year in which the termination occurs, payable in a lump sum within 10 days of termination. In addition, Cheviot Savings Bank will continue to provide non-taxable medical and dental coverage comparable to the coverage maintained by Cheviot Savings Bank for the individual prior to the individual's termination, with the individual responsible for his share of employee premiums, for 24 months. If payable, the cash severance payment to be made to Ms. Walter, Messrs. Smith, Kappa and Lenzer, respectively, is estimated to be $259,800, $299,717, $293,239, $329,112.

        Amendments to Employment and Change in Control Agreements.    It is expected that the employment agreement entered into between Cheviot Savings Bank and Mr. Reitzes and the change in control agreements entered into between Cheviot Savings Bank and Messrs. Smith, Kappa, Lenzer and Ms. Walter and six other officers will be amended to provide that any amounts payable under the agreements will be reduced to the extent necessary to avoid the imposition of the excise tax and loss of tax deduction under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. In addition, the change in control agreements entered into between Cheviot Savings Bank and four officers (that are not named executive officers) will be further amended to provide that such officers will be subject to a non-solicitation restriction following termination of employment in exchange for payment of $2,500 to each individual, with such payment to be made at the closing date of the Merger. As of the date hereof, none of these employees have entered into such amendments.

        The following table sets forth the estimated potential severance benefits to Cheviot's named executive officers on termination of employment in connection with a change in control and assumes a change in control occurs on May 31, 2016. This table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control:

Executive	Cash($)(1)	Equity($)(2)	Pension/ NQDC($)	Perquisites/ Benefits($)(3)	Tax Reimbursements($)	Other ($)(4)	Total ($)
Mark T. Reitzes	550,000	59,294	—	36,384	—	—	645,678
Scott T. Smith	299,717	76,170	—	35,935	—	—	411,821
Kevin M. Kappa	293,239	74,074	—	35,935	—	—	403,248
Jeffrey J. Lenzer	329,112	74,074	—	19,971	—	—	423,157
Patricia L. Walter	259,800	119,607	—	35,935	—	—	415,341

(1)
Prior to the closing date of the Merger, it is anticipated that each officer will enter into an amendment to their employment or change in control agreement, as applicable, to provide that the cash severance payable under the applicable agreement will be reduced to the extent necessary so that no amount payable will result in an excess parachute payment under Section 280G of the Internal Revenue Code. Pursuant to such amendments, the amount of cash severance payable to each officer, and shown in the above table, will be reduced. The cash severance payable to Ms. Walter, Messrs. Reitzes, Smith, Kappa and Lenzer employment and change in control agreements, as applicable, is considered a "double trigger" benefit, since it is triggered by a change in control of Cheviot followed by a termination of employment without cause or for good reason. It is anticipated that Mr. Reitzes and Ms. Walter will enter into settlement agreements prior to the closing date of the Merger which will provide that in lieu of any payments or benefits under such employment and change in control agreements, the executives will receive the maximum lump sum payment that each individual could otherwise receive under such employment and change in control agreement that will not result in an excess parachute payment under Section 280G of the Internal Revenue Code. Assuming the settlement agreements are entered into, the amounts shown in the above table will be reduced and such payment will be considered a "single trigger" benefit since the payments are not contingent on the termination of the executive's employment.

(2)
Consists of unvested options to acquire 45,000, 40,200, 32,190, 32,190, and 41,757 shares, respectively, of Cheviot common stock for Messrs. Reitzes, Smith, Kappa, Lenzer and Ms. Walter, respectively, and 3,243, 0, 0, 0, and 2,699 shares of restricted stock that become vested for Messrs. Reitzes, Smith, Kappa, Lenzer and Ms. Walter, respectively. Pursuant to Securities and Exchange Commission regulations, the value of the Cheviot common stock is calculated as the average closing market price of Cheviot common stock over the first five business days following the first public announcement of the merger, which is $15.05. The amount shown represents the difference between $15.05 and the exercise price of the stock options, although the Merger Agreement provides that stock options will be cashed out at the difference between the exercise price and $15.00 per share. The terms of the Merger Agreement entered into between Cheviot and MainSource provide that all non-vested stock options and restricted stock awards will become fully vested at the closing date of the Merger.

(3)
Consists of projected medical and dental insurance premiums for 24 months. It is anticipated that Mark Reitzes and Patricia Walter will each enter into an employment agreement with MainSource and each individual will receive insurance coverage on the same terms as similarly situated employees. Accordingly, it is not known as of the date hereof whether Mr. Reitzes and Ms. Walter may not receive the value of continued health and dental insurance coverage shown in the above table.

(4)
Amounts shown do not reflect payments that Mark Reitzes and Patricia Walter will earn after the closing date of the merger and pursuant to the terms of the employment agreements that the officers are expected to enter into with MainSource. The payments to be made under the employment agreements are described above in more detail.

        Termination of Directors' Deferred Compensation Plan and Distribution of Benefits.    In accordance with the Merger Agreement, the Amended and Restated Directors Deferred Compensation Plan will be terminated immediately prior to the effective time, and the amounts due under such plan will be paid in a lump sum to the participants on or prior to the effective time, in accordance with the requirements of Section 409A of the Internal Revenue Code. All amounts to be paid under such plan are fully vested without regard to the change in control, however, absent the change in control, the covered participants would be entitled to receive $11,400 per year, payable for ten years, commencing after the date of the individual's termination of service. Messrs. Hausfeld, Williamson and former director Thomas J. Linneman will receive approximately $98,128, $72,146 and $98,126, respectively, upon the termination of the plan.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

        Under the Merger Agreement, Cheviot stockholders will have the right to exchange their shares of Cheviot common stock for shares of MainSource common stock, cash or a combination of both. Cheviot is organized under the laws of the State of Maryland, and the rights of Cheviot's stockholders are governed by the applicable laws of the State of Maryland, including the Maryland General Corporation Law ("MGCL"), and the Cheviot Articles of Incorporation (the "Cheviot Articles") and bylaws ("Cheviot Bylaws"). MainSource is organized under the laws of the State of Indiana, and the rights of MainSource's shareholders are governed by the laws of the State of Indiana, including the Indiana Business Corporation Law ("IBCL"), and MainSource's Amended and Restated Articles of Incorporation (the "MainSource Articles") and Amended and Restated Bylaws (the "MainSource Bylaws"). Upon consummation of the Merger, Cheviot stockholders who receive shares of MainSource stock in exchange for their shares of Cheviot stock will become MainSource shareholders, and the MainSource Articles, the MainSource Bylaws and the IBCL will govern their rights as MainSource shareholders.

        The following discussion is a summary of the material differences between the current rights of MainSource shareholders and the current rights of Cheviot stockholders, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the IBCL, the MGCL, the MainSource Articles, the Cheviot Articles, the MainSource Bylaws, the Cheviot Bylaws and such other governing documents referenced in this summary of stockholder rights. MainSource and Cheviot have filed with the SEC and/or made available on their corporate websites their respective governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See "Where You Can Find More Information" beginning on page [    •    ].

MainSource	Cheviot
Authorized Capital Stock

MainSource currently is authorized to issue up to 100,000,000 shares of common stock, no par value, of which 21,589,959 shares were outstanding as of November 23, 2015. MainSource also is authorized to issue up to 400,000 shares of preferred stock, no par value. Currently, there are no shares of MainSource preferred stock outstanding. If any series of preferred stock is issued, the MainSource board of directors may fix the designation, powers, preferences and voting, relative participating, optional and other rights, and the qualifications, limitations and restrictions of the shares of that series of preferred stock. Under the IBCL, approval by a majority of the shareholders of MainSource entitled to vote on the amendment is required to increase or decrease the number of authorized shares of MainSource. As of [•], MainSource had options to purchase [•] shares of common stock issued and outstanding.
Cheviot currently is authorized to issue up to 100,000,000 shares of common stock, $0.01 par value, of which 6,802,944 shares were outstanding as of November 23, 2015. Cheviot also is authorized to issue up to 50,000,000 shares of preferred stock, $0.01 par value. Currently, there are no shares of Cheviot preferred stock outstanding. If any series of preferred stock is issued, the Cheviot board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred stock. Under the MGCL and the Cheviot Articles, the board of directors may increase or decrease the number of authorized shares without stockholder approval. As of [•], 2016, Cheviot had options to purchase [•] shares of common stock issued and outstanding.

MainSource	Cheviot
Voting Rights and Cumulative Voting

Each holder of MainSource common stock generally has the right to cast one vote for each share of MainSource common stock held of record on all matters submitted to a vote of shareholders of MainSource. If MainSource issues shares of preferred stock, the holders of such preferred stock also may possess voting rights. Indiana law permits shareholders to cumulate their votes in the election of directors if the corporation's articles of incorporation so provide. However, the MainSource Articles do not grant cumulative voting rights to the MainSource shareholders.
Each holder of Cheviot common stock generally has the right to cast one vote for each share of Cheviot common stock held of record on all matters submitted to a vote of stockholders of Cheviot. If Cheviot issues shares of preferred stock, the holders of such preferred stock also may possess voting rights. Maryland law permits stockholders to cumulate their votes in the election of directors if the corporation's articles of incorporation so provide. However, the Cheviot Articles do not grant cumulative voting rights to the Cheviot stockholders.
The MainSource Articles do not provide a limit on the voting of its common stock.
A record owner of any outstanding common stock that is directly or indirectly beneficially owned by a person who, as of the record date for the determination of stockholders entitled to vote on a matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock (the "Limit"), is not entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The Limit, however, is not applicable if, before the stockholder acquired beneficial ownership of shares in excess of the Limit, the acquisition was approved by a majority of the unaffiliated directors.

MainSource	Cheviot
Dividends

MainSource may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as MainSource's board of directors may determine, subject to all statutory restrictions, including banking law restrictions. Under the IBCL, no distribution may be declared or paid if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.
Cheviot board of directors may declare dividends from time to time in accordance with law. Under the MGCL, no dividends, redemptions, stock repurchases or other distributions may be declared or paid if, after giving effect to the dividend, redemption, stock repurchase or other distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation's total assets would be less than the sum of its total liabilities plus, unless the corporation's charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.
Liquidation

In the event of the liquidation, dissolution, or winding-up of MainSource, the holders of shares of MainSource common stock are entitled to receive, after the payment of or provision of payment for MainSource's debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of MainSource.
In the event of the liquidation, dissolution, or winding-up of Cheviot, the holders of shares of Cheviot common stock are entitled to receive, after the payment of or provision of payment for Cheviot's debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Cheviot.

MainSource	Cheviot
Preferred Stock

In general, the board of directors of MainSource is authorized to issue preferred stock in series and to fix the designation, powers, preferences and voting, relative participating, optional and other rights, and the qualifications, limitations and restrictions of the shares of each such series. If MainSource were to issue preferred stock, such preferred stock may have a priority rank over MainSource's common stock with respect to dividend rights, liquidation preferences, or both, and may have full or limited voting rights, and the holders of such preferred stock may be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights such holders may possess.

In the event of a proposed merger, tender offer or other attempt to gain control of MainSource not approved by the board of directors, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The MainSource board of directors does not presently have plans, nor is it subject to any understanding, to issue any preferred stock and does not intend to issue any preferred stock except on terms that the board may deem to be in the best interests of MainSource and its shareholders.
In general, the board of directors of Cheviot is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. If Cheviot were to issue preferred stock, such preferred stock may have a priority rank over its common stock with respect to dividend rights, liquidation preferences, or both, and may have full or limited voting rights, and the holders of such preferred stock may be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights such holders may possess.

In the event of a proposed merger, tender offer or other attempt to gain control of Cheviot not approved by the board of directors, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Cheviot board of directors does not presently have plans, nor is it subject to any understanding, to issue any preferred stock and does not intend to issue any preferred stock except on terms that the board may deem to be in the best interests of Cheviot and its stockholders.
Issuance of Additional Shares

Except in connection with the proposed Merger, and except in connection with administration of existing employee benefits plans, MainSource has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of MainSource common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, or issuance in future underwritten or other public or private offerings.
Cheviot has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. The Cheviot Articles provide that no stockholder approval is required for the issuance of shares. As a result, Cheviot's board of directors may issue preferred stock, without stockholder approval, possessing voting and conversion rights that could adversely affect the voting power of Cheviot's common stockholders.

MainSource	Cheviot
Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation's articles of incorporation reserve such a right to the corporation's shareholders. Under the MainSource Articles, no shareholder approval will be required for the issuance of these shares. As a result, MainSource's board of directors may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of MainSource's common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Market.

MainSource	Cheviot
Number of and Restrictions Upon Directors

The MainSource Bylaws state that the number of directors shall be not less than five and not more than 15, as fixed by resolution of the board of directors from time to time. Each director holds office for the term for which he was elected and until his successor shall be elected and qualified, whichever period is longer, or until his death, resignation, or removal. Neither the MainSource Articles nor the MainSource Bylaws contain any other restrictions on the qualifications of directors, including residency and age restrictions. MainSource has, however, adopted director expectations which dictate that directors will retire upon reaching the age of 70 unless an exception to the expectations is approved by the board. The MainSource Bylaws specifically opt out of the provision in the IBCL providing for staggered terms of directors. The MainSource board of directors is currently composed of ten directors.

The MainSource Bylaws provide that any vacancy occurring in MainSource's board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the members of the board of directors of MainSource then in office.
The Cheviot Bylaws and the Cheviot Articles require the board of directors initially be comprised of six directors (subject to increase or decrease) and that the board be divided into three classes and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. This may have the effect of impeding a change in majority control of the Cheviot board of directors, as it would take two annual elections to replace a majority of Cheviot's board of directors. Under the MGCL, a corporation must have at least one director. The Cheviot board of directors is currently composed of seven directors.

The Cheviot Bylaws further provide that a person is not qualified to serve as director of Cheviot if he or she: (1) is under indictment for, or has ever been convicted of, certain criminal offenses, (2) has been the subject of a cease and desist order issued by a banking agency within the past 10 years as a result of conduct involving dishonesty or breach of trust, or (3) has been found (by a regulatory agency or by a court) to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. Further, no person may serve on the Cheviot board of directors and at the same time be a director or officer of another financial institution that has an office in any county in which Cheviot or any of its subsidiaries has an office, or in any county contiguous to any county in which Cheviot or any of its subsidiaries has an office.

The Cheviot Bylaws provide that any vacancy shall be filled by the affirmative vote of two-thirds of the remaining directors, even if the remaining directors do not constitute a quorum. A director appointed in that manner will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

MainSource	Cheviot
Removal of Directors

Under Indiana law, directors may be removed in any manner provided in the corporation's articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. Under the MainSource Bylaws, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Additionally, any director may be removed, with or without cause, by a vote of the board of directors. Whenever any voting group is entitled to elect one or more directors by the provisions of the MainSource Articles, only the shareholders of that voting group may participate in the vote to remove that director.
Cheviot has a classified board of directors. Under the MGCL, if a board of directors has been divided into classes, a director may not be removed without cause. The Cheviot Articles provide that any director may be removed from office for cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of Cheviot entitled to vote generally in the election of directors voting together as a class. These provisions make it more difficult to remove a director of Cheviot.
Special Meetings of the Board of Directors
The MainSource Bylaws provide that special meetings of the board of directors may be called by, or at the request of, the Chairman of the Board, the President of MainSource, or by any two directors.
The Cheviot Bylaws provide that special meetings of the board of directors may be called by one-third of the directors then in office (rounded to the nearest whole number), the Chairman of the Board, or by the President.
Shareholder Action by Written Consent

The IBCL permits any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting, by unanimous written consent of all stockholders entitled to vote on the matter. This does not apply if the corporation has a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act of 1934.
The MGCL permits any action required or permitted to be taken at a meeting of stockholders to be taken without a meeting, by unanimous written or electronic consent of all stockholders entitled to vote on the matter.
Classified Board of Directors

The MainSource Articles do not provide for a division of the MainSource board of directors into classes, and the MainSource Bylaws specifically opt out of the provision in the IBCL providing for staggered terms of directors.
The Cheviot Bylaws and Articles require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

MainSource	Cheviot
Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

The MainSource Bylaws provide that, for business to be properly brought before an annual meeting by a shareholder, the shareholder must provide written notice to the Secretary of MainSource not less than 60 nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

The MainSource Bylaws provide that nominations for the election of directors may be made by a nominating committee appointed by the board of directors that consists of at least two independent directors or by any shareholder entitled to vote on the election of directors, subject to the nomination having been made in compliance with certain notice and informational requirements. The MainSource Bylaws state that the Secretary (on behalf of the nominating committee) must receive written notice of any shareholder director nomination not less than 60 nor more than 90 days prior to the meeting; provided, however, that in the event less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of the nomination or proposal must be received no later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.
The Cheviot Bylaws provide that, for business to be properly brought before an annual meeting by a stockholder, the business must be a proper matter for action by stockholders and the stockholder must provide written notice to the Secretary of Cheviot not less than 80 days nor more than 90 days prior to any such meeting; provided, however, that if less than 90 days' notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice must be delivered or mailed to and received by the Secretary of Cheviot not later than the 10th day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.
The Cheviot Bylaws provide that nominations for the election of directors may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the board of directors or (ii) by any stockholder of Cheviot who (1) is a stockholder of record on the date such stockholder gives notice of the person whom the stockholder intends to nominate and on the record date for the determination of stockholders entitled to vote at such meeting, and (2) complies with certain notice procedures. Nominations, other than those made by or at the direction of the board of directors, must be received by the Secretary of the Corporation not less than 80 days nor more than 90 days prior to any such meeting; provided, however, that if less than 90 days' notice or prior public disclosure of the date of the meeting is given to stockholders, written notice must be delivered or mailed to the Secretary of Cheviot not later than the 10th day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

MainSource	Cheviot
Special Meetings of Stockholders

As permitted under the IBCL, the MainSource Bylaws state that special shareholders' meetings may be called by the Chairman of the board of directors or the Chief Executive Officer, and shall be called by the Chairman of the Board at the written request of a majority of the members of the board of directors or upon delivery to MainSource's Secretary of a signed and dated written demand for a special meeting from the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.
The Cheviot Bylaws provide that special meetings of the stockholders may be called by the president, by a majority vote of the total authorized directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

MainSource	Cheviot
Indemnification

In general, the MainSource Articles provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, by reason of the fact that he or she is or was a director or officer of MainSource, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director or officer, shall be indemnified to the fullest extent authorized by the IBCL, against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. However, MainSource is not obligated to indemnify any director or officer with respect to any proceeding in which there is a claim, counterclaim or cross claim asserted directly by MainSource against any such director or officer, or in any proceeding in which a claim, counterclaim or cross claim is asserted by any such director or officer against MainSource and/or any of its directors, officers, employees, or agents. The IBCL provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual's official capacity with the corporation, that his or her conduct was in the best interests of the corporation; and (B) in all other cases, that his or her conduct was at least not opposed to the corporation's best interest. In the case of any criminal proceeding, the individual either: had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling MainSource pursuant to the foregoing provisions, MainSource has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
The Cheviot Articles provide that Cheviot shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by the MGCL, including the advancement of expenses and (ii) other employees or agents; provided, that, except as provided in section B of article 10 of the Cheviot Articles with respect to proceedings to enforce rights to indemnification, Cheviot will indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors. The MGCL allows Cheviot to indemnify any person for expenses, liabilities, settlements, judgments, and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Cheviot. Indemnification may not be provided, however, if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding and (1) if such person is liable to the corporation for an unlawful distribution, (2) if such person personally received a benefit to which he or she was not entitled or (3) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Cheviot pursuant to the foregoing provisions, Cheviot has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

MainSource	Cheviot
Limitation of Liability

The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness.
Under Maryland law, directors' and officers' liability to the corporation or its stockholders for money damages may be expanded or limited, except that liability of a director or officer may not be limited: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
Additional Restrictions on Directors

The IBCL allows a director to have a direct or indirect interest in a transaction with MainSource if any of the following circumstances have been established: (i) the transaction was fair to MainSource; (ii) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board and the board of directors or committee authorized, approved or ratified the transaction; or (iii) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction. A transaction is authorized, approved or ratified under clause (ii) above if it received the affirmative vote of the majority of the directors on the board or the committee who had no interest in the transaction, but a transaction may not be authorized, approved or ratified by a single director. For purposes of the shareholder vote to authorize, approve or ratify a transaction under clause (iii) above, shares owned by or voted under the control of the interested director may be counted in the vote.
The MGCL permits a director to have a direct or indirect interest in a transaction with Cheviot if either: (i) the contract or transaction is fair and reasonable to Cheviot; or (ii) the fact of the director's interest is disclosed or known to either (A) the board of directors or a committee of the board, and the board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, or (B) the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority vote of the stockholders entitled to vote other than the votes of shares owned by an interested director.

MainSource	Cheviot
Preemptive Rights

Although permitted by the IBCL, the MainSource Articles do not provide for preemptive rights to subscribe for any new or additional common stock or other securities of the respective entity. However, preemptive rights may be granted to MainSource's shareholders if the Articles are later amended to permit preemptive rights.
Except for preemptive rights approved by the board of directors pursuant to a resolution approved by a majority of the directors then in office, no holder of the capital stock of Cheviot or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of Cheviot shall have any preemptive right to purchase or subscribe for any unissued capital stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for capital stock of any class or series or carrying any right to purchase stock of any class or series.
Evaluation of Offers
The MainSource Articles do not contain provisions regarding the evaluation of offers.
The Cheviot Articles provide that the board of directors, when evaluating any offer for Cheviot such as a tender offer, merger or purchase of all or a material part of its assets, may, in connection with the exercise of its judgment in determining what is in the best interest of Cheviot and its stockholders and in making any recommendation to is stockholders, give due consideration to all relevant factors, including, without limitation: (A) the economic effect, both immediate and long-term, upon Cheviot's stockholders; (B) the social and economic effect on present and future employees, creditors, customers of, and others dealing with, Cheviot and its subsidiaries and on the communities in which Cheviot and its subsidiaries operate or are located; (C) the acceptability of the proposal based on Cheviot's historical, current or projected future operating results or Cheviot's financial condition; (D) the possibility of obtaining a more favorable price for Cheviot's stock or other securities in the future; (E) the reputation and business practices of the other entity as they would affect employees of Cheviot and its subsidiaries; (F) the future value of Cheviot's stock or other securities or of the other entity involved in the proposed transaction; (G) any antitrust or other legal and regulatory issues raised by the proposal; (H) the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction; and (I) Cheviot's ability to fulfill its objectives as a financial institution holding company and the ability of Cheviot's subsidiaries to fulfill their objectives under applicable statutes and regulations.

MainSource	Cheviot
Appraisal Rights of Dissenting Shareholders

The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges, or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters' rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, the NASDAQ Stock Market, or similar exchange. Accordingly, since the shares of MainSource are traded on the NASDAQ Stock Market, no dissenters' rights are available to MainSource shareholders.
The MGCL provides that a stockholder is not entitled to appraisal rights in any transaction where the stock at issue is listed on a national securities exchange, subject to certain exceptions. Cheviot's stock is listed on NASDAQ, a national securities exchange. Therefore, Cheviot stockholders do not have appraisal rights. Additionally, under the Cheviot Articles, Cheviot has opted out of the Maryland appraisal rights statute.
Amendment of Articles of Incorporation and Bylaws

The IBCL generally requires the approval of at least a majority of a quorum of shareholders present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to an Indiana corporation's articles of incorporation. Amendments to the MainSource Articles must be approved by a majority vote of MainSource's board of directors and also by a majority vote of the outstanding shares of MainSource's voting stock.

The MainSource Bylaws may be amended or repealed by a vote of a majority of the entire board directors of MainSource.
The amendment or repeal of any other provision of the Cheviot Articles, other than as specified below, must be approved by at least two-thirds of all votes entitled to be cast by the Cheviot stockholders entitled to vote on the matter. Except that the proposed amendment or repeal of any provision of the Cheviot Articles need only be approved by the vote of a majority of all the votes entitled to be cast by the Cheviot stockholders entitled to vote on the matter if the amendment or repeal of such provision is approved by the board of directors pursuant to a resolution approved by at least two-thirds of the whole board (rounded up to the nearest whole number).
However, approval by at least 80% of the outstanding common stock is required to amend certain provisions regarding, but not limited to, the limitation of voting rights, classification of the board, board vacancies, removal of directors, amendment of the bylaws, acquisition offers, issuance of preferred stock, a stockholder quorum, indemnification of officers and directors, cumulative voting, advance notice requirements for stockholder proposals and nominations, and the provision requiring at least 80% outstanding voting stock approval to amend the aforementioned provisions.

The Cheviot Bylaws may be amended by a majority vote of the actual number of directors elected and qualified, without assent or vote of the Cheviot stockholders.

MainSource	Cheviot
Limitations on Significant Shareholders
Neither the MainSource Articles nor the MainSource Bylaws contain limitations on voting by significant shareholders.
The Cheviot Articles provide that a record owner of any outstanding common stock that is directly or indirectly beneficially owned by a person who, as of the record date for the determination of stockholders entitled to vote on a matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock (the "Limit"), is not entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The Limit, however, is not applicable if, before the stockholder acquired beneficial ownership of such shares in excess of the Limit, such acquisition was approved by a majority of the unaffiliated directors.

DESCRIPTION OF CAPITAL STOCK OF MAINSOURCE

        The following discussion describes the more important terms of the MainSource capital stock. This description is only a summary and is qualified in its entirety by reference to the MainSource Articles and MainSource Bylaws which are incorporated by reference in this proxy statement/prospectus.

General

        The MainSource authorized capital stock consists of 100 million shares of common stock, no par value, and up to 400,000 shares of preferred stock, no par value. As of November 23, 2015, MainSource had 21,589,959 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        Each holder of MainSource common stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. MainSource shareholders do not have cumulative voting rights in the election of directors or any other matter. Except as otherwise required by law, any question brought before any meeting of shareholders at which a quorum is present will be decided by the vote of a majority of the shares of common stock represented and entitled to vote at the meeting. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of common stock entitles the holder thereof to an equal and ratable right to receive dividends when, if and as declared from time to time by the board of directors out of legally available funds.

        In the event of the liquidation, dissolution or winding up of MainSource, the holders of common stock are entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of MainSource common stock have no preemptive or redemption rights and are not be subject to further calls or assessments. All shares of MainSource common stock issued and sold to date are fully paid and nonassessable.

Preferred Stock

        MainSource's authorized preferred stock is available for issuance from time to time at the discretion of the board of directors of MainSource without shareholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of the present management of MainSource more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of MainSource common stock.

Authorized but Unissued Shares

        Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of MainSource by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the management of MainSource and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certain Provisions of Restated Articles of Incorporation and Amended and Restated Bylaws

        Certain provisions of the MainSource Articles and MainSource Bylaws may delay or make more difficult unsolicited acquisitions or changes of control. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control, although such proposals, if made, might be considered desirable by a majority of the MainSource shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of MainSource without the concurrence of the board of directors. These provisions include:

  •
  the availability of authorized but unissued shares of stock for issuance from time to time at the discretion of the board of directors;

  •
  provisions requiring the participation of 25% of the voting power of the outstanding common stock in order for the shareholders to demand the calling of a special meeting of shareholders; and

  •
  requirements for advance notice for raising business or making nominations at shareholders' meetings.

        The MainSource Bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of MainSource shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although the MainSource Bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to MainSource and its shareholders.

Certain Provisions of Indiana Law

        The IBCL applies to MainSource as an Indiana corporation. Under certain circumstances, the following provisions of the IBCL may discriminate against existing or prospective holders of MainSource stock as a result of such holder owning a substantial amount of securities.

        Control Share Acquisitions.    Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. In the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares.

        Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

        "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (a) more than 10% of its shareholders resident in Indiana, (b) more than 10% of its shares owned by Indiana residents or (c) 10,000 shareholders resident in Indiana.

        The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that they do not apply. The MainSource Articles and MainSource Bylaws do not exclude MainSource from the restrictions imposed by such provisions.

        Certain Business Combinations.    Sections 23-1-43-1 to 23-1-43-23 of the IBCL restrict the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. The MainSource Articles do not exclude MainSource from the restrictions imposed by such provisions.

RESTRICTIONS ON UNSOLICITED CHANGES IN CONTROL
(ANTI-TAKEOVER PROTECTIONS)

        State Law.    Several provisions of the IBCL could affect the ability of a third party to acquire shares of MainSource common stock or otherwise affect the control of MainSource. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as MainSource (assuming that either company has over 100 shareholders) and an interested shareholder for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the company. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. For more information, see the section entitled "—Certain Provisions of Indiana Law" beginning on page [    •    ].

        In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person makes a tender offer for, or otherwise acquires, shares giving that person more than 20%, 33 1/3%, and 60% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisition Statute"). For more information, see the section entitled "—Certain Provisions of Indiana Law" beginning on page [    •    ].

        The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

        The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.

        In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

        Because of the foregoing provisions of the IBCL, the board of directors of each MainSource has flexibility in responding to unsolicited proposals to acquire MainSource, and accordingly it may be more difficult for an acquirer to gain control of MainSource in a transaction not approved by the board of directors.

        Federal Limitations.    Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require the approval of the Federal Reserve Board prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

        For additional information about the provisions of the MainSource Articles and Bylaws and the Cheviot Articles and Bylaws intended to protect, or which may have effect of protecting, the respective parties against unsolicited changes in control, see "Comparison of the Rights of Shareholders" beginning on page [    •    ].

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Material Tax Consequences of the Merger

        General.    The following summary discusses the material anticipated U.S. federal income tax consequences of the Merger applicable to a holder of shares of Cheviot common stock who surrenders all of the stockholder's common stock for shares of MainSource common stock and/or cash in the Merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not cover all U.S. federal income tax consequences of the Merger and related transactions that may be relevant to holders of shares of Cheviot common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of Cheviot common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, persons that are, or hold their shares of Cheviot common stock through, partnerships or other pass-through entities, or persons who acquired their shares of Cheviot common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the Merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

        Cheviot stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

        Opinion Conditions.    It is a condition to the obligations of MainSource and Cheviot that each receives an opinion of counsel to the effect that the Merger will constitute a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. MainSource and Cheviot both expect to be able to obtain the tax opinions if, as expected:

  •
  each of MainSource and Cheviot are able to deliver customary representations to their respective tax counsel; and

  •
  there is no adverse change in U.S. federal income tax law.

        The opinions of each party's tax counsel will not be binding on the IRS or any court.

        In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, SmithAmundsen LLC, counsel to MainSource, delivered its opinion to MainSource, dated as of the date of this proxy statement/prospectus, and Luse Gorman, PC, counsel to Cheviot, delivered its opinion to Cheviot, dated as of the date of this proxy statement/prospectus, that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions and factual representations contained in certificates of officers of MainSource and Cheviot, all of which must continue to be true and accurate in all material respects as of the effective time of the Merger.

        If any of the representations delivered by MainSource or Cheviot to counsel or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the Merger could be adversely affected. The determination by tax counsel as to whether the proposed Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed Merger. The federal income tax consequences of the Merger to a Cheviot stockholder will depend primarily on whether a stockholder exchanges the stockholder's Cheviot common stock solely for MainSource common stock, solely for cash or for a combination of MainSource common stock and cash, as more fully described below.

        Exchange Solely for MainSource Common Stock.    No gain or loss will be recognized by a Cheviot stockholder who receives solely shares of MainSource common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Cheviot common stock. The tax basis of the shares of MainSource common stock received by a Cheviot stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of MainSource common stock, as discussed below) to the basis of the Cheviot common stock surrendered in exchange for the MainSource common stock. The holding period of the MainSource common stock received will include the holding period of shares of Cheviot common stock surrendered in exchange for the MainSource common stock, provided that such shares were held as capital assets of the Cheviot stockholder at the effective time of the Merger.

        Exchange Solely for Cash.    A Cheviot stockholder who receives solely cash in exchange for all of his or her shares of Cheviot common stock (and is not treated as constructively owning MainSource common stock after the Merger under the circumstances referred to below under "—Possible Dividend Treatment") will recognize a gain or loss, for federal income tax purposes, equal to the difference between the cash received and such stockholder's tax basis in the Cheviot common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Cheviot stockholder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the Cheviot stockholder's holding period is more than one year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

        Exchange for MainSource Common Stock and Cash.    A Cheviot stockholder who receives a combination of MainSource common stock and cash in exchange for his or her Cheviot common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the transaction. The amount of gain a Cheviot stockholder "realizes" will equal the amount by which (a) the cash plus the fair market value of MainSource common stock received at the effective time of the Merger exceeds (b) the stockholder's basis in the Cheviot common stock to be surrendered in the exchange for the cash and MainSource common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of MainSource common stock received by such Cheviot stockholder will be the same as the basis of the shares of Cheviot common stock surrendered in exchange for the shares of MainSource common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the gain recognized and/or cash received in exchange for Cheviot common stock. If a Cheviot stockholder purchased or acquired Cheviot common stock on different dates or at different prices, then, solely for purposes of determining the basis of the MainSource common stock received in the Merger, such stockholder may designate which share of MainSource common stock is received in exchange for each particular share of Cheviot common stock. The holding period for shares of MainSource common stock received by such Cheviot stockholder will include such stockholder's holding period for the Cheviot common stock surrendered in exchange for the MainSource common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the Merger.

        A Cheviot stockholder's federal income tax consequences will also depend on whether his or her shares of Cheviot common stock were purchased at different times at different prices. If they were, the Cheviot stockholder could realize gain with respect to some of the shares of Cheviot common stock and loss with respect to other shares. Such Cheviot stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the Merger of the MainSource common stock received, but could not recognize loss with respect to those shares in which the Cheviot stockholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the Merger of the MainSource common stock received. Any disallowed loss would be included in the adjusted basis of the MainSource common stock. Such a Cheviot stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the Merger to that stockholder.

        Possible Dividend Treatment.    In certain circumstances, a Cheviot stockholder who receives solely cash or a combination of cash and MainSource common stock in the Merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash "has the effect of the distribution of a dividend." The determination of whether a cash payment has such effect is based on a comparison of the Cheviot stockholder's proportionate interest in MainSource after the Merger with the proportionate interest the stockholder would have had if the stockholder had received solely MainSource common stock in the Merger. This could happen because of the stockholder's purchase (or the purchase by a family member) of additional MainSource common stock or a repurchase of shares by MainSource. For purposes of this comparison, the Cheviot stockholder may be deemed to constructively own shares of MainSource common stock held by certain members of the stockholder's family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder's shares of MainSource common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder's ratable share of the accumulated earnings and profits of Cheviot at the effective time of the Merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder's shares were held as capital assets at the effective time of the Merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Cheviot stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the Merger.

        Cash in Lieu of Fractional Shares.    A Cheviot stockholder who holds Cheviot common stock as a capital asset and who receives in the Merger, in exchange for such stock, solely MainSource common stock and cash in lieu of a fractional share interest in MainSource common stock will be treated as having received such cash in full payment for such fractional share of stock.

        Backup Withholding.    Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a Cheviot stockholder is entitled pursuant to the Merger, unless the Cheviot stockholder signs the substitute IRS Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Cheviot stockholder's taxpayer identification number, and certification necessary to avoid backup withholding.

        Tax Treatment of the Entities.    No gain or loss will be recognized by MainSource or Cheviot as a result of the Merger.

        The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, Cheviot urges Cheviot stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

        For the reasons set forth above, the Cheviot board of directors determined that the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Cheviot and its stockholders, and approved and adopted the Merger Agreement. The Cheviot board of directors unanimously recommends that Cheviot stockholders vote "FOR" approval of the Merger Agreement and the Merger.

PROPOSAL 2—MERGER-RELATED EXECUTIVE COMPENSATION

        As required by Item 402(t) of Regulation S-K and Regulation 14A of the Securities Exchange Act of 1934, as amended, Cheviot is providing its stockholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to its named executive officers in connection with the completion of the Merger, as disclosed in the section of this proxy statement/prospectus captioned "Proposal 1—The Merger—Merger-Related Executive Compensation for Cheviot's Named Executive Officers," beginning on page [    •    ] of this proxy statement/prospectus, and the related table and narratives.

        Your vote is requested.    Cheviot believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the Merger, as disclosed in the section of this proxy statement/prospectus captioned "Proposal 1—The Merger—Merger-Related Executive Compensation for Cheviot's Named Executive Officers" is reasonable and demonstrates that Cheviot's executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Cheviot's stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Cheviot's named executive officers in connection with the completion of the Merger. In addition, this vote is separate and independent from the vote of stockholders to approve the completion of the Merger. Cheviot asks that its stockholders vote "FOR" the following resolution:

  RESOLVED, that the compensation that may become payable to Cheviot's named executive officers in connection with the completion of the Merger, as disclosed in the section captioned "Proposal 1—The Merger—Merger-Related Executive Compensation for Cheviot's Named Executive Officers" (beginning on page [    •    ] of the proxy statement/prospectus dated [    •    ]) and the related table and narratives, is hereby APPROVED.

        Approval of this proposal is not a condition to the completion of the Merger. Additionally, this vote is advisory and, therefore, it will not be binding on Cheviot, nor will it overrule any prior decision or require Cheviot's board of directors (or any committee thereof) to take any action. However, Cheviot's board of directors values the opinions of Cheviot's stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement/prospectus, Cheviot's board of directors will consider stockholders' concerns and will evaluate whether any actions are necessary to address those concerns. Cheviot's board of directors will consider the affirmative vote of a majority of the votes cast on the matter "FOR" the foregoing resolution as advisory approval of the compensation that may become payable to Cheviot's named executive officers in connection with the completion of the Merger.

        Cheviot's board of directors unanimously recommends that stockholders vote "FOR" the proposal to approve the Merger-Related Executive Compensation. Approval of the proposal to approve the Merger-Related Executive Compensation (Proposal 2 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will have no effect on this proposal.

 PROPOSAL 3—ADJOURNMENT OF THE SPECIAL MEETING

        In addition to the Merger Proposal and the Merger-Related Executive Compensation proposal, the stockholders of Cheviot also are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Proposal.

        Under the MGCL and the Cheviot Articles, the holders of a majority of the issued and outstanding shares of common stock of Cheviot are required to approve the Merger. It is rare for a company to achieve 100% (or even 90%) stockholder participation at an annual or special meeting of stockholders, and only the holders of a majority of outstanding shares of common stock of Cheviot are required to be represented at the special meeting, in person or by proxy, for a quorum to be present. In the event that stockholder participation at the special meeting is lower than expected, Cheviot would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader stockholder participation. If Cheviot desires to adjourn the special meeting, Cheviot will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve and adopt the Merger Agreement until the special meeting is reconvened. If Cheviot adjourns the special meeting for 30 days or less, Cheviot will not set a new record date or will announce prior to adjournment the date, time and location at which the special meeting will be reconvened; no other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with your instructions and, if no contrary instructions are given, for the proposal to approve and adopt the Merger Agreement.

        Any adjournment will permit Cheviot to solicit additional proxies and will permit a greater expression of the views of Cheviot stockholders with respect to the Merger. Such an adjournment would be disadvantageous to stockholders who are against the proposal to approve and adopt the Merger Agreement because an adjournment will give Cheviot additional time to solicit favorable votes and increase the chances of approving that proposal. Cheviot has no reason to believe that an adjournment of the special meeting will be necessary at this time.

        Cheviot's board of directors unanimously recommends that stockholders vote "FOR" the proposal to adjourn or postpone the special meeting. Approval of the proposal to adjourn or postpone the special meeting to allow extra time to solicit proxies (Proposal 3 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will have no effect on this proposal.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND EXPERTS

        The consolidated financial statements of MainSource incorporated herein by reference to MainSource's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of MainSource's internal control over financial reporting as of December 31, 2014, have been audited by Crowe Horwath LLP, an independent registered public accounting firm ("Crowe"), as set forth in their report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of Crowe as experts in accounting and auditing.

        The consolidated financial statements of Cheviot incorporated herein by reference to Cheviot's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Cheviot's internal control over financial reporting as of December 31, 2014, have been audited by Clark, Schaefer, Hackett & Co., an independent registered public accounting firm ("Clark"), as set forth in their report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of Clark as experts in accounting and auditing.

LEGAL MATTERS

        Certain matters pertaining to the validity of the authorization and issuance of the MainSource common stock to be issued in the proposed Merger and certain matters pertaining to the federal income tax consequences of the proposed Merger will be passed upon by SmithAmundsen LLC, Indianapolis, Indiana. Luse Gorman, PC, Washington, DC has delivered an opinion to Cheviot as to certain federal income tax consequences of the Merger.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

MainSource

        If the Merger is completed, Cheviot stockholders who elect to receive shares of MainSource stock in exchange for their shares of Cheviot stock will become shareholders of MainSource. To be included in MainSource's proxy statement and voted on at MainSource's regularly scheduled 2016 annual meeting of shareholders, shareholder proposals must have been submitted in writing by November 23, 2015, to MainSource's Secretary, 2105 North State Road 3 Bypass, Greensburg, Indiana 47240, which date is 120 calendar days before the date of the release of MainSource's proxy statement for 2017. If notice of any other shareholder proposal intended to be presented at the annual meeting is not received by MainSource on or before November 23, 2015, the proxy solicited by the MainSource board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the MainSource proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Exchange Act. If the date of the 2016 annual meeting is changed, the dates set forth above may change.

        Pursuant to MainSource's Bylaws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must give MainSource written notice not less 60 or more than 90 days before the meeting, and the notice must provide certain other information as described in the Bylaws. Copies of the Bylaws are available to shareholders free of charge upon request to MainSource's Secretary.

Cheviot

        If the Merger occurs in the expected timeframe, there will be no Cheviot annual meeting of stockholders for 2016. In that case, stockholder proposals must be submitted to MainSource in accordance with the procedures described above.

        If the Merger is not completed, Cheviot will hold its 2016 annual meeting in accordance with its current governing documents and as required by Maryland law.

        If the Merger is not completed, stockholder proposals intended for inclusion in the 2016 Proxy Statement should be sent to the Executive Secretary, Cheviot Financial Corp., 3723 Glenmore Avenue, Cincinnati, Ohio 45211 and must have been received by November 18, 2015. Any such proposal must comply with the proxy rules pursuant to the Exchange Act.

        Cheviot's Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, Cheviot's Secretary must receive written notice not earlier than the 90th day nor later than the 80th day prior to date of the annual meeting; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the annual meeting is provided to stockholders, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION

        MainSource and Cheviot each file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that MainSource and Cheviot file at the Securities and Exchange Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. MainSource's and Cheviot's public filings also are available to the public from commercial document retrieval services and on the Internet site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Shares of MainSource common stock are listed on the NASDAQ Global Select Market under the symbol "MSFG." Shares of Cheviot common stock are listed on the NASDAQ Capital Market under the symbol "CHEV."

        MainSource has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of MainSource being offered in the Merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

        The Securities and Exchange Commission allows MainSource and Cheviot to "incorporate by reference" the information filed by MainSource and Cheviot with the Securities and Exchange Commission, which means that MainSource and Cheviot can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

        The following documents, which were filed by MainSource with the SEC, are incorporated by reference into this proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

  (1)
  MainSource's Annual Report on Form 10-K for the year ended December 31, 2014;

  (2)
  The information described below under the following captions in MainSource's Form 10-K for the fiscal year ended December 31, 2014: (a) the information concerning share ownership of principal shareholders and concerning directors and executive officers of MainSource under the caption "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters"; (b) "Executive Compensation"; (c) "Certain Relationships and Related Transactions and Director Independence"; and (d) information concerning directors and executive officers of MainSource under the caption "Directors, Executive Officers and Corporate Governance";

  (3)
  MainSource's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015;

  (4)
  MainSource's Current Reports on Form 8-K filed January 28, 2015, February 2, 2015, March 20, 2015, April 30, 2015, May 5, 2015, May 26, 2015, July 24, 2015, October 23, 2015, November 17, 2015, November 24, 2015, January 5, 2016, January 26, 2016, January 28, 2016 and February 24, 2016.

        The following documents, which were filed by Cheviot with the SEC, are incorporated by reference into this proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

  (1)
  Cheviot's Annual Report on Form 10-K for the year ended December 31, 2014;

  (2)
  Cheviot's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015;

  (3)
  Cheviot's Current Reports on Form 8-K filed February 3, 2015, February 17, 2015, March 3, 2015, April 27, 2015, April 29, 2015, June 1, 2015, July 10, 2015 and November 24, 2015;

  (4)
  The description of Cheviot's common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on January 18, 2012, including any amendment or report filed with the SEC for the purpose of updating such description; and

  (5)
  Definitive Proxy Statement on Schedule 14A filed on March 12, 2015.

        Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        In addition, all documents filed by MainSource and Cheviot pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or the exhibits related thereto under Item 9.01) after the date of this proxy statement/prospectus and before the date of the Cheviot special meeting are deemed to be incorporated by reference into, and to be a part of, this proxy statement/prospectus from the date of filing of those documents.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

        All information regarding MainSource in this proxy statement/prospectus has been provided by MainSource, and all information regarding Cheviot in this proxy statement/prospectus has been provided by Cheviot.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MAINSOURCE FINANCIAL GROUP, INC.

AND

CHEVIOT FINANCIAL CORP.

NOVEMBER 23, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 23, 2015, is by and between MainSource Financial Group, Inc., an Indiana corporation ("MainSource") and Cheviot Financial Corp., a Maryland corporation ("Cheviot Financial"). Each of MainSource and Cheviot Financial is sometimes individually referred to herein as a "party," and MainSource and Cheviot Financial are collectively sometimes referred to as the "parties."

        WHEREAS, MainSource owns all of the issued and outstanding capital stock of MainSource Bank, an Indiana state chartered bank with its main office located at 201 North Broadway, Greensburg, Indiana 47240.

        WHEREAS, Cheviot Financial owns all of the issued and outstanding capital stock of Cheviot Savings Bank, an Ohio-chartered savings and loan association with its main office located at 3723 Glenmore Avenue, Cheviot, Ohio 45211.

        WHEREAS, the Board of Directors of each of MainSource and Cheviot Financial (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, and (ii) has approved this Agreement at meetings of each of such Boards of Directors; and

        WHEREAS, in accordance with the terms of this Agreement, Cheviot Financial will merge with and into MainSource (the "Merger"), and Cheviot Savings Bank will merge with and into MainSource Bank (the "Bank Merger"); and

        WHEREAS, as a condition to the willingness of MainSource to enter into this Agreement, each of the directors and executive officers of Cheviot Financial have entered into a Voting Agreement with MainSource substantially in the form of Exhibit A hereto, dated as of the date hereof (the "Voting Agreement"), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of Cheviot Financial owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

        WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and is hereby adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.1.    Certain Definitions.

        As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

        "Acquisition Proposal" shall have the meaning set forth in Section 6.10.1.

        "Acquisition Transaction" shall have the meaning set forth in Section 6.10.1.

        "Affiliate" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        "Agreement" means this Agreement and Plan of Merger, and any amendment hereto.

        "ASTM" shall have the meaning set forth in Section 6.3.2.

        "Bank Merger" means the merger of Cheviot Savings Bank with and into MainSource Bank with MainSource Bank as the surviving entity. The Bank Merger shall immediately follow the Merger.

        "Bank Merger Act" means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.

        "Bank Merger Agreement" shall mean the Agreement and Plan of Merger by and between Cheviot Savings Bank and MainSource Bank.

        "Bank Merger Effective Date" means the date that the Articles of Merger evidencing stockholder approval of the Bank Merger is filed with the Indiana DFI and the Indiana Secretary of State, or such other date as set forth in the Articles of Merger or as determined in accordance with applicable law.

        "Bank Regulator" shall mean any Federal or state banking regulator having jurisdiction over the Parties, including but not limited to the Federal Deposit Insurance Corporation, the Ohio Division, the Indiana DFI, and the Board of Governors of the Federal Reserve System.

        "Banking Code" means the Indiana Financial Institutions Act, as amended.

        "BHCA" means the Bank Holding Company Act of 1956, as amended.

        "Burdensome Condition" shall have the meaning set forth in Section 8.2.

        "Cash Election" shall have the meaning set forth in Section 3.2.2.

        "Cash Election Shares" shall have the meaning set forth in Section 3.2.1.

        "Cash/Stock Consideration" shall have the meaning set forth in Section 3.2.2.

        "Certificate" shall mean a certificate or book entry evidencing shares of Cheviot Financial Common Stock.

        "Cheviot Financial" shall mean Cheviot Financial Corp., a Maryland corporation, with its principal executive offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

        "Cheviot Financial Common Stock" shall mean the common shares, par value $0.01 per share, of Cheviot Financial.

        "Cheviot Financial Compensation and Benefits Plans" shall have the meaning set forth in Section 4.13.1 hereof.

        "Cheviot Financial Disclosure Schedule" shall mean the collective written disclosure schedules delivered by Cheviot Financial to MainSource pursuant to this Agreement.

        "Cheviot Financial ERISA Affiliate" shall have the meaning set forth in Section 4.13.1.

        "Cheviot Financial Financial Statements" shall mean (i) the audited consolidated balance sheets of Cheviot Financial as of December 31, 2014, 2013, and 2012 and the consolidated statements of income, comprehensive income, stockholders' equity and cash flows (including related notes and schedules, if any) of Cheviot Financial for each of the three years ended December 31, 2014, 2013 and 2012, (ii) the unaudited interim consolidated financial statements of Cheviot Financial as of the end of each calendar quarter following December 31, 2014 and for the periods then ended, as filed by Cheviot Financial in its Securities Documents, and (iii) Call Reports ("Call Reports") for Cheviot Savings Bank as of the close of business on December 31, 2014, 2013 and 2012, and for the three months ended September 30, 2015.

        "Cheviot Financial 401(k) Plan" shall mean the Cheviot Savings Bank 401(k) Retirement Savings Plan.

        "Cheviot Financial ESOP" shall mean the Cheviot Financial Corp. Employee Stock Ownership Plan.

        "Cheviot Financial ESOP Loan" shall have the meaning set forth in Section 6.14.

        "Cheviot Financial Preferred Stock" shall mean the preferred shares, par value $0.01 per share, of Cheviot Financial.

        "Cheviot Financial PTO Policy" shall have the meaning set forth in Section 7.6.1.

        "Cheviot Financial Recommendation" shall have the meaning set forth in Section 8.1.1.

        "Cheviot Financial Regulatory Reports" means the Call Reports of Cheviot Savings Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2015, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar beginning with the quarter ended March 31, 2015 through the Closing Date.

        "Cheviot Financial Reports" shall have the meaning set forth in Section 4.6.6.

        "Cheviot Financial Representatives" shall have the meaning set forth in Section 6.10.1.

        "Cheviot Financial Restricted Shares" shall mean shares of Cheviot Financial Common Stock granted as restricted stock pursuant to the Cheviot Financial Stock Plans.

        "Cheviot Financial Stock Options" shall mean the options granted under the Cheviot Financial Stock Plans.

        "Cheviot Financial Stock Plans" shall mean the Cheviot Financial Corp. 2013 Equity Incentive Plan and the Cheviot Financial Corp. 2005 Stock-Based Incentive Plan.

        "Cheviot Financial Stockholder Approval" shall have the meaning set forth in Section 4.4.1.

        "Cheviot Financial Stockholders Meeting" shall have the meaning set forth in Section 8.1.1.

        "Cheviot Financial Subsequent Determination" shall have the meaning set forth in Section 6.10.5.

        "Cheviot Financial Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Cheviot Financial.

        "Cheviot Savings Bank" shall mean Cheviot Savings Bank, an Ohio-chartered savings and loan association with its main office located at 3723 Glenmore Avenue, Cheviot, Ohio 45211.

        "Cheviot Savings Bank Common Stock" shall have the meaning set forth in Section 4.3.2.

        "Claim" shall have the meaning set forth in Section 7.7.2.

        "Closing" shall have the meaning set forth in Section 2.2.

        "Closing Date" shall have the meaning set forth in Section 2.2.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

        "Continuing Employees" shall have the meaning set forth in Section 7.6.1.

        "Dodd-Frank Act" shall have the meaning set forth in Section 4.6.6.

        "Effective Time" shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

        "Election Deadline" shall have the meaning set forth in Section 3.2.3.

        "Election Form" shall have the meaning set forth in Section 3.2.2.

        "Election Form Record Date" shall have the meaning set forth in Section 3.2.2.

        "Environmental Laws" means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ESOP Termination Date" shall have the meaning set forth in Section 6.14.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" shall mean Computershare, Inc., or such other bank or trust company or other agent designated by MainSource, and reasonably acceptable to Cheviot Financial, which shall act as agent for MainSource in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

        "Exchange Fund" shall have the meaning set forth in Section 3.3.1.

        "Exchange Ratio" shall have the meaning set forth in Section 3.1.3.

        "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

        "FHLB" shall mean a Federal Home Loan Bank.

        "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

        "GAAP" shall mean accounting principles generally accepted in the United States of America.

        "Governmental Entity" shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

        "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        "HOLA" means the Home Owners' Loan Act, as amended.

        "IBCL" means the Indiana Business Corporation Law.

        "Indemnified Liabilities" shall have the meaning set forth in Section 7.7.2.

        "Indemnified Parties" shall have the meaning set forth in Section 7.7.2.

        "Indiana DFI" shall mean the Indiana Department of Financial Institutions.

        "Indiana Secretary" means the Indiana Secretary of State.

        "Intellectual Property" shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

        "IRS" shall mean the United States Internal Revenue Service.

        "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after due inquiry by the executive officers of such Person and its Subsidiaries.

        "Mailing Date" shall have the meaning set forth in Section 3.2.2.

        "MainSource" shall mean MainSource Financial Group, Inc., an Indiana corporation, with its principal executive office located at 2105 North State Road 3 Bypass, Greensburg, Indiana 47240.

        "MainSource Bank" shall mean MainSource Bank, an Indiana state chartered bank with its principal office located at 201 North Broadway, Greensburg, Indiana 47240.

        "MainSource Bank Common Stock" shall have the meaning set forth in Section 5.3.2.

        "MainSource Bank Severance Plan" shall have the meaning set forth in Section 7.6.3.

        "MainSource Common Stock" shall mean the common stock, no par value per share, of MainSource.

        "MainSource Compensation and Benefit Plans" shall have the meaning set forth in Section 5.12.2.

        "MainSource Disclosure Schedule" shall mean the collective written disclosure schedules delivered by MainSource to Cheviot Financial pursuant to this Agreement.

        "MainSource ERISA Affiliate" shall have the meaning set forth in section 5.12.3.

        "MainSource Fee" shall have the meaning set forth in Section 11.2.2(C).

        "MainSource Financial Statements" shall mean the (i) the audited consolidated statements of financial condition of MainSource as of December 31, 2014, 2013 and 2012 and the consolidated statements of operations, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of MainSource for each of the three years ended December 31, 2014, 2013 and 2012, as set forth in MainSource's annual report for the year ended December 31, 2014, (ii) the unaudited interim consolidated financial statements of MainSource as of the end of each calendar quarter following December 31, 2014, and for the periods then ended, as filed by MainSource in its Securities

Documents and (iii) Call Reports for MainSource Bank as of the close of business on December 31, 2014, 2013 and 2012, and for the three months ended September 30, 2015.

        "MainSource KSOP" shall mean the MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan.

        "MainSource Pension Plan" shall have the meaning set forth in Section 5.12.3.

        "MainSource Preferred Stock" shall have the meaning set forth in Section 5.3.1.

        "MainSource Regulatory Reports" means the Call Reports of MainSource Bank and accompanying schedules as filed with the Federal Financial Institutions Examination Counsel, for each calendar quarter beginning with the quarter ended March 31, 2015, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar beginning with the quarter ended March 31, 2015 through the Closing Date.

        "MainSource Reports" shall have the meaning set forth in Section 5.6.5.

        "MainSource Stock Benefit Plans" means the MainSource Financial Group, Inc. 2003 Stock Option Plan, MainSource Financial Group, Inc. 2007 Stock Incentive Plan and the MainSource Financial Group, Inc. 2015 Stock Incentive Plan.

        "MainSource Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by MainSource.

        "MainSource Welfare Plan" shall have the meaning set forth in Section 7.6.6.

        "Maryland Department" means the Maryland State Department of Assessments and Taxation.

        "Material Adverse Effect" shall mean, with respect to MainSource or Cheviot Financial, respectively, any effect that (i) is material and adverse to the financial condition, results of operations, business, or assets of MainSource and its Subsidiaries taken as a whole, or Cheviot Financial and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either MainSource, on the one hand, or Cheviot Financial, on the other hand, to perform its obligations under this Agreement or otherwise materially threatens or materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated thereby, and compliance with this Agreement, on the business, customer relations, financial condition or results of operations of the parties and their respective Subsidiaries, including the resignation from employment of employees and expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.

        "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

        "Maximum Amount" shall have the meaning set forth in Section 7.7.1.

        "MGCL" means the Maryland General Corporation Law.

        "Merger" shall mean the merger of Cheviot Financial with and into MainSource, with MainSource as the surviving entity pursuant to the terms hereof.

        "Merger Consideration" shall have the meaning as set forth in Section 3.1.3.

        "Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of MainSource Common Stock to be offered to holders of Cheviot Financial Common Stock in connection with the Merger.

        "Mixed Election" shall have the meaning set forth in Section 3.2.2.

        "NASDAQ" means the NASDAQ Stock Market.

        "Non-Election" shall have the meaning set forth in Section 3.2.2.

        "Non-Election Shares" shall have the meaning set forth in Section 3.2.1.

        "Non-Fiduciary Stock" means Cheviot Financial Common Stock owned by MainSource or any direct or indirect wholly owned Subsidiary of MainSource or of Cheviot Financial immediately prior to the Effective Time, other than shares held in a fiduciary capacity or in connection with debts previously contracted.

        "Notice of Superior Proposal" shall have the meaning set forth in Section 6.10.5.

        "Ohio Division" means the Ohio Department of Commerce, Division of Financial Institutions.

        "Other Real Estate Owned" and "OREO" mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: "loans to facilitate"; "other real estate owned"; "in-substance foreclosure"; "in-substance repossession"; "foreclosed real estate"; or "real estate acquired for debts previously contracted."

        "Participation Facility" means any facility in which Cheviot Financial or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

        "Per Share Cash Consideration" shall have the meaning set forth in Section 3.1.3.

        "Per Share Stock Consideration" shall have the meaning set forth in Section 3.1.3.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

        "Phase I" shall have the meaning set forth in Section 6.3.2.

        "Phase II" shall have the meaning set forth in Section 6.3.2.

        "Pre-Closing" shall have the meaning set forth in Section 10.1.

        "Proxy Statement-Prospectus" shall have the meaning set forth in Section 8.1.2.

        "Regulatory Agreement" shall have the meaning set forth in Sections 4.12.3 and 5.11.3.

        "Regulatory Approvals" means the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

        "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

        "Sarbanes-Oxley Act" shall have the meaning set forth in Section 4.6.6.

        "SBA" shall mean the United States Small Business Administration or any successor thereto.

        "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

        "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Shortfall Number" shall have the meaning set forth in Section 3.2.5.

        "Stock Conversion Number" shall have the meaning set forth in Section 3.2.1.

        "Stock Election" shall have the meaning set forth in Section 3.2.2.

        "Stock Election Number" shall have the meaning set forth in Section 3.2.1.

        "Stock Election Shares" shall have the meaning set forth in Section 3.2.1.

        "Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC. Additionally, for the purpose of this Agreement, and in relation to Cheviot Financial, its "Subsidiaries" shall include any entity which is required to be consolidated with Cheviot Financial for financial reporting purposes pursuant to GAAP.

        "Superior Proposal" shall have the meaning set forth in Section 6.10.2.

        "Surviving Company" shall have the meaning set forth in Section 2.1 hereof.

        "Termination Date" shall mean September 23, 2016.

        "Willful Breach" shall have the meaning set forth in Section 11.2.2.

        Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

        2.1.    Merger.

        Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Cheviot Financial shall merge with and into MainSource, with MainSource as the resulting or surviving corporation (the "Surviving Company"), with its main office to be maintained at 2105 North State Road 3 Bypass, Greensburg, Indiana 47240; and (b) the separate existence of Cheviot Financial shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Cheviot Financial shall be vested in and assumed by MainSource. As part of the Merger, each share of Cheviot Financial Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

        2.2.    Closing; Effective Time.

        Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than ten business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, or (ii) the approval of the Merger by the stockholders of Cheviot Financial, or at such other date or time upon which MainSource and Cheviot Financial mutually agree (the "Closing", with the date on which the

Closing occurs being the "Closing Date"). The Merger shall be effected by the filing of Articles of Merger with the Indiana Secretary in accordance with the IBCL and by the filing of Articles of Merger with the Maryland Department in accordance with the MGCL. The Merger shall become effective at such time the Articles of Merger and the Articles of Merger are filed with the Indiana Secretary and the Maryland Department, respectively, or at such later time as the Parties agree and specify in the Articles of Merger, in accordance with the IBCL and the Articles of Merger in accordance with the MGCL (the date and time the Merger becomes effective being the "Effective Time").

        2.3.    Articles of Incorporation and Bylaws.

        The Articles of Incorporation and Bylaws of MainSource as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Company, until thereafter amended as provided therein and by applicable law.

        2.4.    Directors and Officers of Surviving Company.

        Except as provided in Section 2.5, the directors of MainSource immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company. The officers of MainSource immediately prior to the Effective Time shall be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

        2.5.    Additional Director.

        Subject to the director nomination process of the Nominating/Corporate Governance Committee, MainSource and MainSource Bank shall appoint one individual who is a director of Cheviot Financial (as of the date hereof and as of the Effective Time) and who is designated by MainSource and MainSource Bank, in consultation with Cheviot Financial, as a member of the MainSource and MainSource Bank Boards of Directors, to be effective immediately after the Closing Date. MainSource and MainSource Bank shall commence such process promptly following the execution of this Agreement and shall conclude such process prior to the Closing.

        2.6.    Tax Consequences.

        It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither MainSource nor any of its Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. MainSource and Cheviot Financial each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Sections 9.2.5 and 9.3.5, which certificates shall be effective as of the date of such opinions.

        2.7.    Possible Alternative Structures.

        Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, MainSource shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not prevent the rendering of the opinions contemplated by Sections 9.2.5 and 9.3.5; (ii) the consideration to be paid to the holders of Cheviot Financial Common Stock under this

Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

        2.8.    Additional Actions.

        If, at any time after the Effective Time, MainSource shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in MainSource its right, title or interest in, to or under any of the rights, properties or assets of Cheviot Financial or Cheviot Savings Bank, or (ii) otherwise carry out the purposes of this Agreement, Cheviot Financial, Cheviot Savings Bank and their officers and directors shall be deemed to have granted to MainSource and MainSource Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in MainSource or MainSource Bank its right, title or interest in, to or under any of the rights, properties or assets of Cheviot Financial or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of MainSource and MainSource Bank are authorized in the name of Cheviot Financial, Cheviot Savings Bank or otherwise to take any and all such action.

        2.9.    No Dissenters' Rights.

        Shareholders of Cheviot Financial are not entitled to any dissenters' rights under Title 3 of the Maryland General Corporation Law, as amended. Cheviot Financial shall take no action which would result in the loss of such exemption prior to the Effective Time.

        2.10.    Bank Merger.

        Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, immediately following the Effective Time of the Merger, Cheviot Savings Bank will merge with and into MainSource Bank, and MainSource Bank shall be the surviving institution. The Bank Merger Effective Time shall immediately follow the Effective Time of the Merger, at which time the Bank Merger shall be consummated.

ARTICLE III
CONVERSION OF SHARES

        3.1.    Conversion of Cheviot Financial Common Stock; Merger Consideration.

        At the Effective Time, by virtue of the Merger and without any action on the part of MainSource, Cheviot Financial or the holders of any of the shares of Cheviot Financial Common Stock, the Merger shall be effected in accordance with the following terms:

          3.1.1.  Each share of MainSource Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          3.1.2.  Each share of Non-Fiduciary Stock shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

          3.1.3.  Each share of Cheviot Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than Non-Fiduciary Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $15.00 in cash, without interest (the "Per Share Cash Consideration"); or (ii) 0.6916 shares (the "Exchange Ratio") of MainSource

  Common Stock (the "Per Share Stock Consideration"). The Per Share Cash Consideration and the Per Share Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

          3.1.4.  After the Effective Time, shares of Cheviot Financial Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section have no rights except the right to receive the Merger Consideration.

          3.1.5.  In the event MainSource changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of MainSource Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding MainSource Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to MainSource Common Stock if MainSource issues additional shares of MainSource Common Stock and receives fair market value consideration for such shares.

          3.1.6.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of MainSource Common Stock shall be issued upon the surrender for exchange of Certificates. In lieu of the issuance of any such fractional share, MainSource shall pay to each former holder of Cheviot Financial Common Stock who otherwise would be entitled to receive a fractional share of MainSource Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of MainSource Common Stock as reported on NASDAQ for the ten (10) consecutive trading days ending on the third business day preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Cheviot Financial Common Stock owned by a Cheviot Financial stockholder shall be combined so as to calculate the maximum number of whole shares of MainSource Common Stock issuable to such Cheviot Financial stockholder.

        3.2.    Election Procedures.

          3.2.1.  In the aggregate, fifty percent (50.0%) of the total number of shares of Cheviot Financial Common Stock issued and outstanding at the Effective Time (excluding any Non-Fiduciary Stock (the "Stock Conversion Number")), shall be converted into the Per Share Stock Consideration and the remaining outstanding shares of Cheviot Financial Common Stock shall be converted into the Per Share Cash Consideration. Shares of Cheviot Financial Common Stock as to which a Cash Election (including, as part of a Mixed Election) has been made are referred to herein as "Cash Election Shares." Shares of Cheviot Financial Common Stock as to which a Stock Election has been made (including, as part of a Mixed Election) are referred to as "Stock Election Shares." Shares of Cheviot Financial Common Stock as to which no election has been made (or as to which an Election Form is not timely returned or not properly completed) are referred to herein as "Non-Election Shares." The aggregate number of shares of Cheviot Financial Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

          3.2.2.  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon timely and proper delivery of such Certificates to the Exchange Agent), in such form as Cheviot Financial and MainSource shall mutually agree ("Election Form"), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such other date as MainSource and Cheviot Financial shall mutually agree (the "Mailing Date") to each holder of record of Cheviot Financial Common Stock as of five business days prior to the Mailing Date, or such other date as the parties shall agree (the "Election Form Record

  Date"). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Per Share Cash Consideration for all of the shares of Cheviot Financial Common Stock held by such holder (a "Cash Election"), (ii) to elect to receive the Per Share Stock Consideration for all of the shares of Cheviot Financial Common Stock held by such holder (a "Stock Election"), (iii) elect to receive the Per Share Stock Consideration for a portion of such holder's Cheviot Financial Common Stock and the Per Share Cash Consideration for the remaining portion of such holder's Cheviot Financial Common Stock (the "Cash/Stock Consideration") (an election to receive the Cash/Stock Consideration is referred to as a "Mixed Election"), or (iv) to indicate that such record holder has no preference as to the receipt of the Per Share Cash Consideration or the Per Share Stock Consideration for such shares of Cheviot Financial Common Stock (a "Non-Election"). A holder of record of shares of Cheviot Financial Common Stock who holds such shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Election Forms, provided that each such Election Form covers all the shares of Cheviot Financial Common Stock held by such Representative for a particular beneficial owner. Any shares of Cheviot Financial Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

          3.2.3.  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th calendar day following the Mailing Date (or such other time and date as MainSource and Cheviot Financial may mutually agree) (the "Election Deadline"); provided, however, that the Election Deadline may not occur on or after the Closing Date. Cheviot Financial shall make available Election Forms to persons who become holders (or beneficial owners) of Cheviot Financial Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. Cheviot Financial shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Cheviot Financial Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a Cheviot Financial stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline without submitting a properly completed replacement Election Form, the shares of Cheviot Financial Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. MainSource shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

          3.2.4.  If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and, subject to Section 3.1.6 hereof, each holder of Stock Election Shares will be entitled to receive the Per Share Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Per Share Cash Consideration.

          3.2.5.  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

            (A)  if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and, subject to Section 3.1.6 hereof, each holder of Non-Election Shares shall receive the Per Share Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Per Share Cash Consideration; or

            (B)  if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and, subject to Section 3.1.6 hereof, each holder of Cash Election Shares shall receive the Per Share Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.

        3.3.    Procedures for Exchange of Cheviot Financial Common Stock.

          3.3.1.    MainSource to Make Merger Consideration Available.    No later than the business day prior to the Closing Date, MainSource shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Cheviot Financial Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of MainSource Common Stock, or at MainSource's option, evidence of shares in book entry form, and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of Cheviot Financial Common Stock) (such cash and certificates for shares of MainSource Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the "Exchange Fund").

          3.3.2.    Exchange of Certificates.    MainSource shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificates with an Election Form a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Cheviot Financial Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of Cheviot Financial) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Cheviot Financial Common Stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Per Share Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

          3.3.3.    Rights of Holders of Certificates after the Effective Time.    The holder of a Certificate that prior to the Merger represented issued and outstanding Cheviot Financial Common Stock shall have no rights, after the Effective Time, with respect to such Cheviot Financial Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to MainSource Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MainSource Common Stock represented by such Certificate.

          3.3.4.    Surrender by Persons Other than Record Holders.    If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          3.3.5.    Closing of Transfer Books.    The stock transfer books of Cheviot Financial shall be closed immediately upon the Effective Time. From and after the Effective Time, there shall be no transfers on the stock transfer books of Cheviot Financial of the Cheviot Financial Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

          3.3.6.    Return of Exchange Fund.    At any time following the twelve (12) month period after the Effective Time, MainSource shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to MainSource (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither MainSource nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

          3.3.7.    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

          3.3.8.    Withholding.    MainSource or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Cheviot Financial Common Stock such amounts as MainSource or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by MainSource or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Cheviot Financial Common Stock in respect of whom such deduction and withholding were made by MainSource or the Exchange Agent.

        3.4.    Reservation of Shares.

        MainSource shall reserve for issuance a sufficient number of shares of the MainSource Common Stock for the purpose of issuing shares of MainSource Common Stock to the Cheviot Financial stockholders in accordance with this Article III.

        3.5.    Treatment of Cheviot Financial Stock Options and Cheviot Financial Restricted Shares.

          3.5.1  Cheviot Financial Disclosure Schedule 3.5.1 sets forth all of the outstanding Cheviot Financial Stock Options as of the date hereof. At the Effective Time, all outstanding and unexercised Cheviot Financial Stock Options will vest in full and will cease to represent an option to purchase shares of Cheviot Financial Common Stock and will be converted automatically into the right to receive an amount of cash equal to the product of (i) the difference (if positive) between (A) the Per Share Cash Consideration, minus (B) the exercise price of such Cheviot Financial Stock Option, multiplied by (ii) the number of shares of Cheviot Financial Common Stock subject to said Cheviot Financial Stock Option. Cheviot Financial will be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax Laws as allowed under the Cheviot Financial Stock Plans.

          3.5.2  Cheviot Financial Disclosure Schedule 3.5.2 sets forth all of the outstanding Cheviot Financial Restricted Shares as of the date hereof. At the Effective Time, each Cheviot Financial Restricted Share will become fully vested and the restrictions thereon shall lapse, and each holder of a Cheviot Financial Restricted Share will be entitled to receive the Merger Consideration in accordance with Sections 3.1 and 3.2 of this Agreement. Cheviot Financial will be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax Laws with respect to the lapsing of such restrictions and as allowed under the Cheviot Financial Stock Plans.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CHEVIOT FINANCIAL

        Cheviot Financial represents and warrants to MainSource that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as specifically set forth in the Cheviot Financial Disclosure Schedule delivered by Cheviot Financial to MainSource on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. Cheviot Financial has made a good faith effort to ensure that the disclosure on each schedule of the Cheviot Financial Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Cheviot Financial Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable MainSource to identify the items to which it applies.

        4.1.    Standard.

        No representation or warranty of Cheviot Financial contained in this Article IV shall be deemed untrue or incorrect, and Cheviot Financial shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2, 4.3, 4.4, 4.6, 4.13.8, 4.13.9, 4.13.10, 4.13.12, 4.14, 4.18 and 4.26, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects, and to the representations and warranties contained in Section 4.8, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects. For purposes of the number of shares disclosed in Section 4.3, a breach of such representation or warranty shall be considered to be "material" if it results in an increase in the number of shares with a value exceeding $250,000.

        4.2.    Organization.

          4.2.1.  Cheviot Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. Cheviot Financial has the full power and authority (corporate and otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Cheviot Financial.

          4.2.2.  Cheviot Savings Bank is an Ohio-chartered savings and loan association duly organized, validly existing and in good standing under the laws of the State of Ohio. Cheviot Savings Bank has full power and authority (corporate and otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as it is now being conducted. The deposits of Cheviot Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Cheviot Savings Bank is a member in good standing of the FHLB of Cincinnati and owns the requisite amount of stock therein. The location of the principal office and each branch office of Cheviot Savings Bank is set forth in Cheviot Financial Disclosure Schedule 4.2.2.

          4.2.3.  Cheviot Financial Disclosure Schedule 4.2.3 sets forth each Cheviot Financial Subsidiary. Each Cheviot Financial Subsidiary (other than Cheviot Savings Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has full power and authority (corporate and otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as it is now being conducted. Other than shares of capital stock of the Cheviot Financial Subsidiaries, listed on Cheviot Financial Disclosure Schedule 4.2.3, Cheviot Financial does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Cheviot Financial or any Cheviot Financial Subsidiary, equity interests held by any Cheviot Financial Subsidiary in a fiduciary capacity, investments or equity interests in data processing companies as required by contract, and equity interests held in connection with the lending activities of Cheviot Financial or its Subsidiaries.

          4.2.4.  The respective minute books of Cheviot Financial and each other Cheviot Financial Subsidiary accurately record, in all material respects, all corporate actions of their respective stockholders and boards of directors (including committees), and the books and records of Cheviot Financial are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Cheviot Financial on a consolidated basis set forth in the Cheviot Financial Financial Statements. All such minutes, books and records have been made available to MainSource, other than those portions of minutes, books and records (a) that discuss any of the transactions contemplated by this Agreement, (b) that would result in the violation of confidentiality obligations owed to third parties, (c) that would result in the waiver by it of the privilege protecting communications between it and any of its counsel, or (d) with regard to which disclosure is prohibited by law or regulation.

          4.2.5.  Prior to the date of this Agreement, Cheviot Financial has made available to MainSource true and correct copies of the articles of incorporation or charter or code of regulations or bylaws of Cheviot Financial and each other Cheviot Financial Subsidiary, each as in effect as of the date of this Agreement.

        4.3.    Capitalization.

          4.3.1.  The authorized capital stock of Cheviot Financial consists of thirty million (30,000,000) shares of Cheviot Financial Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Cheviot Financial Preferred Stock. There are six million eight hundred two thousand, nine hundred forty-four (6,802,944) shares of Cheviot Financial Common Stock outstanding, all of which have been duly and validly authorized by all necessary corporate action of Cheviot Financial, are validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Cheviot Financial Preferred Stock outstanding. Schedule 3.5.1 sets forth all of the Cheviot Financial Stock Options outstanding under the Cheviot Financial Stock Benefit Plans. There are no shares of Cheviot Financial Common Stock held by Cheviot Financial as treasury stock. Neither Cheviot Financial nor any Cheviot Financial Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Cheviot Financial Common Stock, or any other security of Cheviot Financial or any securities representing the right to vote, purchase or otherwise receive any shares of Cheviot Financial Common Stock or any other security of Cheviot Financial, other than shares issuable under the Cheviot Financial Stock Benefit Plans. Cheviot Financial has no capital stock authorized, issued or outstanding other than as described in this Section 4.3.1 and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Cheviot Financial Common Stock, other than unvested shares of restricted stock that have already been granted as of the date of this Agreement or pursuant to Cheviot Financial Stock Options that have been granted as of the date of this Agreement. Each share of Cheviot Financial Common Stock is entitled to one vote per share. A description of the Cheviot Financial Common Stock is contained in the Articles of Incorporation of Cheviot Financial.

          4.3.2.  The authorized capital stock of Cheviot Savings Bank consists of one thousand (1,000) shares of common stock, par value $0.01 per share ("Cheviot Savings Bank Common Stock"). There are 1,000 shares of Cheviot Savings Bank Common Stock outstanding. All of the issued and outstanding shares of Cheviot Savings Bank Common Stock have been duly and validly authorized by all necessary corporation action of Cheviot Savings Bank and are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Cheviot Financial free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Either Cheviot Financial or Cheviot Savings Bank owns all of the issued and outstanding shares of capital stock or other equity ownership interests of each Cheviot Financial Subsidiary free and clear of all liens, security interests, pledges, charges, claims, encumbrances, agreements, restrictions, options and preemptive rights and of all other rights or claims of any other Person of any kind or nature.

          4.3.3.  Except as set forth on Cheviot Financial Disclosure Schedule 4.3.3, to the Knowledge of Cheviot Financial, no Person is the beneficial owner (as defined in Section 13d-3 of the Exchange Act) of five percent (5%) or more of the outstanding shares of Cheviot Financial Common Stock, except for equity interests held in the investment portfolios of Cheviot Financial or any Cheviot Financial Subsidiary, equity interests held by any Cheviot Financial Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Cheviot Financial or its Subsidiaries.

          4.3.4.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Cheviot Financial's stockholders may vote has been issued by Cheviot Financial and are outstanding.

        4.4.    Authority; No Violation.

          4.4.1.  Cheviot Financial has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Cheviot Financial's stockholders (the "Cheviot Financial Stockholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Cheviot Financial and the completion by Cheviot Financial of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Cheviot Financial, and no other corporate proceedings on the part of Cheviot Financial, other than the Cheviot Financial Stockholder Approval, are necessary to approve this Agreement and complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Cheviot Financial, and subject to Cheviot Financial Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by MainSource, constitutes the valid and binding obligation of Cheviot Financial, enforceable against Cheviot Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          4.4.2.  Subject to the receipt of the Regulatory Approvals and compliance by MainSource and Cheviot Financial with any conditions contained therein, and Cheviot Financial Stockholder Approval,

    (A)
    the execution and delivery of this Agreement by Cheviot Financial,

    (B)
    the consummation of the transactions contemplated hereby, and

    (C)
    compliance by Cheviot Financial with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation, bylaws, or charter documents of Cheviot Financial or any Cheviot Financial Subsidiary; (ii) violate any local, state or federal law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cheviot Financial or any Cheviot Financial Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Cheviot Financial or any Cheviot Financial Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument, investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Cheviot Financial and the Cheviot Financial Subsidiaries taken as a whole.

          4.4.3.  The Cheviot Financial Stockholder Approval is the only vote of holders of any class of Cheviot Financial's capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

          4.4.4.  The Board of Directors of Cheviot Financial, by resolution duly adopted by the unanimous vote of the Board of Directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Cheviot Financial and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of Cheviot Financial approve this Agreement and directed that such matter be submitted for consideration by the Cheviot Financial stockholders at the Cheviot Financial Stockholders Meeting.

        4.5.    Consents.

        Except for (i) the Regulatory Approvals and compliance with any conditions contained therein, (ii) the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Securities Laws as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of MainSource Common Stock to be issued in the Merger on NASDAQ, (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of MainSource Common Stock pursuant to this Agreement, (v) the Cheviot Financial Stockholder Approval and (vi) the filing of certificates of merger with the Indiana Secretary and the Maryland Department, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Cheviot Financial, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Cheviot Financial, and the completion by Cheviot Financial of the Merger. To the Knowledge of Cheviot Financial, no fact or circumstance exists, including any possible other transaction pending or under consideration by Cheviot Financial or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the Ohio Division or the Indiana DFI, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the HOLA, the Banking Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

        4.6.    Financial Statements; Reports.

          4.6.1.  Cheviot Financial has previously made available to MainSource the Cheviot Financial Financial Statements. The Cheviot Financial Financial Statements have been prepared in accordance with GAAP or regulatory accounting principles or regulatory instructions, as applicable, from the books and records of Cheviot Financial and each Cheviot Financial Subsidiary, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations, cash flows, and changes to shareholders' equity of Cheviot Financial and the Cheviot Financial Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

          4.6.2.  At the date of each balance sheet included in the Cheviot Financial Financial Statements, Cheviot Financial did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Cheviot Financial Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          4.6.3.  Cheviot Financial and each Cheviot Financial Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2014 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The Cheviot Financial Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

          4.6.4.  None of Cheviot Financial or any Cheviot Financial Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or the Cheviot Financial Subsidiary or accountants except in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Cheviot Financial. Cheviot Financial (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management's general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Cheviot Financial, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Cheviot Financial by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Cheviot Financial's outside auditors and the audit committee of the Cheviot Financial Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cheviot Financial's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Cheviot Financial's internal control over financial reporting. These disclosures (if any) were made in writing by management to Cheviot Financial's auditors and audit committee and a copy has previously been made available to MainSource. As of the date hereof, Cheviot Financial has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          4.6.5.  Since December 31, 2014, (A) neither Cheviot Financial nor any Cheviot Financial Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Cheviot Financial or any Cheviot Financial Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Cheviot Financial or any Cheviot Financial Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Cheviot Financial or any Cheviot Financial Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Cheviot Financial or any Cheviot Financial Subsidiary, whether or not employed by Cheviot Financial or any Cheviot Financial Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

          4.6.6.  Cheviot Financial has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2014 (the "Cheviot Financial Reports"). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Cheviot Financial Reports complied, and each Cheviot Financial Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the "Dodd-Frank Act"), and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Cheviot Financial Reports. None of the Cheviot Financial Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Cheviot Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of Cheviot Financial no enforcement action has been initiated by the SEC against Cheviot Financial or its officers or directors relating to disclosures contained in any Cheviot Financial Report.

        4.7.    Taxes.

        Cheviot Financial and the Cheviot Financial Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2012, Cheviot Financial and each Cheviot Financial Subsidiary has duly and timely filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state, local and foreign tax returns of every type and kind required to be filed by or with respect to Cheviot Financial and each Cheviot Financial Subsidiary, taking into account any extensions (all such returns being true, complete and correct in all material respects) and has duly paid, or made provisions for, on or prior to the date of this Agreement, and will duly pay, or make provisions for, on or prior to the Closing Date in accordance with GAAP, the payment of all material federal, state and local taxes, assessments and other governmental charges that have been incurred by or are due, or claimed to be due, from Cheviot Financial and any Cheviot Financial Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth on Cheviot Financial Disclosure Schedule 4.7, Cheviot Financial has received no notice of, and to the Knowledge of Cheviot Financial, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Cheviot Financial or any Cheviot Financial Subsidiary, no federal, state or local tax returns of Cheviot Financial or any Cheviot Financial Subsidiary has been audited by any taxing authority during the past five (5) years, and no claim has been made by any authority in a jurisdiction where Cheviot Financial or any Cheviot Financial Subsidiary does not file tax returns that Cheviot Financial or any such Cheviot Financial Subsidiary is subject to taxation in that jurisdiction. Except as set forth on Cheviot Financial Disclosure Schedule 4.7, Cheviot Financial and the Cheviot Financial Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Cheviot Financial and each Cheviot Financial Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Cheviot Financial and each Cheviot Financial Subsidiary, to the Knowledge of Cheviot Financial, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2014, through and including the date of this Agreement, neither Cheviot Financial nor any Cheviot Financial Subsidiary has made any material election for federal or state income tax purposes.

        4.8.    No Material Adverse Effect.

        Cheviot Financial and the Cheviot Financial Subsidiaries, individually and taken as a whole, have not suffered any Material Adverse Effect since December 31, 2014 and no event has occurred or circumstance arisen since that date which, individually and in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Cheviot Financial and the Cheviot Financial Subsidiaries, individually and taken as a whole, except as otherwise disclosed in any Cheviot Financial Report.

        4.9.    Material Contracts; Leases; Defaults.

          4.9.1.  Except as set forth on Cheviot Financial Disclosure Schedule 4.9.1, neither Cheviot Financial nor any Cheviot Financial Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Cheviot Financial or any Cheviot Financial Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of Cheviot Financial or any Cheviot Financial Subsidiary; (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Cheviot Financial or any Cheviot Financial Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB of Cincinnati advances, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to MainSource or any MainSource Subsidiary; (iv) any other agreement, written or, to Cheviot Financial's knowledge, oral, that obligates Cheviot Financial or any Cheviot Financial Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days' or less notice without penalty or payment; (v) any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Cheviot Financial or any Cheviot Financial Subsidiary (it being understood that any non-compete or similar provision shall be deemed material). None of Cheviot Financial or any Cheviot Financial Subsidiary is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Cheviot Financial.

          4.9.2.  Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease is listed on Cheviot Financial Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Cheviot Financial nor any Cheviot Financial Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event by Cheviot Financial or and Cheviot Financial Subsidiary that, with the lapse of time or the giving of notice or both, would constitute such a default.

          4.9.3.  Cheviot Financial has previously made available to MainSource true and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 on or before the date hereof, and are in full force and effect on the date hereof. Except as set forth in Cheviot Financial Disclosure Schedule 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Cheviot Financial or any Cheviot Financial Subsidiary is a party or under which Cheviot Financial or any Cheviot Financial Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause or for good reason and continue to accrue future benefits thereunder. Except as set forth in Cheviot Financial Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Cheviot Financial or any Cheviot Financial Subsidiary or upon the occurrence of a subsequent event; or (ii) requires Cheviot Financial or any Cheviot Financial Subsidiary to provide a benefit in the form of Cheviot Financial Common Stock or determined by reference to the value of Cheviot Financial Common Stock.

          4.9.4.  Except as set forth in Cheviot Financial Disclosure Schedule 4.9.4, since December 31, 2014, through and including the date of this Agreement, neither Cheviot Financial nor any Cheviot Financial Subsidiary has (i) made any material change in the credit policies or procedures of Cheviot Financial or any Cheviot Financial Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans, loan commitments and real estate owned in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of Cheviot Financial or any Cheviot Financial Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

        4.10.    Ownership of Property; Insurance Coverage.

          4.10.1.  Cheviot Financial and each Cheviot Financial Subsidiary have good and marketable title (and, for real property, in fee simple absolute, including, without limitation, all real property used as bank premises and all other real estate owned) to all assets and properties owned by Cheviot Financial or each Cheviot Financial Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent Cheviot Financial Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such Cheviot Financial Financial Statements), subject to no material encumbrances, liens, restrictions, options, charges, mortgages, security interests, pledges, land or conditional sales contracts, claims, or rights of third parties, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Cincinnati, inter-bank credit facilities, reverse repurchase agreements or any transaction by Cheviot Financial or a Cheviot Financial Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iv) liens that Cheviot Financial or a Cheviot Financial Subsidiary are in the process of establishing or obtaining with respect to Other Real Estate Owned. Cheviot Financial and each Cheviot Financial Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by Cheviot Financial and the Cheviot Financial Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. All real property owned, or to the Knowledge of Cheviot Financial leased, by Cheviot Financial or any Cheviot Financial Subsidiary is in compliance in all material respects with all applicable zoning and land use laws. To Cheviot Financial's Knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by Cheviot Financial or any Cheviot Financial Subsidiary that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

          4.10.2.  With respect to all material agreements pursuant to which Cheviot Financial or any Cheviot Financial Subsidiary has purchased securities subject to an agreement to resell, if any, Cheviot Financial or such Cheviot Financial Subsidiary, as the case may be, has a lien or security interest (which is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          4.10.3.  Cheviot Financial has provided MainSource with a true, accurate and complete copy of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Cheviot Financial or any Cheviot Financial Subsidiary on the date hereof or with respect to which Cheviot Financial or any Cheviot Financial Subsidiary pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due. Cheviot Financial and each Cheviot Financial Subsidiary maintain insurance considered by Cheviot Financial in good faith to be reasonable for their respective operations. Neither Cheviot Financial nor any Cheviot Financial Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Cheviot Financial Disclosure Schedule 4.10.3, there are presently no material claims pending under such policies of insurance and no notices have been given by Cheviot Financial or any Cheviot Financial Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years Cheviot Financial and each Cheviot Financial Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies. Cheviot Financial Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Cheviot Financial and each Cheviot Financial Subsidiary as well as the other matters required to be disclosed under this Section 4.10.3.

        4.11.    Legal Proceedings.

        Except as set forth in Cheviot Financial Disclosure Schedule 4.11, neither Cheviot Financial nor any Cheviot Financial Subsidiary is a party to any, and there are no pending or, to Cheviot Financial's Knowledge, threatened, material legal, administrative, arbitration or other material proceedings, suits, claims (whether asserted or unasserted), actions, mediations, arbitrations, or governmental investigations or inquiries of any nature, (i) against Cheviot Financial or any Cheviot Financial Subsidiary, (ii) to which Cheviot Financial or any Cheviot Financial Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Cheviot Financial to perform under this Agreement. Cheviot Financial does not have Knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Cheviot Financial or any Cheviot Financial Subsidiary that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Cheviot Financial. Neither Cheviot Financial nor any Cheviot Financial Subsidiary is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to Cheviot Financial's Knowledge, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to Cheviot Financial's Knowledge, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

        4.12.    Compliance With Applicable Law.

          4.12.1.  Except as set forth in Cheviot Financial Disclosure Schedule 4.12.1, (i) Cheviot Financial and each Cheviot Financial Subsidiary is currently in compliance in all material respects with, and since January 1, 2010, has been in material compliance with all federal, state, local, or foreign statutes, laws, regulations, ordinances, rules, judgments, restrictions or requirements, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community

  Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Cheviot Financial nor any Cheviot Financial Subsidiary has received any written notice to the contrary and (ii) the Board of Directors of Cheviot Savings Bank has adopted and Cheviot Savings Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (a) does not contain adequate and appropriate customer identification verification procedures, or (b) has been deemed ineffective.

          4.12.2.  Each of Cheviot Financial and each Cheviot Financial Subsidiary has and holds all material permits, licenses, franchises, certificates, authorizations, orders and approvals necessary for the continued conduct of their businesses without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to MainSource at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement. To the Knowledge of Cheviot Financial, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.

          4.12.3.  Except as set forth in Cheviot Financial Disclosure Schedule 4.12.3, for the period beginning January 1, 2014, neither Cheviot Financial nor any Cheviot Financial Subsidiary has received any written notification or, to the Knowledge of Cheviot Financial, any other communication from any Bank Regulator: (i) asserting that Cheviot Financial or any Cheviot Financial Subsidiary is not in material compliance with any statutes, regulations, ordinances or guidance (including compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines (including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers)); (ii) threatening to revoke any material license, franchise, permit or governmental authorization relating to Cheviot Financial or any Cheviot Financial Subsidiary; (iii) requiring or threatening to require Cheviot Financial or any Cheviot Financial Subsidiary, or indicating that Cheviot Financial or any Cheviot Financial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Cheviot Financial or any Cheviot Financial Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of Cheviot Financial or any Cheviot Financial Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Cheviot Financial nor any Cheviot Financial Subsidiary has consented to or entered into any currently effective Regulatory Agreement, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Bank Regulator or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated savings and loan holding companies or their subsidiaries, whether or not set forth in the Cheviot Financial Disclosure Schedule (a "Cheviot Financial Regulatory Agreement"), nor has Cheviot Financial or any Cheviot Financial Subsidiary been advised by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Cheviot Financial Regulatory Agreement. The most recent regulatory rating given to Cheviot Financial (or Cheviot Savings Bank, as applicable) as to compliance with the Community Reinvestment Act (the "CRA") is "Satisfactory" or better.

          4.12.4.  All of the existing offices and branches of Cheviot Savings Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. Cheviot Savings Bank has no approved but unopened offices or branches.

        4.13.    Employee Benefit Plans.

          4.13.1  Cheviot Financial Disclosure Schedule 4.13.1 includes a list of all existing bonus, incentive, deferred compensation (whether funded or unfunded), supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), group insurance, medical and prescription drug arrangements, policies or plans, fringe benefit plans, vacation and sick leave plans or policies (and leave schedule thereunder) all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all summary plan descriptions thereof (including any modifications thereto) and all other material benefit practices, policies and arrangements, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, sponsored or otherwise maintained by Cheviot Financial or any member of a controlled group of corporations under Code Section 414(b) of which Cheviot Financial is or was at any time a member, and any trade or business (whether or not incorporated) which is or was at any time under common control with Cheviot Financial under Code Section 414(c), all other entities which together are or were at any time prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o), or any Cheviot Financial Subsidiary (collectively, "Cheviot Financial ERISA Affiliate"), whether written or oral, in which Cheviot Financial or any Cheviot Financial ERISA Affiliate participates as a participating employer, or to which Cheviot Financial or any Cheviot Financial ERISA Affiliate contributes or is or has been at any time obligated to contribute in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Cheviot Financial Compensation and Benefit Plans"). Neither Cheviot Financial nor any Cheviot Financial ERISA Affiliate has any commitment to create any additional Cheviot Financial Compensation and Benefit Plan or to materially modify or change any existing Cheviot Financial Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or otherwise comply with applicable law. Cheviot Financial has made available to MainSource true and correct copies of the Cheviot Financial Compensation and Benefit Plans.

          4.13.2  To the Knowledge of Cheviot Financial, each Cheviot Financial Compensation and Benefit Plan has been operated and administered in all material respects, on a continuous basis since their adoption, in accordance with its terms and, in all material respects, with applicable law, including, but not limited to, ERISA and Department of Labor Regulations promulgated thereunder, the Code and Treasury Regulations promulgated thereunder, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the Patient Protection and Affordable Care Act of 2010 ("ACA") and any other regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Cheviot Financial Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination or opinion letter from the IRS, or is entitled to rely on a determination letter issued to the sponsor or a master or prototype plan, and Cheviot Financial is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination or opinion letter. There is no material pending or, to the Knowledge of Cheviot Financial, threatened action, suit or claim relating to any of the Cheviot Financial Compensation and Benefit Plans (other than routine claims for benefits). Neither Cheviot Financial nor any of its Cheviot Financial ERISA Affiliates has engaged in a transaction, or omitted to take any action, with respect to any Cheviot Financial Compensation and Benefit Plan that would reasonably be expected to subject Cheviot Financial or any of Cheviot Financial ERISA Subsidiary to a material unpaid tax or civil penalty imposed by ERISA Section 502 of ERISA or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

          4.13.3.  No "defined benefit plan" (as defined in Section 414(j) of the Code) has been maintained by Cheviot Financial or any Cheviot Subsidiary for the benefit of the employees or former employees of Cheviot Financial or any Cheviot Financial ERISA Affiliate for the benefit of the employees or former employees of Cheviot Financial or any Cheviot Financial ERISA Affiliate, nor are Cheviot Financial or any Cheviot Financial ERISA required to contribute to any defined benefit pension plan which is subject to Title IV of ERISA and do not have any liability with respect to any plan that is, (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code, or (iii) a multi-employer pension plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

          4.13.4  Except as set forth in Cheviot Financial Disclosure Schedule 4.13.4, all material contributions required to be made under the terms of any Cheviot Financial Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations have been accrued on Cheviot Financial's consolidated financial statements to the extent required by and in accordance with GAAP. Cheviot Financial and any Cheviot Financial ERISA Affiliate has expensed and accrued as a liability the present value of future benefits under each applicable Cheviot Financial Compensation and Benefit Plan for financial reporting purposes in accordance with applicable laws and GAAP.

          4.13.5  Except as set forth in Cheviot Financial Disclosure Schedule 4.13.5, neither Cheviot Financial nor any Cheviot Financial ERISA Affiliate has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Cheviot Financial Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Cheviot Financial or any Cheviot Financial ERISA Affiliate that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in Cheviot Financial Disclosure Schedule 4.13.5.

          4.13.6  Neither Cheviot Financial nor any Cheviot Financial ERISA Affiliate maintains any Cheviot Financial Compensation and Benefit Plans covering employees who are not United States residents.

          4.13.7  With respect to each Cheviot Financial Compensation and Benefit Plan, if applicable, Cheviot Financial has provided or made available to MainSource copies of the: (A) trust instruments and insurance contracts; (B) two most recent annual reports on IRS Form 5500; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

          4.13.8  Except as set forth in Cheviot Financial Disclosure Schedule 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation (other than in such person's capacity as a stockholder), (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Cheviot Financial Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any Cheviot Financial Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of Cheviot Financial or any Cheviot Financial ERISA Affiliate to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

          4.13.9  Neither Cheviot Financial nor any Cheviot Financial ERISA Affiliate maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          4.13.10  All deferred compensation plans, programs or arrangements for payment of "nonqualified deferred compensation" (as defined in Code Section 409A(d)(1)) have been in documentary compliance and have been operated in all respects in accordance with Section 409A of the Code and Treasury Regulations promulgated thereunder.

          4.13.11  Set forth in Cheviot Financial Disclosure Schedule 4.13.11 is a list, as of a date not more than thirty (30) days preceding the date of this Agreement, of the names of all officers and employees of Cheviot Savings Bank or Cheviot Financial, including their title and rate of salary, and their date of hire.

          4.13.12  Since December 31, 2014, through and including the date of this Agreement, and except as set forth in Cheviot Financial Disclosure Schedule 4.13.12, neither Cheviot Financial nor any Cheviot Financial ERISA Affiliate has, except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2014, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.

          4.13.13.  There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, or to the Knowledge of Cheviot Financial threatened or currently in process by any governmental agency involving any Cheviot Financial Compensation and Benefit Plans.

          4.13.14.  There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or to the Knowledge of Cheviot Financial threatened against Cheviot Financial or any Cheviot Financial ERISA Affiliate or any Cheviot Financial Compensation and Benefit Plans or the assets of any such plan.

          4.13.15.  Except as set forth in Cheviot Financial Disclosure Schedule 4.13.15, no current of former director, officer or employee of Cheviot Financial or any Cheviot Financial ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with Cheviot Financial or any Cheviot Financial ERISA Affiliate, except to the extent that such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by Cheviot Financial or any Cheviot Financial ERISA Affiliate.

          4.13.16.  With respect to all group health plans as defined in ERISA Section 607(1), sponsored or maintained by Cheviot Financial or any Cheviot Financial ERISA Affiliate, to the Knowledge of Cheviot Financial, no director, officer, employee or agent of Cheviot Financial or any Cheviot Financial ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Cheviot Financial or any Cheviot Financial ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by Cheviot or any Cheviot Financial ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

          4.13.17.  To the Knowledge of Cheviot Financial, no event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any Cheviot Financial Compensation and Benefit Plan.

          4.13.18.  Any Cheviot Financial Compensation and Benefit Plan may be amended and terminated without any Material Adverse Effect, subject to any restrictions in Section 409A of the Code and subject to any consent that may be required by a covered individual, and these rights have always been maintained by Cheviot Financial and its Cheviot Financial ERISA Affiliates.

        4.14.    Brokers, Finders and Financial Advisors.

        Neither Cheviot Financial nor any Cheviot Financial Subsidiary, nor any Cheviot Financial Representative, has employed any broker, finder, financial advisor, or other person acting on behalf of Cheviot Financial in a similar capacity or under any authority of Cheviot Financial in a similar capacity in connection with the transactions contemplated by this Agreement, or incurred or will incur any liability or commitment for any fees, commissions, or any other form of compensation or payment to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Keefe Bruyette & Woods, Inc. ("KBW"), a copy of which has previously been provided to MainSource. Any such fees and expenses shall be paid or accrued by Cheviot Financial at or prior to the Effective Time.

        4.15.    Environmental Matters.

          4.15.1.  With respect to Cheviot Financial and each Cheviot Financial Subsidiary, except as set forth on Cheviot Financial Disclosure Schedule 4.15.1:

            (A)  To the Knowledge of Cheviot Financial, neither the conduct nor operation of its business nor any condition of any property currently or previously owned, leased or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Cheviot Financial or any Cheviot Financial Subsidiary. To the Knowledge of Cheviot Financial, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Cheviot Financial or any Cheviot Financial Subsidiary by reason of any Environmental Laws. Neither Cheviot Financial nor any Cheviot Financial Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Cheviot Financial or any Cheviot Financial Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Cheviot Financial or any Cheviot Financial Subsidiary;

            (B)  There is no suit, written claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Cheviot Financial threatened, before any court, governmental agency or other forum against Cheviot Financial or any Cheviot Financial Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Cheviot Financial or any Cheviot Financial Subsidiary (including Participation Facilities and Other Real Estate Owned);

            (C)  To the Knowledge of Cheviot Financial, (i) there are no underground storage tanks on, in or under any properties owned or operated by Cheviot Financial or any Cheviot Financial Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by Cheviot Financial or any Cheviot Financial Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects; and

            (D)  To the Knowledge of Cheviot Financial, the properties currently owned or operated by Cheviot Financial or any Cheviot Financial Subsidiary (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

        4.16.    Loan Portfolio and Investment Securities.

          4.16.1.  The reserves, and the allowance for loan and lease losses and the carrying value for real estate owned reflected in the Cheviot Financial Financial Statements as of September 30, 2015 was, and that reflected in the Cheviot Financial Regulatory Reports for periods ending after September 30, 2015 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

          4.16.2.  Cheviot Financial Disclosure Schedule 4.16.2 sets forth a listing, as of November 15, 2015 or September 30, 2015, as indicated in such schedule, by account, of: (i) all current loan commitments of Cheviot Financial or any Cheviot Financial Subsidiary, including the material terms of such commitment, (ii) each borrower which has notified Cheviot Financial or any Cheviot Financial Subsidiary during the three years preceding the date of this Agreement, or has asserted against Cheviot Financial or any Cheviot Financial Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of Cheviot Financial, each borrower which has given Cheviot Financial or any Cheviot Financial Subsidiary any oral notification of, or orally asserted to or against Cheviot Financial or any Cheviot Financial Subsidiary, any such claim; (iii) all loans, (A) that are contractually past due 30 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as "substandard," "doubtful," "loss," "classified," "criticized," "watch list" or "special mention" (or words of similar import) by Cheviot Financial and any Cheviot Financial Subsidiary or any applicable Bank Regulator, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability, (D) to the Knowledge of Cheviot Financial, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, a specific reserve allocation exists in connection therewith, or (F) that are required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification 310-40; and (iv) all assets classified by Cheviot Financial or any Cheviot Financial Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

          4.16.3.  All loans receivable (including discounts) and accrued interest entered on the books of Cheviot Financial and the Cheviot Financial Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Cheviot Financial's or the appropriate Cheviot Financial Subsidiary's respective business, and constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Cheviot Financial has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of Cheviot Financial and the Cheviot Financial Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by Cheviot Financial or the appropriate Cheviot Financial Subsidiary free and clear of any liens.

          4.16.4.  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be. All loans described above are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be, and are secured by perfected security interests or recorded mortgages naming Cheviot Savings Bank as the secured party or mortgagee (unless by written agreement to the contrary).

          4.16.5.  Cheviot Financial and each Cheviot Financial Subsidiary have good and marketable title to all securities owned by them, except for those securities sold under repurchase agreements, security deposits, borrowings of federal funds or borrowings from the FRB or an FHLB or held in any fiduciary or agency capacity, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Cheviot Financial or a Cheviot Financial Subsidiary. Such securities are valued on the books of Cheviot Financial in accordance with GAAP in all material respects. Cheviot Financial and each Cheviot Financial Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which Cheviot Financial believes are prudent and reasonable. Except as set forth in Cheviot Financial Disclosure Schedule 4.16.5, none of the investments reflected in the Cheviot Financial Financial Statements as of and for the period ended September 30, 2015, and none of the investments made by any Cheviot Financial Subsidiary since September 30, 2015, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Cheviot Financial Subsidiary to dispose freely of such investment at any time.

          4.16.6.  Except as set forth in Cheviot Financial Disclosure Schedule 4.16.6, and except for customer deposits, ordinary trade payables, and Federal Home Loan Bank borrowings, neither Cheviot Financial nor any Cheviot Financial Subsidiary has any indebtedness for borrowed money.

        4.17.    Other Documents.

        Cheviot Financial has made available to MainSource copies of (i) its annual reports to stockholders for the years ended December 31, 2014, 2013 and 2012, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2015, 2014 and 2013.

        4.18.    Related Party Transactions.

        Except as set forth in Cheviot Financial Disclosure Schedule 4.18, neither Cheviot Financial nor any Cheviot Financial Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Cheviot Financial or any Cheviot Financial Subsidiary. Except as set forth in Cheviot Financial Disclosure Schedule 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Cheviot Financial or any Cheviot Financial Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to Cheviot Financial's loan modification policy that is applicable to all Persons. Neither Cheviot Financial nor any Cheviot Financial Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Cheviot Financial is inappropriate.

        4.19.    Deposits.

        None of the deposits of Cheviot Financial is a "brokered deposit" as defined in 12 C.F.R. Section 337.6(a)(2).

        4.20.    Antitakeover Provisions Inapplicable; Required Vote.

        The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of the State of Maryland, including the provisions of the MGCL applicable to Cheviot Financial. Cheviot Financial has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Cheviot Financial or which reasonably could be considered an antitakeover mechanism.

        The affirmative vote of a majority of the issued and outstanding shares of Cheviot Financial Common Stock is required to approve this Agreement and the Merger under the MGCL and Cheviot Financial's articles of incorporation.

        4.21.    Registration Obligations.

        Neither Cheviot Financial nor any Cheviot Financial Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

        4.22.    Risk Management Instruments.

        All material interest rate swaps, caps, floors, option agreements, futures and forward contracts, forward loan commitments and other similar risk management arrangements, whether entered into for

Cheviot Financial's own account, or for the account of one or more of Cheviot Financial's Subsidiaries or their customers (all of which are set forth in Cheviot Financial Disclosure Schedule 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Cheviot Financial and each Cheviot Financial Subsidiary, with counterparties believed to be financially responsible at the time; and to the Knowledge of Cheviot Financial and the applicable Cheviot Financial Subsidiary each of them constitutes the valid and legally binding obligation of Cheviot Financial or such Cheviot Financial Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Cheviot Financial nor any Cheviot Financial Subsidiary, nor, to the Knowledge of Cheviot Financial, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

        4.23.    Opinion of Financial Advisor.

        The Cheviot Financial Board of Directors has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the date of this Agreement) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the Cheviot Financial stockholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

        4.24.    Intellectual Property.

        Cheviot Financial and each Cheviot Financial Subsidiary owns or possesses valid and binding licenses or other rights (subject to expirations in accordance with their terms) to use all material Intellectual Property used in their respective business as currently conducted, each without payment, and neither Cheviot Financial nor any Cheviot Financial Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Cheviot Financial and each Cheviot Financial Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Cheviot Financial, the conduct of the business of Cheviot Financial and each Cheviot Financial Subsidiary as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party. Cheviot Financial and each Cheviot Financial Subsidiary has taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

        4.25.    Trust Accounts.

        Cheviot Financial and any Cheviot Financial Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Cheviot Financial nor any Cheviot Financial Subsidiary, nor, to the Knowledge of Cheviot Financial, any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account or the records for each such fiduciary account.

        4.26.    Accuracy of Statements Made and Materials Provided to MainSource.

        No written information that has been or will be provided by Cheviot Financial with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to Cheviot Financial's stockholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or in the proxy statement-prospectus, in light of the circumstances in which they are made, not false or misleading, except that it is understood that no representation or warranty has been made or is being made by Cheviot Financial with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by MainSource specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MAINSOURCE

        MainSource represents and warrants to Cheviot Financial that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as specifically set forth in the MainSource Disclosure Schedule delivered by MainSource to Cheviot Financial on the date hereof. MainSource has made a good faith effort to ensure that the disclosure on each schedule of the MainSource Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the MainSource Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all sections of this Agreement under which such item may be relevant but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other sections of this Agreement, and such item is described in sufficient detail to enable Cheviot Financial to identify the items to which it applies.

        5.1.    Standard.

        No representation or warranty of MainSource contained in this Article V shall be deemed untrue or incorrect, and MainSource shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3, 5.4 and 5.19, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects, and to the representations and warranties contained in Section 5.8, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.

        5.2.    Organization.

          5.2.1.  MainSource is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and is duly registered as a bank holding company under the BHCA. MainSource has full power and authority (corporate or otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on MainSource.

          5.2.2.  MainSource Bank is an Indiana chartered bank duly organized, validly existing and in good standing under the laws of the State of Indiana. MainSource Bank has full power and authority (corporate and otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as it is now being conducted. The deposits of MainSource Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. MainSource Bank is a member in good standing of the FHLB of Indianapolis and owns the requisite amount of stock therein.

          5.2.3.  MainSource Disclosure Schedule 5.2.3 sets forth each MainSource Subsidiary. Each MainSource Subsidiary (other than MainSource Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has full power and authority (corporate and otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as it is now being conducted.

          5.2.4.  The respective minute books of MainSource and each MainSource Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees), and the books and records of MainSource are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of MainSource on a consolidated basis set forth in the MainSource Financial Statements.

          5.2.5.  Prior to the date of this Agreement, MainSource has made available to Cheviot Financial true and correct copies of the articles of incorporation or charter and bylaws of MainSource and the MainSource Subsidiaries, each as in effect as of the date of this Agreement.

        5.3.    Capitalization.

          5.3.1.  The authorized capital stock of MainSource consists of one hundred million (100,000,000) shares of MainSource Common Stock, no par value per share, and four hundred thousand (400,000) shares of preferred stock, no par value ("MainSource Preferred Stock"). There are twenty one million, five hundred eighty-nine thousand nine hundred fifty-nine (21,589,959) shares of MainSource Common Stock outstanding, all of which have been duly and validly authorized by all necessary corporate action of MainSource, are validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of MainSource Preferred Stock outstanding. There are 675,807 shares of MainSource Common Stock held by MainSource as treasury stock. Neither MainSource nor any MainSource Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of MainSource Common Stock, or any other security of MainSource or any securities representing the right to vote, purchase or otherwise receive any shares of MainSource Common Stock or any other security of MainSource, other than shares issuable under the MainSource Stock Benefit Plan. Each share of MainSource Common Stock is entitled to one vote per share. A description of the MainSource Common Stock is contained in the Articles of Incorporation of MainSource.

          5.3.2.  The authorized capital stock of MainSource Bank consists solely of one thousand (1,000) shares of common stock, no par value per share ("MainSource Bank Common Stock"). All of the issued and outstanding shares of MainSource Bank Common Stock are owned by MainSource. All of the issued and outstanding shares of MainSource Bank Common Stock have been duly and validly authorized by all necessary corporation action of MainSource Bank and are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by MainSource free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Either MainSource or MainSource Bank owns all of the issued and outstanding shares of capital stock or other equity ownership interests of each MainSource Subsidiary free and clear of all liens, security interests, pledges, charges, claims, encumbrances, agreements, restrictions, options and preemptive rights and all other rights or claims of any other Person of any kind or nature.

          5.3.3.  Except as set forth in MainSource Disclosure Schedule 5.3.3 to the Knowledge of MainSource, no Person is the beneficial owner (as defined in Section 13d-3 of the Exchange Act) of five percent (5%) or more of the outstanding shares of MainSource Common Stock, except for equity interests held in the investment portfolios of MainSource or and MainSource Subsidiary, equity interests held by any MainSource Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of MainSource or its Subsidiaries.

          5.3.4.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which MainSource's stockholders may vote have been issued by MainSource and are outstanding.

        5.4.    Authority; No Violation.

          5.4.1.  MainSource has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MainSource and the completion by MainSource of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of MainSource, and no other corporate proceedings on the part of MainSource are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by MainSource, and subject to Cheviot Financial Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Cheviot Financial, constitutes the valid and binding obligation of MainSource, enforceable against MainSource in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          5.4.2.  Subject to the receipt of the Regulatory Approvals, and compliance by Cheviot Financial and MainSource with any conditions contained therein,

            (A)  the execution and delivery of this Agreement by MainSource,

            (B)  the consummation of the transactions contemplated hereby, and

            (C)  compliance by MainSource with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws or other charter documents of MainSource or any MainSource Subsidiary; (ii) conflict with or violate any local, state, federal, or foreign law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MainSource or any MainSource Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of MainSource or any MainSource Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument, investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on MainSource and the MainSource Subsidiaries taken as a whole.

        5.5.    Consents.

        Except for (i) the Regulatory Approvals and compliance with any conditions contained therein, (ii) the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of MainSource Common Stock to be issued in the Merger on NASDAQ, (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of MainSource Common Stock pursuant to this Agreement, (v) the Cheviot Financial Stockholder Approval and (vi) the filing of articles of merger with the Indiana Secretary and the Maryland Department, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of MainSource, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by MainSource and the completion of the Merger. To the Knowledge of MainSource, no fact or circumstance exists, including any possible other transaction pending or under consideration by MainSource or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the Ohio Division or the Indiana DFI, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the Banking Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

        5.6.    Financial Statements; Reports.

          5.6.1.  MainSource has previously made available to Cheviot Financial the MainSource Financial Statements. The MainSource Financial Statements have been prepared in accordance with GAAP from the books and records of MainSource and each MainSource Subsidiary, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations, cash flows, and changes to shareholders' equity of MainSource and the MainSource Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

          5.6.2.  At the date of each balance sheet included in the MainSource Financial Statements, MainSource did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such MainSource Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          5.6.3.  MainSource (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management's general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to MainSource, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of MainSource by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to MainSource outside auditors and the audit committee of the MainSource Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MainSource's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MainSource's internal control over financial reporting. These disclosures (if any) were made in writing by management to MainSource's auditors and audit committee and a copy has previously been made available to Cheviot Financial. As of the date hereof, MainSource has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          5.6.4.  Since December 31, 2014, (A) neither MainSource nor any MainSource Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of MainSource or any MainSource Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MainSource or any MainSource Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MainSource or any MainSource Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing MainSource or any MainSource Subsidiary, whether or not employed by MainSource or any MainSource Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

          5.6.5.  MainSource has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2014 (the "MainSource Reports"). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the MainSource Reports complied, and each MainSource Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the MainSource Reports. None of the MainSource Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of MainSource has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of MainSource no enforcement action has been initiated by the SEC against MainSource or its officers or directors relating to disclosures contained in any MainSource Report.

          5.6.6.  MainSource and each MainSource Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2014 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The MainSource Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

        5.7.    Taxes.

        MainSource and the MainSource Subsidiaries that are at least 80 percent (80%) owned by MainSource are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2012, MainSource and each MainSource Subsidiary has duly and timely filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state, local and foreign tax returns of every type and kind required to be filed by or with respect to MainSource and each MainSource Subsidiary, taking into account any extensions (all such returns being true, complete and correct in all material respects) and has duly paid, or made provisions for the payment of, on or prior to the date of this Agreement, and will duly pay or make provisions for, on or prior to the Closing Date in accordance with GAAP, all federal, state and local taxes, assessments and other governmental charges which have been incurred by or are due or claimed to be due from MainSource and any MainSource Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, MainSource has received no notice of, and to the Knowledge of MainSource, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of MainSource or any MainSource Subsidiary, no federal, state or local tax returns of MainSource or any MainSource Subsidiary has been audited by any taxing authority during the past five (5) years, and no claim has been made by any authority in a jurisdiction where MainSource or any MainSource Subsidiary does not file tax returns that MainSource or any such MainSource Subsidiary is subject to taxation in that jurisdiction. Except as set forth in MainSource Disclosure Schedule 5.7, MainSource and the MainSource Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. MainSource and each MainSource Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and MainSource and each MainSource Subsidiary, to the Knowledge of MainSource, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

        5.8.    No Material Adverse Effect.

        MainSource and the MainSource Subsidiaries, individually and taken as a whole, have not suffered any Material Adverse Effect since December 31, 2014 and no event has occurred or circumstance arisen since that date which, individually and in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MainSource and the MainSource Subsidiaries, individually and taken as a whole except as otherwise disclosed in any MainSource Financial Statement.

        5.9.    Ownership of Property; Insurance Coverage.

          5.9.1.  MainSource and each MainSource Subsidiary have good and marketable title (and, for real property, in fee simple absolute, including, without limitation, all real property used as bank premises and all other real estate owned) to all material assets and properties owned by MainSource or each MainSource Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent MainSource Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such MainSource Financial Statements), subject to no material encumbrances, liens, restrictions, options, charges, mortgages, security interests, pledges, land or conditional sales contracts, claims, or rights of third parties, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Indianapolis, inter-bank credit facilities, reverse repurchase agreements or any transaction by MainSource or a MainSource Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. MainSource and each MainSource Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by MainSource and the MainSource Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. All real property owned or, to the Knowledge of MainSource, leased by MainSource or any MainSource Subsidiary is in compliance in all material respects with all applicable zoning and land use laws. To MainSource's Knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by MainSource or any MainSource Subsidiary that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

          5.9.2.  MainSource has provided Cheviot Financial with a list, and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by MainSource or any MainSource Subsidiary on the date hereof or with respect to which MainSource or any MainSource Subsidiary pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due. MainSource and each MainSource Subsidiary maintain insurance considered by MainSource in good faith to be reasonable for their respective operations. Neither MainSource nor any MainSource Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years MainSource and each MainSource Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

        5.10.    Legal Proceedings.

        Except as set forth in MainSource Disclosure Schedule 5.10, neither MainSource nor any MainSource Subsidiary is a party to any, and there are no pending or, to the Knowledge of MainSource, threatened, material legal, administrative, arbitration or other material proceedings, suits, claims (whether asserted or unasserted), actions, mediations, arbitrations, or governmental investigations or inquiries of any nature (i) against MainSource or any MainSource Subsidiary, (ii) to which MainSource or any MainSource Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of MainSource to perform under this Agreement. MainSource does not have Knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against MainSource or any MainSource Subsidiary that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on MainSource. Neither MainSource nor any MainSource Subsidiary is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to MainSource's Knowledge, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to MainSource's Knowledge, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

        5.11.    Compliance With Applicable Law.

          5.11.1.  Each of MainSource and each MainSource Subsidiary is currently in compliance with, and since January 1, 2010, has been in compliance with, all federal, state, local, or foreign statutes, laws, regulations, ordinances, rules, judgments, restrictions or requirements, orders or decrees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither MainSource nor any MainSource Subsidiary has received any written notice to the contrary. The Board of Directors of MainSource Bank has adopted and MainSource Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

          5.11.2.  Each of MainSource and each MainSource Subsidiary has and holds all material permits, licenses, franchises, certificates, authorizations, orders and approvals necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect. To the Knowledge of MainSource, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

          5.11.3.  Neither MainSource nor any MainSource Subsidiary has received any written notification or, to the Knowledge of MainSource, any other communication from any Bank Regulator: (i) asserting that MainSource or any MainSource Subsidiary is not in material compliance with any statutes, regulations or ordinances; (ii) threatening to revoke any license, franchise, permit or governmental authorization relating to MainSource or any MainSource Subsidiary; (iii) requiring or threatening to require MainSource or any MainSource Subsidiary, or indicating that MainSource or any MainSource Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority restricting or limiting, or purporting to restrict or limit, in any material respect the operations of MainSource or any MainSource Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of MainSource or any MainSource Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither MainSource nor any MainSource Subsidiary has consented to or entered into any currently effective Regulatory Agreement or has adopted any policies, procedures or board resolutions at the request or suggestion of any Bank Regulator or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the MainSource Disclosure Schedule (a "MainSource Regulatory Agreement"), nor has MainSource or any

  MainSource Subsidiary been advised by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such MainSource Regulatory Agreement. The most recent regulatory rating given to MainSource Bank as to compliance with the CRA is "Satisfactory."

          5.11.4.  Neither MainSource nor any MainSource Subsidiary has been advised in writing of any supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

          5.11.5.  All of the existing offices and branches of MainSource Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. MainSource Bank has no approved but unopened offices or branches.

        5.12.    Employee Benefit Plans.

          5.12.1  [intentionally omitted]

          5.12.2  To the Knowledge of MainSource, each employment, change in control, severance agreement or arrangement, consulting agreements, bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans and all other material benefit practices, policies and arrangements maintained by MainSource or any MainSource Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "MainSource Compensation and Benefit Plans") has been operated and administered in all material respects in accordance with its terms and, in all material respects, with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each MainSource Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination or opinion letter from the IRS, or is entitled to rely on a determination letter issued to the sponsor or a master or prototype plan, and MainSource is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination or opinion letter. There is no material pending or, to the Knowledge of MainSource, threatened action, suit or claim relating to any of the MainSource Compensation and Benefit Plans (other than routine claims for benefits). Neither MainSource nor any MainSource Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any MainSource Compensation and Benefit Plan that would reasonably be expected to subject MainSource or any MainSource Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          5.12.3  Except as set forth in MainSource Disclosure Schedule 5.12.3, no liability under Title IV of ERISA has been incurred by MainSource or any MainSource Subsidiary with respect to any

  MainSource Compensation and Benefit Plan which is subject to Title IV of ERISA ("MainSource Pension Plan") currently or formerly maintained by MainSource or any entity which is considered one employer with MainSource under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "MainSource ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and, to the Knowledge of MainSource, no condition exists that presents a material risk to MainSource or any MainSource ERISA Affiliate of incurring a liability under such Title. No MainSource Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each MainSource Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such MainSource Pension Plan as of the end of the most recent plan year with respect to the respective MainSource Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such MainSource Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither MainSource nor any MainSource ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA. Neither MainSource, nor, to the Knowledge of MainSource, any MainSource ERISA Affiliate, nor any MainSource Compensation and Benefit Plan, including any MainSource Pension Plan, nor any trust created thereunder, nor, to the knowledge of MainSource, any trustee or administrator thereof has engaged in a transaction in connection with which MainSource, any MainSource ERISA Affiliate, and any MainSource Compensation and Benefit Plan, including any MainSource Pension Plan or any such trust or any trustee or administrator thereof, would reasonably be expected to be subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

          5.12.4  All material contributions required to be made under the terms of any MainSource Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations have been accrued on MainSource's consolidated financial statements to the extent required by and in accordance with GAAP. MainSource and each of its Subsidiaries has expensed and accrued as a liability the present value of future benefits under each applicable MainSource Compensation and Benefit Plan for financial reporting purposes in accordance with applicable laws and GAAP.

          5.12.5  [intentionally omitted].

          5.12.6  With respect to each MainSource Compensation and Benefit Plan, if applicable, MainSource has provided or made available to Cheviot Financial copies of the: (A) trust instruments and insurance contracts; (B) two most recent annual reports or IRS Form 5500; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

          5.12.7  Except as set forth in MainSource Disclosure Schedule 5.12.7, neither MainSource nor any MainSource Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          5.12.8  All deferred compensation plans, programs or arrangements for payment of "nonqualified deferred compensation" (as defined in Code Section 409A(d)(1)) have been in documentary compliance and have been operated in all respects in accordance with Section 409A of the Code and Treasury Regulations promulgated thereunder.

        5.13.    Environmental Matters.

          5.13.1.  To the Knowledge of MainSource, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including Participation Facilities and Other Real Estate Owned), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon MainSource or any MainSource Subsidiary. To the Knowledge of MainSource, no condition has existed or event has occurred with respect to such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to MainSource or any MainSource Subsidiary by reason of any Environmental Laws. During the past five (5) years, neither MainSource nor any MainSource Subsidiary has received any written notice from any Person or Governmental Entity that MainSource or any MainSource Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon MainSource or any MainSource Subsidiary.

          5.13.2.  There is no suit, written claim, action, demand, executive or administrative order, directive or proceeding pending or, to the Knowledge of MainSource, threatened, before any court, governmental agency or other forum against MainSource or any MainSource Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by MainSource or any MainSource Subsidiary (including Participation Facilities and Other Real Estate Owned).

        5.14.    Loan Portfolio.

        The reserves, and the allowance for loan and lease losses and the carrying value for real estate owned reflected in the MainSource Financial Statements as of September 30, 2015 was, and that reflected in the MainSource Financial Statements for periods ending after September 30, 2015 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

        5.15.    Antitakeover Provisions Inapplicable.

        The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of the State of Indiana, including the provisions of the IBCL applicable to MainSource.

        5.16.    Risk Management Arrangements.

        All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MainSource's own account, or for the account of one or more of MainSource's Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of MainSource and each MainSource Subsidiary, with counterparties believed to be financially responsible at the time; and to the Knowledge of MainSource and the applicable

MainSource Subsidiary, each of them constitutes the valid and legally binding obligation of MainSource or such MainSource Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither MainSource nor any MainSource Subsidiary, nor to the Knowledge of MainSource any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

        5.17.    Brokers, Finders and Financial Advisors.

        Neither MainSource nor any MainSource Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder, financial advisor, or other person acting on behalf of MainSource under any authority of MainSource in connection with the transactions contemplated by this Agreement, or incurred or will incur any liability or commitment for any fees, commissions, or any other form of compensation or payment to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Boenning & Scattergood, Inc. by MainSource and the fee payable pursuant thereto.

        5.18.    MainSource Common Stock.

        The shares of MainSource Common Stock to be issued pursuant to this Agreement, have been reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

        5.19.    Available Funds.

        MainSource or any MainSource Subsidiary has access to and, immediately prior to the Effective Time, MainSource will have cash, sufficient to pay or cause to be deposited into the Exchange Fund, the aggregate amount of cash as required pursuant to Section 3.3.

        5.20.    Trust Accounts.

        MainSource and any MainSource Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither MainSource nor any MainSource Subsidiary, nor, to the Knowledge of MainSource, any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account or the records for each such fiduciary account.

        5.21.    Ownership of Cheviot Financial Shares.

        As of the date hereof, neither MainSource, nor, to the Knowledge of MainSource, or any of its Affiliates, (i) beneficially owns, directly or indirectly, any shares of Cheviot Financial Common Stock, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of Cheviot Financial Common Stock, (iii) is not now, nor at any time within the last three years, has been, an "interested stockholder", as such term is defined in Section 3-601 of the MGCL.

        5.22.    Accuracy of Statements Made and Materials Provided to Cheviot Financial.

        No representation, warranty or other statement made, or any information provided, by MainSource in this Agreement or in the MainSource Disclosure Schedule (and any update thereto), and no written information that has been or will be provided by MainSource with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to Cheviot Financial's stockholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or in the proxy statement-prospectus, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by MainSource with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by Cheviot Financial specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

ARTICLE VI
COVENANTS OF CHEVIOT FINANCIAL

        6.1.    Conduct of Business.

          6.1.1.    Affirmative Covenants.    During the period from the date of this Agreement to the Effective Time, except with the written consent of MainSource, which consent will not be unreasonably withheld, conditioned or delayed, Cheviot Financial will, and it will cause each Cheviot Financial Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; provided, however that the forgoing shall not be deemed to require Cheviot Financial to take any action which would otherwise violate any other provision of this Agreement.

          6.1.2.    Negative Covenants.    Cheviot Financial agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in Cheviot Financial Disclosure Schedule 6.1.2, or consented to by MainSource in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the Cheviot Financial Subsidiaries not to:

            (A)  change or waive any provision of its Articles of Incorporation, Charter, or Bylaws, as the case may be;

            (B)  change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding Cheviot Financial Stock Options, which is permitted at any time prior to the Effective Time), issue any shares of Cheviot Financial Common Stock that are held as "treasury shares" as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Cheviot Financial Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend (other than the declaration and payment by Cheviot Financial of a regular quarterly cash dividend of no more than $0.10 per share with payment and record dates consistent with past practice, provided that the declaration of the last quarterly dividend by Cheviot Financial prior to the Effective Time and the payment thereof shall be coordinated with MainSource so that holders of Cheviot Financial Common Stock do not receive dividends on both Cheviot Financial Common Stock and MainSource Common Stock received in the Merger during such quarter) or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; provided, however, that (1) Cheviot Financial may permit the vesting of awards previously made under the Cheviot Financial Stock Plans and may permit (a) holders of Cheviot Financial Restricted Shares to elect to tender or surrender Cheviot Financial Common Stock to Cheviot Financial as payment of any tax withholding obligation of Cheviot Financial in connection with the vesting of Cheviot Financial Restricted Shares, and (b) holders of Cheviot Financial Stock Options to elect to tender Cheviot Financial Common Stock or have Cheviot Financial withhold common shares from the Cheviot Financial Stock Option as payment of the exercise price and any tax withholding obligations of Cheviot Financial in connection with an exercise of such Cheviot Financial Stock Options, and (2) any Cheviot Financial Subsidiary may pay dividends to its parent company (as permitted under applicable law and regulations);

            (C)  enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) involving amounts in excess of $50,000, except in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

            (D)  make application for the opening or closing of any, or open or close any, branch or automated banking facility;

            (E)  grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required by applicable law, (ii) pursuant to commitments existing on the date hereof and as set forth on Cheviot Financial Disclosure Schedules 4.9.1 or 4.13.1, as well as the renewal of agreements set forth on Cheviot Financial Disclosure Schedules 4.9.1 and 4.13.1, (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, (iv) the payment of bonuses for the year ending December 31, 2015, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice and (v) to amend the Cheviot Financial 401(k) Plan to permit the deferral of severance and/or termination-related compensation. It is understood and agreed to that Cheviot Financial and the Cheviot Financial Subsidiaries may pay cash bonuses to employees for the year ended December 31, 2015 in an amount not to exceed $120,000. Neither Cheviot Financial nor any Cheviot Financial Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000, except that Cheviot Financial may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

            (F)  enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

            (G)  merge or consolidate Cheviot Financial or any Cheviot Financial Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Cheviot Financial or any Cheviot Financial Subsidiary; or make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Cheviot Financial, or any Cheviot Financial Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities;

            (H)  sell or otherwise dispose of the capital stock of Cheviot Financial or sell or otherwise dispose of any asset of Cheviot Financial or of any Cheviot Financial Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of Cincinnati, subject any asset of Cheviot Financial or of any Cheviot Financial Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

            (I)   take any action that would result in any of the representations and warranties of Cheviot Financial set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

            (J)   change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or any Bank Regulator responsible for regulating Cheviot Financial;

            (K)  except as provided for under paragraph (W) hereof, waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Cheviot Financial or any Cheviot Financial Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

            (L)  purchase or sell any equity securities, or purchase or sell any security for its investment portfolio inconsistent with Cheviot Financial's or any Cheviot Financial Subsidiary's current investment policy other than investments in FHLB stock required under applicable law or regulations;

            (M) (1) renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a "Loan" and collectively, "Loans") to any Person if the Loan is an existing credit on the books of Cheviot Financial or any Cheviot Financial Subsidiary and (y) is, or in accordance with bank regulatory definitions should be, classified as "Substandard," "Doubtful" or "Loss," or (z) such Loan is in an amount in excess of $100,000 and is, or in accordance with bank regulatory definitions should be, classified as "special mention"; (2) make, renew or otherwise modify any Loan or Loans if immediately after making a Loan or Loans, such Person would be directly indebted to Cheviot Financial or any Cheviot Financial Subsidiary in an aggregate amount in excess of $750,000; (3) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied one- to four-family residence with a principal balance in excess of $417,000; (4) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1- to 4-family residence with loan-to-value ratios of greater than 80% without private mortgage insurance; (5) make, renew or otherwise modify any Loan which does not conform with Cheviot Financial's credit policy and procedures, is in excess of $250,000 and exceeds 120 days to maturity (notice to MainSource of such proposed Loan shall set forth, with specificity, the manner in which such Loan does not conform to Cheviot Financial's credit policy and procedures); or (6) make any Loan or Loans that constitute an exception to the loan-to-value standards for real estate lending established pursuant to 12 C.F.R. Part 365; provided that MainSource shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this Section 6.1.2(M) if MainSource does not object to any such proposed loan within five business days of receipt by MainSource of a request by Cheviot Financial to exceed such limit along with all financial or other data that MainSource may reasonably request in order to evaluate such loan;

            (N)  enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, or a deposit transaction) with any Affiliate; provided that MainSource shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if MainSource does not object to any such proposed renewal, extension or modification within five business days of receipt by MainSource of a request by Cheviot Financial to renew, extend or modify such a transaction along with all financial or other data that MainSource may reasonably request in order to evaluate the same;

            (O)  except for residential lending secondary market activities in the ordinary course of business consistent with past practice, enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

            (P)   except for the execution of this Agreement and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

            (Q)  make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect, except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles, or by a Bank Regulator;

            (R)  except for the execution of this Agreement and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Cheviot Financial Compensation and Benefit Plan;

            (S)   make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

            (T)  purchase or otherwise acquire, or sell or otherwise dispose of, any assets (other than Other Real Estate Owned) or incur any liabilities other than in the ordinary course of business consistent with past practices and policies (other than liabilities that relate solely to accruals with respect to loss contingencies within the meaning of ASC 450);

            (U)  sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate, (ii) indirect automobile loans, or (iii) SBA guaranteed loans, in each case the sales of which that are consistent with past practice) unless MainSource Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

            (V)  undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Cheviot Financial of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

            (W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than where such settlement is fully covered by insurance (other than the payment of an applicable deductible), and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

            (X)  foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern in violation of Environmental Law;

            (Y)  issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with MainSource and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of MainSource (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of MainSource (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

            (Z)  agree to do any of the foregoing.

        6.2.    Current Information.

          6.2.1.  Except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, during the period from the date of this Agreement to the Effective Time, Cheviot Financial will cause one or more of its Representatives to confer with representatives of MainSource and report the general status of its ongoing operations at such times as MainSource may reasonably request. Cheviot Financial will promptly notify MainSource of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Cheviot Financial or any Cheviot Financial Subsidiary. Any information provided pursuant to this Section 6.2.1 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

          6.2.2.  Cheviot Financial and MainSource Bank shall meet on a regular basis to discuss and plan for the conversion of Cheviot Financial's data processing and related electronic informational systems to those used by MainSource Bank, which planning shall include, but not be limited to: discussion of the possible termination by Cheviot Financial of third-party service provider arrangements effective at the Effective Time or at a date thereafter; non-renewal of personal property leases and software licenses used by Cheviot Financial in connection with its systems operations; retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Cheviot Financial shall not be obligated to take any such action prior to the Effective Time and, unless Cheviot Financial otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Cheviot Financial takes, at the request of MainSource Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any fees, expenses or charges, MainSource Bank shall pay any such fees, expenses and charges directly to such third parties, and shall indemnify Cheviot Financial for the costs of taking any action to facilitate the conversion process.

          6.2.3.  Cheviot Financial shall provide MainSource, substantially contemporaneously with the delivery to the Board of Directors of Cheviot Financial of the materials for the monthly board meeting (other than materials which Cheviot Financial is not required to make available to MainSource pursuant to Section 6.3.1 of this Agreement), a written list of nonperforming assets as of the prior month end (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, "Troubled Debt Restructuring by Creditors," as updated by Accounting Standards Update 2011-02", (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) impaired loans). On a monthly basis, Cheviot Financial shall provide MainSource with a copy if its month-end loan trial balance and a schedule of all chargeoffs or activity in its loan loss reserves.

          6.2.4.  Cheviot Financial shall promptly inform MainSource, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Cheviot Financial or any Cheviot Financial Subsidiary under any labor or employment law.

        6.3.    Access to Properties and Records.

          6.3.1.  Subject to Section 12.1 hereof, Cheviot Financial shall permit MainSource reasonable access upon reasonable notice to its properties and those of the Cheviot Financial Subsidiaries, and shall disclose and make available to MainSource during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Cheviot Financial reasonably determines should be treated as confidential) and stockholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which MainSource may have a reasonable interest; provided, however, that Cheviot Financial shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Cheviot Financial's reasonable judgment, would interfere with the normal conduct of Cheviot Financial's business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to MainSource is prohibited by law or regulation. Cheviot Financial shall provide and shall request its auditors to provide MainSource with such historical financial information regarding it (and related audit reports and consents) as MainSource may reasonably request for Securities Law disclosure purposes. MainSource shall use commercially reasonable efforts to minimize any interference with Cheviot Financial's regular business operations during any such access to Cheviot Financial's property, books and records.

          6.3.2.  Cheviot Financial shall permit MainSource, at MainSource's expense, to cause a "Phase I Environmental Site Assessment" (the "Phase I") (in conformance with American Society for Testing Materials ("ASTM") Standard 1527-13, as amended) to be performed at each branch office and other properties owned by Cheviot Financial, and, to the extent permitted by any lease governing Cheviot Financial's lease of any branch, at each branch leased by Cheviot Financial, at any time prior to the Closing Date. To the extent such Phase I identifies a "Recognized Environmental Condition" (as such term is defined by the ASTM) then MainSource may perform, if MainSource determines to do so, a phase II or similar invasive, investigative study. If a Phase II is to be performed at a branch which Cheviot Financial leases and the landlord pursuant to the applicable lease has not consented to such Phase II, Cheviot Financial will use its commercially reasonable efforts (at no cost to Cheviot Financial) to obtain such landlord consent. If a Phase II is to be performed at a branch which Cheviot Financial leases and the landlord pursuant to the applicable lease has consented to a Phase II then Cheviot Financial will use its commercially reasonable efforts (at no cost to Cheviot Financial) to provide notice to the landlord if required under the lease. Prior to performing any Phase II, MainSource will provide Cheviot Financial with a copy of its proposed work plan and MainSource will cooperate in good faith with Cheviot Financial to address any comments or suggestions made by Cheviot Financial regarding the work plan. MainSource and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Cheviot Financial's operation of its business, and MainSource shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. MainSource shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by MainSource.

          6.3.3.  Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall MainSource have access to any information that, based on advice of Cheviot Financial's counsel, would (a) reasonably be expected to waive any material legal privilege, (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of Cheviot Financial with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by MainSource, Cheviot Financial has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. Further, MainSource shall not have access to information that relates to the Merger or an Acquisition Proposal. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of Cheviot Financial or such Person or Persons as may be designated by Cheviot Financial. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

        6.4.    Financial and Other Statements.

          6.4.1.  Promptly upon receipt thereof, Cheviot Financial will furnish to MainSource copies of each annual, interim or special internal or external audit of the books of Cheviot Financial and each Cheviot Financial Subsidiary made by Cheviot Financial, its independent auditors or other auditors, and copies of all internal control reports submitted to Cheviot Financial by auditors in connection with each annual, interim or special internal or external audit of the books of Cheviot Financial and the Cheviot Financial Subsidiaries made by its auditors.

          6.4.2.  Cheviot Financial will furnish to MainSource copies of all documents, statements and reports as it or any Cheviot Financial Subsidiary shall send to its stockholders, the SEC, the FDIC, the Ohio Division, or any other Governmental Entity or Bank Regulator, except as legally prohibited thereby.

          6.4.3.  Cheviot Financial will advise MainSource promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Cheviot Financial or any Cheviot Financial Subsidiary.

          6.4.4.  With reasonable promptness, Cheviot Financial will furnish to MainSource such additional financial data that Cheviot Financial possesses and as MainSource may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

        6.5.    Maintenance of Insurance.

        Cheviot Financial shall maintain, and cause the Cheviot Financial Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

        6.6.    Disclosure Supplements.

        From time to time prior to the Effective Time, Cheviot Financial will promptly supplement or amend the Cheviot Financial Disclosure Schedule in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Cheviot Financial Disclosure Schedule or which is necessary to correct any information in such Cheviot Financial Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Cheviot Financial Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

        6.7.    Consents and Approvals of Third Parties; Proxy Solicitor.

        Cheviot Financial shall use all commercially reasonable efforts, and shall cause each Cheviot Financial Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Cheviot Financial may utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

        6.8.    All Reasonable Efforts.

        Subject to the terms and conditions herein provided, Cheviot Financial agrees to use, and agrees to cause each Cheviot Financial Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        6.9.    Failure to Fulfill Conditions.

        In the event that Cheviot Financial determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify MainSource.

        6.10.    No Solicitation.

          6.10.1.  Cheviot Financial shall not, and shall cause the Cheviot Financial Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the "Cheviot Financial Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than MainSource) any information or data with respect to Cheviot Financial or any of the Cheviot Financial Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Cheviot Financial is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Cheviot Financial or any Cheviot Financial Representative, whether or not such Representative is so authorized and whether or not such Cheviot Financial Representative is purporting to act on behalf of Cheviot Financial or otherwise, shall be deemed to be a breach of this Agreement by Cheviot Financial. Cheviot Financial and Cheviot Financial Subsidiaries shall, and shall cause each of the Cheviot Financial Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

        For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from MainSource), made by a third party, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) any transaction or series of transactions, including by way of merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction, involving Cheviot Financial or any of the Cheviot Financial Subsidiaries and representing, in the aggregate, twenty-five percent (25%) or more of the assets of Cheviot Financial and the Cheviot Financial Subsidiaries on a consolidated basis; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Cheviot Financial or any of the Cheviot Financial Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Cheviot Financial and the Cheviot Financial Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the total voting power of Cheviot Financial or any of the Cheviot Financial Subsidiaries in the election of directors; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of the total voting power of Cheviot Financial or any of the Cheviot Financial Subsidiaries in the election of directors; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

          6.10.2.  Notwithstanding Section 6.10.1, Cheviot Financial may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) Cheviot Financial has received a bona fide unsolicited written Acquisition Proposal prior to the Cheviot Financial Stockholders Meeting that did not result from a breach of this Section 6.10; (ii) the Cheviot Financial Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) Cheviot Financial has provided MainSource with at least one (1) Business Day's prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Cheviot Financial or any of the Cheviot Financial Subsidiaries or otherwise relating to an Acquisition Proposal, Cheviot Financial receives from such Person a confidentiality agreement with terms no less favorable to Cheviot Financial than those contained in the Confidentiality Agreement. Cheviot Financial shall promptly (within one (1) hour) provide to MainSource any non-public information regarding Cheviot Financial or the Cheviot Financial Subsidiaries provided to any other Person that was not previously provided to MainSource.

        For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Cheviot Financial Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of at least fifty percent (50%) of the issued and outstanding shares of Cheviot Financial Common Stock or all, or substantially all, of the assets of Cheviot Financial and the Cheviot Financial Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Cheviot Financial Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Cheviot Financial stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, the percentage of the outstanding Cheviot Financial Common Stock proposed to be acquired, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Cheviot Financial stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal; provided that, for the purposes of the definition of Superior Proposal, the references to twenty-five percent (25%) in the definition of Acquisition Proposal shall be fifty percent (50%).

          6.10.3.  Cheviot Financial shall promptly (and in any event within twenty-four (24) hours) notify MainSource in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Cheviot Financial or any Cheviot Financial Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). Cheviot Financial agrees that it shall keep MainSource informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

          6.10.4.  Subject to Section 6.10.5, neither the Cheviot Financial Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to MainSource in connection with the transactions contemplated by this Agreement (including the Merger), the Cheviot Financial Recommendation (as defined in Section 8.1.1), or make any statement, filing or release, in connection with the Cheviot Financial Stockholders Meeting or otherwise, inconsistent with the Cheviot Financial Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Cheviot Financial Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Cheviot Financial or any of the Cheviot Financial Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (B) requiring Cheviot Financial to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

          6.10.5.  Notwithstanding Section 6.10.4, at any time prior to the approval of the Merger at the Cheviot Financial Stockholders Meeting, the Cheviot Financial Board of Directors may approve or recommend to the stockholders of Cheviot Financial a Superior Proposal and withdraw, qualify or modify the Cheviot Financial Recommendation in connection therewith (an "Cheviot Financial Subsequent Determination") after the fifth (5th) Business Day following MainSource's receipt of a notice (the "Notice of Superior Proposal") from Cheviot Financial advising MainSource that the Cheviot Financial Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that Cheviot Financial shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Cheviot Financial proposes to accept and the subsequent notice period shall be five (5) business days) if, but only if, (i) the Cheviot Financial Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to Cheviot Financial's stockholders under applicable law, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by MainSource since its receipt of such Notice of Superior Proposal (provided, however, that MainSource shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Cheviot Financial Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Cheviot Financial Recommendation or the making of a Cheviot Financial Subsequent Determination by the Cheviot Financial Board of Directors shall not change the approval of the Cheviot Financial Board of Directors for purposes of causing any applicable "moratorium," "control share," "fair price," "takeover," "interested stockholder" or similar law to be inapplicable to this Agreement and the Cheviot Financial Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

        6.11.    Board of Directors and Committee Meetings.

        Beginning on the date of this Agreement, Cheviot Financial shall permit representatives of MainSource or MainSource Bank (no more than two) to receive notice of and to attend any meeting of its Board of Directors and all committees of Cheviot Financial and each Cheviot Financial Subsidiary, including, without limitation, the Executive and Loan Committees, as an observer, subject to the Confidentiality Agreement, provided that Cheviot Financial shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Cheviot Financial or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of MainSource or MainSource Bank, or (ii) that Cheviot Financial would not be required to disclose under Section 6.3.3 hereof.

        6.12.    Employee Benefits.

        Neither the terms of Section 7.6 hereof nor the provision of any employee benefits by MainSource or any of its Subsidiaries to employees of Cheviot Financial or any of its Subsidiaries shall, except as specifically set forth therein: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Cheviot Financial or any of its Subsidiaries; or (b) prohibit or restrict MainSource or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

        6.13.    Cheviot Financial 401(k) Plan.

        No later than the day prior to the Effective Time, and subject to the occurrence of the Effective Time, Cheviot Financial shall cause to be adopted prior to the Effective Time resolutions of the Board of Directors of Cheviot Financial and any necessary amendments to terminate the Cheviot Financial 401(k) Plan immediately prior to the Effective Time and cease all contributions to the Cheviot Financial 401(k) Plan maintained or sponsored by Cheviot Financial or Cheviot Savings Bank, and to prohibit the entry of new participants to the Cheviot Financial 401(k) Plan as of the day preceding the Closing Date. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of MainSource, which shall not be unreasonably withheld. Cheviot Financial shall deliver to MainSource an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Cheviot Financial and shall fully comply with such resolutions and any necessary amendments. Notwithstanding the foregoing, and in all events, MainSource will allow Continuing Employees to rollover their Cheviot Financial 401(k) Plan account balances (including any plan loans) to the MainSource KSOP and, if necessary, MainSource will make any amendments to the MainSource KSOP Plan to effectuate such rollovers.

        6.14.    Cheviot Financial ESOP.

        Cheviot Financial and Cheviot Savings Bank shall, effective no later than immediately prior to, and contingent upon, the Effective Time (the "ESOP Termination Date"), adopt such necessary resolutions and or amendments to the Cheviot Financial ESOP, the Cheviot Financial ESOP trust, the ESOP Term Loan Agreement by and between the Cheviot Financial Corp. Employee Stock Ownership Plan Trust and Cheviot Financial Corp. dated as of January 18, 2012, the ESOP Term Note dated as of January 18, 2012 and the Pledge and Security Agreement dated as of January 18, 2012 (collectively, the "ESOP Loan"), to (i) direct the Cheviot Financial ESOP trustee to deliver a sufficient number of unallocated shares of Cheviot Financial Common Stock held in the Cheviot Financial's ESOP's Suspense Account (as defined in the Cheviot Financial ESOP) to Cheviot Financial to repay any outstanding ESOP Loan at the Effective Time, (ii) provide for treatment of all remaining shares of Cheviot Financial Common Stock held in the Cheviot Financial ESOP trust in accordance with Section 3.1 of this Agreement, and (iii) provide that no new participants shall be admitted to the Cheviot Financial ESOP on or after the ESOP Termination Date. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of MainSource, which shall not be unreasonably withheld. Cheviot Financial shall deliver to MainSource an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Cheviot Financial and shall fully comply with such resolutions and any necessary amendments. The accounts of all participants and beneficiaries in the ESOP as of the ESOP Termination Date shall become fully vested as of the ESOP Termination Date. Any unallocated shares of Cheviot Financial Common Stock held in the Cheviot Financial ESOP's Suspense Account after repayment of the ESOP Loan shall be converted into Merger Consideration and shall be allocated as earnings to the accounts of Cheviot Financial ESOP participants who are employed as of the ESOP Termination Date based on their account balances under the Cheviot Financial ESOP as of the ESOP Termination Date. As soon as practicable after the date of this Agreement, Cheviot Financial shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Cheviot Financial ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Cheviot Financial ESOP upon its termination, the account balances in the Cheviot Financial ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. MainSource agrees to permit Cheviot Financial ESOP participants who become employees of MainSource or MainSource Subsidiaries to roll over their account balances in the Cheviot Financial ESOP to the MainSource KSOP.

        6.15.    Disposition Welfare Benefit and Code Section 125 Plans.

        All welfare benefit (health, dental/vision, life/accidental death and dismemberment and long term disability), and Code Section 125, or "cafeteria," plans currently sponsored by Cheviot Financial shall continue as separate plans after the Effective Time, until such time as MainSource determines, in its sole discretion, that it will terminate any or all of such plans.

        As of the Effective Time Cheviot Financial shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to MainSource and to provide MainSource all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist MainSource in the administration of such plans.

        From the date of this Agreement through the Effective Time, Cheviot Financial shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under Cheviot Financial's fully insured welfare benefit plans; (iii) accrue, as an expense, in accordance with past practice, monthly amounts to be used to satisfy claims under any self-insured welfare benefit plan and (iii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from their compensation.

        As of the date of any future termination of the Cheviot Financial cafeteria plan, the balances in any health and dependent care flexible spending accounts thereunder shall be transferred to the MainSource cafeteria plan, and the benefit and compensation deferral elections in effect at that time shall be continued under the MainSource cafeteria plan, subject to subsequent changes as provided in the MainSource plan. All benefit payments related to the transferred balances shall be made in accordance with the MainSource cafeteria plan.

        6.16.    Nonqualified Plans.

        Cheviot Financial or any Subsidiary, as applicable, shall terminate each nonqualified deferred compensation arrangement set forth on Cheviot Financial Disclosure Schedule 6.16 in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B) effective on the day immediately prior to the Effective Time. The manner of calculation of such payments is set forth on Cheviot Financial Disclosure Schedule 6.16, The form and substance of any resolutions and any necessary amendments shall be subject to the review and approval of MainSource, which shall not be unreasonably withheld. Cheviot Financial shall deliver to MainSource an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Cheviot Financial and shall fully comply with such resolutions and any necessary amendments. Benefits under the arrangements will be distributed at the Effective Time.

        6.17.    Cheviot Financial Incentive Plans.

        Cheviot Financial or any Subsidiary shall continue all incentive and/or bonus plans through the Closing Date. A prorated portion of incentive or bonus compensation based on performance of prorated achievement of performance metrics under those plans as of the Closing Date shall be paid in a lump sum no later than the day immediately prior to the Closing Date, unless historically the incentive or bonus compensation has been paid sooner, in which case it will be paid at the same time as historical practice. Effective on the day immediately prior to the Effective Time, employees of Cheviot Financial or any Subsidiary who are covered by an incentive and/or bonus plan will continue to be covered by either a Cheviot Financial or Subsidiary incentive or bonus plan, or a MainSource or MainSource subsidiary incentive or bonus plan, as determined by MainSource in its sole discretion. To the extent MainSource determines not to cover any Cheviot Financial or Subsidiary employee under a Cheviot Financial or Subsidiary incentive or bonus plan, that plan will be terminated effective as of the later of the date of such determination or the day immediately prior to the Effective Time.

        6.18.    Code Section 280G Parachute Payments.

        As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), Cheviot Financial, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual," as such terms are defined in Code Section 280G.

        6.19.    Cheviot Financial Stock Plans.

        From and after the date of this Agreement, Cheviot Financial shall not award any additional equity grants or awards of any kind under any of the Cheviot Financial Stock Plans or under any other arrangement. Prior to the Effective Time, Cheviot Financial shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the Cheviot Financial Stock Plans to permit the cashout of each outstanding Stock Option into cash as provided in Section 3.5.1. Cheviot Financial shall take action prior to the Effective Time to cause the freezing and/or termination of the Cheviot Financial Stock Plans, as applicable, immediately after payment of Options as provided in Section 3.5.1.

        6.20.    Change in Control Agreements.

        Cheviot Financial shall take action to amend the change in control agreements listed on MainSource Disclosure Schedule 6.20 to include a commercially reasonable non-solicitation clause. Cheviot Financial shall also amend the change in control agreements listed on MainSource Disclosure Schedule 6.20 to provide that in no event may an "excess parachute payment" under Code Section 280G be paid under such agreements.

        6.21.    Rule 16b-3.

        Cheviot Financial shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of Cheviot Financial (including derivative securities) or acquisitions of equity securities of MainSource in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII
COVENANTS OF MAINSOURCE

        7.1.    Conduct of Business.

        During the period from the date of this Agreement to the Effective Time, except with the written consent of Cheviot Financial, which consent will not be unreasonably withheld, conditioned or delayed, MainSource will, and it will cause each MainSource Subsidiary to, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; provided, however that the forgoing shall not be deemed to require MainSource to take any action which would otherwise violate any other provision of this Agreement

        7.2.    Disclosure Supplements.

        From time to time prior to the Effective Time, MainSource will promptly supplement or amend the MainSource Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such MainSource Disclosure Schedule or which is necessary to correct any information in such MainSource Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such MainSource Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

        7.3.    Consents and Approvals of Third Parties.

        MainSource shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        7.4.    All Reasonable Efforts.

        Subject to the terms and conditions herein provided, MainSource agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. MainSource shall not, and shall not permit any MainSource Subsidiary to, take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede, or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        7.5.    Failure to Fulfill Conditions.

        In the event that MainSource determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify Cheviot Financial.

        7.6.    Employee Benefits; Advisory Board.

          7.6.1  Except as forth in Cheviot Financial Disclosure Schedule 7.6.1 or as otherwise provided in Sections 6.13 through 6.17 or this Section 7.6.1 of this Agreement, as of or after the Effective Time, and at MainSource's election and subject to the requirements of the Code, the Cheviot Financial Compensation and Benefit Plans may continue to be maintained separately, consolidated, frozen or terminated. If reasonably requested by MainSource in writing not later than ten (10) days before the Closing Date and provided that MainSource has indicated in writing that the conditions to its obligations set forth in Section 9.2 hereof have been satisfied or waived, Cheviot Financial shall take such steps within its power to effectuate a freeze or termination of any Cheviot Financial Compensation and Benefit Plan as of the day immediately prior to the Effective Time, and contingent upon the Effective Time, provided that the Cheviot Financial Compensation and Benefit Plan can be frozen or terminated within such period under the terms of such plan and any applicable laws and regulations. In the event of a consolidation of any or all of such plans or in the event of termination of any Cheviot Financial Compensation and Benefit Plan, except as otherwise set forth in this Section 7.6.1, employees of Cheviot Financial or Cheviot Savings Bank who continue as employees of MainSource or MainSource Bank after the Effective Time ("Continuing Employees") shall be eligible to participate in any MainSource Bank employee plan of similar character immediately upon such consolidation or as of the first entry date coincident with or immediately following such termination. Continuing Employees shall receive credit for service with Cheviot Financial or Cheviot Savings Bank (including service with any company acquired by Cheviot Financial or Cheviot Savings Bank) for purposes of determining eligibility and vesting but not for purposes of accruing or computing benefits under any similar existing MainSource benefit plan. MainSource shall provide Continuing Employees with compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by MainSource to similarly situated employees of MainSource. After the Effective Time, Cheviot Financial's PTO policy shall terminate and all Continuing Employees shall be subject to MainSource's PTO policy. MainSource will not credit Continuing Employees with any accrued but unused vacation or sick time under the Cheviot Financial PTO policy as of the Effective Time. Cheviot Financial will be responsible for paying out any accrued but unused PTO and vacation time as of the day prior to the Effective Time. Continuing Employees will begin accruing paid time off under MainSource's PTO policy as of the Effective Time. This Agreement shall not be construed to limit the ability of MainSource or MainSource Bank to terminate the employment of any Cheviot Financial employee or the employee of any Cheviot Financial Subsidiary or to review any Cheviot Financial Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

          7.6.2  MainSource shall honor the contractual terms of all employment, consulting, change in control, severance and other agreements and plans listed on Cheviot Financial Disclosure Schedule 4.13.8, except to the extent, with the written consent of the affected parties, any such agreement or plan is amended, revised, superseded, renewed or terminated as of, or following, the Effective Time of the Bank Merger. Cheviot Financial shall, prior to the Effective Time, use its reasonable efforts to obtain from each of the individuals named in Cheviot Financial Disclosure Schedule 7.6.2 a settlement agreement, with the terms set forth on Cheviot Financial Disclosure Schedule 7.6.2, setting forth the method in which his or her rights under the specified programs will be settled (the amount of each such payment to be limited to the amounts specified in Cheviot Financial Disclosure Schedule 7.6.2) in the event such individuals are entitled to payment or benefits (each a "Settlement Agreement"). MainSource shall make the payments required under the employment, change in control, Settlement Agreement, or similar agreements.

          7.6.3  Except for the individuals covered by employment or change in control agreements, those employees of Cheviot Financial or its Subsidiaries as of the Effective Time whom MainSource or its subsidiaries elect not to employ after the Effective Time or employ but then terminate within six months after the Effective Time or voluntarily resigns employment due to an involuntary relocation of an individual's principal place of employment to a location which is more than twenty-five (25) miles from the employee's principal place of employment immediately prior to the Effective Time ("Separated Employees") shall be entitled to severance benefits equal to two weeks of pay for each year of service, subject to a minimum package equal to four weeks of pay and a maximum package equal to 26 weeks of pay. After six months after the Effective Time, all Continuing Employees (except for individuals who are then party to an employment agreement, change in control agreement, severance or similar agreement as described in Section 7.6.2) shall be entitled to severance benefits equal to those provided by MainSource from time to time to its employees ("MainSource Severance Plan"). For purposes of determining each Continuing Employee's length of service, each Continuing Employee shall receive credit for years of service with Cheviot Financial or its subsidiaries, or their predecessors. Nothing in this Section shall be deemed to limit or modify MainSource's at-will employment policy.

          7.6.4  In the event of any termination of any Cheviot Financial health plan or consolidation of any such plan with any MainSource or MainSource Bank health plan, MainSource shall make available to Continuing Employees and their eligible dependents employer-provided health coverage on the same basis as it provides such coverage to MainSource employees. Unless a Continuing Employee affirmatively terminates coverage under a Cheviot Financial health plan prior to the time that such Continuing Employee becomes eligible to participate in the MainSource health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Cheviot Financial health plans prior to the time such Continuing

  Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of MainSource and their dependents.

          Until the Effective Time, Cheviot Financial or a Cheviot Financial Subsidiary, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA for eligible employees who incur a qualifying event before the Effective Time. MainSource or a MainSource Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Cheviot Financial or a Cheviot Financial Subsidiary who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Cheviot Financial or Cheviot Financial Subsidiary who incurs a qualifying event before the Effective Time.

          7.6.5  MainSource agrees to take all such actions related to the Cheviot Financial 401(k) Plan as stated in Section 6.12 and related to the Cheviot Financial ESOP as stated in Section 6.13 of this Agreement. As of the Effective Time, subject to applicable law and the requirements of the MainSource KSOP, MainSource shall amend as necessary the MainSource KSOP so that, (i) from and after the Effective Time, Continuing Employees will accrue benefits pursuant to the MainSource KSOP, and (ii) Continuing Employees participating in the MainSource KSOP shall receive credit for eligibility and vesting purposes, for the service of such employees with Cheviot Financial and its Subsidiaries or their predecessors prior to the Effective Time, as if such service were with MainSource or its Subsidiaries.

          7.6.6  MainSource shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their family members under the health and welfare plans of MainSource and its Affiliates (each a "MainSource Welfare Plan") to the extent waived or otherwise satisfied under the applicable corresponding Cheviot Financial Compensation and Benefit Plan immediately prior to the Closing Date and (ii) to the extent that the initial period of coverage for Continuing Employees under any such MainSource employee benefit plans is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees and their dependents under the corresponding Cheviot Financial plan during the balance of such 12-month period of coverage provided that MainSource can obtain, in a manner satisfactory to MainSource, as determined in its sole discretion, the necessary data and provided that the insurer agrees. In the event the insurer does not agree, MainSource shall take all action necessary to ensure that Continuing Employees and their dependents do not lose the value of the deductibles and co-insurance payments whether that be by continuing the Cheviot Financial health plan through the end of the applicable plan year or otherwise.

          7.6.7  Within sixty (60) days following the Closing Date, MainSource shall establish the Cincinnati Advisory Board. MainSource shall offer all of those persons who serve on the Cheviot Financial Board of Directors at the Effective Time (other than any Cheviot Financial board member who serves on the MainSource Board of Directors) a position as a director on the Cincinnati Advisory Board. Each member of the Cincinnati Advisory Board will receive fees equal to the fees paid by MainSource to members of its other advisory boards of directors.

        7.7.    Directors and Officers Indemnification and Insurance.

          7.7.1.  MainSource shall maintain, or shall cause MainSource Bank to maintain, in effect for six (6) years following the Effective Time, the current directors' and officers' liability insurance policies maintained by Cheviot Financial (provided, that MainSource may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall MainSource be required to expend pursuant to this Section 7.7.1, in the aggregate for such policy or policies, more than $110,000 (the "Maximum Amount"); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, MainSource shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an aggregate annual premium equal to the Maximum Amount. In connection with the foregoing, Cheviot Financial agrees in order for MainSource to fulfill its agreement to provide directors' and officers' liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

          7.7.2.  In addition to Section 7.7.1, after the Effective Time, MainSource shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Cheviot Financial or a Cheviot Financial Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of MainSource, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Cheviot Financial or a Cheviot Financial Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent as would have been permitted by Cheviot Financial under Cheviot Financial's Articles of Incorporation and Bylaws, to the extent not prohibited by applicable law. MainSource shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by applicable law (to the extent not prohibited by federal law) upon receipt of (i) an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below, and (ii) a certification by the Indemnified Party that he has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Cheviot Financial or any Cheviot Financial Subsidiary. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify MainSource (but the failure so to notify MainSource shall not relieve MainSource from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices MainSource) and shall deliver to MainSource the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) MainSource shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption MainSource shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if MainSource elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or are likely to be (whether or not any have yet actually arisen) issues which raise conflicts of interest between MainSource and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and MainSource shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, MainSource shall be obligated pursuant to this paragraph to pay for only one firm or counsel for all Indemnified Parties and the reasonable fees and expenses of such law firm shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) MainSource shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Cheviot Financial or any Cheviot Financial Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Cheviot Financial or any Cheviot Financial Subsidiary. If MainSource or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of MainSource shall assume the obligations set forth in this Section 7.7. MainSource shall not be liable for any payment under this Section 7.7.2 in connection with a claim made by an Indemnified Party to the extent such Indemnified Party has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.

          7.7.3.  The obligations of MainSource provided under this Section 7.7 are intended to be enforceable against MainSource directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of MainSource. MainSource shall pay all reasonable costs, including attorneys' fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however such payment of costs shall be immediately reimbursed to MainSource by such Indemnified Party if the Indemnified Party is not successful enforcing the indemnity or other obligations provided for in this Section 7.7. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          7.7.4.  Any indemnification payments made pursuant to this Section 7.7 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

        7.8.    Stock Listing.

        MainSource agrees to list on NASDAQ (or such other national securities exchange on which the shares of the MainSource Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of MainSource Common Stock to be issued in the Merger.

        7.9.    Stock and Cash Reserve.

        MainSource agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of MainSource Common Stock to fulfill its obligations under this Agreement and to maintain, or to cause the MainSource Subsidiaries to maintain, access to a sufficient amount of cash to fulfill its obligations under this Agreement.

        7.10.    Rule 16b-3.

        MainSource shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of Cheviot Financial (including derivative securities) or acquisitions of equity securities of MainSource in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        7.11.    Retention Pool.

        MainSource shall establish a retention pool providing for retention bonuses to be paid to Cheviot Financial employees, and the payments of such amounts will be determined in the discretion of MainSource following consultation with Cheviot Financial.

        7.12.    Employment Agreements/Consulting Agreements.

        Effective at the Effective Time, and assuming such employees are employees of Cheviot Financial immediately prior to the Effective Time, MainSource shall enter into mutually-agreeable employment agreements and consulting agreements with the Cheviot Financial employees, in accordance with the terms, set forth on Schedule 7.12 to this Agreement, and in the form of employment agreement that has been provided to Cheviot Financial as of the date of this Agreement.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

        8.1.    Meeting of Cheviot Financial Stockholders; Proxy Statement-Prospectus; Merger Registration Statement.

          8.1.1.  Cheviot Financial will as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Cheviot Financial's reasonable judgment, necessary or desirable (the "Cheviot Financial Stockholders Meeting"). Cheviot Financial agrees that its obligations pursuant to this Section 8.1.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Cheviot Financial of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 6.10.4, Cheviot Financial shall, (i) through Cheviot Financial's Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the "Cheviot Financial Recommendation"), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such Cheviot Financial Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the Cheviot Financial stockholders a vote approving and adopting this Agreement.

          8.1.2.  For the purposes (x) of registering MainSource Common Stock to be offered to holders of Cheviot Financial Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Cheviot Financial Stockholders Meeting, MainSource shall draft and prepare, and Cheviot Financial shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Cheviot Financial to the Cheviot Financial stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). MainSource shall provide Cheviot Financial and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of MainSource and Cheviot Financial shall promptly notify the other party upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the other party prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, and shall provide the other party with copies of all correspondence between such party and its Representatives on the one hand, and the SEC and its staff on the other hand

  MainSource shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of MainSource and Cheviot Financial shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Cheviot Financial shall thereafter promptly mail the Proxy Statement-Prospectus to its respective stockholders. MainSource shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Cheviot Financial shall furnish all information concerning Cheviot Financial and the holders of Cheviot Financial Common Stock as may be reasonably requested in connection with any such action.

          8.1.3.  MainSource shall, as soon as is practicable (provided that Cheviot Financial has timely provided all information requested in writing by MainSource or its counsel, within thirty (30) days after the date hereof), file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. MainSource will advise Cheviot Financial promptly after MainSource receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of MainSource Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information.

          8.1.4.  Cheviot Financial and MainSource shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Cheviot Financial shall cooperate with MainSource in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and MainSource shall file an amended Merger Registration Statement with the SEC, Cheviot Financial shall mail a Proxy Statement-Prospectus to Cheviot Financial's stockholders.

          8.1.5.  Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Merger Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties, and include in such document or response, comments reasonably and promptly proposed by the other party. MainSource will advise Cheviot Financial, promptly after MainSource receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MainSource Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceedings for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement or for additional information.

        8.2.    Regulatory Approvals.

        The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and MainSource will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof (provided that Cheviot Financial has timely provided all information requested in writing by MainSource or its counsel, within thirty (30) days after the date hereof). In no event shall MainSource be required to agree to any prohibition, limitation, or other requirement that would, individually or in the aggregate, (a) prohibit or materially limit the ownership or operation by MainSource or any MainSource Subsidiary of all or any material portion of the business or assets of Cheviot Financial or any Cheviot Financial Subsidiary, (b) compel MainSource or any MainSource Subsidiary to dispose of or hold separate all or any material portion of the business or assets of Cheviot Financial or any Cheviot Financial Subsidiary, (c) impose a material compliance burden, penalty or obligation on MainSource or any MainSource Subsidiary resulting from noncompliance by Cheviot Financial with its regulatory obligations; or (d) otherwise materially impair the value of Cheviot Financial and the Cheviot Financial Subsidiaries to MainSource and the MainSource Subsidiaries (any such requirement alone, or more than one such requirement together, a "Burdensome Condition"). The Parties will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Cheviot Financial shall have the right to review and comment on, and to the extent practicable to consult with MainSource on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity. MainSource shall give Cheviot Financial and its counsel the opportunity to review and comment on, and to the extent practicable to consult with MainSource on, each filing prior to its being filed with a Bank Regulator and shall give Cheviot Financial and its counsel copies of, and an opportunity to review, if material, prior to their being filed with or sent to a Bank Regulator, any regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments.

ARTICLE IX
CLOSING CONDITIONS

        9.1.    Conditions to Each Party's Obligations under this Agreement.

        The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

          9.1.1.    Stockholder Approval.    This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Cheviot Financial.

          9.1.2.    Injunctions.    None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger or the transactions contemplated by this Agreement.

          9.1.3.    Regulatory Approvals.    All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired.

          9.1.4.    Effectiveness of Merger Registration Statement.    The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of MainSource Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          9.1.5.    NASDAQ Listing.    The shares of MainSource Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

        9.2.    Conditions to the Obligations of MainSource under this Agreement.

        The obligations of MainSource under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

          9.2.1.    Representations and Warranties.    Each of the representations and warranties of Cheviot Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and Cheviot Financial shall have delivered to MainSource a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Cheviot Financial as of the Effective Time.

          9.2.2.    Agreements and Covenants.    Cheviot Financial shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and MainSource shall have received a certificate signed on behalf of Cheviot Financial by the Chief Executive Officer and Chief Financial Officer of Cheviot Financial to such effect dated as of the Effective Time.

          9.2.3.    Permits, Authorizations, Etc.    Cheviot Financial and the Cheviot Financial Subsidiaries shall have obtained any and all material permits, authorizations, consents (including any consent required from any landlord of an existing branch for the transfer of the lease by operation of law), waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on either Cheviot Financial or MainSource.

          9.2.4.    Regulatory Approvals.    None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

          9.2.5.    Tax Opinion.    MainSource shall have received an opinion, dated the Closing Date, of Krieg DeVault LLP to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of MainSource and Cheviot Financial, reasonably satisfactory in form and substance to such counsel.

          9.2.6.    Certificates.    Cheviot Financial will furnish MainSource with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as MainSource may reasonably request.

        9.3.    Conditions to the Obligations of Cheviot Financial under this Agreement.

        The obligations of Cheviot Financial under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:

          9.3.1.    Representations and Warranties.    Each of the representations and warranties of MainSource set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and MainSource shall have delivered to Cheviot Financial a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of MainSource as of the Effective Time.

          9.3.2.    Agreements and Covenants.    MainSource shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Cheviot Financial shall have received a certificate signed on behalf of MainSource by the Chief Executive Officer and Chief Financial Officer of MainSource to such effect dated as of the Effective Time.

          9.3.3.    Permits, Authorizations, Etc.    MainSource shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on MainSource.

          9.3.4.    Payment of Merger Consideration.    MainSource shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Cheviot Financial with a certificate evidencing such delivery.

          9.3.5.    Tax Opinion.    Cheviot Financial shall have received an opinion, dated the Closing Date, of Luse Gorman, PC, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of MainSource and Cheviot Financial, reasonably satisfactory in form and substance to such counsel.

          9.3.6    Certificates.    MainSource will furnish Cheviot Financial with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Cheviot Financial may reasonably request.

          9.3.7.    Code Section 280G Opinion.    MainSource shall have received a letter of tax advice, in a form satisfactory to MainSource, from Cheviot Financial's outside, independent certified public accountants, to the effect that any amounts that are paid by Cheviot Financial before the Effective Time, or required under Cheviot Financial's Stock Option Plans or this Agreement to be paid at or after the Effective Time, to persons who are disqualified individuals in respect of Cheviot Financial, its ERISA Affiliates or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Code Section 280G.

ARTICLE X
THE CLOSING

        10.1.    Time and Place.

        Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the MainSource, at the offices of Krieg DeVault LLP at 10:00 a.m. on the Closing Date, or at such other place or time upon which MainSource and Cheviot Financial mutually agree. A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place by electronic delivery or at the offices of Krieg DeVault LLP at 10:00 a.m. on the day prior to the Closing Date.

        10.2.    Deliveries at the Pre-Closing and the Closing.

        At the Pre-Closing there shall be delivered to MainSource and Cheviot Financial the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof.

 ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

        11.1.    Termination.

        This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Cheviot Financial:

          11.1.1.  By the mutual written agreement of MainSource and Cheviot Financial;

          11.1.2.  By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Cheviot Financial) or Section 9.3.1 (in the case of a breach of a representation or warranty by MainSource);

          11.1.3.  By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Cheviot Financial) or Section 9.3.2 (in the case of a breach of covenant by MainSource);

          11.1.4.  By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by MainSource and Cheviot Financial; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          11.1.5.  By either party, if the stockholders of Cheviot Financial shall have voted at the Cheviot Financial Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

          11.1.6.  By either party if (i) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection and such denial is final and unappealable, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

          11.1.7.  By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;

          11.1.8.  By MainSource, (i) if Cheviot Financial shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement, (ii) if the Cheviot Financial Board of Directors does not publicly recommend in the Proxy Statement-Prospectus that the Cheviot Financial stockholders approve and adopt this Agreement or if, after making the Cheviot Financial Recommendation in the Proxy Statement-Prospectus for the Cheviot Financial Stockholders Meeting, the Cheviot Financial Board of Directors makes a Cheviot Financial Subsequent Determination, or (iii) if Cheviot Financial has received a Superior Proposal and the Board of Directors of Cheviot Financial has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to MainSource;

          11.1.9.  By the Board of Directors of Cheviot Financial if Cheviot Financial has received a Superior Proposal and the Board of Directors of Cheviot Financial has made a determination to accept such Superior Proposal.

          11.1.10.  By Cheviot Financial if, and only if both of the following conditions are satisfied at any time during the five day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

            (A)  the MainSource Market Value on the Determination Date is less than $18.85; and

            (B)  the number obtained by dividing the MainSource Market Value by the Initial MainSource Market Value shall be less than the Index Ratio minus 0.15;

        Subject, however, to the following three sentences. If Cheviot Financial elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to MainSource. During the five business day period commencing with its receipt of such notice, MainSource shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial MainSource Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the MainSource Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial MainSource Market Value by the MainSource Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five business day period, MainSource delivers written notice to Cheviot Financial that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Cheviot Financial of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 11.1.10, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

        For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

        "Determination Date" shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period)."

        "Final Index Price" means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date."

        "Index" means the KBW Regional Banking Index or, if such Index is not available, such substitute or similar Index as substantially replicates the KBW Regional Banking Index.

        "Index Ratio" means the Final Index Price divided by the Initial Index Price.

        "Initial MainSource Market Value" means $23.56, adjusted as indicated in the last sentence of this Section 11.1.10.

        "Initial Index Price" means $88.48, the closing value of the Index on November 20, 2015.

        "MainSource Market Value" means, as of any specified date, the average of the daily closing sales prices of a share of MainSource Common Stock as reported on the NASDAQ Global Market for the ten (10) consecutive trading days immediately preceding such specified date.

        11.2.    Effect of Termination.

          11.2.1.  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

          11.2.2.  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

            (A)  Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

            (B)  In the event of a termination of this Agreement because of a Willful Breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.

            (C)  As a condition of MainSource's willingness, and in order to induce MainSource to enter into this Agreement, and to reimburse MainSource for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Cheviot Financial hereby agrees to pay MainSource, and MainSource shall be entitled to payment of, a fee of $4.0 million (the "MainSource Fee"), within three business days after written demand for payment is made by MainSource, following the occurrence of any of the events set forth below:

                (i)  Cheviot Financial terminates this Agreement pursuant to Section 11.1.9 or MainSource terminates this Agreement pursuant to Section 11.1.8; or

               (ii)  The entering into a definitive agreement by Cheviot Financial relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Cheviot Financial, in either case within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by MainSource pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by Cheviot Financial or any Cheviot Financial Subsidiary; or (ii) the failure of the stockholders of Cheviot Financial to approve this Agreement after the occurrence of the Acquisition Proposal.

            (D)  The right to receive payment of the MainSource Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of MainSource against Cheviot Financial and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).

            (E)  MainSource shall be reimbursed by Cheviot Financial for all fees, costs and other expenses incurred by MainSource in connection with enforcing its right to the MainSource Fee.

        "Willful Breach" shall mean a material breach that is a consequence of an act undertaken by a party with the knowledge that the taking of the act would, or under circumstances in which the party should reasonably have known would be expected to, cause a breach of this Agreement.

        11.3.    Amendment, Extension and Waiver.

        Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Cheviot Financial), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Cheviot Financial, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Cheviot Financial's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII
MISCELLANEOUS

        12.1.    Confidentiality.

        Except as specifically set forth herein, MainSource and Cheviot Financial mutually agree to be bound by the terms of the confidentiality agreement dated August 20, 2015 (the "Confidentiality Agreement") previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

        12.2.    Public Announcements.

        Cheviot Financial and MainSource shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Cheviot Financial nor MainSource nor MainSource Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto, provided however, that nothing in this Section 12.2 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary to satisfy such party's disclosure obligations imposed by law.

        12.3.    Survival.

        All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the

Effective Time, including but not limited to Sections 2.8, 3.3.2 through 3.3.8, 6.2.2, 7.6, 7.7, 12.1 and 12.11.

        12.4.    Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail (e-mail), upon written confirmation of receipt by facsimile or e-mail, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

        All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Cheviot Financial, to:	Mark T. Reitzes
President and Chief Executive Officer
Cheviot Financial Corp.
3723 Glenmore Avenue
Cheviot, Ohio 45211
Email: mreitzes@cheviotsavings.com
With required copies to:	Ned Quint, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
Fax: (202) 362-2902
Email: nquint@luselaw.com
If to MainSource, to:	James M. Anderson
Executive Vice President and
Chief Financial Officer
MainSource Financial Group, Inc.
2105 North State Road 3, Bypass
Greensburg, Indiana 47240
Fax: (812) 663-3220
Email: janderson@mainsourcefinancial.com
With required copies to:	Karen B. Woods
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204
Fax: (317) 636-1507
Email: kwoods@kdlegal.com

or such other address as shall be furnished in writing by any party.

        12.5.    Parties in Interest.

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III this Section 12.5 and as otherwise specifically provided in Section 7.7, which is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives, this Agreement, including the documents and instruments referred to in this Agreement, is not intended and does not to confer upon any Person, other than the parties to this Agreement, any rights or remedies under this Agreement.

        12.6.    Complete Agreement.

        This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

        12.7.    Counterparts.

        This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

        12.8.    Severability.

        In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

        12.9.    Governing Law.

        This Agreement shall be governed by the laws of the State of Indiana, without giving effect to its principles of conflicts of laws.

        12.10.    Interpretation.

        When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        12.11.    Specific Performance.

        The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Indiana, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party's seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern Division of Indiana in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such courts.

        12.12.    Waiver of Jury Trial.

        EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

        IN WITNESS WHEREOF, MainSource and Cheviot Financial have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

MainSource Financial Group, Inc.
By:	/s/ ARCHIE M. BROWN, JR. Archie M. Brown, Jr. Chairman, President and Chief Executive Officer
Cheviot Financial Corp.
By:	/s/ MARK T. REITZES Mark T. Reitzes President and Chief Executive Officer

Exhibit 10.1

VOTING AGREEMENT

        Each of the undersigned directors and executive officers of Cheviot Financial Corp. ("Cheviot") hereby agrees in his individual capacity as a shareholder to vote his shares of Cheviot Common Stock that are registered in his personal name and not in a fiduciary capacity (and agrees to use his reasonable efforts to cause all additional shares of Cheviot Common Stock owned jointly by him with any other person or by his spouse or over which he has voting influence or control to be voted, other than shares held in a fiduciary capacity) in favor of the Agreement and Plan of Merger by and between MainSource Financial Group, Inc. and Cheviot, dated November 23, 2015 (the "Agreement") at any meeting of shareholders of Cheviot. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Cheviot with the purpose of avoiding his agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Notwithstanding the foregoing, the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Voting Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Voting Agreement, provided, however that no action shall be required to be taken to obtain a pledge agreement from any pledgee with respect to any pledge existing as of the date of this Voting Agreement; (c) transfers in connection with estate or tax planning or similar purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to be bound by the terms of this Agreement; (d) transfers to one or more other stockholders of Cheviot who are bound by a comparable voting agreement with MainSource Financial Group, Inc.; and (e) such transfers as MainSource Financial Group, Inc. may otherwise permit in its sole discretion. Each of the undersigned is entering into this Voting Agreement solely in his capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, in his capacity as a director of Cheviot, to act or fail to act in accordance with his fiduciary duties in such director capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his capacity as a director of Cheviot. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the approval of the Agreement by the shareholders of Cheviot; (b) the termination of the Agreement in accordance with its terms; (c) the taking of such action whereby a majority of Cheviot's Board of Directors, in accordance with the terms and conditions of Section 6.10.5 of the Agreement, withdraws its favorable recommendation of the Agreement to its shareholders; or (d) upon mutual written agreement of the parties to terminate this Voting Agreement. Upon termination or expiration, no party shall have any further obligations or liabilities hereunder. This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

[Signature page follow]

        Dated this 23rd day of November, 2015.

/s/ STEVEN R. HAUSFELD Steven R. Hausfeld	/s/ JAMES E. WILLIAMSON James E. Williamson
/s/ J. DAVID ROSENBERG J. David Rosenberg	/s/ JOHN T. SMITH John T. Smith
/s/ MARK T. REITZES Mark T. Reitzes	/s/ SCOTT T. SMITH Scott T. Smith
/s/ KEVIN M. KAPPA Kevin M. Kappa	/s/ JEFFREY J. LENZER Jeffrey J. Lenzer
/s/ TIMOTHY J. BECK Timothy J. Beck	/s/ DANIEL C. JAMES Daniel C. James
/s/ PATRICIA L. WALTER Patricia L. Walter

Annex B

November 23, 2015

The Board of Directors
Cheviot Financial Corp.
3723 Glenmore Avenue
Cheviot, OH 45211

Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Cheviot Financial Corp. ("CHEV") of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the "Merger") of CHEV with and into MainSource Financial Group, Inc. ("MSFG"), pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by and between CHEV and MSFG. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of MSFG, CHEV, or the holders of common shares, par value $0.01 per share, of CHEV ("CHEV Common Stock"), each share of CHEV Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (i) $15.00 in cash (the "Cash Consideration") or (ii) 0.6916 of a share of common stock, no par value per share, of MSFG ("MSFG Common Stock" and, such portion of a share of MSFG Common Stock issued for one share of CHEV Common Stock in the Merger, the "Stock Consideration"); provided that the Agreement provides that, in the aggregate, 50% of the total number of shares of CHEV Common Stock issued and outstanding at the Effective Time will be converted into the Stock Consideration and remaining shares of CHEV Common Stock will be converted into the Cash Consideration. The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the "Merger Consideration." The terms and conditions of the Merger are more fully set forth in the Agreement.

        The Agreement further provides that, immediately following the Effective Time of the Merger, Cheviot Savings Bank, a wholly owned subsidiary of CHEV ("CHEV Bank"), will merge with and into Mainsource Bank, a wholly owned subsidiary of MSFG ("MSFG Bank"), with MSFG Bank as the surviving institution (such transaction, the "Bank Merger"), subject to the terms and conditions of a separate agreement and plan of merger.

        KBW has acted as financial advisor to CHEV and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW's business as a broker-dealer, KBW and its affiliates may from time to time purchase securities from, and sell securities to, CHEV and MSFG and, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of CHEV or

Keefe, Bruyette & Woods, a Stifel Company • 787 Seventh Avenue, Floor 5, New York, NY 10019
(212) 887-7777 • www.kbw.com

MSFG for their own accounts and for the accounts of their customers. We have acted exclusively for the board of directors of CHEV (the "Board") in rendering this opinion and will receive a fee from CHEV for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, CHEV has agreed to indemnify us for certain liabilities arising out of our engagement.

        Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to CHEV. In the past two years, KBW has provided investment banking and financial advisory services to MSFG and received compensation for such services. KBW served as financial advisor to MSFG in connection with its acquisition of MBT Bancorp in October 2014 and its acquisition of certain branches of Old National Bancorp in August 2015. We may in the future provide investment banking and financial advisory services to CHEV or MSFG and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the Merger and bearing upon the financial and operating condition of CHEV and MSFG, including among other things, the following: (i) a draft of the Agreement dated November 20, 2015 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of CHEV; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of CHEV; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of MSFG; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of MSFG; (vi) certain regulatory filings of CHEV, CHEV Bank, MSFG and MSFG Bank, including the quarterly Call Reports on Forms FRY-9C and FFIEC 041, as applicable filed with respect to each quarter during the period beginning on March 31, 2012 and ended September 30, 2015; (vii) certain other interim reports and other communications of CHEV and MSFG to their respective shareholders [and investors]; and (viii) other financial information concerning the businesses and operations of CHEV and MSFG that was furnished to us by CHEV and MSFG or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of CHEV and MSFG; (ii) the assets and liabilities of CHEV and MSFG; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for CHEV and MSFG with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of CHEV that were prepared by, and provided to us and discussed with us by, CHEV management and that were used and relied upon by us at the direction of such management with the consent of the Board; (vi) publicly available consensus "street estimates" of MSFG for 2015 through 2017, as well as the long term growth rates based thereon which were prepared by and provided to us by MSFG management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions and at the direction of CHEV management with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on MSFG (including, without limitation, the cost savings and related expenses expected to result from the Merger) that were prepared by, and provided to and discussed with us by, MSFG management and used and relied upon by us based on such discussions and at the direction of CHEV management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of CHEV and MSFG regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by or on behalf of CHEV, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with CHEV.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon management of CHEV as to the reasonableness and achievability of the financial and operating forecasts and projections of CHEV (and the assumptions and bases therefor) that were prepared by, and provided to us and discussed with us by, such management and we have assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of CHEV, upon MSFG management as to the reasonableness and achievability of the publicly available consensus "street estimates" of MSFG referred to above and the long term growth rates based thereon that were prepared by MSFG management and provided to and discussed with us by such management, as well as the estimates regarding certain pro forma financial effects of the Merger on MSFG (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result from the Merger) referred to above. We have assumed that all such information was reasonably prepared on a basis reflecting, or in the case of the publicly available consensus "street estimates" of MSFG referred to above were consistent with, the best currently available estimates and judgments of MSFG management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

        It is understood that the estimated and projected information of CHEV and MSFG prepared and provided to us by the respective managements of CHEV and MSFG were not prepared with the expectation of public disclosure, that all such information, together with the publicly available consensus "street estimates" of MSFG referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information and "street estimates." We have assumed, based on discussions with the respective managements of CHEV and MSFG, that all of the foregoing information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information (or the assumptions or bases therefor). We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CHEV or MSFG since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for CHEV and MSFG are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CHEV or MSFG, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of CHEV or MSFG under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

        We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed and referred to above) with no adjustments to the Merger Consideration and with no other payments in respect of the CHEV Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of CHEV, MSFG or the combined entity, or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger. We have assumed, in all respects material to our analyses, that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of CHEV that CHEV has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CHEV, MSFG, the Merger, any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of CHEV Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the Merger or any related transaction to CHEV, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of CHEV to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CHEV or the Board, (iii) the fairness of the amount or nature of any compensation to any of CHEV's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of CHEV Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of CHEV (other than the holders of CHEV Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities)) or holders of any class of securities of MSFG or any other party to any transaction contemplated by the

Agreement, (v) whether MSFG has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the Cash Consideration to the holders of CHEV Common Stock at the closing of the Merger, (vi) the election by holders of CHEV Common Stock to receive the Cash Consideration or the Stock Consideration, or any combination thereof, or the actual allocation between the Cash Consideration and the Stock Consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Stock Consideration and the Cash Consideration, (vii) any adjustment (as provided in the Agreement) to the amount of Merger Consideration (including the allocation thereof among cash and stock) assumed to be paid in the Merger for purposes of our opinion, (viii) the actual value of MSFG Common Stock to be issued in the Merger, (ix) the prices, trading range or volume at which CHEV Common Stock or MSFG Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which MSFG Common Stock will trade following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to CHEV, MSFG, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of CHEV Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of CHEV Common Stock, what election any such shareholder should make with respect to the Cash Consideration, the Stock Consideration or any combination thereof), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the Merger or exercise any dissenters' or appraisal rights that may be available to such holder.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of CHEV Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        MainSource Financial Group, Inc. ("MainSource") is an Indiana corporation. MainSource's officers and directors are and will be indemnified under Indiana law, the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of MainSource against certain liabilities. Chapter 37 of the Indiana Business Corporation Law (the "IBCL") requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. MainSource's Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.

        The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation, that the conduct was in the corporation's best interests, and (B) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful, or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

        MainSource's Amended and Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. MainSource's Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not MainSource would have the power to indemnify such person against such expense, liability or loss under the IBCL. MainSource currently maintains officer and director liability insurance.

        MainSource's By-laws contain indemnification provisions to substantially the same effect as in the Amended Restated Articles of Incorporation.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1	Agreement and Plan of Merger, dated November 23, 2015, between MainSource Financial Group, Inc. and Cheviot Financial Corp. (included as Annex A to this proxy statement and prospectus).
3.1	Amended and Restated Articles of Incorporation of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of MainSource's current Report on Form 8-K filed on December 13, 2013).

Exhibit	Description
3.2	Amended and Restated Bylaws of MainSource Financial Group, Inc. dated July 19, 2010 (incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of the registrant filed July 22, 2010)
5.1	Opinion of SmithAmundsen LLC regarding legality of the securities being registered.*
8.1	Opinion of SmithAmundsen LLC regarding tax matters.*
8.2	Opinion of Luse Gorman, PC regarding certain tax matters.*
10.1	Voting Agreement of directors of Cheviot Financial Corp. dated November 23, 2015 (incorporated by reference to Exhibit 10.1 of MainSource's Current Report on Form 8-K filed on November 24, 2015).
21.1	Subsidiaries of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 21 of MainSource's Form 10-K for fiscal year end December 31, 2014 filed on March 13, 2015).
23.1	Consent of Crowe Horwath LLP.*
23.2	Consent of Clark, Schaefer, Hackett & Co.*
23.3	Consent of SmithAmundsen LLC (included in Exhibits 5.1 and 8.1).*
23.4	Consent of Luse Gorman, PC (included in Exhibit 8.2 hereto)*
24	Powers of Attorney
99.1	Form of Cheviot Financial Corp. proxy card.*
99.2	Consent of Keefe, Bruyette and Woods, Inc.*

*
Previously filed

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensburg, State of Indiana, on the 9th day of March, 2016.

MAINSOURCE FINANCIAL GROUP, INC.
By:	/s/ ARCHIE M. BROWN, JR. Archie M. Brown, Jr. Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 11th day of February, 2016.

/s/ KATHLEEN BARDWELL* Kathleen Bardwell, Director		/s/ WILLIAM G. BARRON* William G. Barron, Director
/s/ BRIAN J. CRALL Brian J. Crall, Lead Director		/s/ ERIN HOEFLINGER* Erin Hoeflinger, Director
/s/ D. J. HINES* D. J. Hines, Director		/s/ THOMAS M. O'BRIEN* Thomas M. O'Brien, Director
/s/ LAWRENCE R. RUEFF, DVM* Lawrence R. Rueff, DVM, Director		/s/ JOHN G. SEALE* John G. Seale, Director
/s/ ARCHIE M. BROWN, JR. Archie M. Brown, Jr., Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)		/s/ CHARLES J. THAYER* Charles J. Thayer, Director
/s/ PATRICK WEIGEL Patrick Weigel, Senior Vice President and Corporate Controller (Principal Accounting Officer)		/s/ JAMES M. ANDERSON James M. Anderson, Senior Vice President—Chief Financial Officer (Principal Financial Officer)
*By:	/s/ JAMES M. ANDERSON James M. Anderson, Attorney-in-Fact

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated November 23, 2015, between MainSource Financial Group, Inc. and Cheviot Financial Corp. (included as Annex A to this proxy statement and prospectus).
3.1	Amended and Restated Articles of Incorporation of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of MainSource's current Report on Form 8-K filed on December 13, 2013).
3.2	Amended and Restated Bylaws of MainSource Financial Group, Inc. dated July 19, 2010 (incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of the registrant filed July 22, 2010)
5.1	Opinion of SmithAmundsen LLC regarding legality of the securities being registered.*
8.1	Opinion of SmithAmundsen LLC regarding tax matters.*
8.2	Opinion of Luse Gorman, PC regarding certain tax matters.*
10.1	Voting Agreement of directors of Cheviot Financial Corp. dated November 23, 2015 (incorporated by reference to Exhibit 10.1 of MainSource's Current Report on Form 8-K filed on November 24, 2015).
21.1	Subsidiaries of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 21 of MainSource's Form 10-K for fiscal year end December 31, 2014 filed on March 13, 2015).
23.1	Consent of Crowe Horwath LLP.*
23.2	Consent of Clark, Schaefer, Hackett & Co.*
23.3	Consent of SmithAmundsen LLC (included in Exhibits 5.1 and 8.1).*
23.4	Consent of Luse Gorman, PC (included in Exhibit 8.2 hereto).*
24	Powers of Attorney.
99.1	Form of Cheviot Financial Corp. proxy card.*
99.2	Consent of Keefe, Bruyette and Woods, Inc.*

*
Previously filed